Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
InSight Health Services Corp.
(Exact name of registrant as specified in its charter)

Delaware	8071	33-0702770
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

26250 Enterprise Court
Suite 100
Lake Forest, California 92630
(949) 282-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marilyn U. MacNiven-Young, Esq.
Executive Vice President and General Counsel
26250 Enterprise Court
Suite 100
Lake Forest, California 92630
(949) 282-6000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:
Stephen C. Koval, Esq.
Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
(212) 836-8019

         Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum
Title of Each Class of	Amount to	Offering Price	Proposed Maximum	Amount of
Securities to be Registered	be Registered	Per Unit	Aggregate Offering Price (1)	Registration Fee
Senior Secured Floating Rate Notes due 2011	$2,500,000	100%	$2,500,000	$76.75(2)
Guarantees of Senior Secured Floating Rate Notes due 2011(3)	—	—	—	(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

(2)	The registration fee is calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(3)	See inside facing page for additional registrant guarantors.

(4)	Pursuant to Rule 457(n) under the Securities Act of 1933, as amended, no separate fee is payable with respect to the guarantees.
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS
           Set forth below is certain information regarding each of the additional registrants. For each such registrant, its primary standard industrial classification code number is 8071, its principal executive office is c/o InSight Health Services Holdings Corp., 26250 Enterprise Court, Suite 100, Lake Forest, CA 92630 and its telephone number is (949) 282-6000.

I.R.S. Employer
Exact Name of Registrant Guarantor	State or Other Jurisdiction of	Identification
as Specified in its Charter	Incorporation or Organization	Number
InSight Health Services Holdings Corp.	Delaware	04-3570028
InSight Health Corp.	Delaware	52-1278857
Signal Medical Services, Inc.	Delaware	33-0802413
Open MRI, Inc.	Delaware	94-3251529
Maxum Health Corp.	Delaware	75-2287276
Maxum Health Services Corp.	Delaware	75-2135957
MRI Associates, L.P.	Indiana	35-1881106
Maxum Health Services of North Texas, Inc.	Texas	75-2435797
Maxum Health Services of Dallas, Inc.	Texas	75-2615132
NDDC, Inc.	Texas	75-2407830
Wilkes-Barre Imaging, L.L.C	Pennsylvania	52-2238781
Orange County Regional PET Center — Irvine, LLC	California	91-2070190
San Fernando Valley Regional PET Center, LLC	California	91-2070191
Valencia MRI, LLC	California	91-2070193
Parkway Imaging Center, LLC	Nevada	33-0872858
Comprehensive Medical Imaging, Inc.	Delaware	95-4662473
Comprehensive Medical Imaging Centers, Inc.	Delaware	95-4666946
TME Arizona, Inc.	Texas	76-0539851
Comprehensive Medical Imaging — Fairfax, Inc.	Delaware	95-4666947
Comprehensive OPEN MRI — Carmichael/ Folsom, LLC	California	77-0505765
Syncor Diagnostics Sacramento, LLC	California	91-1838444
Syncor Diagnostics Bakersfield, LLC	California	77-0469131
Phoenix Regional PET Center — Thunderbird, LLC	Arizona	77-0578521
Mesa MRI	Texas	76-0316425
Mountain View MRI	Texas	86-0651713
Los Gatos Imaging Center	Texas	94-3040209
Woodbridge MRI	Texas	54-1623177
Jefferson MRI — Bala	Texas	76-0300719
Jefferson MRI	Texas	23-2579343

EXPLANATORY NOTE
     This Registration Statement contains a prospectus relating to certain market-making transactions in an indeterminate amount of the senior secured floating rate notes due 2011 of InSight Health Services Corp. to be carried out, from time to time, by J.P. Morgan Securities Inc. The information contained herein includes certain information contained in the registration statement on Form S-4 (no. 333-                    ), previously filed with the Securities and Exchange Commission.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy the securities in any state where the offer or sale is not permitted.

Subject to completion, dated September 28, 2007
PRELIMINARY PROSPECTUS
InSight Health Services Corp.

SENIOR SECURED FLOATING RATE NOTES DUE 2011

     On July 9, 2007, we issued to J.P. Morgan Securities Inc., hereinafter referred to as J.P. Morgan, $2,500,000 in principal amount of outstanding senior secured floating rate notes due 2011, which we refer to as the new notes as part of an issuance of $15,000,000 of senior secured floating rate notes. Including the new notes and the other senior secured floating rate notes issued on July 9, 2007, we currently have $315,000,000 in principal amount of senior secured floating rate notes due 2011 issued and outstanding, collectively hereinafter referred to as the notes.
     We will pay interest on the new notes on February 1, May 1, August 1 and November 1. The first scheduled interest payment date on the new notes is November 1, 2007. The notes will mature on November 1, 2011.
     We may redeem some or all of the notes at any time on or after January 1, 2008 at the redemption prices set forth in this prospectus. If we or any of our restricted subsidiaries receive net cash proceeds from asset sales in excess of a specified amount that are not reinvested in the business or if a change of control occurs, we must offer to purchase the notes at the prices set forth in this prospectus.
     The notes and the related guarantees are general senior secured obligations. Accordingly, they will rank (i) equally in right of payment with all existing and any future senior indebtedness that we and the guarantors may incur, including all $315,000,000 in principal amount of outstanding notes; (ii) effectively senior to our and the guarantors’ obligations under our revolving credit facility and any of our and the guarantors’ unsecured obligations, in each case only to the extent of the value of the collateral securing the notes and the guarantees; (iii) effectively subordinated to our obligations under our credit facility, any of our and the guarantors’ other secured indebtedness, in each case to the extent of the value of the collateral in which the holders of those obligations have a lien; and (iv) effectively subordinated to any obligations, including trade payables, of any of our subsidiaries that do not guarantee the notes. The notes and the guarantees are secured by a first priority lien on substantially all of our and the guarantors’ existing and future tangible and intangible personal property including, without limitation, equipment, certain contracts, intellectual property and certain owned real property, but are not secured by a lien on their accounts receivables and related assets, cash accounts related to accounts receivables and certain other assets. In addition, the notes and the guarantees are secured by a portion of InSight’s stock and the stock or other equity interests of certain of our subsidiaries. The lenders under our credit facility have a first priority lien on our, the borrowers’ and the other guarantors’ accounts receivable and related assets and cash accounts related to receivables.
     We prepared this prospectus for use by J.P. Morgan in connection with offers and sales related to market-making transactions in the notes. J.P. Morgan may act as principal or agent in these transactions. These sales will be made at prices related to prevailing market prices at the time of sale. We will not receive any of the proceeds of these sales.

     Please refer to “Risk Factors” beginning on page 13 of this prospectus for a description of the risks you should consider before investing in the notes.
     Neither the Securities and Exchange Commission, or SEC, nor any other securities commission or similar authority has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
     We have not authorized anyone to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on any unauthorized information or representations.
The date of this prospectus is                     , 2007.

PRESENTATION OF FINANCIAL INFORMATION
          We refer to “Adjusted EBITDA” in various places in this prospectus. We define Adjusted EBITDA as our earnings before interest expense, income taxes, depreciation and amortization, excluding the gain on repurchase of notes payable, the loss on dissolution of partnership, the impairment of goodwill and other intangible assets and reorganization items. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital projects and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States.  We present the discussion of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Please see our reconciliation of net cash provided by operating activities to Adjusted EBITDA as it appears under the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This prospectus includes “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital projects, financing needs, debt repurchases, plans or intentions relating to acquisitions and new fixed-site developments, competitive strengths and weaknesses, business strategy and the trends that we anticipate in the industry and economies in which we operate and other information that is not historical information. When used in this prospectus the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, our examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but we can give no assurance that our expectations, beliefs and projections will be realized.

i

          There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements made in this prospectus are set forth in this prospectus, including the factors described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following:
•	overcapacity and competition in our markets;

•	reductions, limitations and delays in reimbursement by third-party payors;

•	contract renewals and financial stability of customers;

•	conditions within the healthcare environment;

•	the potential for rapid and significant changes in technology and their effect on our operations;

•	operating, legal, governmental and regulatory risks;

•	economic, political and competitive forces affecting our business; and

•	our ability to successfully integrate acquisitions.
          If any of these risks or uncertainties materializes, or if any of our underlying assumptions is incorrect, our actual results may differ significantly from the results that we express in or imply by any of our forward-looking statements. We disclaim any intention or obligation to update or revise forward-looking statements to reflect future events or circumstances.

ii

SUMMARY
          This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. We encourage you to read this entire prospectus, including the section entitled “Risk Factors,” and the documents referred to in the section entitled “Where You Can Find More Information” prior to deciding whether to invest in the notes.
          All references to “we,” “us,” “our,” “our company” or “the Company” in this prospectus mean InSight Health Services Holdings Corp., a Delaware corporation, and all entities and subsidiaries owned or controlled by InSight Health Services Holdings Corp. All references to “Holdings” in this prospectus mean InSight Health Services Holdings Corp. by itself. All references to “InSight” in this prospectus mean InSight Health Services Corp., a Delaware corporation and a wholly owned subsidiary of Holdings, by itself.
Our Company
          We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in targeted regions throughout the United States. Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are non-invasive techniques that generate representations of internal anatomy on film or digital media which are used by physicians for the diagnosis and assessment of diseases and disorders.
          As of June 30, 2007, our network consists of 101 fixed-site centers and 112 mobile facilities. This combination allows us to provide a full continuum of imaging services to better meet the needs of our customers. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Our mobile facilities provide hospitals and physician groups access to imaging technologies when they lack either the resources or patient volume to provide their own imaging services or require incremental capacity. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of radiological procedures and quality assurance. We do not engage in the practice of medicine.
Reorganization
          In November 2006, we engaged Lazard Frères & Co. LLC as our financial advisor to assist us in exploring strategic alternatives.  In March 2007, we announced an offer to exchange shares of Holdings’ common stock for up to $194.5 million aggregate principal amount of InSight’s 9.875% senior subordinated notes due 2011, or senior subordinated notes.  The exchange offer initially provided for consummation on an out-of-court basis or in connection with the filing of a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. On May 29, 2007, Holdings and InSight filed voluntary petitions to reorganize their business under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (Case No. 07-10700). The other subsidiaries of Holdings were not included in the bankruptcy filing and continued to operate their business. On July 10, 2007, the bankruptcy court confirmed Holdings’ and InSight’s Second Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code. The plan of reorganization became effective and Holdings and InSight emerged from bankruptcy protection on August 1, 2007, or the effective date.
          On August 1, 2007, pursuant to the exchange offer and the plan of reorganization, all of Holdings’ common stock, all options for Holdings’ common stock and all of InSight’s senior subordinated notes were cancelled, and the following distributions were made (after giving effect to a 1 for 6.326392 reverse stock split of Holdings’ common stock):
•	Holders of InSight’s senior subordinated notes received 7,780,000 shares of newly issued Holdings’ common stock, which represented 90% of all shares of Holdings’ common stock outstanding after consummation of the plan of reorganization.

•	Holders of Holdings’ common stock prior to the effective date received 864,444 shares of newly issued Holdings’ common stock, which represented 10% of all shares of Holdings’ common stock after consummation of the plan of reorganization.
          Holdings’ common stock is listed on the Over-The-Counter Bulletin Board under the symbol “ISGT.”
          The plan of reorganization provided for the assumption of substantially all executory contracts and unexpired leases; provided, however, we did terminate (i) the management agreement with J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and

(ii) the stockholders agreement with holders of Holdings’ common stock and stock options. Pursuant to the plan of reorganization, the boards of directors of Holdings and InSight were reconfigured, and five of the directors of each board were designated by an ad hoc committee of holders of senior subordinated notes, one was designated by the holders of Holdings’ common stock prior to the effective date, and Bret W. Jorgensen, the President and Chief Executive Officer of Holdings and InSight, remained a director. Additional information regarding the new board of directors is set forth in the section entitled “Management.”
          This reorganization significantly deleveraged our balance sheet and improved our projected cash flow after debt service and long-term liquidity. As a result, we believe this reorganization has improved our ability to compete in our industry, although we continue to operate with significant leverage and face the industry challenges of overcapacity and reimbursement reductions by Medicare and other third-party payors.
          On August 1, 2007, we implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.

Ratio of Earnings to Fixed Charges
          The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Holdings
						Pro Forma
						for the Year
						Ended
	Years Ended June 30,					June 30,
	2003	2004	2005	2006	2007	2007
Ratio of earnings to fixed charges	1.2x	1.1x	—	—	—	—
          The ratio of earnings to fixed charges is unaudited for all periods presented. For purpose of calculating this ratio, earnings consist of net income (loss) plus income taxes and fixed charges. Fixed charges consist of interest expense and the estimated portion of rental expense deemed a reasonable approximation of this interest factor. For the year ended June 30, 2007 on an actual and pro forma basis to give pro forma effect to the issuance of $15 million in principal amount of additional notes and the plan of reorganization as if they had been completed on July 1, 2006, we had a deficiency of earnings to fixed charges of approximately $96.7 million and $80.5 million, respectively. For the years ended June 30, 2006 and 2005 we had a deficiency of earnings to fixed charges of approximately $224.8 million and $12.1 million, respectively.
Our Corporate Information
          Our principal executive office is located at 26250 Enterprise Court, Suite 100, Lake Forest, California 92630, and our telephone number is (949) 282-6000. Our internet address is www.insighthealth.com; www.insighthealth.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference.

Description of the New Notes
          Certain of the terms and conditions described below are subject to important limitations and exceptions. The section of this prospectus entitled “Description of Notes” contains a more detailed description of the terms and conditions of the notes.

Issuer	InSight Health Services Corp., a Delaware corporation.

Securities	$2.5 million aggregate principal amount of senior secured floating rate notes due 2011.

Maturity	November 1, 2011.

Interest	Interest on the new notes will accrue at the rate per annum, reset quarterly, equal to LIBOR plus 5.25%.

Interest Payment Dates	Each February 1, May 1, August 1 and November 1. The first scheduled interest payment on the new notes is November 1, 2007.

Guarantees	All $315 million in principal amount of issued and outstanding notes are unconditionally guaranteed on a senior secured basis by Holdings and each of InSight’s existing and future domestic wholly owned restricted subsidiaries, which are collectively referred to in this prospectus as the guarantors.

Ranking	All $315 million in principal amount of issued and outstanding notes and the related guarantees are general senior secured obligations. Accordingly, they will rank:
•	equally in right of payment with all existing and any future senior indebtedness that we and the guarantors may incur under the indenture;

•	effectively senior to our and the guarantors’ obligations under our credit facility (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity”) and any of our and the guarantors’ unsecured obligations, in each case only to the extent of the value of the collateral securing the notes and the guarantees;

•	effectively subordinated to our obligations under our credit facility, any of our and the guarantors’ other secured indebtedness, in each case to the extent of the value of the collateral in which the holders of those obligations have a lien; and

•	effectively subordinated to any obligations, including trade payables, of any of our subsidiaries that do not guarantee the notes.

Collateral	All $315 million in principal amount of issued and outstanding notes and the guarantees are secured by a first priority lien on substantially all of InSight’s and the guarantors’ existing and future tangible and intangible personal property including, without limitation, equipment, certain contracts, intellectual property and certain owned real property, but are not secured by a lien on their accounts receivables and related assets, cash accounts related to accounts receivable and certain other assets. In addition, the notes and the guarantees are secured by a portion of InSight’s stock and the stock or other equity interests of certain of our subsidiaries. See “Description of Notes — Collateral.” The lenders under our credit facility have a first priority lien on Holdings’, InSight’s and the borrowers’ accounts receivables and related assets and cash accounts related to receivables.

Optional Redemption	On or after January 1, 2008, we may redeem some or all of the notes at any time at the redemption prices described in the section entitled “Description of Notes — Optional Redemption.”

Mandatory Offer to Repurchase	If we or any of our restricted subsidiaries receive net cash proceeds from asset sales in excess of a specified amount that are not reinvested in the business or if a change of control occurs, we must offer to purchase the notes at the prices set forth in the section entitled “Description of Notes — Repurchase at the Option of Holders.”

Basic Covenants of the Indenture	The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur other indebtedness and issue preferred stock;

•	pay dividends, redeem capital stock and prepay and/or redeem subordinated indebtedness;

•	make investments;

•	create liens;

•	engage in mergers, consolidations, and sales of assets; and

•	enter into certain transactions with affiliates.

For more details, see the section entitled “Description of Notes — Certain Covenants.”

Absence of a Public Market	There is no public market for the new notes. We do not intend to apply for the new notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, if an active public market does not develop, the market price and liquidity of the new notes may be adversely affected.

Risk Factors	See the section entitled “Risk Factors” for a description of certain of the risks you should consider prior to investing in the notes.

Summary Consolidated Historical Financial Data
          The following table sets forth certain summary consolidated historical information of our company. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal years ended June 30, 2003, 2004, 2005, 2006 and 2007 is derived from our audited consolidated financial statements.
          On August 1, 2007, we implemented fresh-start reporting in accordance with SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.
          The information in the table below is only a summary and should be read together with our audited consolidated financial statements as of June 30, 2006 and 2007 and for the fiscal years ended June 30, 2005, 2006 and 2007 and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Condensed Consolidated Financial Data,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments (dollars in thousands, except share data).

	Holdings
						Pro Forma
						for the Year
						Ended
	Years Ended June 30,					June 30,
	2003	2004	2005	2006	2007	2007
						(unaudited)
Statement of Operations Data:
Revenues	$237,752	$290,884	$316,873	$306,298	$286,914	$286,914
Gross profit	57,708	57,463	48,716	35,026	25,488	25,769
Income (loss) before income taxes	8,188	4,874	(12,148)	(225,042)	(96,866)	(80,658)
Net income (loss)(1)(2)(3)	4,922	2,924	(27,217)	(210,218)	(99,041)	(82,833)
Net income (loss) per common share(4):
Basic	$5.70	$3.38	$(31.50)	$(243.31)	$(114.63)	$(9.58)
Diluted	5.59	3.32	(31.50)	(243.31)	(114.63)	(9.58)
Weighted average number of common shares outstanding(4):
Basic	864	864	864	864	864	8,644
Diluted	880	882	864	864	864	8,644
Balance Sheet Data:
Cash and cash equivalents	$19,554	$30,412	$20,839	$28,208	$20,832	$28,582
Total assets	577,317	675,631	624,523	408,204	323,051	424,209
Total debt	446,119	539,823	501,568	503,382	506,356	296,756
Cash Flow Data:
Net cash provided by operating activities	$61,756	$62,904	$64,045	$37,628	$9,065	—
Net cash used in investing activities	(102,705)	(145,034)	(35,759)	(28,507)	(16,045)	—
Net cash provided by (used in) financing activities	42,720	92,988	(37,859)	(1,752)	(396)	—
Other Data:
Capital expenditures	$56,967	$46,734	$30,459	$30,927	$16,163	—
Adjusted EBITDA(5)	95,047	104,289	98,313	79,295	60,062	—
Depreciation and amortization	49,345	58,733	65,601	64,852	57,040	56,759
Number of fixed-site centers	88	118	120	116	101	101
Number of mobile facilities	100	118	115	108	112	112

(1)	No cash dividends have been paid on Holdings’ common stock for the periods indicated above.

(2)	Includes impairment charges related to our goodwill of approximately $29.6 million and goodwill and other intangible assets of approximately $190.8 million for the years ended June 30, 2007 and 2006, respectively.

(3)	Includes a charge for reorganization items of approximately $17.5 million for the year ended June 30, 2007.

(4)	The historical number of shares outstanding has been adjusted to reflect the reverse stock split of one share for 6.326392 shares of common stock implemented prior to the consummation of the plan of reorganization.

(5)	Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, excluding the gain on repurchase of notes payable, the loss on dissolution of partnership and impairment of goodwill and other intangible assets for the year ended June 30, 2006 and the impairment of goodwill and reorganization items for the year ended June 30, 2007. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital projects and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present the discussion of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Our reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands) (unaudited):

	Holdings
	Years Ended June 30,
	2003	2004	2005	2006	2007
Net cash provided by operating activities	$61,756	$62,904	$64,045	$37,628	$9,065
Cash used for reorganization items	—	—	—	—	11,367
Provision (benefit) for income taxes	3,266	1,950	15,069	(14,824)	2,175
Interest expense, net	37,514	40,682	44,860	50,754	52,780
Gain (loss) on sales of centers	—	2,129	(170)	—	—
Amortization of deferred financing costs	—	(2,911)	(3,173)	(3,051)	(3,158)
Equity in earnings of unconsolidated partnerships	—	2,181	2,613	3,072	3,030
Distributions from unconsolidated partnerships	—	(2,054)	(2,621)	(3,387)	(3,008)
Net change in operating assets and liabilities	(7,489)	(592)	(7,086)	(6,121)	(12,189)
Net change in deferred income taxes	—	—	(15,224)	15,224	—

Adjusted EBITDA	$95,047	$104,289	$98,313	$79,295	$60,062

Unaudited Pro Forma Summary Condensed Consolidated Financial Data
          The following unaudited pro forma consolidated financial data as of and for the year ended June 30, 2007 has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the plan of reorganization been completed at the beginning of the periods presented or as of the dates presented, nor is it indicative of our future financial position or results of operations.
          The unaudited pro forma consolidated balance sheet as of June 30, 2007 gives effect to the completion of the plan of reorganization (including the issuance of common stock in exchange for senior subordinated notes), the issuance of $15 million in principal amount of additional notes, and the repayment of the credit facility, as if each had occurred on the date of the consolidated balance sheet.
          The unaudited pro forma consolidated statement of operations for the year ended June 30, 2007 gives effect to the completion of the plan of reorganization (including the issuance of common stock in exchange for senior subordinated notes), the issuance of $15 million in principal amount of additional notes, and the repayment of the credit facility, as if each had occurred at the beginning of the period presented.
          The unaudited pro forma consolidated financial data is based on assumptions that we believe are reasonable and should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.
          On August 1, 2007, we implemented fresh-start reporting in accordance with SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.

UNAUDITED PRO FORMA SUMMARY CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2007
(Amounts in thousands)

	Fresh-Start Adjustments
				Revaluation
		Settlement		of Assets
		of Unsecured		and
	Historical	Claims		Liabilities		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$20,832	$—		$7,750	(2)	$28,582
Trade accounts receivables, net	42,683	—		—		42,683
Other current assets	8,335	—		—		8,335

Total current assets	71,850	—		7,750		79,600

Property and equipment, net	144,823	—		—		144,823
Investments in partnerships	3,413	—		2,607	(3)	6,020
Other assets	7,881	—		(7,881	)(4)	—
Reorganization value in excess of amounts allocable to identifiable assets	—	108,972	(1)(9)	58,786	(9)	167,758
Other intangible assets, net	30,216			(4,208	)(5)	26,008
Goodwill	64,868	—		(64,868	)(6)	—

	$323,051	$108,972		$(7,814)		$424,209

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable and capital lease obligations	$8,664	$—		$(5,000	)(2)	$3,664
Accounts payable and other accrued expenses	38,619	—		7,286	(7)	45,905

Total current liabilities	47,283	—		2,286		49,569

Long-term liabilities:
Notes payable and capital lease obligations, less current portion	303,192	—		(10,100	)(2)(8)	293,092
Liabilities subject to compromise	205,704	(205,704	)(1)	—		—
Other long-term liabilities	8,304	—		—		8,304

Total long-term liabilities	517,200	(205,704)		(10,100)		301,396

Stockholders’ equity (deficit)
Common stock	5	4	(1)	—		9
Additional paid-in capital	87,081	(13,846	)(1)	—		73,235
Accumulated other comprehensive income	103	(103	)(1)	—		—
Accumulated deficit	(328,621)	328,621	(1)	—		—

Total stockholders’ equity (deficit)	(241,432)	314,676		—		73,244

	$323,051	$108,972		$(7,814)		$424,209

UNAUDITED PRO FORMA SUMMARY CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2007
(Amounts in thousands, except share data)

	Historical	Adjustments		Pro Forma

Revenues	$286,914	$—		$286,914
Costs of operations	261,426	(281	)(10)	261,145

Gross profit	25,488	281		25,769
Corporate operating expenses	(25,496)	—		(25,496)
Equity in earnings of unconsolidated partnerships	3,030	—		3,030
Interest expense, net	(52,780)	(15,927	)(11)	(36,853)
Impairment of goodwill	(29,595)	—		(29,595)

Loss before reorganization items and income taxes	(79,353)	16,208		(63,145)
Reorganization items	(17,513)	—		(17,513)

Loss before income taxes	(96,866)	16,208		(80,658)
Provision for income taxes	2,175	—		2,175

Net loss	$(99,041)	$16,208		$(82,833)

Basic and diluted net loss per common share:	$(114.63)			$(9.58)
Weighted average number of basic and diluted common shares outstanding:	864	7,780	(1)	8,644

NOTES TO UNAUDITED PRO FORMA SUMMARY CONDENSED CONSOLIDATED FINANCIAL DATA
(Amounts in thousands)

     The unaudited pro forma condensed consolidated financial data as of June 30, 2007 and the year ended June 30, 2007 reflect the following pro forma adjustments:
     (1) To reflect the cancellation of approximately $205,704 of liabilities subject to compromise pursuant to the terms of the plan of reorganization. The unsecured creditors received 7,780 shares of Holdings’ common stock in satisfaction of such claims.
     (2) To reflect the issuance of $15,000 in principal amount of notes in exchange for $12,750 of cash and the repayment of $5,000 on the credit facility.
     (3) To reflect an adjustment of approximately $2,607 to increase the fair value of investments in partnerships.
     (4) To reflect an adjustment of approximately $7,881 to reduce the value of deferred financing costs.
     (5) To reflect an adjustment of approximately $4,208 to reduce the value of other intangible assets. We allocated $16,000 to managed care contracts that are expected to amortize over a life of 30 years; $1,328 to wholesale contracts that are expected to amortize over 5 to 7 years; and $8,680 to our trademark that is expected to have an indefinite life.
     Identification and allocation of value to the identified intangible assets was based on the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS 141. The fair value of the identified intangible assets was estimated using a discounted cash flow analysis. This method includes a projection of net cash flows attributable to the respective intangible assets. Net cash flows attributable to the identified assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered historical attrition and renewal rates of our contracts.
     The estimates of expected useful lives are based on the guidance from SFAS 141. The useful lives of managed care contracts are based on the expected life of the contracts and the number of years in which net cash flows have been projected. The useful lives of wholesale contracts are based on the length and historical renewal rates of the contracts.

     Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of (i) historical and projected revenues and gross profit generated from managed care and wholesale contracts, (ii) historical attrition rates of managed care contracts, and (iii) renewal rates of wholesale contracts.
     (6) To reflect an adjustment of approximately $64,868 to reduce the value of goodwill.
     (7) To reflect additional fees and expenses of approximately $7,286 we expect to incur related to the reorganization.
     (8) To reflect an adjustment of approximately $22,850 to reduce the value of notes to their estimated fair value.
     (9) To reflect the recast of our balance sheet using estimated fair market values under fresh-start reporting as set forth in SOP 90-7. This recast balance sheet is based on an estimated equity value of approximately $73,244, combined with additional assumptions regarding the fair value of our assets and liabilities and the recording of identifiable assets. Under SOP 90-7 the total reorganization value is allocated to our tangible and intangible assets and liabilities based on their fair values as of the date of the completion of the bankruptcy. Any reorganization value in excess of amounts allocable to identifiable assets are recorded as reorganization value in excess of amounts allocable to identifiable assets on our balance sheet.
     The final determination of fair value (i) may differ materially from the estimates set forth in the unaudited pro forma condensed consolidated financial data and (ii) will include management’s final valuation of fair value of assets and liabilities. The final valuation will be based on the actual net tangible and intangible assets that existed as of the date of the completion of the bankruptcy.
     (10) To adjust amortization expense on our other intangible assets.
     (11) To reverse interest expense of $17,606 and amortization of deferred financing costs of $3,158 related to the senior subordinated notes, partially offset by interest expense of $1,594 on the additional notes, and amortization of $3,243 of discount related to the reduction in value of the notes.

RISK FACTORS
          You should read and consider carefully each of the following factors, as well as the other information contained in this prospectus, before deciding whether to invest in the notes. There may be additional risks and uncertainties not presently known to us, or which we currently consider immaterial, that may adversely affect us.
Risks Relating to the Notes
          Our substantial indebtedness could adversely affect our financial condition.
          Notwithstanding the consummation of our exchange offer (Holdings’ common stock for senior subordinated notes) and the plan of reorganization, we still have a substantial amount of debt, which requires significant interest and principal payments. As of August 2, 2007, we had total indebtedness of approximately $321.4 million. In addition, subject to the limits contained in the indenture governing the notes and our other debt instruments, we may be able to incur additional indebtedness from time to time to finance working capital, capital projects, investments or acquisitions, or for other purposes. If we do so, the risks related to our high level of debt could intensify. Specifically, our high level of debt could have important consequences, including the following:
•	making it more difficult for us to satisfy our obligations with respect to the notes and our other debt;

•	limiting our ability to obtain additional financing to fund future working capital, capital projects, acquisitions or other general corporate requirements;

•	requiring a substantial portion of our cash flows to be dedicated to debt service payments instead of other purposes;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

•	placing us at a competitive disadvantage compared to our competitors that have less debt; and

•	increasing our cost of borrowing.
The capital stock and other securities securing the notes will automatically be released from the liens securing the notes and no longer be deemed to be collateral to the extent the pledge of such capital stock or other equity interests would require the filing of separate financial statements for InSight or any of our subsidiaries with the SEC. Therefore, a portion of InSight’s and our other subsidiaries’ capital stock will not be part of the collateral.
          The indenture governing the notes and the security documents provide that, to the extent that a filing with the SEC (or any other governmental agency) of separate financial statements of InSight or any of our other subsidiaries is required due to the fact that InSight’s or such subsidiary’s capital stock or other securities secure the notes, then such portion of capital stock or other securities will automatically be deemed not to be part of the collateral securing the notes to the extent necessary so that InSight or its subsidiaries will not be subject to such requirement. Pursuant to relevant SEC regulations, such separate financial statements of InSight or any of our other subsidiaries would be required if the aggregate principal amount, par value or book value as carried by us or the market value (whichever is the greatest), of the capital stock of InSight or any of our other subsidiaries, as the case may be, is equal to or greater than 20% of the aggregate principal amount of notes outstanding. As a result, a portion of InSight’s or our other subsidiaries’ capital stock is not part of the collateral. To the extent we consolidate our subsidiaries into InSight or one of our other subsidiaries, an additional portion of InSight’s or our other subsidiaries’ capital stock will not be part of the collateral. See “Description of Notes — Collateral.” In addition, our equity interest in our joint ventures are not part of the collateral to the extent the applicable joint venture agreement prohibits, or requires any consent for, the granting of a security interest in such equity interest. Substantially all of our joint venture agreements contain such a prohibition. It may be more difficult, costly and time-consuming for holders of the notes to foreclose on our assets or the assets of a subsidiary than to foreclose on our or a subsidiary’s capital stock or other securities, so the proceeds realized upon any such foreclosure could be significantly less than those that would have been received upon any sale of the capital stock or other securities of us or a subsidiary.
Not all of our subsidiaries guarantee our obligations under the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.
          Our subsidiaries that are not wholly owned by us are not guarantors of the notes. InSight’s present wholly owned domestic subsidiaries are, and its future wholly owned domestic subsidiaries will be, guarantors of the notes. Payments on the notes are only required to be made by InSight and the guarantors. As a result, no payments are required to be made from assets of subsidiaries that do not guarantee the notes, unless those assets are transferred by dividend or otherwise to us, Holdings or a subsidiary guarantor. You should be aware that the historical consolidated financial statements included in this prospectus are presented on a consolidated basis.
          In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of their liabilities, including their trade creditors, will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As a result, the notes are effectively subordinated to the indebtedness of the non-guarantor subsidiaries. As of June 30, 2007, the total liabilities of our non-guarantor subsidiaries, excluding intercompany liabilities, were approximately $10 million.
We may be unable to service our debt, including the notes.
          Our ability to make scheduled payments on or to refinance our obligations with respect to our debt, including the notes, will depend on our financial and operating performance, which will be affected by general economic, financial, competitive, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs.
          If we are unable to meet our debt obligations or fund our other liquidity needs, we may need to restructure or refinance all or a portion of our debt on or before maturity, including the notes, or sell certain of our assets. We cannot assure you that we will be able to restructure or refinance any of our debt, including the notes, on commercially reasonable terms, if at all, which could cause us to default on our debt obligations and impair our liquidity. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations.
Our operations may be restricted by the terms of our debt, which could adversely affect us and increase our credit risk.
          The agreements governing our material indebtedness include a number of significant restrictive covenants. These covenants could adversely affect us, and adversely affect investors, by limiting our ability to plan for or react to market conditions or to meet our capital needs. These covenants, among other things, restrict our ability to:
•	incur additional debt;

•	create liens;

•	pay dividends, redeem capital stock and prepay and/or redeem subordinated indebtedness;

•	make investments;

•	engage in mergers, consolidations and sales of assets; and

•	engage in transactions with affiliates.
          A breach of a covenant or other provision in any debt instrument governing our current or future indebtedness could result in a default under that instrument and, due to cross-default and cross-acceleration provisions, could result in a default under our other debt instruments.

During the existence of an event of default under our debt instruments, the lenders may be able to elect to declare all amounts outstanding to be immediately due and payable and terminate all commitments to extend further credit. If we are unable to repay those amounts, the lenders could proceed against the collateral granted to them, if any, to secure the indebtedness. If the lenders under our current or future indebtedness accelerate the payment of the indebtedness, we cannot assure you that our assets or cash flow would be sufficient to repay in full our outstanding indebtedness, including the notes. In addition, all of the borrowers’ and the guarantors’ accounts receivables and related assets and cash accounts related to receivables secure our credit facility, and substantially all of InSight’s and the guarantors’ other assets, other than a portion of InSight’s stock and the stock of our subsidiaries and certain other assets, are subject to the liens in favor of the holders of the notes. This may further limit our flexibility in obtaining secured or unsecured financing in the future. See “Description of Notes — Collateral — Overview” and “Description of Notes — Collateral — Excluded Assets.”
We will in most cases have control over the collateral, and the sale of particular assets by us could reduce the pool of assets securing the notes and the guarantees.
          The security documents allow us to remain in possession of, to retain exclusive control over, to freely operate and to collect, invest and dispose of any income from, the collateral securing the notes and the guarantees. In addition, we will not be required to comply with all or any portion of Section 314(d) of the Trust Indenture Act of 1939 if we determine, in good faith based on advice of counsel, that, under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or such portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released collateral. We may, among other things, without any release or consent by the indenture trustee, conduct ordinary course activities with respect to collateral, such as selling, factoring, abandoning or otherwise disposing of collateral and making ordinary course cash payments (including repayments of indebtedness), subject to the requirements under our debt agreements.
          With respect to such releases, we must deliver to the collateral agent, from time to time, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period in which no release or consent of the collateral agent was obtained in the ordinary course of our business were not prohibited by the indenture. See “Description of Notes — Possession, Use and Release of Collateral — Permitted Ordinary Course Activities with Respect to Collateral.”
There are circumstances other than repayment or discharge of the notes under which the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee.
          Under various circumstances, all or a portion of the collateral securing the notes and guarantees will be released automatically, without your consent or the consent of the trustee, including (i) a taking by eminent domain, condemnation or other similar circumstances, or (ii) a sale, transfer or other disposal of such collateral in a transaction not prohibited under the indenture. See “Description of Notes — Possession, Use and Release of Collateral — Release of Collateral.”
If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.
          The proceeds from the sale or sales of all of the collateral securing the notes might not be sufficient to satisfy the amounts outstanding under the notes. The note collateral does not include, among other things, our equity interest in our joint venture arrangements, assets securing capital lease obligations, accounts receivable and related assets, cash accounts related to accounts receivables and our contracts, to the extent such contracts, or applicable law, prohibits, or requires consent for, the granting of a security interest therein. Many of our contracts, including most of such contracts with radiologists, contain such restrictions on liens.
          Our credit facility is secured by a first priority lien on the borrowers’ and the guarantors’ accounts receivables and related assets and cash accounts related to accounts receivables. Thus, the credit facility would effectively rank senior to the notes to the extent of the value of such assets. In addition, the indenture does allow certain permitted liens on our assets, including the note collateral, which liens may rank ahead of the noteholders’ liens.

          No appraisal of the value of the collateral securing the notes has been made in connection with this prospectus. Our property and equipment (other than land, building and leasehold improvements and assets securing our capital lease obligations), which make up a significant portion of the collateral that is tangible, had a net book value as of June 30, 2007 of approximately $115.5 million. The book value of the collateral securing the notes should not be relied on as a measure of realizable value for such assets. The realizable value of our assets may be greater or lower than such net book value. The value of the collateral securing the notes in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. A sale of the collateral securing the notes in a bankruptcy or similar proceeding would likely be made under duress, which would reduce the amounts that could be recovered. Furthermore, such a sale could occur when other companies in our industry also are distressed, which might increase the supply of similar assets and therefore reduce the amounts that could be recovered. Our assets pledged as collateral for the notes also include our intangible assets, which had a book value as of June 30, 2007 of approximately $95.1 million. These assets primarily consist of the excess of the acquisition cost over the fair market value of the net assets acquired in purchase transactions. The value of these intangible assets will continue to depend significantly upon the success of our business as a going concern and the growth in future cash flows. As a result, in the event of a default under our indenture or any bankruptcy or dissolution of our company, the realizable value of these assets will likely be substantially lower and may be insufficient to satisfy the claims of our creditors, including the holders of the notes. Moreover, as a result of the consummation of the plan of reorganization we implemented fresh-start reporting in accordance with SOP 90-7 on August 1, 2007. Because the provisions of fresh-start reporting require, among other things, that we revalue our assets and liabilities to fair value, the foregoing cited book values will likely change. In addition, some or all of the collateral may be released with the consent of a majority of the holders of the notes. The condition of the collateral will likely deteriorate during any period of financial distress preceding a sale of the collateral. In addition, much of the collateral will consist of illiquid assets that may have to be sold at a substantial discount in an insolvency situation. Accordingly, the proceeds of any sale of the collateral securing the notes following an acceleration of maturity with respect to the notes may not be sufficient to satisfy, and may be substantially less than, amounts due on the notes. If such proceeds were not sufficient to repay amounts outstanding under the notes, then the holders of the notes (to the extent not repaid from the proceeds of the sale of the collateral) would only have an unsecured claim against our remaining assets.
Bankruptcy laws may limit your ability to realize value from the collateral.
          The right of the trustee or other agent to repossess and dispose of the collateral securing the notes during the existence of an event of default under the indenture is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against us before the collateral agent repossessed and disposed of the collateral. Under the Bankruptcy Code, a secured creditor is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval.
          Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” varies according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines that the value of the secured creditor’s interest in the collateral is declining during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (1) how long payments under the notes could be delayed following commencement of a bankruptcy case, (2) whether or when the collateral agent could repossess or dispose of the collateral or (3) whether or to what extent holders of the notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.” In addition, the right of a secured creditor to receive interest on its claim that accrues after the bankruptcy case is subject to the court’s determination that the value of the collateral is at least equal to the amount of collateral that secures the claim.
The imposition of certain permitted liens will cause the assets on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are certain other categories of assets that are also excluded from the collateral.
          The indenture permits liens in favor of third parties to secure purchase money indebtedness and capital lease obligations, and any assets subject to such liens will be automatically excluded from the collateral securing the notes and the guarantees. Our ability to incur purchase money indebtedness and capital lease obligations is subject to limitations, as described in “Description of Notes — Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock.”

Other categories of excluded assets include certain contracts, a portion of stock of foreign subsidiaries, a portion of stock of our subsidiaries, accounts receivable and related assets, cash accounts related to accounts receivable and the proceeds from any of the foregoing. See “Description of Notes — Collateral — Excluded Assets.” If an event of default occurs and the notes are accelerated, the notes and the guarantees will rank equally with the holders of other unsubordinated and unsecured indebtedness of the relevant entity with respect to such excluded property.
The collateral is subject to casualty risks.
          We are obligated under the security documents to maintain adequate insurance or otherwise insure against hazards to the extent maintained by corporations operating assets of a similar nature in the same or similar localities. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. As a result, we cannot assure you that the insurance proceeds will compensate us fully for our losses. If there is a total or partial loss of any of the pledged collateral, we cannot assure you that any insurance proceeds received by us will be sufficient to satisfy our obligations under the notes.
The collateral agent’s ability to exercise remedies is limited.
          The security agreement provides the collateral agent on behalf of the holders of the notes with significant remedies, including foreclosure and sale of all or parts of the collateral. However, the rights of the collateral agent to exercise significant remedies (such as foreclosure) will, subject to certain exceptions, generally be limited to a payment default, our bankruptcy or the acceleration of the indebtedness.
We may not have sufficient funds to purchase the notes and our other debt upon a change of control.
          Upon a change of control as defined in the indenture, we will be required to make an offer to purchase all outstanding notes at a price equal to 101% of their principal amount plus accrued and unpaid interest. A change of control may constitute an event of default and may trigger similar rights under our outstanding debt agreements. We cannot assure you that we will have or will be able to borrow sufficient funds at the time of any change of control to make any required repurchases of notes or repay amounts outstanding under our other debt. Our inability to repurchase the notes or repay amounts outstanding under other debt would constitute an event of default under the indenture and, potentially, other debt.
Rights of holders of the notes in the collateral may be adversely affected by the failure to perfect security interests in certain collateral or the perfection of liens on the collateral by other creditors.
          Applicable law requires that a security interest in certain property acquired after the grant of a general security interest can only be perfected at the time such property is acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property that constitutes collateral for the notes, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent will monitor the future acquisition of property that constitutes collateral for the notes, or take action to perfect the security interest in such acquired collateral. Although such failure may constitute an event of default in respect of the notes, it will not prevent such failure from resulting in the loss of the security interest in such newly acquired property or the priority of the security interest in such property in favor of the holders of the notes against third parties.
Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.
          Federal and state statutes allow courts, under specific circumstances, to void the guarantees to be provided by the guarantors and require the holders of the notes to return payments received from the guarantors.
          Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantees could be voided or claims in respect of the guarantees could be subordinated to all of the guarantor’s other debts if, among other things:

•	the guarantee was incurred with the intent to hinder, delay or defraud any of such guarantor’s present or future creditors, or

•	the guarantor, at the time the debt evidenced by the guarantee was incurred, received less than reasonably equivalent value or fair consideration for the incurrence of such debt; and

•	was insolvent or rendered insolvent by reason of such incurrence,

•	was engaged in a business or transaction for which such guarantor’s remaining assets constituted unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
          In addition, any payment by a guarantor pursuant to its guarantee, or any future pledge of collateral in favor of the collateral agent, might be avoidable by the payor or pledgor (as debtor-in-possession) or other third parties if certain events or circumstances exist or occur, including, among others, if such payment or pledge or granting of the security interest is deemed a fraudulent conveyance or the pledgor is insolvent at the time of such payment or pledge or granting of the security interest, such payment or pledge permits the holders of the notes to receive a greater recovery than if such payment or pledge had not been given and a bankruptcy proceeding in respect of the payor or pledgor is commenced within 90 days following the payment or pledge or, in certain circumstances, a longer period.
          The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if:
•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
          We believe that, after giving effect to the issuance of the new notes, the approval of the issuance of the new notes by the U.S. Bankruptcy Court for the District of Delaware and the confirmation and consummation of the plan of reorganization, each guarantor was not insolvent, did not have unreasonably small capital for the business in which it was engaged and had not incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our conclusions in this regard. To the extent that a guarantor’s guarantee is voided, it is likely that holders of the notes will not benefit from the collateral securing that guarantee.
Increases in interest rates could adversely affect our financial condition and results of operations.
          An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate indebtedness, which rise and fall upon changes in interest rates. At August 31, 2007, approximately 97.7% of our indebtedness was variable rate indebtedness. In January 2006, we entered into a two-year interest rate cap contract with a notional amount of $100 million. During the two-year term of this contract our exposure on variable rate indebtedness is reduced by $100 million, or to approximately 66.4% as of August 31, 2007. Increases in interest rates would also impact the refinancing of our fixed rate indebtedness. If interest rates are higher when our fixed rate indebtedness becomes due, we may be forced to borrow at the higher rates. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and our ability to service our indebtedness. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, subject us to the risk that the other parties to the agreements may not perform their obligations thereunder or that the agreements could be unenforceable.

There is no established trading market for the new notes and it may be difficult for you to sell or pledge your notes.
     While there is an established market for the $300 million of notes registered under the Securities Act, there is currently no public market for the new notes. If markets for the new notes do not develop, you will not be able to resell your new notes for an extended period of time, if at all. Consequently, your lenders may be reluctant to accept the new notes as collateral for loans. Moreover, if markets for the new notes do develop in the future, we cannot assure you that these markets will continue indefinitely or that the new notes can be sold at a price equal to or greater than their initial offering price. In addition, in response to prevailing interest rates and market conditions generally, the new notes could trade at a price lower than their face value.
     Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes. We cannot assure you that the market for the new notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the new notes. As a result, you can not be sure that an active trading market will develop.
     The new notes may trade at a discount to the initial offering price.
     If an active market for the new notes does not develop or is not maintained, the market price and liquidity of the new notes may be adversely affected. If a market for the new notes develops, they may trade at a discount from their initial offering price. The trading market for the new notes may be adversely affected by:
•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	the financial performance or prospects for companies in our industry generally;

•	the number of holders of the new notes;

•	the interest of securities dealers in making a market for the new notes; and

•	prevailing interest rates and general economic conditions.
     Historically, the market for non-investment grade debt has been subject to substantial volatility in prices. The market for the new notes, if any, may be subject to similar volatility. In particular, recent disruptions in the credit market have affected the market for non-investment grade securities. Prospective investors in the new notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time.

Risks Relating to Our Business
Changes in the rates or methods of third-party reimbursements for our services could result in reduced demand for our services or create downward pricing pressure, which would result in a decline in our revenues and adversely affect our financial condition and results of operations.
     For the year ended June 30, 2007, we derived approximately 55% of our revenues from direct billings to patients and third-party payors such as Medicare, Medicaid, managed care and private health insurance companies. Changes in the rates or methods of reimbursement for the services we provide could have a significant negative impact on those revenues. Moreover, our healthcare provider customers, which provided approximately 45% of our revenues during the year ended June 30, 2007, generally rely on reimbursement from third-party payors. To the extent our provider customers’ reimbursement from third-party payors is reduced, it will likely have an adverse impact on our financial condition and results of operations since our provider customers will seek to offset decreased reimbursement rates. In addition, the Medicare Payment Advisory Commission, in its March 2005 report to Congress, recommended that the government adopt standards for physicians and providers who bill Medicare for interpreting diagnostic imaging studies and adopt utilization management techniques used by third-party private payors, such as the credentialing of physicians, in an attempt to control the rise of imaging costs.
     Certain third-party payors have proposed and implemented initiatives which have the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities, and third-party payors are continuing to monitor reimbursement for diagnostic imaging services. A third-party payor has instituted a requirement of participation that freestanding imaging center providers offer multi-modality imaging services and not simply offer one type of diagnostic imaging service. Similar initiatives enacted in the future by numerous additional third-party payors would have a material adverse impact on our financial condition and results of operations.
     Under Medicare’s prospective payment system for hospital outpatient services, or OPPS, a hospital is paid for outpatient services on a rate per service basis that varies according to the ambulatory payment classification, or APC, to which the service is assigned rather than on a hospital’s costs. Each year CMS publishes new APC rates that are determined in accordance with the promulgated methodology. Multi-modality and certain fixed-site centers which are freestanding and not hospital-based facilities are not directly affected by OPPS.
     Under the final rule for OPPS effective January 1, 2007, technical fees for PET and PET/CT were reduced. The national rate for PET changed from $1,150 to $850 per scan plus reimbursement for the necessary radiopharmaceutical and the national rate for PET/CT changed from $1,250 to $950 per scan plus reimbursement for the necessary radiopharmaceutical. CMS posted the review copy of its notice of proposed rule-making for OPPS on July 16, 2007. As part of the proposal, among other things, CMS seeks to package many radiology and radiation oncology services and drugs into procedural codes, thereby paying one consolidated payment for a service that commonly involves several coding components. In addition, CMS is proposing to reassign the current procedural terminology codes for PET/CT scans to a new APC, with a proposed increased median of $1,093.52; however, this new payment rate includes the reimbursement for both the technical service and the necessary radiopharmaceutical. Because unfavorable reimbursement policies constrict the profit margins of the mobile customers we bill directly, we have and may continue to lower our fees to retain existing PET and PET/CT customers and attract new ones. Although CMS continues to expand reimbursement for new applications of PET and PET/CT, expanded application is unlikely to significantly offset the anticipated overall reductions in PET and PET/CT reimbursement. Any modifications under OPPS further reducing reimbursement to hospitals may adversely impact our financial condition and results of operations since hospitals will seek to offset such modifications.
     In addition, in August 2005, CMS published proposed regulations that apply to hospital outpatient services that significantly decrease the reimbursement for diagnostic procedures performed together on the same day. Under the proposed new methodology, CMS has identified families of imaging procedures by imaging modality and contiguous body area. Medicare would pay 100% of the technical component of the higher-priced procedure and 50% for the technical component of each additional procedure for procedures involving contiguous body parts within a family of codes when performed in the same session. Under the current methodology, Medicare pays 100% of the technical component of each procedure. In November 2006, CMS published final regulations that delay the implementation of this reimbursement methodology. Implementation of this reimbursement method would adversely impact our financial condition and results of operations since our hospital customers would seek to offset their reduced reimbursement through lower rates with us.

If third-party payors reduce the amount of their payments to our customers, our customers will likely seek to reduce their payments to us or seek an alternate supplier of diagnostic imaging services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals, physician groups and other healthcare providers that we bill directly, we have lowered and may continue to need to lower our fees to retain existing customers and attract new ones. These reductions would have a significant adverse effect on our financial condition and results of operations by decreasing demand for our services or creating downward pricing pressure.
     Services provided in non-hospital based freestanding facilities, including independent diagnostic treatment facilities, are paid under the Medicare Part B fee schedule. In November 2005, CMS published final regulations, which would implement the same multi-procedure methodology rate reduction proposed for hospital outpatient services, for procedures reimbursed under the Part B fee schedule. CMS proposed phasing in this rate reduction over two years, 25% in 2006, and another 25% in 2007. The first phase of the rate reduction was effective January 1, 2006; however, under final regulations released in November 2006, CMS will not implement the second phase of the rate reduction in 2007.
     The Deficit Reduction Act of 2005, or DRA, was signed into law by President Bush in February 2006. The DRA will result in significant reductions in reimbursement for radiology services for Medicare beneficiaries, with anticipated savings to the federal government. The DRA provides, among other things, that reimbursement for the technical component for imaging services (excluding diagnostic and screening mammography) in non-hospital based freestanding facilities will be the lesser of OPPS or the Medicare Part B fee schedule. These reductions became effective on January 1, 2007. We believe that the implementation of the reimbursement reductions in the DRA will have a material adverse effect on our financial condition and results of operations. For our fiscal year ended June 30, 2007, Medicare revenues represented approximately $32 million, or approximately 11% of our total revenues. We believe that the DRA reimbursement reduction decreased our patient services revenues by approximately $3.1 million during the six months ended June 30, 2007. We expect to experience a comparable decrease in our Medicare revenues for the six remaining months of calendar 2007. While there are active and ongoing efforts to modify or otherwise mitigate the financial impact of the DRA on radiology services, we currently do not anticipate that these efforts will be materially successful. If these negative trends continue, our financial condition and results of operations could be adversely affected.
     We do not know to what extent other third-party payors may propose reimbursement reductions similar to the DRA. Several significant third-party payors implemented the reduction for multiple images on contiguous body parts (as currently in effect under CMS regulations), and additional payors may implement this reduction as well. If CMS implements the second phase of the rate reduction for multiple images on contiguous body parts, third-party payors may follow CMS practice and implement a similar reduction. Such reduction would further negatively affect our financial condition and results of operations.
     Finally, Medicare reimbursement rates under the Medicare Part B fee schedule are calculated in accordance with a statutory formula. As a result, for calendar years 2005, 2006 and 2007, CMS published regulations decreasing the Part B reimbursement rates by 3.3%, 4.3% and 5.0% respectively. In each instance, Congress enacted legislation preventing the decreases from taking effect. This legislation increased the Part B reimbursement rates by 1.5% in 2005 and 2006. No specific increase was included in the 2007 legislation. We anticipate that CMS will continue to release regulations for decreases in reimbursement rates under the Medicare Part B fee schedule until the statutory formula is changed through enactment of new legislation. In fact, the proposed decrease under the Medicare Part B fee schedule is 5.1% for calendar 2008.
     All of the congressional and regulatory actions described above reflect industry-wide cost-containment pressures that we believe will continue to affect healthcare providers for the foreseeable future.
Negative trends could continue to adversely affect our financial condition and results of operations.
     As a result of the various factors that affect our industry generally and our business specifically, we have experienced significant declines in Adjusted EBITDA as compared to prior year periods for the past three fiscal years (see our reconciliation of net cash provided by operating activities to Adjusted EBITDA in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Financial Condition, Liquidity and Capital Resources”).

We define Adjusted EBITDA as our earnings before interest expense, income taxes, depreciation and amortization, excluding the gain on repurchase of notes payable, the loss on dissolution of partnership, the impairment of goodwill and other intangible assets and reorganization items. For the year ended June 30, 2007, our Adjusted EBITDA decreased approximately 24.2% as compared to the year ended June 30, 2006. This 24.2% decline in Adjusted EBITDA was preceded by an approximate 19.3% decline in Adjusted EBITDA for the year ended June 30, 2006 compared to the year ended June 30, 2005. The decline in Adjusted EBITDA as compared to prior years has become a historical trend based on our performance during the past three fiscal years. This negative trend in Adjusted EBITDA may continue and may be exacerbated by the adverse effects of the Medicare reimbursement reductions with respect to PET and PET/CT rates and the DRA, as discussed in the immediately preceding risk factor. If this negative trend does continue it would adversely affect our financial condition and results of operations.
If we are unable to renew our existing customer contracts on favorable terms or at all, our financial condition and results of operations would be adversely affected.
     Our financial condition and results of operations depend on our ability to sustain and grow our revenues from existing customers. Our revenues would decline if we are unable to renew our existing customer contracts on favorable terms. For our mobile facilities, we generally enter into contracts with hospitals having one to five year terms. A significant number of our mobile contracts will expire each year. Our mobile facility contract renewal rate was 83% for the year ended June 30, 2007. We may not, however, achieve these renewal rates in the future. To the extent we do not renew a customer contract, it is not always possible to immediately obtain replacement customers. Historically, many replacement customers have been smaller and have lower procedure volumes. In addition, attractive financing from equipment manufacturers, as well as attractive gross margins, have caused hospitals and physician groups who have utilized shared mobile services from our company and our competitors to purchase and operate their own equipment. Although the reductions in reimbursement under the Medicare Part B fee schedule may dissuade physician groups from operating their own equipment, we expect that some high volume customer accounts will continue to elect not to renew their contracts with us and instead acquire their own diagnostic imaging equipment. This would adversely affect our financial condition and results of operations. Although the non-renewal of a single customer contract would not have a material impact on our revenues, non-renewal of several contracts on favorable terms, or at all, or the non-renewal of a long-term contract with a certain governmental entity, could have a significant negative impact on our financial condition and results of operations.
We have experienced, and will continue to experience, competition from hospitals, physician groups and other diagnostic imaging companies and this competition could adversely affect our financial condition and results of operations.
     The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. We compete principally on the basis of our service reputation, equipment, breadth of managed care contracts and convenient locations. Our operations must compete with physician groups, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. We have encountered and we will continue to encounter competition from hospitals and physician groups that purchase their own diagnostic imaging equipment. Some of our direct competitors may have access to greater financial resources than we do. If we are unable to successfully compete, our customer base would decline and our financial condition and results of operations would be adversely affected.
Our efforts to implement initiatives to enhance revenues and reduce costs may not be adequate or successful.
     We have attempted to implement, and will continue to develop and implement, various revenue enhancement and cost reduction initiatives. While we have experienced some improvements through our cost reduction initiatives, our revenue enhancement initiatives have produced minimal improvements to date. Moreover, future revenue enhancement initiatives will face significant challenges because of the continued overcapacity in the diagnostic imaging industry and reimbursement reductions by Medicare and other third-party payors. The adequacy and ultimate success of our initiatives to enhance revenues and reduce costs cannot be assured.

Consolidation in the imaging industry could adversely affect our financial condition and results of operations.
     We compete with several national and regional providers of diagnostic imaging services, as well as local providers. As a result of the reimbursement reductions by Medicare and other third-party payors, some of these competitors may consolidate their operations in order to obtain certain cost structure advantages and improve equipment utilization. In calendar 2006, two fixed-site competitors consolidated and formed a combined business that is the largest national provider of fixed-site imaging services. Recently, a fixed-site competitor agreed to be acquired by a large not-for-profit integrated group of hospitals and physicians clinics. These companies could achieve certain advantages over us including increased financial and business resources, economies of scale, breadth of service offerings, and favored relationships with equipment vendors, hospital systems, leading radiologists and third-party payors. We may be forced to reduce our prices or provide state-of-the art equipment in order to retain and attract customers. These pressures could adversely affect our financial condition and results of operations.
Managed care organizations may limit healthcare providers from using our services, causing us to lose procedure volume.
     Our fixed-site centers are dependent on our ability to attract referrals from physicians and other healthcare providers representing a variety of specialties. Our eligibility to provide services in response to a referral is often dependent on the existence of a contractual arrangement with the referred patient’s managed care organization. Despite having a large number of contracts with managed care organizations, healthcare providers may be inhibited from referring patients to us in cases where the patient is not associated with one of the managed care organizations with which we have contracted. The loss of patient referrals causes us to lose procedure volume which adversely impacts our revenues. A significant decline in referrals would have a material adverse effect on our financial condition and results of operations.
Technological change in our industry could reduce the demand for our services and require us to incur significant costs to upgrade our equipment.
     We operate in a competitive, capital-intensive, high fixed-cost industry. The development of new technologies or refinements of existing ones might make our existing systems technologically or economically obsolete, or reduce the need for our systems. MRI and other diagnostic imaging systems are currently manufactured by numerous companies. Competition among manufacturers for a greater share of the MRI and other diagnostic imaging systems market has resulted in and likely will continue to result in technological advances in the speed and imaging capacity of these new systems. Consequently, the obsolescence of our systems may be accelerated. Other than ultra-high field MRI systems and 256-slice CT systems, we are aware of no substantial technological changes; however, should such changes occur, we may not be able to acquire the new or improved systems. In the future, to the extent we are unable to generate sufficient cash from our operations or obtain additional funds through bank financing, the issuance of equity or debt securities, and operating leases, we may be unable to maintain a competitive equipment base. In addition, advancing technology may enable hospitals, physicians or other diagnostic imaging service providers to perform procedures without the assistance of diagnostic imaging service providers such as ourselves. As a result, we may not be able to maintain our competitive position in our core markets or expand our business.
Our ability to maximize the utilization of our diagnostic imaging equipment may be adversely impacted by harsh weather conditions.
     Harsh weather conditions can adversely impact our financial condition and results of operations. To the extent severe weather patterns affect the regions in which we operate, potential patients may find it difficult to travel to our centers and we may have difficulty moving our mobile facilities along their scheduled routes. As a result, we would experience a decrease in procedure volume during that period. Our equipment utilization, procedure volume or revenues could be adversely affected by such conditions in the future.

Because a high percentage of our operating expenses are fixed, a relatively small decrease in revenues could have a significant negative impact on our financial condition and results of operations.
     A high percentage of our expenses are fixed, meaning they do not vary significantly with the increase or decrease in revenues. Such expenses include, but are not limited to, debt service and capital lease payments, rent and operating lease payments, salaries, maintenance, insurance and vehicle operation costs. As a result, a relatively small reduction in the prices we charge for our services or procedure volume could have a disproportionately negative effect on our financial condition and results of operations.
We may be subject to professional liability risks which could be costly and negatively impact our financial condition and results of operations.
     We have not experienced any material losses due to claims for malpractice. However, claims for malpractice have been asserted against us in the past and any future claims, if successful, could entail significant defense costs and could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. Successful malpractice claims asserted against us, to the extent not covered by our liability insurance, could have a material adverse effect on our financial condition and results of operations. In addition to claims for malpractice, there are other professional liability risks to which we are exposed through our operation of diagnostic imaging systems, including liabilities associated with the improper use or malfunction of our diagnostic imaging equipment.
     To protect against possible professional liability from malpractice claims, we maintain professional liability insurance in amounts that we believe are appropriate in light of the risks and industry practice. However, if we are unable to maintain insurance in the future at an acceptable cost or at all or if our insurance does not fully cover us in the event a successful claim is made against us, we could incur substantial losses. Any successful malpractice or other professional liability claim made against us not fully covered by insurance could be costly to defend against, result in a substantial damage award against us and divert the attention of our management from our operations, which could have a material adverse effect on our financial condition and results of operations.
Our failure to effectively integrate acquisitions and establish joint venture arrangements through partnerships with hospitals and other healthcare providers could impair our business.
     As part of our core market strategy, we have pursued, and may continue to pursue, selective acquisitions and arrangements through partnerships and joint ventures with hospitals and other healthcare providers. Our acquisition and joint venture strategies require substantial capital which may exceed the funds available to us from internally generated funds and our available financing arrangements. We may not be able to raise any necessary additional funds through bank financing or through the issuance of equity or debt securities on terms acceptable to us, if at all.
     Additionally, acquisitions involve the integration of acquired operations with our operations. Integration involves a number of risks, including:
•	demands on management related to the increase in our size after an acquisition;

•	the diversion of our management’s attention from the management of daily operations to the integration of operations;

•	integration of information systems;

•	risks associated with unanticipated events or liabilities;

•	difficulties in the assimilation and retention of employees;

•	potential adverse effects on operating results;

•	challenges in retaining customers and referral sources; and

•	amortization or write-offs of acquired intangible assets.

     If we do not successfully integrate our acquisitions, we may not realize anticipated operating advantages, economies of scale and cost savings. Also, we may not be able to maintain the levels of operating efficiency that the acquired companies or might have achieved separately. Successful integration of acquisitions will depend upon our ability to manage their operations and to eliminate excess costs.
Loss of, and failure to attract, qualified employees, particularly technologists, could limit our growth and negatively impact our financial condition and results of operations.
     Our future success depends on our continuing ability to identify, hire, develop, motivate and retain highly skilled personnel for all areas of our organization. Competition in our industry for qualified employees is intense. In particular, there is a very high demand for qualified technologists who are necessary to operate our systems, particularly MRI and PET technologists. We may not be able to hire and retain a sufficient number of technologists, and we expect that our costs for the salaries and benefits of technologists will continue to increase for the foreseeable future because of the industry’s competitive demand for their services.
Our PET and PET/CT service and some of our other imaging services require the use of radioactive materials, which could subject us to regulation, related costs and delays and potential liabilities for injuries or violations of environmental, health and safety laws.
     Our PET and PET/CT services and some of our other imaging services require the use of radioactive materials to produce the images. While this radioactive material has a short half-life, meaning it quickly breaks down into non-radioactive substances, storage, use and disposal of these materials present the risk of accidental environmental contamination and physical injury. We are subject to federal, state and local regulations governing storage, handling and disposal of these materials and waste products. Although we believe that our safety procedures for storing, handling and disposing of these hazardous materials comply with the standards prescribed by law and regulation, we cannot completely eliminate the risk of accidental contamination or injury from those hazardous materials. In the event of an accident, we would be held liable for any resulting damages, and any liability could exceed the limits of or fall outside the coverage of our insurance. In addition, we may not be able to maintain insurance on acceptable terms, or at all. We could incur significant costs in order to comply with current or future environmental, health and safety laws and regulations.
We may be unable to generate revenue when our equipment is not operational.
     Timely, effective service is essential to maintaining our reputation and high utilization rates on our imaging equipment. Our warranties and maintenance contracts do not compensate us for the loss of revenue when our systems are not fully operational. Equipment manufacturers may not be able to perform repairs or supply needed parts in a timely manner. Thus, if we experience more equipment malfunctions than anticipated or if we are unable to promptly obtain the service necessary to keep our equipment functioning effectively, our financial condition and results of operations would be adversely affected.
An earthquake could adversely affect our business and operations.
     Our corporate headquarters, including our information technology center, and a material number of our fixed-site centers are located in California, which has a high risk for earthquakes. Depending upon its magnitude, an earthquake could severely damage our facilities or our information technology system or prevent potential patients from traveling to our centers. Damage to our equipment or our information technology system or any interruption in our business would adversely affect our financial condition and results of operations. We currently do not maintain a secondary disaster recovery facility for our information technology operations. While we presently carry earthquake insurance in amounts we believe are appropriate in light of the risks, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, we may discontinue earthquake insurance on some or all of our centers in the future if the cost of premiums for earthquake insurance exceeds the value of the coverage discounted for the risk of loss. If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged centers as well as the anticipated future cash flows from those centers.

High fuel costs would adversely affect our financial condition and results of operations.
     Fuel costs constitute a significant portion of our mobile operating expenses. Historically, fuel costs have been subject to wide price fluctuations based on geopolitical issues and supply and demand. Fuel availability is also affected by demand for home heating oil, diesel, gasoline and other petroleum products. Because of the effect of these events on the price and availability of fuel, the cost and future availability of fuel cannot be predicted with any degree of certainty. In the event of a fuel supply shortage or further increases in fuel prices, a curtailment of scheduled mobile service could result. There have been significant fluctuations in fuel costs and any further increases to already high fuel costs would adversely affect our financial condition and results of operations.
If we fail to comply with various licensure, certification and accreditation standards we may be subject to loss of licensure, certification or accreditation which would adversely affect our financial condition and results of operations.
     All of the states in which we operate require that technologists who operate our CT, PET/CT and PET systems be licensed or certified. Also, each of our fixed-site centers must continue to meet various requirements in order to receive payments from Medicare. In addition, our mobile facilities and our fixed-site center in Chattanooga, Tennessee are currently accredited by The Joint Commission, formerly Joint Commission on Accreditation of Healthcare Organizations, an independent, non-profit organization that accredits various types of healthcare providers, such as hospitals, nursing homes, outpatient ambulatory care centers and diagnostic imaging providers. If we were to lose such accreditation for our mobile facilities, it could adversely affect our mobile operations because some of our mobile customer contracts require accreditation by The Joint Commission and one of our primary competitors is accredited by The Joint Commission.
     Managed care providers prefer to contract with accredited organizations. Any lapse in our licenses, certifications or accreditations, or those of our technologists, or the failure of any of our fixed-site centers to satisfy the necessary requirements under Medicare could adversely affect our financial condition and results of operations.
Risks Relating to Government Regulation of Our Business
Complying with federal and state regulations pertaining to our business is an expensive and time-consuming process, and any failure to comply could result in substantial penalties and adversely affect our ability to operate our business and our financial condition and results of operations.
     We are directly or indirectly through our customers subject to extensive regulation by both the federal government and the states in which we conduct our business, including:
•	the federal False Claims Act;

•	the federal Medicare and Medicaid Anti-kickback Law, and state anti-kickback prohibitions;

•	the federal Civil Money Penalty Law;

•	the federal Health Insurance Portability and Accountability Act of 1996;

•	the federal physician self-referral prohibition commonly known as the Stark Law and the state law equivalents of the Stark Law;

•	state laws that prohibit the practice of medicine by non-physicians, and prohibit fee-splitting arrangements involving physicians;

•	U.S. Food and Drug Administration requirements;

•	state licensing and certification requirements, including certificates of need; and

•	federal and state laws governing the diagnostic imaging equipment used in our business concerning patient safety, equipment operating specifications and radiation exposure levels.

     If our operations are found to be in violation of any of the laws and regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from Medicare, Medicaid or other governmental programs and the curtailment of our operations. Any penalties, damages, fines or curtailment of our operations, individually or in the aggregate, could adversely affect our ability to operate our business and our financial condition and results of operations. The risks of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, if we are unsuccessful in defending against such action, the imposition of certain penalties would adversely affect our financial condition and results of operations. If we were excluded from Medicare, Medicaid or other governmental programs, not only would we lose the revenues associated with such payors, but we anticipate that our other customers and partners would terminate their contracts or relationships with us.
The regulatory framework is uncertain and evolving.
     Healthcare laws and regulations may change significantly in the future. We continuously monitor these developments and modify our operations from time to time as the regulatory environment changes. However, we may not be able to adapt our operations to address new regulations, which could adversely affect our financial condition and results of operations. In addition, although we believe that we are operating in compliance with applicable federal and state laws, neither our current or anticipated business operations nor the operations of our contracted radiology groups have been the subject of judicial or regulatory interpretation. A review of our business by courts or regulatory authorities may result in a determination that could adversely affect our operations or the healthcare regulatory environment may change in a way that restricts our operations.
Risks Related to Relationships with Stockholders, Affiliates and Related Parties
A small number of stockholders may control a significant portion of Holdings’ common stock.
As a result of the consummation of the exchange offer and plan of reorganization, a significant portion of Holdings’ outstanding common stock is held by a small number of holders. As a result, these stockholders will have significant voting power with respect to the ability to:
•	authorize additional shares of Holdings’ capital stock;

•	amend Holdings’ certificate of incorporation or bylaws;

•	elect Holdings’ directors; or

•	effect or reject a merger, sale of assets or other fundamental transaction.
The extent of ownership by these stockholders may also discourage a potential acquirer from making an offer to acquire us. This could reduce the value of Holdings’ common stock.

USE OF PROCEEDS
     This prospectus is delivered in connection with the sale of the notes by J.P. Morgan in market-making transactions. We will not receive any of the proceeds from these transactions.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
     The following table sets forth certain summary consolidated historical financial information of our company. Historical financial information (exclusive of Adjusted EBITDA) as of and for the fiscal years ended June 30, 2003, 2004, 2005, 2006 and 2007 is derived from our audited consolidated financial statements.
     On August 1, 2007, we implemented fresh-start reporting in accordance with SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.
     The information in the table below is only a summary and should be read together with our audited consolidated financial statements as of June 30, 2006 and 2007 and for the fiscal years ended June 30, 2005, 2006 and 2007 and the related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Unaudited Pro Forma Condensed Consolidated Financial Data,” all as included elsewhere in this prospectus. The amounts in the table below reflect rounding adjustments (dollars in thousands, except share data).

	Holdings
						Pro Forma for
						the Year
	Years Ended June 30,					Ended
	2003	2004	2005	2006	2007	June 30, 2007
						(unaudited)
Statement of Operations Data:
Revenues	$237,752	$290,884	$316,873	$306,298	$286,914	$286,914
Costs of operations	180,044	233,421	268,157	271,272	261,426	261,145

Gross profit	57,708	57,463	48,716	35,026	25,488	25,769
Corporate operating expenses	(13,750)	(16,217)	(18,447)	(23,655)	(25,496)	(25,496)
Gain (loss) on sales of centers	—	2,129	(170)	—	—	—
Equity in earnings of unconsolidated subsidiaries	1,744	2,181	2,613	3,072	3,030	3,030
Interest expense, net	(37,514)	(40,682)	(44,860)	(50,754)	(52,780)	(36,853)
Gain on repurchase of notes payable	—	—	—	3,076	—	—
Loss on dissolution of partnership	—	—	—	(1,000)	—	—
Impairment of goodwill and other intangible assets	—	—	—	(190,807)	(29,595)	(29,595)

Income (loss) before reorganization items and income taxes	8,188	4,874	(12,148)	(225,042)	(79,353)	(63,145)
Reorganization items	—	—	—	—	(17,513)	(17,513)

Income (loss) before income taxes	8,188	4,874	(12,148)	(225,042)	(96,866)	(80,658)
Provision (benefit) for income taxes	3,266	1,950	15,069	(14,824)	2,175	2,175

Net income (loss)(1)(2)(3)	$4,922	$2,924	$(27,217)	$(210,218)	$(99,041)	$(82,833)

Net income (loss) per common share(4):
Basic	$5.70	$3.38	$(31.50)	$(243.31)	$(114.63)	$(9.58)
Diluted	5.59	3.32	(31.50)	(243.31)	(114.63)	(9.58)
Weighted average number of common shares outstanding(4):
Basic	864	864	864	864	864	8,644
Diluted	880	882	864	864	864	8,644
Balance Sheet Data:
Cash and cash equivalents	$19,554	$30,412	$20,839	$28,208	$20,832	$28,582
Working capital	32,580	48,116	36,068	34,550	24,567	30,031
Total assets	577,317	675,631	624,523	408,204	323,051	424,209
Total debt	446,119	539,823	501,568	503,382	506,356	296,756
Stockholders’ equity (deficit)	91,614	94,941	67,724	(141,893)	(241,432)	73,244
Cash Flow Data:
Net cash provided by operating activities	$61,756	$62,904	$64,045	$37,628	$9,065	—

Net cash used in investing activities	(102,705)	(145,034)	(35,759)	(28,507)	(16,045)	—
Net cash provided by (used in) financing activities	42,720	92,988	(37,859)	(1,752)	(396)	—
Other Data:
Capital expenditures	$56,967	$46,734	$30,459	$30,927	$16,163	—
Adjusted EBITDA(5)	95,047	104,289	98,313	72,295	60,062	—
Depreciation and amortization	49,345	58,733	65,601	64,852	57,040	56,759
Number of fixed-site centers	88	118	120	116	101	101
Number of mobile facilities	100	118	115	108	112	112

(1)	No cash dividends have been paid on Holdings' common stock for the periods indicated above.

(2)	Includes impairment charges related to our goodwill of approximately $29.6 million and goodwill and other intangible assets of approximately $190.8 million for the years ended June 30, 2007 and 2006, respectively.

(3)	Includes a charge for reorganization items of approximately $17.5 million for the year ended June 30, 2007.

(4)	The historical number of shares outstanding has been adjusted to reflect the reverse stock split of one share for 6.326392 shares of common stock implemented prior to the consummation of the plan of reorganization.

(5)	Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation and amortization, excluding the gain on repurchase of notes payable, the loss on dissolution of partnership and impairment of goodwill and other intangible assets for the year ended June 30, 2006 and the impairment of goodwill and reorganization items for the year ended June 30, 2007. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital projects and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present the discussion of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Our reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands) (unaudited):

	Holdings
	Years Ended June 30,
	2003	2004	2005	2006	2007
Net cash provided by operating activities	$61,756	$62,904	$64,045	$37,628	$9,065
Cash used for reorganization items	—	—	—	—	11,367
Provision (benefit) for income taxes	3,266	1,950	15,069	(14,824)	2,175
Interest expense, net	37,514	40,682	44,860	50,754	52,780
Gain (loss) on sales of centers	—	2,129	(170)	—	—
Amortization of deferred financing costs	—	(2,911)	(3,173)	(3,051)	(3,158)
Equity in earnings of unconsolidated partnerships	—	2,181	2,613	3,072	3,030
Distributions from unconsolidated partnerships	—	(2,054)	(2,621)	(3,387)	(3,008)
Net change in operating assets and liabilities	(7,489)	(592)	(7,086)	(6,121)	(12,189)
Net change in deferred income taxes	—	—	(15,224)	15,224	—

Adjusted EBITDA	$95,047	$104,289	$98,313	$79,295	$60,062

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
          The following unaudited pro forma consolidated financial data as of and for the year ended June 30, 2007 has been derived by the application of pro forma adjustments to our historical consolidated financial statements. The unaudited pro forma consolidated financial data is presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the plan of reorganization been completed at the beginning of the periods presented or as of the dates presented, nor is it indicative of our future financial position or results of operations.
          The unaudited pro forma consolidated balance sheet as of June 30, 2007 gives effect to the completion of the plan of reorganization (including the issuance of common stock in exchange for senior subordinated notes), the issuance of $15 million in principal amount of additional notes, and the repayment of the credit facility, as if each had occurred on the date of the consolidated balance sheet.
          The unaudited pro forma consolidated statement of operations for the year ended June 30, 2007 gives effect to the completion of the plan of reorganization (including the issuance of common stock in exchange for senior subordinated notes), the issuance of $15 million in principal amount of additional notes, and the repayment of the credit facility, as if each had occurred at the beginning of the period presented.
          The unaudited pro forma consolidated financial data is based on assumptions that we believe are reasonable and should be read in conjunction with our consolidated financial statements and related notes included in this prospectus.
          On August 1, 2007, we implemented fresh-start reporting in accordance with SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2007
(Amounts in thousands)

	Fresh-Start Adjustments
				Revaluation
		Settlement		of Assets
		of Unsecured		and
	Historical	Claims		Liabilities		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$20,832	$—		$7,750	(2)	$28,582
Trade accounts receivables, net	42,683	—		—		42,683
Other current assets	8,335	—		—		8,335

Total current assets	71,850	—		7,750		79,600

Property and equipment, net	144,823	—		—		144,823
Investments in partnerships	3,413	—		2,607	(3)	6,020
Other assets	7,881	—		(7,881	)(4)	—
Reorganization value in excess of amounts allocable to identifiable assets	—	108,972	(1)(9)	58,786	(9)	167,758
Other intangible assets, net	30,216			(4,208	)(5)	26,008
Goodwill	64,868	—		(64,868	)(6)	—

	$323,051	$108,972		$(7,814)		$424,209

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable and capital lease obligations	$8,664	$—		$(5,000	)(2)	$3,664
Accounts payable and other accrued expenses	38,619	—		7,286	(7)	45,905

Total current liabilities	47,283	—		2,286		49,569

Long-term liabilities:
Notes payable and capital lease obligations, less current portion	303,192	—		(10,100	)(2)(8)	293,092
Liabilities subject to compromise	205,704	(205,704	)(1)	—		—
Other long-term liabilities	8,304	—		—		8,304

Total long-term liabilities	517,200	(205,704)		(10,100)		301,396

Stockholders’ equity (deficit)
Common stock	5	4	(1)	—		9
Additional paid-in capital	87,081	(13,846	)(1)	—		73,235
Accumulated other comprehensive income	103	(103	)(1)	—		—
Accumulated deficit	(328,621)	328,621	(1)	—		—

Total stockholders’ equity (deficit)	(241,432)	314,676		—		73,244

	$323,051	$108,972		$(7,814)		$424,209

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended June 30, 2007
(Amounts in thousands, except share data)

	Historical	Adjustments		Pro Forma

Revenues	$286,914	$—		$286,914
Costs of operations	261,426	(281	)(10)	261,145

Gross profit	25,488	281		25,769
Corporate operating expenses	(25,496)	—		(25,496)
Equity in earnings of unconsolidated partnerships	3,030	—		3,030
Interest expense, net	(52,780)	(15,927	)(11)	(36,853)
Impairment of goodwill	(29,595)	—		(29,595)

Loss before reorganization items and income taxes	(79,353)	16,208		(63,145)
Reorganization items	(17,513)	—		(17,513)

Loss before income taxes	(96,866)	16,208		(80,658)
Provision for income taxes	2,175	—		2,175

Net loss	$(99,041)	$16,208		$(82,833)

Basic and diluted net loss per common share:	$(114.63)			$(9.58)
Weighted average number of basic and diluted common shares outstanding:	864	7,780	(1)	8,644

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA
(Amounts in thousands)

     The unaudited pro forma condensed consolidated financial data as of June 30, 2007 and the year ended June 30, 2007 reflect the following pro forma adjustments:
     (1) To reflect the cancellation of approximately $205,704 of liabilities subject to compromise pursuant to the terms of the plan of reorganization. The unsecured creditors received 7,780 shares of Holdings’ common stock in satisfaction of such claims.
     (2) To reflect the issuance of $15,000 in principal amount of notes in exchange for $12,750 of cash and the repayment of $5,000 on the credit facility.
     (3) To reflect an adjustment of approximately $2,607 to increase the fair value of investments in partnerships.
     (4) To reflect an adjustment of approximately $7,881 to reduce the value of deferred financing costs.
     (5) To reflect an adjustment of approximately $4,208 to reduce the value of other intangible assets. We allocated $16,000 to managed care contracts that are expected to amortize over a life of 30 years; $1,328 to wholesale contracts that are expected to amortize over 5 to 7 years; and $8,680 to our trademark that is expected to have an indefinite life.
     Identification and allocation of value to the identified intangible assets was based on the provisions of Statement of Financial Accounting Standards No. 141, “Business Combinations”, or SFAS 141. The fair value of the identified intangible assets was estimated using a discounted cash flow analysis. This method includes a projection of net cash flows attributable to the respective intangible assets. Net cash flows attributable to the identified assets are discounted to their present value at a rate commensurate with the perceived risk. The projected cash flow assumptions considered historical attrition and renewal rates of our contracts.
     The estimates of expected useful lives are based on the guidance from SFAS 141. The useful lives of managed care contracts are based on the expected life of the contracts and the number of years in which net cash flows have been projected. The useful lives of wholesale contracts are based on the length and historical renewal rates of the contracts.

     Assumptions used in forecasting cash flows for each of the identified intangible assets included consideration of (i) historical and projected revenues and gross profit generated from managed care and wholesale contracts, (ii) historical attrition rates of managed care contracts, and (iii) renewal rates of wholesale contracts.
     (6) To reflect an adjustment of approximately $64,868 to reduce the value of goodwill.
     (7) To reflect additional fees and expenses of approximately $7,286 we expect to incur related to the reorganization.
     (8) To reflect an adjustment of approximately $22,850 to reduce the value of notes to their estimated fair value.
     (9) To reflect the recast of our balance sheet using estimated fair market values under fresh-start reporting as set forth in SOP 90-7. This recast balance sheet is based on an estimated equity value of approximately $73,244, combined with additional assumptions regarding the fair value of our assets and liabilities and the recording of identifiable assets. Under SOP 90-7 the total reorganization value is allocated to our tangible and intangible assets and liabilities based on their fair values as of the date of the completion of the bankruptcy. Any reorganization value in excess of amounts allocable to identifiable assets are recorded as reorganization value in excess of amounts allocable to identifiable assets on our balance sheet.
     The final determination of fair value (i) may differ materially from the estimates set forth in the unaudited pro forma condensed consolidated financial data and (ii) will include management’s final valuation of fair value of assets and liabilities. The final valuation will be based on the actual net tangible and intangible assets that existed as of the date of the completion of the bankruptcy.
     (10) To adjust amortization expense on our other intangible assets.
     (11) To reverse interest expense of $17,606 and amortization of deferred financing costs of $3,158 related to the senior subordinated notes, partially offset by interest expense of $1,594 on the additional notes, and amortization of $3,243 of discount related to the reduction in value of the notes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and accompanying notes which appear elsewhere in this prospectus. It contains forward-looking statements that reflect our plans, estimates and beliefs, and which involve risks, uncertainties and assumptions. Please see the section entitled “Cautionary Note Regarding Forward-Looking Statements” for more information. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, including, without limitation, the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
     We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in core markets throughout the United States. Our services include MRI, CT, PET, PET/CT, and other technologies. These services are noninvasive techniques that generate representations of internal anatomy on film or digital media, which are used by physicians for the diagnosis and assessment of diseases and disorders.
     We serve a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies. We operate in more than 30 states with a substantial presence in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. While we generated approximately 69% of our total revenues from MRI services during the year ended June 30, 2007, we provide a comprehensive offering of diagnostic imaging and treatment services, including PET, PET/CT, CT, mammography, bone densitometry, ultrasound, lithotripsy and x-ray.
     As of June 30, 2007, our network consists of 101 fixed-site centers and 112 mobile facilities. This combination allows us to provide a full continuum of imaging services to better meet the needs of our customers. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Our mobile facilities provide hospitals and physician groups access to imaging technologies when they lack either the resources or patient volume to provide their own imaging services or require incremental capacity. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of radiological procedures and quality assurance. We do not engage in the practice of medicine. We have two reportable segments: mobile operations and fixed operations. Our mobile operations include 20 parked mobile facilities, each of which serves a single customer. Our fixed operations include five mobile facilities as part of our fixed operations in Maine. Certain financial information regarding our reportable segments is included in Note 18 to our consolidated financial statements, which are a part of this prospectus.
     Historically, we pursued a strategy that was largely focused on growth through the acquisition of imaging businesses in various parts of the country. More recently, we began the process of implementing a strategy based on identifying and focusing our efforts on core markets. A core market strategy may allow us more operating efficiencies and synergies than are available in a nationwide strategy. Determining core markets will be based on many factors and not just the number of fixed-site centers or mobile facilities in an area. Other factors would include, without limitation, the capabilities of our contracted radiologists, any hospital affiliations, the strength of returns on capital investment, the potential for growth and sustainability of our business in the area, the reimbursement environment for the area, the strength of competing providers in the area, population growth trends, and any regulatory restrictions. We expect that this strategy will result in us exiting some markets while increasing our presence in others, which may be accomplished through business or asset sales, swaps, purchases, closures and the development of new fixed-site centers. As discussed below, our board of directors was recently reconfigured with five new members. Our management is reviewing and analyzing with our board of directors our current core market strategy. As a result, we may determine to continue with such strategy, modify such strategy or identify an alternate strategy.
     Growth in the diagnostic imaging industry has been and will continue to be driven by (1) an aging population, (2) the increasing acceptance of diagnostic imaging, particularly PET/CT and (3) expanding applications of CT, MRI and PET technologies.

Reorganization
     In November 2006, we engaged Lazard Frères & Co. LLC as our financial advisor to assist us in exploring strategic alternatives. In March 2007, we announced an offer to exchange shares of Holdings’ common stock for up to $194.5 million aggregate principal amount of InSight’s 9.875% senior subordinated notes due 2011, or senior subordinated notes. The exchange offer initially provided for consummation on an out-of-court basis or in connection with the filing of a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. On May 29, 2007, Holdings and InSight filed voluntary petitions to reorganize their business under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (Case No. 07-10700). The other subsidiaries of Holdings were not included in the bankruptcy filing and continued to operate their business. On July 10, 2007, the bankruptcy court confirmed Holdings’ and InSight’s Second Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code. The plan of reorganization became effective and Holdings and InSight emerged from bankruptcy protection on August 1, 2007, or the effective date.
     On August, 1, 2007, pursuant to the exchange offer and the plan of reorganization, all of Holdings’ common stock, all options for Holdings’ common stock and all of InSight’s senior subordinated notes were cancelled, and the following distributions were made (after giving effect to a 1 for 6.326392 reverse stock split of Holdings’ common stock):
•	Holders of InSight’s senior subordinated notes received 7,780,000 shares of newly issued Holdings’ common stock, which represented 90% of all shares of Holdings’ common stock outstanding after consummation of the plan of reorganization.

•	Holders of Holdings’ common stock prior to the effective date received 864,444 shares of newly issued Holdings’ common stock, which represented 10% of all shares of Holdings’ common stock after consummation of the plan of reorganization.
     Holdings’ common stock is listed on the Over-The-Counter Bulletin Board under the symbol “ISGT.”
     The plan of reorganization provided for the assumption of substantially all executory contracts and unexpired leases; provided, however, we did terminate (i) the management agreement with J. W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and (ii) the stockholders agreement with holders of Holdings’ common stock and stock options. Pursuant to the plan of reorganization, the boards of directors of Holdings and InSight were reconfigured, and five of the directors of each board were designated by an ad hoc committee of holders of senior subordinated notes, one was designated by the holders of Holdings’ common stock prior to the effective date, and Bret W. Jorgensen, the President and Chief Executive Officer of Holdings and InSight, remained a director. Additional information regarding the new board of directors is included in the section entitled “Management.”
     This reorganization significantly deleveraged our balance sheet and improved our projected cash flow after debt service and long-term liquidity. As a result, we believe this reorganization has improved our ability to compete in our industry, although we continue to operate with significant leverage and face the industry challenges of overcapacity and reimbursement reductions by Medicare and other third-party payors.
Summary
     As described in greater detail below, our business faces many challenges. Some of these challenges are unique to our business, while other challenges are industry-wide. Our revenues for the year ended June 30, 2007 decreased by approximately 6.3% as compared to the year ended June 30, 2006 and our costs of operations decreased by 3.6%. Moreover, our corporate operating expenses and interest expense rose during the same period. For the year ended June 30, 2007, our Adjusted EBITDA decreased approximately 24.2% as compared to the year ended June 30, 2006 (see our reconciliation of net cash provided by operating activities to Adjusted EBITDA in the subsection entitled “Financial Condition, Liquidity and Capital Resources”). This 24.2% decline in Adjusted EBITDA was preceded by an approximate 19.3% decline in Adjusted EBITDA for the year ended June 30, 2006 compared to the year ended June 30, 2005. The decline in Adjusted EBITDA as compared to prior years has become a historical trend based on our performance during the past three fiscal years. This negative trend in Adjusted EBITDA may continue and may be exacerbated by the adverse effects of the Medicare reimbursement reductions with respect to PET and PET/CT rates and the DRA, as discussed in the subsection entitled “Reimbursement” below.

     We have attempted to implement, and will continue to develop and implement, various revenue enhancement and cost reduction initiatives. While we have experienced some improvements through our cost reduction initiatives, our revenue enhancement initiatives have produced minimal improvements to date. Moreover, future revenue enhancement initiatives will face significant challenges because of the continued overcapacity in the diagnostic imaging industry and reimbursement reductions by Medicare and other third-party payors.
     In the second quarter of fiscal 2007, we reduced our overall labor force by 40 positions, which we expect will result in estimated annual savings of approximately $3.3 million. Additionally, certain other open positions have been eliminated, which we expect will result in additional annual savings of approximately $2.4 million. In connection with the reduction of our labor force, we recorded a severance charge of approximately $0.6 million in the second quarter of fiscal 2007.
     Notwithstanding the consummation of our exchange offer (Holdings’ common stock for senior subordinated notes) and the plan of reorganization, we still have a substantial amount of debt, which requires significant interest and principal payments. As of August 2, 2007, we had total indebtedness of approximately $321.4 million. In addition, as a result of the various factors that affect our industry generally and our business specifically, we have experienced significant declines in our operating results and cash flows as compared to prior year periods for the past three fiscal years. We believe, based on currently available information, that future net cash provided by operating activities and our credit facility will be adequate to meet our operating cash and debt service requirements for at least the next twelve months. Moreover, if our net cash provided by operating activities declines further than we have anticipated, we are prepared to take steps to conserve our cash, including delaying or restructuring our capital projects (entering into capital and operating leases rather than using cash). We believe these steps would still enable us to meet our liquidity needs even if net cash provided by operating activities falls below what we have anticipated. If our net cash provided by operating activities were to severely decline, we may be unable to service our indebtedness. However, we believe that we will be able to meet our liquidity needs to allow us to continue normal operations.
Acquisition and Dispositions
     In March 2006, we purchased a majority ownership interest in a joint venture that operates an MRI fixed-site center in San Ramon, California. The purchase price was approximately $2.3 million, net of cash acquired.
     During the fiscal year ended June 30, 2007, we closed three fixed-site centers and sold one fixed-site center. During the fiscal year ended June 30, 2006, we closed four fixed-site centers and dissolved a mobile lithotripsy partnership. During the fiscal year ended June 30, 2005, we sold a fixed-site center and our interests in two joint venture fixed-site centers.
Segments
     We have two reportable segments, fixed operations and mobile operations:
     Fixed Operations: Generally, our fixed operations consist of freestanding imaging centers which we refer to as fixed-site centers. Revenues at our fixed-site centers are primarily generated from services billed, on a fee-for-service basis, directly to patients or third-party payors such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds, which we generally refer to as our patient services revenues and management fees. Revenues from our fixed operations have been and will continue to be driven by the growth in the diagnostic imaging industry discussed above and are dependent on our ability to:
•	attract patient referrals from physician groups and hospitals;

•	maximize procedure volume;

•	maintain our existing contracts and enter into new ones with managed care organizations and commercial insurance carriers; and

•	acquire or develop new fixed-site centers.
     Mobile Operations: Our mobile operations consist of mobile facilities, which provide services to hospitals, physician groups and other healthcare providers. Revenues from our mobile operations are primarily generated from fee-for-service arrangements and fixed fee contracts billed directly to our customers, which we generally refer to as contract services revenues. Revenues from our mobile operations have been and will continue to be driven by the growth in the diagnostic imaging industry and are dependent on our ability to:
•	establish new mobile customers within our core markets;

•	structure efficient mobile routes that maximize equipment utilization and reduce vehicle operations costs; and

•	renew existing contracts with our mobile customers.
Negative Trends
     Our fixed and mobile operations have been and will continue to be adversely affected by the following negative trends:
•	overcapacity in the diagnostic imaging industry;

•	reductions in reimbursement from certain third-party payors including planned reductions from Medicare;

•	reductions in compensation paid by our mobile customers;

•	competition from other mobile providers;

•	competition from equipment manufacturers which have caused some of our referral sources, some of our mobile customers, and our mobile customers’ referral sources to invest in their own diagnostic imaging equipment; and

•	industry-wide increases in salaries and benefits for technologists.
Reimbursement
     Medicare. The Medicare program provides reimbursement for hospitalization, physician, diagnostic and certain other services to eligible persons 65 years of age and over and certain others. Providers are paid by the federal government in accordance with regulations promulgated by the Department of Health and Human Services and generally accept the payment with nominal deductible and co-insurance amounts required to be paid by the service recipient, as payment in full. Since 1983, hospital inpatient services have been reimbursed under a prospective payment system. Hospitals receive a specific prospective payment for inpatient treatment services based upon the diagnosis of the patient.
     Under Medicare’s prospective payment system for hospital outpatient services, or OPPS, a hospital is paid for outpatient services on a rate per service basis that varies according to the ambulatory payment classification group, or APC, to which the service is assigned rather than on a hospital’s costs. Each year the Centers for Medicare and Medicaid Services, or CMS, publishes new APC rates that are determined in accordance with the promulgated methodology. Multi-modality and certain fixed-site centers which are freestanding and not hospital-based facilities are not directly affected by OPPS.
     Under the final rule for OPPS effective January 1, 2007, technical fees for PET and PET/CT were reduced. The national rate for PET changed from $1,150 to $850 per scan plus reimbursement for the necessary radiopharmaceutical and the national rate for PET/CT changed from $1,250 to $950 per scan plus reimbursement for the necessary radiopharmaceutical. CMS posted the review copy of its notice of proposed rule-making for OPPS on July 16, 2007. As part of the proposal, among other things, CMS seeks to package many radiology and radiation oncology services and drugs into procedural codes, thereby paying one consolidated payment for a service that commonly involves several coding components.

In addition, CMS is proposing to reassign the current procedural terminology codes for PET/CT scans to a new APC, with a proposed increased median of $1,093.52; however, this new payment rate includes the reimbursement for both the technical service and the necessary radiopharmaceutical. Because unfavorable reimbursement policies constrict the profit margins of the mobile customers we bill directly, we have and may continue to lower our fees to retain existing PET and PET/CT customers and attract new ones. Although CMS continues to expand reimbursement for new applications of PET and PET/CT, expanded application is unlikely to significantly offset the anticipated overall reductions in PET and PET/CT reimbursement. Any modifications under OPPS further reducing reimbursement to hospitals may adversely impact our financial condition and results of operations since hospitals will seek to offset such modifications.
     Furthermore, in August 2005, CMS published proposed regulations that would apply to hospital outpatient services that significantly decrease the reimbursement for diagnostic procedures performed together on the same day. Under the proposed new methodology, CMS identified families of imaging procedures by imaging modality and contiguous body area. Medicare would pay 100% of the technical component of the higher-priced procedure and 50% for the technical component of each additional procedure for procedures involving contiguous body parts within a family of codes when performed in the same session. Under the current methodology, Medicare pays 100% of the technical component of each procedure. In November 2006, CMS published final regulations that delay the implementation of this reimbursement methodology. Implementation of this reimbursement methodology would adversely impact our financial condition and results of operations since our hospital customers would seek to offset their reduced reimbursement through lower rates with us.
     Services provided in non-hospital based freestanding facilities, such as independent diagnostic treatment facilities, are paid under the Medicare Part B fee schedule. In November 2005, CMS published final regulations, which would implement the same multi-procedure methodology rate reduction proposed for hospital outpatient services, for procedures reimbursed under the Part B fee schedule. CMS proposed phasing in this rate reduction over two years, 25% in 2006, and another 25% in 2007. The first phase of the rate reduction was effective January 1, 2006; however, pursuant to final regulations released in November 2006, CMS did not implement the second phase of the rate reduction in 2007.
     The DRA was signed into law by President Bush in February 2006. The DRA will result in significant reductions in reimbursement for radiology services for Medicare beneficiaries, with anticipated savings to the federal government. The DRA provides, among other things, that reimbursement for the technical component for imaging services (excluding diagnostic and screening mammography) in non-hospital based freestanding facilities will be the lesser of OPPS or the Medicare Part B fee schedule. These reductions became effective on January 1, 2007. We believe that the implementation of the reimbursement reductions in the DRA will have a material adverse effect on our financial condition and results of operations. For our fiscal year ended June 30, 2007, Medicare revenues represented approximately $32 million, or approximately 11% of our total revenues. We believe that the DRA reimbursement reduction decreased our patient services revenues by approximately $3.1 million during the six months ended June 30, 2007. We expect to experience a comparable decrease in our Medicare revenues for the remaining six months of calendar 2007. While there are active and ongoing efforts to modify or otherwise mitigate the financial impact of the DRA on radiology services, we currently do not anticipate that these efforts will be materially successful.
     Finally, Medicare reimbursement rates under the Medicare Part B fee schedule are calculated in accordance with a statutory formula. As a result, for calendar years 2005, 2006 and 2007, CMS published regulations decreasing the Part B reimbursement rates by 3.3%, 4.3% and 5.0%, respectively. In each instance, Congress enacted legislation preventing the decreases from taking effect. This legislation increased the Part B reimbursement rates by 1.5% in 2005 and 2006. No specific increase was included in the 2007 legislation. We anticipate that CMS will continue to release regulations for decreases in reimbursement rates under the Medicare Part B fee schedule until the statutory formula is changed through enactment of new legislation. In fact, the proposed decrease under the Medicare Part B fee schedule is 5.1% for calendar 2008.
     All of the congressional and regulatory actions described above reflect industry-wide cost-containment pressures that we believe will continue to affect healthcare providers for the foreseeable future.
     Medicaid. The Medicaid program is a jointly-funded federal and state program providing coverage for low-income persons. In addition to federally-mandated basic services, the services offered and reimbursement methods vary from state to state. In many states, Medicaid reimbursement is patterned after the Medicare program; however, an increasing number of states have established or are establishing payment methodologies intended to provide healthcare services to Medicaid patients through managed care arrangements.

     Managed Care and Private Insurance. Health Maintenance Organizations, or HMOs, Preferred Provider Organizations, or PPOs, and other managed care organizations attempt to control the cost of healthcare services by a variety of measures, including imposing lower payment rates, preauthorization requirements, limiting services and mandating less costly treatment alternatives. Managed care contracting is competitive and reimbursement schedules are at or below Medicare reimbursement levels. However, we believe that managed care organizations may also reduce or otherwise limit reimbursement in response to reductions in government reimbursement, which could have an adverse impact on our financial condition and results of operations. These reductions may be similar to the reimbursement reductions set forth in the DRA. The development and expansion of HMOs, PPOs and other managed care organizations within our core markets could have a negative impact on utilization of our services in certain markets and/or affect the revenues per procedure which we can collect, since such organizations will exert greater control over patients’ access to diagnostic imaging services, the selection of the provider of such services and the reimbursement thereof.
     Some states have adopted or expanded laws or regulations restricting the assumption of financial risk by healthcare providers which contract with health plans. While we are not currently subject to such regulation, we or our customers may in the future be restricted in our ability to assume financial risk, or may be subjected to reporting requirements if we do so. Any such restrictions or reporting requirements could negatively affect our contracting relationships with health plans.
     Private health insurance programs generally have authorized payment for our services on satisfactory terms. However, we believe that private health insurance programs may also reduce or otherwise limit reimbursement in response to reductions in government reimbursement, which could have an adverse impact on our financial condition and results of operations. These reductions may be similar to the reimbursement reductions set forth in the DRA.
     Several significant third-party payors implemented the reduction for multiple images on contiguous body parts (as currently in effect under CMS regulations), and additional payors may propose to implement this reduction as well. If CMS implements the second phase of the rate reduction for multiple images on contiguous body parts, third-party payors may follow CMS practice and implement a similar reduction. Such reduction would further negatively affect our financial condition and results of operations.
     Furthermore, certain third-party payors have proposed and implemented initiatives which have the effect of substantially decreasing reimbursement rates for diagnostic imaging services provided at non-hospital facilities, and payors are continuing to monitor reimbursement for diagnostic imaging services. A third-party payor has instituted a requirement of participation that requires freestanding imaging center providers to offer multi-modality imaging services and not simply offer one type of diagnostic imaging service. Similar initiatives enacted in the future by a significant number of additional third-party payors would have an adverse impact on our financial condition and results of operations.
Revenues
     We earn revenues by providing services to patients, hospitals and other healthcare providers. Our patient services revenues are billed, on a fee-for-service basis, directly to patients or third-party payors such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds, collectively, payors. Patient services revenues also includes balances due from patients, which are primarily collected at the time the procedure is performed. Our charge for a procedure is comprised of charges for both the technical and professional components of the service. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from the payors, and (2) payments due to radiologists for interpreting the results of the diagnostic imaging procedures.
     Our billing system does not generate contractual adjustments. Contractual adjustments are manual estimates based upon an analysis of historical experience of contractual payments from payors and the outstanding accounts receivables from payors.

Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded.
     We report payments to radiologists on a net basis because (1) we are not the primary obligor for the provision of professional services, (2) the radiologists receive contractually agreed upon amounts from collections and (3) the radiologists bear the risk of non-collection; however, we have entered into arrangements with several radiologists pursuant to which we pay the radiologists directly for their professional services at an agreed upon contractual rate. With respect to these arrangements, the professional component is included in our revenues, and our payments to the radiologists are included in costs of services.
     Our collection policy is to obtain all required insurance information at the time a procedure is scheduled, and to submit an invoice to the payor immediately after a procedure is completed. Most third-party payors require preauthorization before an MRI or PET procedure is performed on a patient.
     We refer to our revenues from hospitals, physician groups and other healthcare providers as contract services revenues. Contract services revenues are primarily generated from fee-for-service arrangements, fixed-fee contracts and management fees billed to the hospital, physician group or other healthcare provider. Contract services revenues are generally billed to our customers on a monthly basis. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue. Revenues are affected by the timing of holidays, patient and referring physician vacation schedules and inclement weather.
     The provision for doubtful accounts is reflected as an operating expense rather than a reduction of revenues and represents our estimate of amounts that will be uncollectible from patients, payors, hospitals and other healthcare providers. The provision for doubtful accounts includes amounts to be written off with respect to specific accounts involving customers which are financially unstable or materially fail to comply with the payment terms of their contract and other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded. Our historical write-offs for uncollectible accounts are not concentrated in a specific payor class.
     The following illustrates our payor mix based on revenues for the year ended June 30, 2007:

Percentage of Total Revenues

Hospitals, physician groups and other healthcare providers (1)	46%
Managed care and insurance	37%
Medicare	11%
Medicaid	2%
Workers’ compensation	2%
Other, including self-pay patients	2%

(1)	No single hospital, physician group or other healthcare provider accounted for more than 5% of our total revenues.
     As of June 30, 2007, our days sales outstanding for trade accounts receivables on a net basis was 54 days. We calculate days sales outstanding by dividing accounts receivables, net of allowances, by the three-month average revenue per day.

     The aging of our gross and net trade accounts receivables as of June 30, 2007 is as follows (amounts in thousands):

					120 days
	Current	30 days	60 days	90 days	and older	Total
			(unaudited)
Hospitals, physician groups and other healthcare providers	$10,360	$4,645	$1,248	$564	$2,213	$19,030
Managed care and insurance	19,547	8,613	4,488	3,106	14,196	49,950
Medicare/Medicaid	5,740	1,468	977	744	3,818	12,747
Workers’ compensation	1,236	776	568	444	1,875	4,899
Other, including self-pay patients	236	101	104	95	84	620

Trade accounts receivables	37,119	15,603	7,385	4,953	22,186	87,246

Less: Allowances for professional fees	(4,193)	(1,595)	(892)	(629)	(3,152)	(10,461)
Allowances for contractual adjustments	(12,490)	(4,413)	(2,611)	(157)	(1,783)	(21,454)
Allowances for doubtful accounts	(318)	(146)	(67)	(2,038)	(10,079)	(12,648)

Trade accounts receivables, net	$20,118	$9,449	$3,815	$2,129	$7,172	$42,683

Operating Expenses
     We operate in a capital-intensive industry that requires significant amounts of capital to fund operations. As a result, a high percentage of our total operating expenses are fixed. Our fixed costs include depreciation and amortization, debt service and capital lease payments, rent and operating lease payments, salaries and benefit obligations, equipment maintenance expenses, and insurance and vehicle operation costs. We expect that our costs for the salaries and benefits of technologists will continue to increase for the foreseeable future because of the industry’s competitive demand for their services. Due to the increase in our mobile PET and PET/CT facilities, which are moved more frequently, our vehicle operation costs will continue to increase until we can maximize geographic operating efficiencies. Because a large portion of our operating expenses are fixed, any increase in our procedure volume disproportionately increases our operating cash flow. Conversely, any decrease in our procedure volume disproportionately decreases our operating cash flow. Our variable costs, which comprise only a small portion of our total operating expenses, include the cost of service supplies such as film, contrast media and radiopharmaceuticals used in PET and PET/CT procedures.
Results of Operations
     The following table sets forth certain historical financial data expressed as a percentage of revenues for each of the periods indicated:

	Years Ended June 30,
	2007	2006	2005
REVENUES	100.0%	100.0%	100.0%

COSTS OF OPERATIONS:
Costs of services	67.1	64.6	61.4
Provision for doubtful accounts	2.0	1.7	1.8
Equipment leases	2.1	1.1	0.7
Depreciation and amortization	19.9	21.2	20.7

Total costs of operations	91.1	88.6	84.6

Gross profit	8.9	11.4	15.4

CORPORATE OPERATING EXPENSES	(8.9)	(7.7)	(5.8)

EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	1.1	1.0	0.8

INTEREST EXPENSE, net	(18.5)	(16.6)	(14.2)

GAIN ON REPURCHASE OF NOTES PAYABLE	—	1.0	—

LOSS ON DISSOLUTION OF PARTNERSHIP	—	(0.3)	—

IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS	(10.3)	(62.3)	—

Loss before reorganization items and income taxes	(27.7)	(73.5)	(3.8)

REORGANIZATION ITEMS	(6.1)	—	—

Loss before income taxes	(33.8)	(73.5)	(3.8)

PROVISION (BENEFIT) FOR INCOME TAXES	0.8	(4.8)	4.8

Net loss	(34.6)%	(68.6)%	(8.6)%

     The following table sets forth certain historical financial data by segment for the periods indicated (amounts in thousands):

	Years Ended June 30,
	2007	2006	2005

Revenues
Fixed operations	$180,115	$191,637	$196,482
Mobile operations	106,799	114,661	120,391

Total	$286,914	$306,298	$316,873

Costs of Operations
Fixed operations	$151,447	$154,377	$150,105
Mobile operations	91,345	97,586	98,147
Other	18,634	19,309	19,905

Total	$261,426	$271,272	$268,157

Costs of Operations as a Percentage of Revenues
Fixed operations	84.1%	80.6%	76.4%
Mobile operations	85.5	85.1	81.5

Total	91.1%	88.6%	84.6%

     Years Ended June 30, 2007 and 2006
     Revenues: Revenues decreased approximately 6.3% from approximately $306.3 million for the year ended June 30, 2006, to approximately $286.9 million for the year ended June 30, 2007. This decrease was due to lower revenues from our fixed operations (approximately $11.5 million) and from our mobile operations (approximately $7.9 million). Revenues from our fixed and mobile operations represented approximately 63% and 37%, respectively, of our total revenues for the years ended June 30, 2007 and 2006.

     Revenues from our fixed operations decreased approximately 6.0% from approximately $191.6 million for the year ended June 30, 2006, to approximately $180.1 million for the year ended June 30, 2007. This decrease was due primarily to (1) lower revenues from our existing fixed-site centers (approximately $8.5 million, which amount includes approximately $3.1 million as a result of the DRA) and (2) the loss of revenues from the centers we sold or closed during fiscal 2007 and 2006 (approximately $5.8 million), partially offset by (1) higher revenues from changes in payment arrangements with certain radiologists discussed above (approximately $2.0 million) and (2) revenues from a joint venture fixed-site center we acquired during the third quarter of fiscal 2006 (approximately $0.8 million). Revenues from our existing fixed-site centers decreased because of (1) lower procedure volume (approximately 1%) as a result of the negative trends discussed above and (2) a decline in our average reimbursement from payors (approximately 4%). Revenues have been and may continue to be adversely affected by the negative trends discussed above.
     Revenues from our mobile operations decreased approximately 6.9% from approximately $114.7 million for the year ended June 30, 2006, to approximately $106.8 million for the year ended June 30, 2007. This decrease was partially due to (1) lower revenues from our existing mobile facilities (approximately $7.5 million) and (2) loss of revenues from a mobile lithotripsy partnership we dissolved during the second quarter of fiscal 2006 (approximately $0.4 million). Revenues from our existing mobile facilities decreased because of lower MRI and lithotripsy revenues. Revenues have been and may continue to be adversely affected by the negative trends discussed above.
     Approximately 55% of our total revenues were generated from patient services revenues for the year ended June 30, 2007. All patient services revenues were earned from our fixed operations for the year ended June 30, 2007. Approximately 45% of our total revenues for the year ended June 30, 2007 were generated from contract services revenues. Contract services revenues for fixed and mobile operations represented approximately 17% and 83%, respectively, of total contract services revenues for the year ended June 30, 2007.
     Costs of Operations: Costs of operations decreased approximately 3.6% from approximately $271.3 million for the year ended June 30, 2006, to approximately $261.4 million for the year ended June 30, 2007. This decrease was due primarily to (1) lower costs at our mobile operations (approximately $6.3 million); (2) lower costs at our fixed operations (approximately $3.0 million); and (3) lower costs at our billing and other operations (approximately $0.6 million). The decrease at our billing and other operations is due to lower amortization expense on our other intangible assets as a result of a reduction in their carrying value from an impairment charge taken during the fourth quarter of fiscal 2006, partially offset by higher salaries and benefits, partially as a result of severance payments in connection with the consolidation of a billing office.
     Costs of operations at our fixed operations decreased approximately 1.9% from approximately $154.4 million for the year ended June 30, 2006, to approximately $151.4 million for the year ended June 30, 2007. Costs of operations decreased due to the elimination of costs from the centers we sold or closed in fiscal 2007 and 2006 (approximately $5.0 million), offset by (1) higher costs at our existing fixed-site centers (approximately $0.8 million); (2) costs from a joint venture fixed-site center we acquired during the third quarter of fiscal 2006 (approximately $0.8 million); (3) charges to close two fixed-site centers during the first quarter of fiscal 2007 (approximately $0.3 million); and (4) severance charges related to the reduction in labor force in the second quarter of fiscal 2007 discussed above (approximately $0.1 million). The increase in costs at our existing fixed-site centers was primarily due to (1) higher payments to radiologists (approximately $2.0 million) discussed above; (2) higher equipment lease costs as a result of entering into more operating leases (approximately $1.4 million); (3) higher occupancy costs (approximately $0.7 million); and (4) higher equipment maintenance costs (approximately $0.3 million), partially offset by (1) lower medical supply costs as a result of lower volumes and cost reduction initiatives throughout our fixed-site centers (approximately $1.2 million); (2) reduced taxes, primarily property taxes (approximately $0.7 million); (3) reduced minority interest expense and management fees as a result of lower earnings from our consolidated partnerships (approximately $0.5 million); and (4) reduced insurance premium costs (approximately $0.3 million).
     Costs of operations at our mobile operations decreased approximately 6.5% from approximately $97.6 million for the year ended June 30, 2006, to approximately $91.3 million for the year ended June 30, 2007. The decrease was due primarily to a reduction in costs at our existing mobile facilities (approximately $6.7 million), partially offset by severance charges related to the reduction in labor force in the second quarter of fiscal 2007 discussed above (approximately $0.4 million). The reduction in costs at our existing mobile facilities was primarily caused by (1) lower depreciation and amortization expense (approximately $4.9 million); (2) lower salaries and benefits (approximately $2.6 million); (3) lower medical supply costs as a result of lower volumes and cost reduction initiatives (approximately $0.6 million); (4) reduced travel and entertainment costs (approximately $0.5 million); and (5) reduced insurance premium costs (approximately $0.2 million), partially offset by (1) higher equipment lease costs as a result of entering into more operating leases (approximately $1.9 million); (2) higher vehicle operation costs (approximately $0.7 million); and (3) bad debt expense (approximately $0.5 million).

     Corporate Operating Expenses: Corporate operating expenses increased approximately 7.6% from approximately $23.7 million for the year ended June 30, 2006, to approximately $25.5 million for the year ended June 30, 2007. The increase was due primarily to (1) higher legal and consulting fees relating to certain legal proceedings described in the subsection entitled “Legal Proceedings” (approximately $2.2 million); (2) higher sales and marketing costs (approximately $0.8 million); and (3) higher accounting costs (approximately $0.5 million), primarily related to compliance with regulations related to the Sarbanes-Oxley Act, partially offset by the elimination of costs from a national sales meeting in the first quarter of fiscal 2006 (approximately $0.9 million).
     Interest Expense, net: Interest expense, net increased approximately 4.1% from approximately $50.7 million for the year ended June 30, 2006, to approximately $52.8 million for the year ended June 30, 2007. The increase was due primarily to higher interest rates on our variable rate indebtedness. We expect that interest expense, net will decrease materially for fiscal 2008 as a result of the cancellation and exchange of approximately $194.5 million of senior subordinated notes for Holdings’ common stock pursuant to the exchange offer and the plan of reorganization.
     Impairment of Goodwill: During the second quarter of fiscal 2007 we recorded a non-cash goodwill impairment charge of approximately $29.6 million. This charge is a reduction in the carrying value of goodwill for our fixed reporting unit. See “Critical Accounting Policies and Estimates” below and Note 7 to our consolidated financial statements, which are a part of this prospectus.
     Reorganization Items: During the fourth quarter of fiscal 2007, we recorded approximately $17.5 million for items in accordance with SOP 90-7 for expenses related to Holdings’ and InSight’s reorganization. We expect to incur approximately $7.3 million in additional fees and expenses related to Holdings’ and InSight’s reorganization.
     Provision (Benefit) for Income Taxes: Provision (benefit) for income taxes increased from a benefit of approximately $14.8 million for the year ended June 30, 2006, to a provision of approximately $2.2 million for the year ended June 30, 2007. The provision for income taxes for the year ended June 30, 2007 is primarily related to estimated state income taxes. The benefit for the year ended June 30, 2006 is primarily related to a reduction in deferred tax liabilities related to financial statement and tax basis differences for goodwill. As a result of the plan of reorganization, future utilization of our NOL carryforwards will be limited. We anticipate that the limitation will allow use of approximately $3.0 million of attributes per year.
     Years Ended June 30, 2006 and 2005
     Revenues: Revenues decreased approximately 3.3% from approximately $316.9 million for the year ended June 30, 2005, to approximately $306.3 million for the year ended June 30, 2006. This decrease was due to lower revenues from our fixed operations (approximately $4.9 million) and from our mobile operations (approximately $5.7 million). Revenues from our fixed operations and mobile operations represented approximately 63% and 37%, respectively, of our total revenues for the year ended June 30, 2006.
     Revenues from our fixed operations decreased approximately 2.5% from approximately $196.5 million for the year ended June 30, 2005, to approximately $191.6 million for the year ended June 30, 2006. This decrease was due primarily to (1) a loss of revenues from the centers we sold, deconsolidated or closed during fiscal 2006 and 2005 (approximately $5.9 million) and (2) lower revenues from our existing fixed-site centers (approximately $1.5 million), partially offset by (1) higher revenues from changes in payment arrangements with certain radiologists (approximately $2.1 million) and (2) increased revenues from the acquisition of a joint venture fixed-site center during the third quarter of fiscal 2006 (approximately $0.4 million). Revenues were adversely affected by the negative trends described above.

     Revenues from our mobile operations decreased approximately 4.7% from approximately $120.4 million for the year ended June 30, 2005, to approximately $114.7 million for the year ended June 30, 2006. This decrease was partially due to the dissolution of a mobile lithotripsy partnership during the second quarter of fiscal 2006 (approximately $1.4 million) and lower revenues from our existing mobile facilities (approximately $4.4 million). This decrease was due to lower MRI and lithotripsy revenues, partially offset by an increase in PET/CT revenues. Our mobile operations revenues were also adversely affected by Hurricanes Katrina, Rita and Wilma (approximately $0.2 million). Revenues were adversely affected by the negative trends described above.
     Approximately 56% of our total revenues for the year ended June 30, 2006 were generated from patient services revenues. Primarily all patient services revenues were earned from our fixed operations for the year ended June 30, 2006. Approximately 44% of our total revenues for the year ended June 30, 2006, were generated from contract services revenues. Contract services revenues from fixed operations and mobile operations represented approximately 15% and 85%, respectively, of total contract services revenues for the year ended June 30, 2006.
     Costs of Operations: Costs of operations increased approximately 1.2% from approximately $268.2 million for the year ended June 30, 2005, to approximately $271.3 million for the year ended June 30, 2006. This increase was due primarily to higher costs in our fixed operations (approximately $4.3 million), partially offset by lower costs in our mobile operations (approximately $0.6 million) and at our billing and other operations (approximately $0.6 million). The decrease at our billing and other operations is due to overall cost savings from the closure of two billing centers during fiscal 2005, offset by a charge for certain severance and the closure of two additional billing centers during fiscal 2006.
     Costs of operations at our fixed operations increased approximately 2.9% from approximately $150.1 million for the year ended June 30, 2005, to approximately $154.4 million for the year ended June 30, 2006. The increase was due primarily to higher costs at our existing fixed-site centers (approximately $9.7 million), partially offset by (1) the elimination of costs from the centers we sold, deconsolidated or closed in fiscal 2006 and 2005 (approximately $5.5 million) and (2) a charge for severance payments for a terminated employee during the first quarter of fiscal 2005 (approximately $0.3 million). The increase at our existing fixed-site centers was primarily due to (1) higher salaries and benefits related to technologists and to additional field and center management (approximately $3.6 million); (2) higher payments to radiologists (approximately $2.0 million) discussed above; (3) higher equipment maintenance costs (approximately $1.3 million); (4) charges related to the closure of centers (approximately $0.4 million); and (5) higher occupancy costs (approximately $0.4 million).
     Costs of operations at our mobile operations decreased approximately 0.5% from approximately $98.1 million for the year ended June 30, 2005, to approximately $97.6 million for the year ended June 30, 2006. The decrease was due primarily to a reduction in costs associated with the dissolution of a mobile lithotripsy partnership during the second quarter of fiscal 2006 (approximately $1.1 million), partially offset by higher costs at our existing mobile facilities (approximately $0.6 million). The increase in costs at our existing mobile facilities was primarily caused by higher travel and vehicle operations costs (approximately $1.4 million), partially offset by reduced bad debt expense related to certain mobile customers (approximately $0.6 million).
     Corporate Operating Expenses: Corporate operating expenses increased approximately 28.8% from approximately $18.4 million for the year ended June 30, 2005, to approximately $23.7 million for the year ended June 30, 2006. The increase was due primarily to (1) higher salaries and benefits primarily relating to the transfer of certain field responsibilities to corporate (approximately $2.1 million); (2) higher legal and consulting fees relating to certain legal proceedings described in the subsection entitled “Legal Proceedings” (approximately $0.9 million); (3) severance charges related to organizational realignments during the third and fourth quarters of fiscal 2006 (approximately $0.7 million); (4) costs incurred as a result of a national sales meeting in September 2005 (approximately $0.7 million); and (5) higher consulting costs related to revenue enhancement initiatives (approximately $0.3 million), partially offset by a charge for severance payments for a terminated employee during the first quarter of fiscal 2005 (approximately $0.8 million).
     Interest Expense, net: Interest expense, net increased approximately 13.1% from approximately $44.9 million for the year ended June 30, 2005, to approximately $50.8 million for the year ended June 30, 2006. The increase was due primarily to higher interest rates on our variable rate indebtedness, partially offset by lower outstanding debt due to principal payments on capital lease obligations.

     Gain on Repurchase of Notes Payable: In September 2005, we realized a net gain of $3.1 million in connection with our repurchase of approximately $55.5 million of our unsecured senior subordinated notes due 2011.
     Loss on Dissolution of Partnership: In December 2005, we dissolved a mobile lithotripsy partnership in Connecticut. In connection with this dissolution, we recorded a $1.0 million reduction in associated goodwill.
     Impairment of Goodwill and Other Intangible Assets: For the year ended June 30, 2006, we recorded non-cash impairment charges of approximately $190.8 million. These charges are a reduction in the carrying value of goodwill and other intangible assets at our reporting units (approximately $126.8 million for our fixed reporting unit and approximately $64.0 million for our mobile reporting unit). See “Critical Accounting Policies and Estimates” below and Note 7 to our consolidated financial statements, which are a part of this prospectus.
     Provision (Benefit) for Income Taxes: Provision (benefit) for income taxes changed from a provision of approximately $15.1 million for the year ended June 30, 2005 to a benefit of approximately $14.8 million for the year ended June 30, 2006. As a result of our pre-tax loss for the year ended June 30, 2006 and anticipated future losses, we determined that a valuation allowance continued to be necessary due to the uncertainty of the future realization of net operating loss carryforwards and other assets. This valuation allowance does not affect our cash flows or the timing of income taxes payable in the future. The net deferred tax liability of approximately $15.2 million at the year ended June 30, 2005 was the result of financial statement and tax basis differences for goodwill. These differences were not expected to reverse in the foreseeable future. In the year ended June 30, 2006 this deferred tax liability was reduced to $3.5 million as a result of the impairment charges, net of recording a deferred tax liability related to financial and tax basis differences on our indefinite-lived other intangible assets.
Financial Condition, Liquidity and Capital Resources
     We have historically funded our operations and capital project requirements from net cash provided by operating activities and capital and operating leases. We expect to fund future working capital and capital project requirements from net cash provided by operating activities, capital and operating leases, and our revolving credit facility. Due to the severity and duration of the negative trend in our Adjusted EBITDA and Medicare reimbursement reductions, we anticipate that operating cash flow will continue to decline as well, which will result in:
•	a reduction in the amounts available under our revolving credit facility, and therefore a decline in our borrowing base;

•	difficulty funding our capital projects; and

•	more stringent financing and leasing terms from equipment manufacturers and other financing resources.
     Liquidity: During recent years, we have experienced many adverse market conditions and our financial performance has deteriorated. We reported a net loss of approximately $99.0 million, $210.2 million and $27.2 million for the years ended June 30, 2007, 2006 and 2005, respectively. Though non-cash goodwill impairment charges and reorganization charges constituted a significant component of reported net losses, we have experienced, and expect to continue to experience, decreases in revenues and increases in cost of operations at our existing mobile facilities and fixed-site centers and corporate operating expenses; however, the reorganization materially improved our long-term liquidity by cancelling $194.5 million of long-term debt and associated interest expense.
     On and prior to May 29, 2007, we entered into several amendments to our $30 million asset-based revolving credit facility with Bank of America, N.A., as collateral agent, administrative agent and lender thereunder. These amendments, among other things, permitted Holdings and InSight to file voluntary petitions for reorganization pursuant to chapter 11 of the Bankruptcy Code, or the Chapter 11 Petitions, and consummate their plan of reorganization. On May 29, 2007, we entered into Waiver and Agreement No. 1 to our floating rate notes indenture, or the Indenture Waiver, and a Second Supplemental Indenture to our floating rate notes indenture, the Indenture Supplement, in each case with U.S. Bank National Association, as indenture trustee, and the holders of a majority of our floating rate notes. The Indenture Waiver and Indenture Supplement provided for, among other things, (1) a waiver of compliance by Holdings and its subsidiaries with those provisions of the floating rate notes indenture that the majority noteholders could waive that would restrict the filing of the Chapter 11 Petitions and consummation of the plan of reorganization, (2) a prohibition on optional redemptions by InSight of the floating rate notes prior to January 1, 2008 and the payment of redemption premiums to the extent the floating rate notes are redeemed thereafter, and (3) various amendments to the negative covenants in the floating rate notes indenture, including removing the ability of Holdings and its subsidiaries (other than in certain limited circumstances) to pay dividends, redeem stock and make investments and further restricting the ability of Holdings and its subsidiaries to engage in asset sales and incur liens and additional indebtedness.

On May 29, 2007, Holdings and InSight filed the Chapter 11 Petitions. Holdings and InSight emerged from bankruptcy on August 1, 2007, under a plan of reorganization that was approved by the U.S. Bankruptcy Court for the District of Delaware. The other subsidiaries of Holdings were not included in the bankruptcy filing and continued to operate their business.
     Notwithstanding the consummation of our exchange offer (Holdings’ common stock for senior subordinated notes) and the plan of reorganization, we still have a substantial amount of debt, which requires significant interest and principal payments. As of August 2, 2007, we had total indebtedness of approximately $321.4 million. In addition, as a result of the various factors that affect our industry generally and our business specifically, we have experienced significant declines in our operating results and cash flows as compared to prior year periods for the past three fiscal years. We believe, based on currently available information, that future net cash provided by operating activities and our credit facility will be adequate to meet our operating cash and debt service requirements for at least the next twelve months. Moreover, if our net cash provided by operating activities declines further than we have anticipated, we are prepared to take steps to conserve our cash, including delaying or restructuring our capital projects (entering into capital and operating leases rather than using cash). We believe these steps would still enable us to meet our liquidity needs even if net cash provided by operating activities falls below what we have anticipated. If our net cash provided by operating activities were to severely decline, we may be unable to service our indebtedness. However, we believe that we will be able to meet our liquidity needs to allow us to continue normal operations.
     Our short-term and long-term liquidity needs will arise primarily from:
•	interest payments relating to our floating rate notes and revolving credit facility;

•	capital projects;

•	working capital requirements; and

•	potential acquisitions.
     There are no scheduled principal repayments on our floating rate notes until 2011.
     Cash and cash equivalents as of June 30, 2007 were approximately $20.8 million. Our primary source of liquidity is cash provided by operating activities. Our ability to generate cash flows from operating activities is based upon several factors including the following:
•	the volume of patients at our fixed-site centers;

•	the reimbursement we receive for our services;

•	the demand for our mobile services;

•	our ability to control expenses; and

•	our ability to collect our trade accounts receivables from third-party payors, hospitals, physician groups, other healthcare providers and patients.

     A summary of cash flows is as follows (amounts in thousands):

	Years Ended June 30,
	2007	2006	2005
Net cash provided by operating activities	$9,065	$37,628	$64,045
Net cash used in investing activities	(16,045)	(28,507)	(35,759)
Net cash used in financing activities	(396)	(1,752)	(37,859)

Increase (decrease) in cash and cash equivalents	$(7,376)	$7,369	$(9,573)

     Net cash provided by operating activities was approximately $9.1 million for the year ended June 30, 2007 and resulted primarily from (1) the net income before depreciation, amortization, impairment of goodwill and reorganization items; (2) an increase in accounts payable, other accrued expenses and accrued liabilities subject to compromise (approximately $11.1 million); and (3) a decrease in trade accounts receivables, net (approximately $1.0 million), partially offset by payments made in connection with our reorganization efforts (approximately $11.4 million). The increase in accounts payable, other accrued expenses and accrued liabilities subject to compromise is primarily due to accrued interest on the senior subordinated notes.
     Net cash used in investing activities was approximately $16.0 million for the year ended June 30, 2007. Cash used in investing activities resulted primarily from our purchase or upgrade of diagnostic imaging equipment at our existing fixed-site centers and mobile facilities (approximately $16.2 million).
     Net cash used in financing activities was approximately $0.4 million for the year ended June 30, 2007. Cash used in financing activities resulted primarily from notes payable and capital lease payments (approximately $6.5 million), partially offset by net proceeds from borrowings on our revolving credit facility and other notes payable (approximately $6.1 million).
     The following table sets forth our Adjusted EBITDA for the years ended June 30, 2007, 2006 and 2005. We define Adjusted EBITDA as our earnings before interest expense, income taxes, depreciation and amortization, excluding the gain on repurchase of notes payable, the loss on dissolution of partnership, the impairment of goodwill and other intangible assets and reorganization items. Adjusted EBITDA has been included because we believe that it is a useful tool for us and our investors to measure our ability to provide cash flows to meet debt service, capital projects and working capital requirements. Adjusted EBITDA should not be considered an alternative to, or more meaningful than, income from company operations or other traditional indicators of operating performance and cash flow from operating activities determined in accordance with accounting principles generally accepted in the United States. We present the discussion of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure. While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Our reconciliation of net cash provided by operating activities to Adjusted EBITDA is as follows (amounts in thousands):

	Years Ended June 30,
	2007	2006	2005
Net cash provided by operating activities	$9,065	$37,628	$64,045
Cash used for reorganization items	11,367	—	—
Provision (benefit) for income taxes	2,175	(14,824)	15,069
Interest expense, net	52,780	50,754	44,860
Loss on sales of centers	—	—	(170)
Amortization of deferred financing costs	(3,158)	(3,051)	(3,173)
Equity in earnings of unconsolidated partnerships	3,030	3,072	2,613
Distributions from unconsolidated partnerships	(3,008)	(3,387)	(2,621)
Net change in operating assets and liabilities	(12,189)	(6,121)	(7,086)
Net change in deferred income taxes	—	15,224	(15,224)

Adjusted EBITDA	$60,062	$79,295	$98,313

     Adjusted EBITDA decreased approximately 24.2% from approximately $79.3 million for the year ended June 30, 2006, to approximately $60.1 million for the year ended June 30, 2007. This decrease was due primarily to (1) reductions in Adjusted EBITDA from our fixed operations (approximately $9.0 million) and our mobile operations (approximately $6.5 million); (2) an increase in costs at our billing and other operations (approximately $1.9 million); and (3) an increase in corporate operating expenses (approximately $1.8 million).

     Adjusted EBITDA from our fixed operations decreased approximately 13.7% from approximately $65.6 million for the year ended June 30, 2006, to approximately $56.6 million for the year ended June 30, 2007. This decrease was due primarily to (1) a reduction in Adjusted EBITDA at our existing fixed-site centers (approximately $7.7 million); (2) the elimination of Adjusted EBITDA at the fixed-site centers we sold or closed during fiscal 2007 and 2006 (approximately $1.2 million); (3) charges to close two centers discussed above (approximately $0.3 million); and (4) severance charges discussed above (approximately $0.1 million), partially offset by Adjusted EBITDA from a joint venture fixed-site center we acquired during the third quarter of fiscal 2006 (approximately $0.3 million). The reduction in Adjusted EBITDA at our existing fixed-site centers is primarily due to the reduction in revenues, including the reimbursement reductions from the DRA, offset by the decrease in costs discussed above.
     Adjusted EBITDA from our mobile operations decreased approximately 13.7% from approximately $47.6 million for the year ended June 30, 2006, to approximately $41.1 million for the year ended June 30, 2007. This decrease was due primarily to (1) the reduction in revenues discussed above; (2) severance charges discussed above (approximately $0.4 million); and (3) the elimination of Adjusted EBITDA from a mobile lithotripsy partnership we dissolved during the second quarter of fiscal 2006 (approximately $0.4 million), partially offset by the reduction in costs discussed above.
     Adjusted EBITDA decreased approximately 19.3% from approximately $98.3 million for the year ended June 30, 2005, to approximately $79.3 million for the year ended June 30, 2006. This decrease was due primarily to (1) reductions in Adjusted EBITDA from our fixed operations (approximately $8.5 million) and our mobile operations (approximately $5.8 million) and (2) an increase in corporate operating expenses (approximately $5.2 million), partially offset by a reduction in costs at our billing and other operations (approximately $0.6 million).
     Adjusted EBITDA from our fixed operations decreased approximately 11.5% from approximately $74.1 million for the year ended June 30, 2005, to approximately $65.6 million for the year ended June 30, 2006. This decrease was due primarily to (1) a reduction in Adjusted EBITDA at our existing fixed-site centers (approximately $8.1 million) and (2) the elimination of Adjusted EBITDA at the fixed-site centers we sold or closed during fiscal 2006 and 2005 (approximately $0.9 million), partially offset by (1) a charge for severance payments for a terminated employee during the first quarter of fiscal 2005 (approximately $0.3 million) and (2) an increase in Adjusted EBITDA from a joint venture fixed-site center we acquired during the third quarter of fiscal 2006 (approximately $0.2 million). The reduction in Adjusted EBITDA at our existing fixed-site centers is primarily due to the reduction in revenues and increase in costs discussed above.
     Adjusted EBITDA from our mobile operations decreased approximately 10.8% from approximately $53.4 million for the year ended June 30, 2005, to approximately $47.6 million for the year ended June 30, 2006. This decrease was due primarily to the reduction in revenues and increase in costs discussed above.
     Capital Projects: In fiscal 2007, we purchased or leased 10 MRI systems, seven PET/CT systems and two CT systems. As of June 30, 2007, we have committed to capital projects of approximately $2.4 million through September 2007, which includes the purchase of one MRI system (approximately $1.2 million) and one CT system (approximately $0.7 million). We expect to use either internally generated funds or capital or operating leases to finance the acquisition of such equipment. We may purchase, lease or upgrade other diagnostic imaging systems as opportunities arise to place new equipment into service when new contract services agreements are signed, existing agreements are renewed, acquisitions are completed, or new fixed-site centers and mobile facilities are developed in accordance with our core market strategy. If we are unable to generate sufficient cash from our operations or obtain additional funds through bank financing, the issuance of equity or debt securities, or operating leases, we may be unable to maintain a competitive equipment base. As a result, we may not be able to maintain our competitive position in our core markets or expand our business.
     Floating Rate Notes and Credit Facility: As of June 30, 2007, through InSight, we had outstanding $300 million aggregate principal amount of floating rate notes. The floating rate notes mature in November 2011 and bear interest at LIBOR plus 5.25% per annum, payable quarterly. Holdings’ and InSight’s wholly owned subsidiaries unconditionally guarantee all of InSight’s obligations under the indenture for the floating rate notes. The floating rate notes are secured by a first priority lien on substantially all of InSight’s and the guarantors’ existing and future tangible and intangible personal property including, without limitation, equipment, certain contracts and intellectual property, but are not secured by a lien on their accounts receivables and related assets, cash accounts related to receivables and certain other assets. In addition, the floating rate notes are secured by a portion of InSight’s stock and the stock or other equity interests of InSight’s subsidiaries.

     On July 9, 2007, certain holders of floating rate notes purchased from InSight an additional $15 million of aggregate principal amount of floating rate notes, which increased the aggregate principal amount of outstanding floating rate notes to $315 million. Such notes were issued at 85% of their principal amount, or $12.75 million in cash, and are subject to customary registration rights and other terms in most cases consistent with our original issuance of floating rate notes. We used a portion of the cash proceeds from such issuance to pay the approximately $3.0 million consent payment to those holders of floating rate notes who consented to the Indenture Waiver with respect to the floating rate notes indenture that was entered into on May 29, 2007, and will use the remainder of such proceeds for working capital and general corporate purposes.
     In January 2006, through InSight, we purchased an interest rate cap contract. The contract is for a term of two years, with a notional amount of $100 million and a LIBOR cap of 5.0%. As of June 30, 2007, the fair value of the interest rate cap contract was approximately $0.3 million.
     As of June 30, 2007, in addition to the indebtedness under the floating rate notes, through InSight, we had outstanding $194.5 million aggregate principal amount of senior subordinated notes. The senior subordinated notes were cancelled in exchange for Holdings’ common stock on August 1, 2007 in connection with the exchange offer and plan of reorganization.
     In connection with the consummation of the plan of reorganization, InSight’s wholly owned subsidiaries entered into a Second Amended and Restated Loan and Security Agreement, dated August 1, 2007, with the lenders named therein and Bank of America, N.A., as collateral and administrative agent. Pursuant to such agreement, Bank of America, N.A. and the other lenders agreed to provide InSight’s wholly owned subsidiaries with an asset-based revolving credit facility of up to $30 million, maturing on June 30, 2011, to be used for working capital and general corporate purposes. This agreement amends and restates our prior $30 million asset-based revolving credit facility with the lenders and Bank of America, N.A., as collateral and administrative agent. As of August 31, 2007, there were no outstanding borrowings under this credit facility; however, there were letters of credit of approximately $2.6 million outstanding under the credit facility, of which approximately $0.6 million are cash collateralized.
     Borrowings under the credit facility bear interest at a per annum rate equal to LIBOR, plus an applicable margin, or, at our option, the base rate (which is the Bank of America, N.A. prime rate). The applicable margin is initially 2.50% per annum; however, commencing with delivery of our consolidated financial statements for the fiscal month ending March 31, 2008 and quarterly thereafter, the applicable margin will be adjusted in accordance with a pricing grid based on our fixed charge coverage ratio, and will range from 2.50% to 2.00% per annum. In addition to paying interest on outstanding loans under the credit facility, we are required to pay a commitment fee to the lenders in respect of unutilized commitments thereunder at a rate equal to 0.50% per annum, subject to reduction based on a performance grid tied to our fixed charge coverage ratio, as well as customary letter-of-credit fees and fees of Bank of America, N.A. There are no financial covenants included in the credit facility, except a minimum fixed charge coverage ratio test which will be triggered if availability under the credit facility plus eligible cash falls below $7.5 million.
     Holdings and InSight unconditionally guarantee all obligations of InSight’s subsidiaries that are borrowers under the credit facility. All obligations under the credit facility and the obligations of Holdings and InSight under the guarantees are secured, subject to certain exceptions, by a first priority security interest in all of Holdings’, InSight’s and the borrowers’: (i) accounts; (ii) instruments, chattel paper (including, without limitation, electronic chattel paper), documents, letter-of-credit rights and supporting obligations relating to any account; (iii) general intangibles that relate to any account; (iv) monies in the possession or under the control of the lenders under the credit facility; (v) products and cash and non-cash proceeds of the foregoing; (vi) deposit accounts established for the collection of proceeds from the assets described above; and (vii) books and records pertaining to any of the foregoing.

     The agreements governing our credit facility and floating rate notes contain restrictions on, among other things, our ability to incur additional liens and indebtedness, engage in mergers, consolidations and asset sales, make dividend payments, prepay other indebtedness, make investments and engage in transactions with affiliates.
     Contractual Commitments: As defined by SEC reporting regulations, our contractual obligations as of June 30, 2007 are as follows (amounts in thousands):

		Payments Due by Period
		Less than	1-3	3-5	More than
	Total	1 Year	Years	Years	5 Years
Long-term debt obligations	$730,817	$56,622	$102,928	$571,267	$—
Capital lease obligations	6,970	3,265	2,442	1,263	—
Operating lease obligations	54,888	14,070	22,401	13,947	4,470
Purchase commitments	2,423	2,423	—	—	—

Total contractual obligations	$795,098	$76,380	$127,771	$586,477	$4,470

     The long-term debt obligations and capital lease obligations include both principal and interest commitments for the periods presented. The long-term debt obligations include the $194.5 million of senior subordinated notes, which were exchanged for Holdings’ common stock on August 1, 2007, but exclude the $15 million of floating rate notes issued on July 9, 2007. The interest commitment on our floating rate notes is based on the effective interest rate at June 30, 2007 (10.61%), after giving effect to our interest rate cap contract.
Off-Balance Sheet Arrangements
     There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have a current or future material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital projects or capital resources.
Critical Accounting Policies and Estimates
     Management’s discussion and analysis of financial condition and results of operations, as well as disclosures included elsewhere in this prospectus, are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosure of contingencies. We believe the critical accounting policies that most impact the consolidated financial statements are described below. A summary of our significant accounting policies can be found in the notes to our consolidated financial statements which are included elsewhere in this prospectus.
     Fresh-Start Reporting: On August 1, 2007, we implemented fresh-start reporting in accordance with SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.
     Revenue Recognition: Revenues from patient services and from contract services are recognized when services are provided. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from private health insurance programs, Medicare, Medicaid and other federal healthcare programs, and (2) payments due to radiologists. We report payments made to radiologists on a net basis because (1) we are not the primary obligor for the provision of professional services, (2) the radiologists receive contractually agreed upon amounts from collections and (3) the radiologists bear the risk of non-collection; however, we have recently entered into arrangements with several radiologists pursuant to which we pay the radiologists directly for their professional services at an agreed upon contractual rate.

With respect to these arrangements, the professional component is included in our revenues, and our payments to the radiologists are included in costs of services. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.
     Trade Accounts Receivables: We review our trade accounts receivables and our estimates of the allowance for doubtful accounts and contractual adjustments each period. Contractual adjustments are manual estimates based upon an analysis of (1) historical experience of contractual payments from payors and (2) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers, which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded. Our historical write-offs for uncollectible accounts receivables are not concentrated in a specific payor class. While we have not in the past experienced material differences between the amounts we have collected and our estimated allowances, the amounts we realize in the future could differ materially from the amounts assumed in arriving at the allowance for doubtful accounts and contractual adjustments.
     Goodwill and Other Intangible Assets: Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities acquired in acquisitions. In accordance with Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, the goodwill and indefinite-lived intangible asset balances are not being amortized, but instead are subject to an annual assessment of impairment by applying a fair-value based test. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.
     We evaluate the carrying value of goodwill and other intangible assets, including the related amortization period, in the second quarter of each fiscal year. Additionally, we review the carrying amount of goodwill and other intangible assets whenever events and circumstances indicate that their respective carrying amounts may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. In a business combination, goodwill is allocated to our two reporting units (mobile and fixed), which are the same as our reportable operating segments, based on relative fair value of the assets acquired and liabilities assumed. In evaluating goodwill and other intangible assets not subject to amortization, we complete the two-step impairment test as required by SFAS 142. In the first of a two-step impairment test, we determine the fair value of these reporting units using a discounted cash flow valuation model, market multiple model or appraised values, as appropriate. SFAS 142 requires us to compare the fair value for the reporting unit to its carrying value on an annual basis to determine if there is potential impairment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and no further testing is required. If the fair value does not exceed the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit with the carrying amount of that goodwill.
     For the year ended June 30, 2007, based on the factors described above and in Note 7 to our consolidated financial statements, which are a part of this prospectus, in connection with our annual evaluation of the fair value of our reporting units, we recorded a non-cash goodwill impairment charge of approximately $29.6 million related to our fixed reporting unit. For the year ended June 30, 2006, we performed an interim evaluation in accordance with SFAS 142 using a discounted cash flow valuation model and a market multiple model, and we recorded a non-cash goodwill impairment charge of approximately $189.4 million related to our reporting units (approximately $126.8 million for our fixed reporting unit and approximately $62.6 for our mobile reporting unit).

     We assess the ongoing recoverability of our intangible assets subject to amortization by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. During the year ended June 30, 2006, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we recorded a non-cash impairment charge related to our other intangible assets of approximately $1.4 million related to wholesale contracts in our mobile reporting unit.
     Income Taxes: We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
New Pronouncements
     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurement,” or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. We will be required to adopt SFAS 157 as of August 1, 2007. We are currently assessing the effect of SFAS 157 on our financial condition and results of operations.
     In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” or SAB 108, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and we were required to adopt its provisions in our fiscal year ending June 30, 2007. The adoption of SAB 108 did not have a material effect on our financial condition and results of operations.
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in the tax return. We are required to adopt the provisions of FIN 48 beginning in fiscal 2008. The adoption of FIN 48 will not have a material effect on our financial condition and results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK
     We provide our services in the United States and receive payment for our services exclusively in United States dollars. Accordingly, our business is unlikely to be affected by factors such as changes in foreign market conditions or foreign currency exchange rates.
     Our market risk exposure relates primarily to interest rates relating to our floating rate notes and our credit facility. As a result, we will periodically use interest rate swaps to hedge variable interest rates on long-term debt. We believe there was not a material quantitative change in our market risk exposure during the fiscal year ended June 30, 2007, as compared to prior periods. However, as a result of the cancellation of $194.5 million of fixed-rate long-term indebtedness on August 1, 2007, pursuant to the exchange offer and plan of reorganization, the percentage of our total indebtedness which is variable indebtedness increased significantly. At August 31, 2007, approximately 97.7% of our indebtedness was variable rate indebtedness; however, as a result of the interest rate cap contract discussed below our exposure on variable rate indebtedness is reduced by $100 million, to approximately 66.4% of our total indebtedness as of August 31, 2007. We do not engage in activities using complex or highly leveraged instruments.
Interest Rate Risk
     In order to modify and manage the interest characteristics of our outstanding indebtedness and limit the effects of interest rates on our operations, we may use a variety of financial instruments, including interest rate hedges, caps, floors and other interest rate exchange contracts. The use of these types of instruments to hedge our exposure to changes in interest rates carries additional risks such as counter-party credit risk and legal enforceability of hedging contracts. We do not enter into any transactions for speculative or trading purposes.
     In January 2006, through InSight, we purchased an interest rate cap contract. The contract is for a term of two years, with a notional amount of $100 million and a LIBOR cap of 5.0%. As of June 30, 2007, the fair value of the interest rate cap contract was approximately $0.3 million. The contract exposes us to credit risk in the event that the counterparty to the contract does not or cannot meet its obligations. The counterparty to the contract is a major financial institution and we expect the counterparty to be able to perform its obligations under the contract.
     Our future earnings and cash flows and some of our fair values relating to financial instruments are dependent upon prevailing market rates of interest, such as LIBOR. Based on interest rates and outstanding balances as of June 30, 2007, and after giving effect to our interest rate cap contract discussed above, a 1% increase or decrease in interest rates on our $300.0 million of floating rate debt would affect annual future earnings and cash flows by approximately $2.0 and $3.0 million, respectively. The weighted average interest rate on our floating indebtedness as of June 30, 2007 was 10.61%.
     These amounts are determined by considering the impact of hypothetical interest rates on our borrowing cost. These analyses do not consider the effects of the reduced level of overall economic activity that could exist in that environment. Further, in the event of a change of this magnitude, we would consider taking actions to further mitigate our exposure to any such change. Due to the uncertainty of the specific actions that would be taken and their possible effects, however, this sensitivity analysis assumes no changes in our capital structure.
Inflation Risk
     We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented. We cannot assure you, however, that our business will not be affected by inflation in the future.

BUSINESS
     We are a nationwide provider of diagnostic imaging services through our integrated network of fixed-site centers and mobile facilities which are focused in core markets throughout the United States. Our services include magnetic resonance imaging, or MRI, positron emission tomography, or PET, computed tomography, or CT, and other technologies. These services are noninvasive techniques that generate representations of internal anatomy on film or digital media, which are used by physicians for the diagnosis and assessment of diseases and disorders.
     We serve a diverse portfolio of customers, including healthcare providers, such as hospitals and physicians, and payors, such as managed care organizations, Medicare, Medicaid and insurance companies. We operate in more than 30 states with a substantial presence in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. While we generated approximately 69% of our total revenues from MRI services during the year ended June 30, 2007, we provide a comprehensive offering of diagnostic imaging and treatment services, including PET, PET/CT, CT, mammography, bone densitometry, ultrasound, lithotripsy and x-ray.
     As of June 30, 2007, our network consists of 101 fixed-site centers and 112 mobile facilities. This combination allows us to provide a full continuum of imaging services to better meet the needs of our customers. Our fixed-site centers include freestanding centers and joint ventures with hospitals and radiology groups. Our mobile facilities provide hospitals and physician groups access to imaging technologies when they lack either the resources or patient volume to provide their own imaging services or require incremental capacity. We enter into agreements with radiologists to provide professional services, which include supervision and interpretation of radiological procedures and quality assurance. We do not engage in the practice of medicine. We have two reportable segments: mobile operations and fixed operations. Our mobile operations include 20 parked mobile facilities, each of which serves a single customer. Our fixed operations include five mobile facilities as part of our fixed operations in Maine. Certain financial information regarding our reportable segments is included in Note 18 to our consolidated financial statements, which are a part of this prospectus.
     Historically, we pursued a strategy that was largely focused on growth through the acquisition of imaging businesses in various parts of the country. More recently, we began the process of implementing a strategy based on identifying and focusing our efforts on core markets. A core market strategy may allow us more operating efficiencies and synergies than are available in a nationwide strategy. Determining core markets will be based on many factors and not just the number of fixed-site centers or mobile facilities in an area. Other factors would include, without limitation, the capabilities of our contracted radiologists, any hospital affiliations, the strength of returns on capital investment, the potential for growth and sustainability of our business in the area, the reimbursement environment for the area, the strength of competing providers in the area, population growth trends, and any regulatory restrictions. We expect that this strategy will result in us exiting some markets while increasing our presence in others, which may be accomplished through business or asset sales, swaps, purchases, closures and the development of new fixed-site centers. As discussed below, our board of directors was recently reconfigured with five new members. Our management is reviewing and analyzing with our board of directors our current core market strategy. As a result, we may determine to continue with such strategy, modify such strategy or identify an alternate strategy.
     We file annual, quarterly and special reports and other information with the SEC. You may read and copy materials that we have filed with the SEC at the following SEC public reference room:
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the SEC’s internet website at http://www.sec.gov.
Reorganization
     In November 2006, we engaged Lazard Frères & Co. LLC as our financial advisor to assist us in exploring strategic alternatives. In March 2007, we announced an offer to exchange shares of Holdings’ common stock for up to $194.5 million aggregate principal amount of InSight’s 9.875% senior subordinated notes due 2011, or senior subordinated notes.

The exchange offer initially provided for consummation on an out-of-court basis or in connection with the filing of a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. On May 29, 2007, Holdings and InSight filed voluntary petitions to reorganize their business under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (Case No. 07-10700). The other subsidiaries of Holdings were not included in the bankruptcy filing and continued to operate their business. On July 10, 2007, the bankruptcy court confirmed Holdings’ and InSight’s Second Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code. The plan of reorganization became effective and Holdings and InSight emerged from bankruptcy protection on August 1, 2007, or the effective date.
     On August 1, 2007, pursuant to the exchange offer and the plan of reorganization, all of Holdings’ common stock, all options for Holdings’ common stock and all of InSight’s senior subordinated notes were cancelled, and the following distributions were made (after giving effect to a 1 for 6.326392 reverse stock split of Holdings’ common stock):
•	Holders of InSight’s senior subordinated notes received 7,780,000 shares of newly issued Holdings’ common stock, which represented 90% of all shares of Holdings’ common stock outstanding after consummation of the plan of reorganization.

•	Holders of Holdings’ common stock prior to the effective date received 864,444 shares of newly issued Holdings’ common stock, which represented 10% of all shares of Holdings’ common stock after consummation of the plan of reorganization.
     Holdings’ common stock is listed on the Over-The-Counter Bulletin Board under the symbol “ISGT.”
     The plan of reorganization provided for the assumption of substantially all executory contracts and unexpired leases. However, we did terminate (i) the management agreement with J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and (ii) the stockholders agreement with holders of Holdings’ common stock and stock options. Pursuant to the plan of reorganization, the boards of directors of Holdings and InSight were reconfigured, and five of the directors of each board were designated by an ad hoc committee of holders of senior subordinated notes, one was designated by the holders of Holdings’ common stock prior to the effective date, and Bret W. Jorgensen, the President and Chief Executive Officer of Holdings and InSight, remained a director.
     This reorganization significantly deleveraged our balance sheet and improved our projected cash flow after debt service and long-term liquidity. As a result, we believe this reorganization has improved our ability to compete in our industry, although we continue to operate with significant leverage and face the industry challenges of overcapacity and reimbursement reductions by Medicare and other third-party payors.
     On August 1, 2007, we implemented fresh-start reporting in accordance with SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of the plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan and included elsewhere in this prospectus. See Note 21 to our consolidated financial statements, which are a part of this prospectus.
Fixed-Site Business
     Our fixed-site centers provide a full spectrum of diagnostic imaging services to patients, physicians, insurance payors and managed care organizations. Of our 101 fixed-site centers, 56 offer MRI services exclusively and two offer either PET or PET/CT exclusively. Our remaining 43 fixed-site centers are multi-modality sites typically offering MRI and one or more of PET, CT, x-ray, mammography, ultrasound, nuclear medicine, bone densitometry and nuclear cardiology. Diagnostic services are provided to a patient upon referral by a physician.

Physicians refer patients to our fixed-site centers based on our service reputation, equipment, breadth of managed care contracts and convenient locations. Our fixed-site centers provide the equipment and technologists for the procedures, contract with radiologists to interpret the procedures, and bill payors directly. We have more than 1,000 managed care contracts with managed care organizations at our fixed-site centers. These managed care contracts often last for a period of multiple years because (1) they do not have specific terms or specific termination dates or (2) they contain annual “evergreen” provisions that provide for the contract to automatically renew unless either party terminates the contract.
     In addition to our independent facilities, we enter into joint ventures with hospitals, pursuant to which the hospital outsources its radiology function (primarily MRI) to us and we then install the appropriate imaging equipment on the hospital campus. Joint ventures are attractive to hospitals that lack the resources, management expertise or patient volume to provide their own imaging services or require incremental capacity. Joint ventures with hospitals provide us with partners capable of generating significant inpatient procedure volumes through fixed-site centers. Furthermore, our joint ventures allow us to charge a management and billing fee for supporting the day-to-day operations of the jointly owned centers. Joint ventures with radiology groups provide us with partners that have established relationships in the fixed-site center’s surrounding community.
Mobile Business
     Hospitals can access our diagnostic imaging technology through our network of 112 mobile facilities. We currently have contracts with more than 300 hospitals, physician groups and other healthcare providers. We enable hospitals, physician groups and other healthcare providers to benefit from our imaging equipment without investing their own capital directly. Interpretation services are generally provided by the hospital’s radiologists or physician groups and not by us.
     After reviewing the needs of our customers, route patterns, travel times, fuel costs and equipment utilization, our field managers implement planning and route management to maximize the utilization of our mobile facilities while controlling the costs to transport the mobile facilities from one location to another. Our mobile facilities are scheduled for as little as one-half day and up to seven days per week at any particular site. We generally enter into one to five year-term contracts with our mobile customers under which they assume responsibility for billing and collections. We are paid directly by our mobile customers on a contracted amount for our services, regardless of whether they are reimbursed.
     Our mobile business provides a significant advantage for establishing long-term arrangements with hospitals, physician groups and other healthcare providers and expanding our fixed-site business. We establish mobile routes in selected markets with the intent of growing with our customers. Our mobile facilities give us the flexibility to (1) supplement fixed-site centers operating at or near capacity until volume has grown sufficiently to warrant additional fixed-site centers, and (2) test new markets on a short-term basis prior to establishing new mobile routes or opening new fixed-site centers. Our goal is to enter into long-term joint venture relationships with our mobile customers once the local market matures and sufficient patient volume is achieved to support a fixed-site center.
Diagnostic Imaging Technology
     Our diagnostic imaging systems consist of MRI systems, PET/CT systems, PET systems, CT systems, digital ultrasound systems, x-ray, mammography, radiography/fluoroscopy systems and bone densitometry. Each of these types of imaging systems (other than x-ray) represents the marriage of computer technology and various medical imaging modalities. The following highlights our primary imaging systems:
     Magnetic Resonance Imaging or MRI
     MRI is a technique that involves the use of high-strength magnetic fields to produce computer-processed, three-dimensional, cross-sectional images of the body. The resulting image reproduces soft tissue anatomy (as found in the brain, breast tissue, spinal cord and interior ligaments of body joints such as the knee) with superior clarity, not available by any other currently existing imaging modality, and without exposing patients to ionizing radiation. MRI systems are classified into two classes, conventional MRI systems and Open MRI systems. The structure of conventional MRI systems allows for higher magnet field strengths, better image quality and faster scanning times than Open MRI systems. However, Open MRI systems are able to service patients who have access difficulties with conventional MRI systems, including pediatric patients and patients suffering from post-traumatic stress, claustrophobia or significant obesity.

A typical conventional MRI examination takes from 20 to 45 minutes. A typical Open MRI examination takes from 30 to 60 minutes. MRI generally reduces the cost and amount of care needed and often eliminates the need for invasive diagnostic procedures. MRI systems are typically priced in the range of $0.9 million to $2.5 million each.
     Computed Tomography or CT
     In CT imaging, a computer analyzes the information received from x-ray beams to produce multiple cross-sectional images of a particular organ or area of the body. CT imaging is used to detect tumors and other conditions affecting bones and internal organs. A typical CT examination takes from five to 20 minutes. CT systems are typically priced in the range of $0.7 million to $1.8 million each.
     Positron Emission Tomography or PET
     PET is a nuclear medicine procedure that produces pictures of the body’s metabolic and biological functions. PET can provide earlier detection as well as monitoring of certain cancers, coronary diseases or neurological problems than other diagnostic imaging systems. The information provided by PET technology often obviates the need to perform further highly invasive or diagnostic surgical procedures. Interest in PET has increased due to several factors including a growing recognition by clinicians that PET is a powerful diagnostic tool, increased third-party payor coverage and the availability of the isotopes used for PET scanning. PET/CT systems fuse together the results of a PET scan and CT scan, which makes it possible to collect both anatomical and biological information during a single procedure. A typical PET or PET/CT examination takes from 20 to 60 minutes. PET/CT systems are typically priced in the range of $1.8 million to $2.3 million each.
     Other Imaging Technologies
•	Ultrasound systems use, detect and process high frequency sound waves to generate images of soft tissues and internal body organs.

•	X-ray is the most common energy source used in imaging the body and is now employed in conventional x-ray systems, CT and digital x-ray systems.

•	Mammography is a low-level conventional examination of the breasts. Its primary purpose is to detect lesions in the breast that may be too small or deeply buried to be felt in a regular breast examination.

•	Bone densitometry uses an advanced technology called dual-energy x-ray absorptiometry, or DEXA, which safely, accurately and painlessly measures bone density and the mineral content of bone for the diagnosis of osteoporosis.
Business Development
     Our objective is to be a leading provider of diagnostic imaging services in our core markets. Our efforts are focused on two components.
     First, we intend to maximize utilization of our existing facilities by:
•	broadening our physician referral base and generating new sources of revenues through selective marketing activities;

•	focusing our marketing efforts on attracting additional managed care customers;

•	emphasizing quality of care and convenience to our customers; and

•	expanding current imaging applications of existing modalities to increase overall procedure volume.

     Second, we intend to implement our core market strategy by:
•	developing new fixed-site centers, mobile routes, and joint ventures with hospitals or radiologists and making disciplined acquisitions where attractive returns on investment can be achieved and sustained; and

•	selling or closing certain existing fixed-site centers, restructuring or terminating certain mobile routes and redeploying such capital to obtain more attractive returns.
     Generally, these activities are aimed at increasing revenues and gross profit, maximizing utilization of existing capacity and increasing economies of scale. Incremental gross profit resulting from such activities will vary depending on geographic location, whether facilities are mobile or fixed, the range of services provided and the strength of our joint venture partners. We believe that implementing our core market strategy is a key factor in improving our operating results.
Government Regulation
     The healthcare industry is highly regulated and changes in laws and regulations can be significant. Changes in the law or new interpretation of existing laws can have a material effect on our permissible activities, the relative costs associated with doing business and the amount of reimbursement by government and other third-party payors. The federal government and all states in which we currently operate regulate various aspects of our business. Failure to comply with these laws could adversely affect our ability to receive reimbursement for our services and subject us and our officers and agents to civil and criminal penalties.
     Federal False Claims Act: The federal False Claims Act and, in particular, the False Claims Act’s “qui tam” or “whistleblower” provisions allow a private individual to bring actions in the name of the government alleging that a defendant has made false claims for payment from federal funds. After the individual has initiated the lawsuit, the government must decide whether to intervene in the lawsuit and to become the primary prosecutor. Until the government makes a decision, the lawsuit is kept secret. If the government declines to join the lawsuit, the individual may choose to pursue the case alone, in which case the individual’s counsel will have primary control over the prosecution, although the government must be kept apprised of the progress of the lawsuit, and may intervene later. Whether or not the federal government intervenes in the case, it will receive the majority of any recovery. If the litigation is successful, the individual is entitled to no less than 15%, but no more than 30%, of whatever amount the government recovers that is related to the whistleblower’s allegations. The percentage of the individual’s recovery varies, depending on whether the government intervened in the case and other factors. In recent years the number of suits brought against healthcare providers by government regulators and private individuals has increased dramatically. In addition, various states are considering or have enacted laws modeled after the federal False Claims Act, penalizing false claims against state funds. If a whistleblower action is brought against us, even if it is dismissed with no judgment or settlement, we may incur substantial legal fees and other costs relating to an investigation. Actions brought under the False Claims Act may result in significant fines and legal fees and distract our management’s attention, which would adversely affect our financial condition and results of operations.
     When an entity is determined to have violated the federal False Claims Act, it must pay three times the actual damages sustained by the government, plus mandatory civil penalties of between $5,500 to $11,000 for each separate false claim, as well as the government’s attorneys’ fees. Liability arises when an entity knowingly submits, or causes someone else to submit, a false claim for reimbursement to the federal government or submits a false claim with reckless disregard for, or in deliberate ignorance of, its truth or falsity. Simple negligence should not give rise to liability. Examples of the other actions which may lead to liability under the False Claims Act are:
•	Failure to comply with the many technical billing requirements applicable to our Medicare and Medicaid business.

•	Failure to comply with Medicare requirements concerning the circumstances in which a hospital, rather than we, must bill Medicare for diagnostic imaging services we provide to outpatients treated by the hospital.

•	Failure of our hospital customers to accurately identify and report our reimbursable and allowable services to Medicare.

•	Failure to comply with the prohibition against billing for services ordered or supervised by a physician who is excluded from any federal healthcare programs, or the prohibition against employing or contracting with any person or entity excluded from any federal healthcare programs.

•	Failure to comply with the Medicare physician supervision requirements for the services we provide, or the Medicare documentation requirements concerning physician supervision.

•	The past conduct of the businesses we have acquired.
     We strive to ensure that we meet applicable billing requirements. However, the costs of defending claims under the False Claims Act, as well as sanctions imposed under the Act, could significantly affect our business, financial condition and results of operations.
     Anti-kickback Statutes: We are subject to federal and state laws which govern financial and other arrangements between healthcare providers. These include the federal anti-kickback statute which, among other things, prohibits the knowing and willful solicitation, offer, payment or receipt of any remuneration, direct or indirect, in cash or in kind, in return for or to induce the referral of patients for items or services covered by Medicare, Medicaid and certain other governmental health programs. Violation of the anti-kickback statute may result in civil or criminal penalties and exclusion from the Medicare, Medicaid and other federal healthcare programs. In addition, it is possible that private parties may file “qui tam” actions based on claims resulting from relationships that violate this statute, seeking significant financial rewards. Many states have enacted similar statutes, which are not limited to items and services paid for under Medicare or a federally funded healthcare program. In recent years, there has been increasing scrutiny by law enforcement authorities, the Department of Health and Human Services, or HHS, the courts and Congress of financial arrangements between healthcare providers and potential sources of referrals to ensure that such arrangements do not violate the anti-kickback provisions. HHS and the federal courts interpret “remuneration” broadly to apply to a wide range of financial incentives, including, under certain circumstances, distributions of partnership and corporate profits to investors who refer federal healthcare program patients to a corporation or partnership in which they have an ownership interest and payments for service contracts and equipment leases that are designed, even if only in part, to provide direct or indirect remuneration for patient referrals or similar opportunities to furnish reimbursable items or services. HHS has issued “safe harbor” regulations that set forth certain provisions which, if met, will assure that healthcare providers and other parties who refer patients or other business opportunities, or who provide reimbursable items or services, will be deemed not to violate the anti-kickback statutes. The safe harbors are narrowly drawn and some of our relationships may not qualify for any “safe harbor”; however, failure to comply with a “safe harbor” does not create a presumption of liability. We believe that our operations materially comply with the anti-kickback statutes; however, because these provisions are interpreted broadly by regulatory authorities, we cannot be assured that law enforcement officials or others will not challenge our operations under these statutes.
     Civil Money Penalty Law and Other Federal Statutes: The Civil Money Penalty, or CMP, law covers a variety of practices. It provides a means of administrative enforcement of the anti-kickback statute, and prohibits false claims, claims for medically unnecessary services, violations of Medicare participating provider or assignment agreements and other practices. The statute gives the Office of Inspector General of the HHS the power to seek substantial civil fines, exclusion and other sanctions against providers or others who violate the CMP prohibitions.
     In addition, in 1996, Congress created a new federal crime: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment or exclusion from government sponsored programs such as the Medicare and Medicaid programs. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services, including those provided by private payors. A violation of this statute is a felony and may result in fines or imprisonment.
     We believe that our operations materially comply with the CMP law and the healthcare fraud and false statements statutes. These prohibitions, however, are broadly worded and there is limited authority interpreting their parameters. Therefore, we can give no assurance that the government will not pursue a claim against us based on these statutes. Such a claim would divert the attention of management and could result in substantial penalties which could adversely affect our financial condition and results of operations.

     Health Insurance Portability and Accountability Act: In 1996, Congress passed the Health Insurance Portability and Accountability Act, or HIPAA. Although the main focus of HIPAA was to make health insurance coverage portable, HIPAA has become a short-hand reference to new standards for electronic transactions and privacy and security obligations imposed on providers and others who handle personal health information. HIPAA requires healthcare providers to adopt standard formats for common electronic transactions with health plans, and to maintain the privacy and security of individual patients’ health information. The privacy standards went into effect on April 14, 2003, the electronic standards for transactions went into effect on October 16, 2003 and the security standards went into effect on April 20, 2005. A violation of HIPAA’s standard transactions, privacy and security provisions may result in criminal and civil penalties, which could adversely affect our financial condition and results of operations.
     Stark and State Physician Self-referral Laws: The federal Physician Self-Referral or “Stark” Law prohibits a physician from referring Medicare patients for certain “designated health services” to an entity with which the physician (or an immediate family member of the physician) has a financial relationship unless an exception applies. In addition, the receiving entity is prohibited from billing for services provided pursuant to the prohibited referral.
     Designated health services under Stark include radiology services (MRI, CT, x-ray, ultrasound and others), radiation therapy, inpatient and outpatient hospital services and several other services. A violation of the Stark Law does not require a showing of intent. If a physician has a financial relationship with an entity that does not qualify for an exception, the referral of Medicare patients to that entity for designated health services is prohibited and, if the entity bills for such services, the Stark sanctions apply.
     Sanctions for violating Stark include denial of payment, mandatory refunds, civil money penalties and/or exclusion from the Medicare program. In addition, some courts have allowed federal False Claims Act lawsuits premised on Stark Law violations.
     The federal Stark Law prohibition is expansive, and its statutory language and implementing regulations are ambiguous. Consequently, the statute has been difficult to interpret. In 1995, the Centers for Medicare and Medicaid Services, or CMS, published final regulations interpreting the Stark prohibition as applied to clinical laboratory services. In 2001, CMS published Phase I of the final Stark regulations relating to all designated health services (including clinical laboratory services) which went into effect in January 2002. On March 26, 2004, CMS published Phase II of the final Stark regulations which became effective in July 2004. Phase II included some additional regulatory exceptions and definitions providing more flexibility in some areas and more specificity in others, but did not extend designated health services to PET or nuclear medicine. In November 2005, CMS published final regulations that designated PET, PET/CT and nuclear medicine as designated health services under the Stark Law but delayed implementation until January 1, 2007. On September 5, 2007, CMS published Phase III of the final Stark regulations to be effective on December 4, 2007. Phase III modified certain definitions under the regulations and amended certain existing exceptions in an effort to provide further clarification and respond to industry comments. In addition to the publication of Phase III, on July 2, 2007, as part of the Medicare Physician Fee Schedule Proposed Rule, CMS published additional proposed changes to the Stark regulations and solicited comments on a number of issues. The earliest these proposed rules could take effect is January 1, 2008; however, it is not certain that all or even some of these proposed changes to the Stark regulations will become final.
     With each set of regulations, CMS’s interpretation of the statute has evolved. This has resulted in considerable confusion concerning the scope of the referral prohibition and the requirements of the various exceptions. It is noteworthy, however, that CMS has taken the position that the Stark Law is self-effectuating and does not require implementing regulations. Thus, the government believes that physicians and others must comply with the Stark Law prohibitions regardless of the state of the regulatory guidance.
     The Stark Law does not directly prohibit referral of Medicaid patients, but rather denies federal financial participation to state Medicaid programs for services provided pursuant to a tainted referral. Thus, Medicaid referrals are subject to whatever sanctions the relevant state has adopted. Several states in which we operate have enacted or are considering legislation that prohibits “self-referral” arrangements or requires physicians or other healthcare providers to disclose to patients any financial interest they have in a healthcare provider to whom they refer patients. Possible sanctions for violating these state statutes include loss of participation, civil fines and criminal penalties. The laws vary from state to state and seldom have been interpreted by the courts or regulatory agencies. Nonetheless, strict enforcement of these requirements is likely.

     We believe our operations materially comply with the federal and state physician self-referral laws. However, given the ambiguity of these statutes, the uncertainty of the regulations and the lack of judicial guidance on many key issues, we can give no assurance that the Stark Law or other physician self-referral regulations will not be interpreted in a manner that could adversely affect our financial condition and results of operations.
     FDA: The U.S. Food and Drug Administration, or FDA, has issued the requisite premarket approval for all of our MRI, PET, PET/CT and CT systems. We do not believe that any further FDA approval is required in connection with equipment currently in operation or proposed to be operated; except under regulations issued by the FDA pursuant to the Mammography Quality Standards Act of 1992, all mammography facilities must have a certificate issued by the FDA. In order to obtain a certificate, a mammography facility is required to be accredited by an FDA approved accrediting body (a private, non-profit organization or state agency) or other entity designated by the FDA. Pursuant to the accreditation process, each facility providing mammography services must comply with certain standards including annual inspection.
     Compliance with these standards is required to obtain payment for Medicare services and to avoid various sanctions, including monetary penalties, or suspension of certification. Although all of our facilities which provide mammography services are currently accredited by the Mammography Accreditation Program of the American College of Radiology and we anticipate continuing to meet the requirements for accreditation, the withdrawal of such accreditation could result in the revocation or suspension of certification by the FDA, ineligibility for Medicare reimbursement and sanctions, including monetary penalties. Congress has extended Medicare benefits to include coverage of screening mammography subject to the prescribed quality standards described above. The regulations apply to diagnostic mammography as well as screening mammography.
     Radiologist and Facility Licensing: The radiologists with whom we contract to provide professional services are subject to licensing and related regulations by the states, including registrations to use radioactive materials. As a result, we require our radiologists to have and maintain appropriate licensure and registrations. In addition, some states also impose licensing or other requirements on us at our facilities and other states may impose similar requirements in the future. Some local authorities may also require us to obtain various licenses, permits and approvals. We believe that we have obtained all required licenses and permits; however, the criteria governing licensing or permitting may change or additional laws and licensing requirements governing our facilities may be enacted. These changes could adversely affect our financial condition and results of operations.
     Liability Insurance: The hospitals, physician groups and other healthcare providers who use our diagnostic imaging systems are involved in the delivery of healthcare services to the public and, therefore, are exposed to the risk of liability claims. Our position is that we do not engage in the practice of medicine. We provide only the equipment and technical components of diagnostic imaging, including certain limited nursing services, and we have not experienced any material losses due to claims for malpractice. Nevertheless, claims for malpractice have been asserted against us in the past and any future claims, if successful, could entail significant defense costs and could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage. We maintain professional liability insurance in amounts we believe are adequate for our business of providing diagnostic imaging, treatment and management services. In addition, the radiologists or other healthcare professionals with whom we contract are required by such contracts to carry adequate medical malpractice insurance. Successful malpractice claims asserted against us, to the extent not covered by our liability insurance, could adversely affect our financial condition and results of operations.
     Independent Diagnostic Treatment Facilities: CMS has established a category of Medicare provider referred to as Independent Diagnostic Treatment Facilities, or IDTFs. Imaging centers have the option to participate in the Medicare program as either IDTFs or medical groups. Most of our fixed-site centers are IDTFs. In August 2006, CMS proposed new certification standards for IDTFs, which were effective on January 1, 2007 and must be implemented by October 1, 2007. Although we expect our IDTFs to meet these new certification standards, CMS may increase its oversight to ensure compliance with the new standards. Further, CMS proposed additional certification standards for IDTFs in the 2008 Medicare Physician Fee Schedule Proposed Rule. If these certification standards are deemed final, they could become effective January 1, 2008. In addition, IDTFs are being monitored by CMS, particularly with respect to physician supervision requirements. If CMS exercises increased oversight of IDTFs, our financial condition and results of operations could be adversely affected.

     Certificates of Need: Some states require hospitals and certain other healthcare facilities and providers to obtain a certificate of need, or CON, or similar regulatory approval prior to establishing certain healthcare operations or services, incurring certain capital projects and/or the acquisition of major medical equipment including MRI, PET and PET/CT systems. We believe that we have complied or will comply with applicable CON requirements in those states where we operate. Nevertheless, this is an area of continuing legislative activity, and CON and licensing statutes may be modified in the future in a manner that may have a material adverse effect on our financial condition and results of operations.
     Environmental, Health and Safety Laws: Our PET and PET/CT services and some of our other imaging services require the use of radioactive materials, which are subject to federal, state and local regulations governing the storage, use and disposal of materials and waste products. We could incur significant costs in order to comply with current or future environmental, health and safety laws and regulations. However, we believe that environmental, health and safety laws and regulations will not (1) cause us to incur any material capital expenditures in our current year or the succeeding year, including costs for environmental control facilities or (2) materially impact our revenues or our competitive position.
Sales and Marketing
     We engage in sales and marketing activities to obtain new sources of revenues, expand business relationships, grow revenues at existing facilities, and maintain present business alliances and contractual relationships. Sales and marketing activities for our fixed operations include educating physicians on new applications and uses of the technology and customer service programs. In addition, we seek to leverage our core market concentration to develop contractual relationships with managed care payors to increase patient volume. Sales and marketing activities for our mobile business include direct marketing to hospitals and developing leads through current customers, equipment manufacturers, and other vendors. In addition, marketing activities for our mobile operations include contacting referring physicians associated with hospital customers and educating physicians.
Competition
     The healthcare industry in general, and the market for diagnostic imaging services in particular, is highly competitive and fragmented, with only a few national providers. We compete principally on the basis of our service reputation, equipment, breadth of managed care contracts and convenient locations. Our operations must compete with groups of radiologists, established hospitals and certain other independent organizations, including equipment manufacturers and leasing companies that own and operate imaging equipment. We will continue to encounter substantial competition from hospitals and independent organizations, including Alliance Imaging, Inc., Radnet, Inc., Diagnostic Health Corporation, MedQuest, Inc., Shared Imaging and Otter Tail Corporation doing business as DMS Imaging. Some of our direct competitors may have access to greater financial resources than we do.
     Certain hospitals, particularly the larger or more financially stable hospitals, have and may be expected to directly acquire and operate imaging equipment on-site as part of their overall inpatient servicing capability, assume the associated financial risk, employ the necessary technologists and satisfy applicable CON and licensure requirements, if any. Historically, smaller hospitals have been reluctant to purchase imaging equipment, but some have chosen to do so with attractive financing offered by equipment manufacturers. Some physician practices have also established diagnostic imaging centers or purchased imaging equipment for their own offices, and we anticipate that others will as well.
Customers and Contracts
     Our revenues are primarily generated from patient services and contract services. Patient services revenues are generally earned from services billed directly to patients or third-party payors (such as managed care organizations, Medicare, Medicaid, commercial insurance carriers and workers’ compensation funds) on a fee-for-service basis. Patient services revenues and management fees are primarily earned through fixed-site centers. Contract services revenues are generally earned from services billed to a hospital, physician group or other healthcare provider, which include fee-for-service arrangements in which revenues are based upon a contractual rate per procedure and fixed fee contracts. Contract services revenues are primarily earned through mobile facilities pursuant to contracts with a term from one to five years. A significant number of our mobile contracts will expire each year.

Our mobile facility contract renewal rate was 83% for the year ended June 30, 2007. However, we expect that some high volume customer accounts will elect not to renew their contracts and instead will purchase or lease their own diagnostic imaging equipment and some customers may choose an alternative services provider.
     During the year ended June 30, 2007, approximately 55% of our revenues were generated from patient services and approximately 45% were generated from contract services.
Diagnostic Imaging and Other Equipment
     As of June 30, 2007, we owned or leased 260 diagnostic imaging and treatment systems, with the following classifications: 3.0 Tesla MRI, 1.5 Tesla MRI, 1.0 Tesla MRI, Open MRI, PET, PET/CT, CT and other technology. Magnetic field strength is the measurement of the magnet used inside an MRI system. If the magnetic field strength is increased the image quality of the scan is improved and the time required to complete scans is decreased. Magnetic field strength on our MRI systems currently ranges from 0.2 to 3.0 Tesla. Of our 169 conventional MRI systems, 159 have a magnet field strength of 1.5 Tesla, which is the industry standard magnet strength for conventional fixed and mobile MRI systems. Other than ultra-high field MRI systems and 256-slice CT systems, we are aware of no substantial technological changes; however, should such changes occur, we may not be able to acquire the new or improved systems.
     We continue to evaluate the mix of our diagnostic imaging equipment in response to changes in technology and to any overcapacity in the marketplace. We improve our equipment through upgrades, disposal and/or trade-in of older equipment and the purchase or execution of leases for new equipment in response to market demands.
     Several large companies presently manufacture MRI (including Open MRI), PET, PET/CT, CT and other diagnostic imaging equipment, including General Electric Health Care, Hitachi Medical Systems, Siemens Medical Systems, Toshiba American Medical Systems and Philips Medical Systems. We have acquired MRI and CT systems that were manufactured by each of the foregoing companies. We have acquired PET or PET/CT systems that were manufactured by General Electric Health Care and Siemens Medical Systems. We enter into individual purchase orders for each system that we acquire, and we do not have long-term purchase arrangements with any equipment manufacturer. We maintain good working relationships with many of the major manufacturers to better ensure adequate supply as well as access to those types of diagnostic imaging systems which appear most appropriate for the specific imaging facility to be established.
Information Systems
     Our internal information technology systems allow us to manage our operations, accounting and finance, human resources, payroll, document imaging, and data warehousing. Our primary operating system is the InSight Radiology Information System, or IRIS, our proprietary information system. IRIS provides front-office support for scheduling and administration of imaging procedures and back office support for billing and collections. Additional functionality includes workflow, transcription, and image management. In addition, we are installing new picture archiving and communication systems, or PACS, in our fixed-site centers for the digital management of diagnostic images.
Compliance Program
     We have voluntarily implemented a program to monitor compliance with federal and state laws and regulations applicable to healthcare organizations. We have appointed a compliance officer who is charged with implementing and supervising our compliance program, which includes a code of ethical conduct for our employees and affiliates and a process for reporting regulatory or ethical concerns to our compliance officer, including a toll-free telephone hotline. We believe that our compliance program meets the relevant standards provided by the Office of Inspector General of the HHS. An important part of our compliance program consists of conducting periodic reviews of various aspects of our operations. Our compliance program also contemplates mandatory education programs designed to familiarize our employees with the regulatory requirements and specific elements of our compliance program.

Employees
     As of August 31, 2007, we had approximately 1,579 full-time, 105 part-time and 464 per diem employees. None of our employees is covered by a collective bargaining agreement. Management believes its employee relations to be satisfactory.
Legal Proceedings
     We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business and have insurance policies covering such potential insurable losses where such coverage is cost-effective. We believe that the outcome of any such lawsuits will not have a material adverse impact on our financial condition and results of operations.
     On May 29, 2007, Holdings and InSight filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code, in the U.S. Bankruptcy Court for the District of Delaware (Case No. 07-10700). On July 10, 2007, the bankruptcy court confirmed Holdings’ and InSight’s Second Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code. The plan of reorganization became effective and Holdings and InSight emerged from bankruptcy protection on August 1, 2007. For additional information regarding the reorganization, please see “Business-Reorganization” in this prospectus.
     On February 3, 2004, Southwest Outpatient Radiology, PC, or SWOR, filed a Summons and Complaint against InSight Health Corp., one of InSight’s subsidiaries, or IHC, in the Superior Court, Maricopa County, Arizona, for Declaratory Relief seeking a declaration as to the meaning and effect of a certain provision of the professional services agreement, or PSA, pursuant to which SWOR provided professional services at IHC’s facilities in Phoenix, Arizona. SWOR claimed the PSA provided a right of first refusal to provide professional services at any center IHC acquired in Maricopa County. IHC believes that the provision related only to “de novo” centers which IHC developed. In April 2004, IHC acquired the stock of Comprehensive Medical Imaging, Inc., which owned and operated 21 fixed-site centers, six of which were located in Maricopa County, pursuant to a stock purchase agreement.
     Prior to signing the stock purchase agreement, IHC gave SWOR 180 days notice to terminate the PSA in accordance with the PSA. SWOR claimed that the PSA had already terminated due to IHC’s breach of the right of first refusal provision. IHC answered the Summons and Complaint and was cooperating with SWOR in expediting discovery and an early trial when SWOR decided to abandon the Declaratory Relief action and on April 20, 2004, SWOR filed a First Amended Complaint claiming breach of contract, anticipatory breach of contract, negligent misrepresentation, breach of the covenant of good faith and fair dealing, intentional interference with contract, breach of fiduciary duty, declaratory relief and unspecified compensatory and punitive damages, prejudgment interest, and attorneys’ fees. We have answered the First Amended Complaint and discovery has commenced and is ongoing. We are vigorously defending this lawsuit and believe that SWOR’s claims are without merit. We are unable to predict the outcome of this lawsuit.
     In August 2003, IHC entered into a series of agreements and acquired a joint venture interest through a limited liability company it formed called Kessler Imaging Associates, LLC, or KIA, in a CT fixed-site center in Hammonton, New Jersey. KIA is owned 55% by IHC and 45% by Bernard Neff, M.D., or Dr. Neff. KIA managed Kessler CAT Scan Associates, LLC, which provided CT, and mobile MRI and PET (using IHC mobile facilities) services to inpatients of William B. Kessler Memorial Hospital, or the Hospital, and community outpatients.
     Dr. Neff provided radiology services at the Hospital and to the outpatients. IHC did not control billing and collections to the Hospital for inpatients or to third-party payors for outpatients. Dr. Neff performed that function.
     Management at the Hospital changed in 2005, and in late 2005 the Hospital notified the parties that it was “voiding” all the agreements because the prior management had no authority to execute the agreements and stopped paying for the inpatient services. Immediately after the agreements were allegedly “voided,” Dr. Neff filed an arbitration claim against the Hospital, for among other things, collection of outstanding amounts owed by the Hospital for services previously rendered. The Hospital has challenged Dr. Neff’s efforts to proceed with arbitration efforts in the New Jersey courts. The appellate division granted a stay motion, so the arbitration has been stayed pending oral argument, which has not yet been held and no decision has yet been rendered. Until the appellate court rules, matters in the arbitration cannot go forward.

     On March 8, 2006, IHC filed suit in the U.S. District Court for the District of New Jersey against the Hospital. By the Complaint, IHC has asserted claims for fraud and seeks in excess of $4 million in compensatory damages plus additional amounts for punitive damages. The Hospital has denied the substantive allegations against it.
     The Hospital in turn filed a Counterclaim against IHC. Initially, IHC moved to dismiss that Counterclaim for failure to state a claim and for failure to comply with pleading requirements. Before that Motion could be ruled upon, the Hospital filed an Amended Counterclaim. By the Amended Counterclaim, the Hospital asserts that IHC engaged in fraud as to the Hospital, allegedly concealing aspects of the overall transaction to the Hospital’s disadvantage, that IHC aided and abetted Dr. Neff and his associates so they could acquire certain allegedly valuable assets of the Hospital without fair, reasonable, and adequate consideration, and that IHC conspired with Dr. Neff and his associates to acquire certain allegedly valuable assets of the Hospital without fair, reasonable, and adequate consideration. By the Amended Counterclaim, the Hospital seeks compensatory damages of not less than $5 million and punitive damages of not less than $10 million. IHC has moved to dismiss, and the motion remains pending at the present time. IHC has also answered the Amended Counterclaim, denying all of the substantive allegations. IHC intends to vigorously prosecute its case against the Hospital and defend against the Hospital’s claims.
     On September 13, 2006, the Hospital filed a voluntary bankruptcy petition under Chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, District of New Jersey (Camden). As a result, this case and the arbitration have been stayed pursuant to 11 U.S.C. § 362. IHC and KIA have both filed proofs of claim in the Hospital’s bankruptcy case. IHC has asserted contingent unliquidated claims based upon the litigation currently stayed in the U.S. District Court for the District of New Jersey. KIA has filed a claim based upon the lease between KIA and the Hospital. The Hospital remains a debtor-in-possession and is attempting to reorganize. On August 16, 2007, the Hospital filed its first amended plan of reorganization and accompanying disclosure statement.
     IHC no longer provides any services to the Hospital and the lease has been terminated.

MANAGEMENT
     The following table sets forth the names, ages and positions of our directors and executive officers, including the executive officers of InSight who are deemed our executive officers (as defined under Rule 3b-7 of the Exchange Act), as of August 31, 2007:

Wayne B. Lowell	52	Chairman of the Board and Director

Bret W. Jorgensen	48	President and Chief Executive Officer and Director

Patricia R. Blank	57	Executive Vice President — Clinical Services and Support of InSight

Louis E. Hallman, III	48	Executive Vice President and Chief Strategy Officer of InSight

Donald F. Hankus	53	Executive Vice President and Chief Information Officer of InSight

Mitch C. Hill	48	Executive Vice President and Chief Financial Officer

Eugene Linden	60	Director

Marilyn U. MacNiven-Young	56	Executive Vice President, General Counsel and Secretary

Richard Nevins	60	Director

James A. Ovenden	44	Director

Keith E. Rechner	49	Director

Steven G. Segal	47	Director
     Wayne B. Lowell has been a member of our board of directors since August 1, 2007 and our Chairman since August 7, 2007. He established Jonchra Associates, LLC, which provides strategic and operating advice to senior management of venture capital-funded and publicly held entities, in 1998. Mr. Lowell worked at PacifiCare Health Systems from 1986 to 1998, most recently holding the positions of Executive Vice President, Chief Financial Officer and Chief Administrative Officer. Mr. Lowell currently serves as a director of Molina Healthcare, Inc., a multi-state managed care organization, and of IPC The Hospitalist Company, Inc., a provider of hospitalist services.
     Bret W. Jorgensen has been a member of our board of directors and our President and Chief Executive Officer since July 1, 2005. Prior to this appointment, Mr. Jorgensen was the Chief Executive Officer of AdvoLife, a provider of senior care services, from June 2004 until the sale of the company in October 2004. Prior to AdvoLife he was Chairman and Chief Executive Officer of Directfit, a web-centric recruiting solutions provider, from April 1999 to October 2003. In 1989, Jorgensen co-founded TheraTx, which became a diversified healthcare services company listed on NASDAQ. While at TheraTx, he served on the board of directors and held several executive leadership positions, including President of TheraTx Health Services, and was instrumental in TheraTx’s initial public offering in 1994 and sale in April 1997. He currently serves as a director of AllianceCare, a provider of senior healthcare services, rehabilitation therapy and home health services.
     Patricia R. Blank has been InSight’s Executive Vice President-Clinical Services and Support since March 28, 2006. She was InSight’s Executive Vice President-Enterprise Operations from October 22, 2004 to March 28, 2006. She was InSight’s Executive Vice President and Chief Information Officer from September 1, 1999 to October 22, 2004. Prior to joining InSight, Ms. Blank was the principal of Blank & Company, a consulting firm specializing in healthcare consulting. From 1995 to 1998, Ms. Blank served as Executive Vice President and Chief Operating Officer of HealthHelp, Inc., a Houston, Texas-based radiology services organization managing radiology provider networks in multiple states. From 1988 to 1995, she was corporate director of radiology of FHP, a California insurance company.

     Louis E. Hallman, III, has been InSight’s Executive Vice President and Chief Strategy Officer since August 10, 2005. Prior to this appointment, Mr. Hallman was the President of Right Manufacturing LLC, a specialty manufacturer, from January 2003 through January 2005. From January 2002 until January 2003, Mr. Hallman was a private investor and reviewed various business opportunities. From August 1999 through January 2002, he was President and CEO of Homesquared Inc., a supplier of web-based software applications to production homebuilders. In July 1989, Mr. Hallman co-founded TheraTx, Inc., which became a diversified healthcare services company listed on NASDAQ. While at TheraTx, he served as Vice President Corporate Development until its sale in April 1997.
     Donald F. Hankus has been InSight’s Executive Vice President and Chief Information Officer since September 26, 2005. Prior to this appointment, Mr. Hankus was the Director of Sales Operations of Quest Software, Inc., a provider of application, database and infrastructure software, from January 2004 through September 2005. From January 2000 through January 2004, he was Chief Information Officer of Directfit. From December 1996 to January 2000, he served as Director of Software Development for Cendant Corporation, a real estate brokerage and hotel franchisor.
     Mitch C. Hill has been our Executive Vice President and Chief Financial Officer since January 10, 2005. Prior to this appointment, Mr. Hill was President and Chief Executive Officer of BMS Reimbursement Management, a provider of outsourced billing and collection, accounts receivable and practice management services, from April 2001 to December 2004. Prior to that, he held the following positions with Buy.Com Inc., a multi-category Internet superstore, Chief Financial Officer from November 1999 to April 2000 and President and Chief Financial Officer from April 2000 to February 2001.
     Eugene Linden has been a member of our board of directors since August 1, 2007. He is the Chief Investment Strategist of Bennett Management Corporation, a hedge fund, and has also been a contributor at TIME Magazine since 1995. From 1987 to 1995, Mr. Linden was a senior writer at TIME Magazine. Mr. Linden currently serves as a director of Polymer Group, Inc., Cibus Genetics LLC and Syratech Corporation.
     Marilyn U. MacNiven-Young has been our Executive Vice President, General Counsel and Secretary since February 11, 2002 and Executive Vice President, General Counsel and Secretary of InSight since August 1998. From February 1996 through July 1998, she was an independent consultant to InSight. From September 1994 through June 1995, she was Senior Vice President and General Counsel of Abbey Healthcare Group, Inc., a home healthcare company. From 1991 through 1994, Ms. MacNiven-Young served as General Counsel of American Health Services Corp., a predecessor of InSight.
     Richard Nevins has been a member of our board of directors since August 1, 2007. Since July 2007, he has served as the interim chief executive officer for US Energy Services, Inc. He has worked as an independent advisor since 2007. From 1998 until his retirement in 2007, Mr. Nevins was a managing director and co-head of the recapitalization and restructuring group at Jefferies & Company, Inc. Mr. Nevins currently serves as a director of Aurora Trailer Holdings and SPELL C LLC.
     James A. Ovenden has been a member of our board of directors since August 1, 2007. He is the Chief Financial Officer and a founding principal of OTO Development, LLC, a hospitality development company established in 2004. Mr. Ovenden has also served as a principal consultant with CFO Solutions of SC, LLC since 2002. Mr. Ovenden was the Chief Financial Officer of Extended Stay America, Inc. from January 2004 to May 2004 and held various positions at CMI Industries, Inc. from 1987 to 2002. Mr. Ovenden currently serves as a director, and as chairman of the audit committee of the board of directors, of Polymer Group, Inc.
     Keith E. Rechner has been a member of our board of directors since August 1, 2007. He has been Chief Executive Officer and President of Benefit Advisors, Inc., an employee benefits consulting firm, since 1997. Mr. Rechner is also currently a financial advisor with AXA Advisors, a position he has held since 2005. He also is a member of the operating committee of United Wealth Strategies LLC, a financial and consulting services company. Mr. Rechner served as the Regional Vice President of Tax Sheltered Markets for AXA Advisors from 2002 to 2005 and Vice President of Traditional Markets for AXA Advisors from 2000 to 2002. From 1993 to 1996, Mr. Rechner held various positions with VHA Great Rivers, Inc./Great Rivers Network, including President and Chief Executive Officer, Great Rivers Network, Chief Operating Officer, Integrated Benefit Services (IBS) and Vice President, Managed Care.

     Steven G. Segal has been a member of our board of directors since October 17, 2001. He is a Special Limited Partner of J.W. Childs Associates, L.P. and has been at J.W. Childs Associates, L.P. since 1995. Prior to that time, he was an executive at Thomas H. Lee Company from 1987, most recently holding the position of Managing Director. Since 2006, Mr. Segal has also been an Executive-in-Residence/Lecturer at Boston University’s Graduate School of Management. He is also a director of MAAX, Inc., The NutraSweet Company, Fitness Quest Inc., WS Packaging Group, Inc. and Round Grille, Inc. (d/b/a FIRE + iCE).
Audit Committee
     The audit committee of Holdings’ board of directors is in the process of reviewing and formalizing a written charter. The written charter will be consistent with the following authority granted by Holdings’ board of directors to the audit committee:
•	Prepare the audit committee report required by SEC rules to be included in Holdings’ annual proxy statement.

•	Assist the board of directors in fulfilling its responsibility to oversee management regarding:

•	the conduct and integrity of Holdings’ financial reporting to any governmental or regulatory body, stockholders, other users of Holdings’ financial reports, and the public;

•	Holdings’ legal and regulatory compliance;

•	the qualifications, engagement, compensation, independence, and performance of Holdings’ independent registered public accounting firm, its conduct of the annual audit of Holdings’ financial statements, and its engagement to provide any other services; and

•	the performance of Holdings’ internal audit function and systems of internal control over financial reporting and disclosure controls and procedures.

•	Maintain through regularly scheduled meetings, a line of communication between the board of directors and Holdings’ management, internal auditor and the independent registered public accounting firm.
     Messrs. Ovenden (Chairman), Lowell and Nevins are the current members of the audit committee of Holdings’ board of directors. Holdings’ board of directors has determined that each of Messrs. Ovenden and Lowell is an “audit committee financial expert” as defined by the SEC and is independent as defined in the rules of the NASDAQ Stock Market. See “Certain Relationships and Related Transactions — Director Independence.” Holdings’ board of directors has determined that each of the members of the audit committee is financially literate and has accounting or related financial management expertise, as such terms are interpreted by Holdings’ board of directors.
Compensation Committee
     The compensation committee assists Holdings’ board of directors by ensuring that our executives are compensated in accordance with our total compensation objectives and executive compensation policy. Holdings’ board of directors has established a charter for the compensation committee, which is available on our website at the following internet address http://www.insighthealth.com/executives.asp?link=executives. The written charter provides that the compensation committee will:
•	review the compensation of the Chief Executive Officer;

•	administer Holdings’ stock option or other equity-based compensation plans and programs; and

•	oversee Holdings’ management compensation and benefits policies, including both qualified and non-qualified plans.
     See “Executive Compensation — Compensation Discussion and Analysis” below for a discussion of the process and procedure for consideration and determination of executive and director compensation.
Nomination of Directors
     Holdings’ bylaws were amended on July 26, 2007 to provide, among other things, a procedure by which holders of Holdings’ common stock may nominate candidates for election to the board of directors.
Code of Ethical Conduct
     We have adopted a code of ethical conduct that applies to all of our and our subsidiaries’ employees, including our principal executive officer, principal financial officer and principal accounting officer. A copy of the code of ethical conduct is posted on our website, www.insighthealth.com, under “About Us.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the code of ethical conduct applicable to our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions) by posting such information on our internet website, www.insighthealth.com, under “About Us.”
EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Overview and Objectives
     Following Holdings’ and InSight’s emergence from bankruptcy, the reconfigured board of Holdings established a compensation committee. Prior to the consummation of Holdings’ and InSight’s plan of reorganization, our compensation structure was overseen by the compensation committee of InSight’s board of directors (Holdings’ board of directors did not have committees). In connection with the establishment of the compensation committee, Holdings’ board directed the committee to:
•	review the compensation of the Chief Executive Officer;

•	administer Holdings’ stock option or other equity-based compensation plans and programs; and

•	oversee Holdings’ management compensation and benefits policies, including both qualified and non-qualified plans.
     Holdings’ compensation committee has retained a third-party compensation advisor to assist the committee in developing a compensation program for our key executives. Though the structure is still in development, the committee intends the compensation for the executive officers named in the Summary Compensation Table below, whom we refer to as named executive officers, will be significantly performance-based. More generally, the structure will be intended to achieve the following objectives:
•	attract and retain individuals of superior ability and managerial talent;

•	ensure executive compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	create the incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	enhance the executives’ incentive to increase stockholder value, as well as promote retention of key people, by providing an equity interest in Holdings.
     Generally, these objectives are consistent with the historical objectives of InSight’s compensation committee.
     Executive compensation for the named executive officers includes the following:
•	annual base salary;

•	cash incentive awards;

•	equity awards; and

•	perquisites.
     Each element is further described below.
Base Salary
     Base salary is designed to compensate our named executive officers competitively based on industry and marketplace standards. Historically, InSight’s compensation committee:
•	considered marketplace data for comparable positions and the relative performance and contribution of each executive to the business;

•	did not rely solely on predetermined formulas or a limited set of criteria when it evaluated the performance of the named executive officers;

•	reviewed base salary levels annually to ensure competitiveness; and

•	based on annual review and individual performance of each executive, implemented base salary increases, if appropriate.
     For fiscal year 2007, InSight’s compensation committee determined that base salary levels should be increased by 2.25%. Historically, we have gathered information from other companies in the industry or similar size companies; however, we have not designated a specific peer group for establishing compensation comparisons.
Cash Incentive Awards
     Cash incentive awards provide a direct link between executive compensation and our overall performance. All executive officers, including the President and Chief Executive Officer, are eligible for cash incentive awards, which are intended to focus management attention and effort on the attainment of established performance goals. Specific performance goals and weightings are established at the corporate level and encompass goals for overall performance for each fiscal year.
     InSight’s compensation committee tied individual cash incentive awards to an executive’s contribution to our achievement of established performance goals, as well as the successful achievement of individually tailored annual objectives. InSight’s compensation committee designed the cash incentive award component of our compensation program to align executive pay with our annual (short-term) performance. Cash incentive awards are generally paid in August or September of each year for the prior fiscal year’s performance.
     Pursuant to their respective employment agreement, each named executive officer is eligible for a cash incentive award of up to a certain percentage of the executive’s annual base salary. For fiscal 2007, Mr. Jorgensen’s targeted cash incentive award was equal to 100% of his annual base salary, and the targeted cash incentive award for each of the other named executive officers was equal to 40% of his or her respective annual base salary. 75% of the targeted cash incentive award was based on our achievement of budgetary goals, and 25% of the targeted cash incentive award was based upon the achievement of other goals (i.e., personal management objectives) mutually agreed upon by each executive and our President and Chief Executive Officer and approved by our board of directors (except in the case of Mr. Jorgensen, whose goals were agreed upon by our board of directors and himself). Annual targets for the determination of the cash incentive awards are based on budgeted profitability levels, which have been approved by the compensation committee and are generally considered by the compensation committee to be reasonably attainable.
     The budgetary goal for fiscal year 2007 was tied to Adjusted EBITDA (see our reconciliation of net cash provided by operating activities to Adjusted EBITDA in “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Condition, Liquidity and Capital Resources”) after taking into account certain lease expenses associated with diagnostic imaging equipment acquired pursuant to operating leases.

For fiscal year 2007, we were required to exceed 90% of the budgeted amount ($72.5 million) in order for the named executive officers to become eligible for the 75% of the cash incentive award tied to a budgetary goal. For fiscal year 2007, we achieved approximately 95% of the budgetary amount. Based on our performance, the named executive officers received the annual cash incentive awards described in the Summary Compensation Table below.
     In November 2006, InSight’s board of directors adopted a management incentive plan to ensure the retention of certain employees in light of our decision to explore strategic alternatives. The management incentive plan was modeled after similar plans for other companies that had pursued strategic alternatives, including reorganizations. The plan provided for (i) a progress payment upon the occurrence of a specified date, and (ii) full payment upon the achievement of a strategic milestone (i.e., sufficient agreements to complete the balance sheet reorganization). Certain named executive officers received the payments under the management incentive plan described in the Summary Compensation Table below. No further payments will be made under such management incentive plan.
Equity Awards
     We believe that equity awards encourage executive officers to manage from the perspective of a stockholder with an equity stake in the business. If the value of Holdings’ common stock increases over time, the value of the equity awards granted to each of the executive officers increases, providing a strong incentive for executive officers to enhance stockholder value. Historically, equity awards consisted of stock option awards, which were not limited to executive officers but were granted to a broad range of key employees. Stock options provided recipients with the opportunity to purchase Holdings’ common stock at a price fixed on the grant date regardless of future price.
     InSight’s compensation committee typically provided that (i) 50% of stock options would vest cumulatively over various periods up to five years from the grant date, and (ii) 50% of stock options would vest cumulatively upon the achievement of certain performance targets on an equity exit or liquidity event. The stock options were exercisable in whole or in installments, and would have expired ten years from the grant date.
     There were no grants of stock options in fiscal year 2007. Upon consummation of the plan of reorganization, the stock option plan was terminated and all outstanding stock options were cancelled on August 1, 2007. Holdings' compensation committee, with the assistance of a third-party compensation advisor, is evaluating a new equity award structure.
Perquisites
     Named executive officers, and certain other officers, are provided with the following benefits as a supplement to their other compensation:
•	Medical Insurance. At our sole cost, we provide to each named executive officer and the named executive officer’s eligible dependents such health, dental and vision insurance as we may from time to time make available.

•	Life and Disability Insurance. At our sole cost, we provide each named executive officer such disability and/or life insurance as we in our sole discretion may from time to time make available.

•	401(k) Savings Plan. We currently make matching contributions to our 401(k) Savings Plan in an amount equal to fifty cents for each dollar of participant contributions, up to a maximum of six percent of the participant’s compensation for each pay period and subject to certain other limits. Participation is not limited to named executive officers, and all full-time employees are eligible to participate in the 401(k) Savings Plan.

•	Automobile Allowance and Operating Expenses. Mr. Jorgensen receives an automobile allowance of $1,000 per month, and the other named executive officers receive an automobile allowance of $750 per month. We pay the named executive officers’ expenses incidental to the operation of an automobile.

Employment Agreements
     We have entered into an employment agreement with each of our named executive officers and certain other executives. Each employment agreement with our named executive officers provides for a term of 12 months on a continuing basis, subject to certain termination rights. These employment agreements provide for an annual salary as well as a cash incentive award of up to a certain percentage. 75% of the cash incentive award is based on our achievement of budgetary goals, and 25% of the cash incentive award is based upon the achievement of other goals (i.e., personal management objectives) mutually agreed upon by each executive and our President and Chief Executive Officer and approved by our board of directors (except in the case of Mr. Jorgensen, whose goals are agreed upon by our board of directors and himself).
     Each executive is provided with a life insurance policy of three times the amount of his or her annual base salary and is entitled to participate in InSight’s life insurance, medical, health and accident and disability plan or program, pension plan or other similar benefit plan and any stock option plans (as noted above, the stock option plan was terminated and all outstanding stock options were cancelled on August 1, 2007).
     Each executive is subject to a noncompetition covenant and nonsolicitation provisions (relating to InSight’s employees and customers) during the term of his or her respective employment agreement and continuing for a period of 12 months after the termination of his or her respective employment.
SUMMARY COMPENSATION TABLE
     The following table sets forth information concerning the annual, long-term and all other compensation for services rendered in all capacities to us and our subsidiaries for the year ended June 30, 2007 of the persons who served as (1) our principal executive officer, (2) our principal financial officer, and (3) the other three most highly compensated executive officers for the year ended June 30, 2007. We refer to these officers collectively as the named executive officers.

	Fiscal		Non-Equity
	Year		Incentive Plan	All Other
	Ended	Salary	Compensation(1)	Compensation(2)	Total
Name and Principal Position	June 30,	($)	($)	($)	($)
Bret W. Jorgensen	2007	406,231	773,050	76,802	1,256,083
President and Chief Executive Officer

Mitch C. Hill	2007	279,284	423,484	56,470	759,238
Executive Vice President and Chief Financial Officer

Marilyn U. MacNiven-Young	2007	279,284	423,484	29,443	732,211
Executive Vice President, General Counsel and Secretary

Louis E. Hallman, III	2007	279,909	277,291	29,253	586,453
Executive Vice President and Chief Strategy Officer

Patricia R. Blank	2007	279,284	82,000	39,663	400,947
Executive Vice President - Clinical Services and Support

(1)	Cash incentive awards which are based on our performance are earned and accrued during the fiscal year and paid subsequent to the end of each fiscal year. The amounts include payments under the management incentive plan to Messrs. Jorgensen, Hill and Hallman and Ms. MacNiven-Young. The components of Non-Equity Incentive Plan Compensation are annual cash incentive awards and payments under the management incentive plan (no further payments will be made under such management incentive plan). Set forth below are the different components of non-equity incentive plan compensation paid to the named executive officers.

	Management	Annual	Total
	Incentive	Cash	Non-Equity
	Plan	Incentive	Incentive Plan
Named Executive Officer	Payments	Award	Compensation
Bret W. Jorgensen	$511,250	$261,800	$773,050

Mitch C. Hill	351,484	72,000	423,484

Marilyn U. MacNiven-Young	351,484	72,000	423,484

Louis E. Hallman, III	210,891	66,400	277,291

Patricia R. Blank	—	82,000	82,000

(2)	Amounts of All Other Compensation are comprised of the following perquisites: (1) automobile allowances, (2) automobile operating expenses, (3) the Company’s contributions to our 401(k) Savings Plan, (4) specified premiums on executive life insurance arrangements, (5) specified premiums on executive health and disability insurance arrangements and (6) certain professional membership dues. With respect to specified premiums on executive health and disability insurance arrangements, the Company paid $33,889 and $31,772, respectively, on behalf of Messrs. Jorgensen and Hill.
GRANTS OF PLAN-BASED AWARDS
     The following table sets forth grants of plan-based awards in fiscal year 2007 to the named executive officers:

		Estimated Future
		Payouts Under
		Non-Equity
		Incentive Plan Awards
		Threshold	Target/Maximum
Named Executive Officer	Grant Date(1)	($)(2)	($)(3)
Bret W. Jorgensen	July 1, 2006	$30,675	$409,000
	November 14, 2006	255,625	511,250
Mitch C. Hill	July 1, 2006	8,436	112,475
	November 14, 2006	175,472	351,484
Marilyn U. MacNiven-Young	July 1, 2006	8,436	112,475
	November 14, 2006	175,472	351,484
Louis E. Hallman, III	July 1, 2006	8,436	112,475
	November 14, 2006	105,145	210,891
Patricia R. Blank	July 1, 2006	8,436	112,475

(1)	Potential cash incentive awards were granted as of July 1, 2006 and potential management incentive plan payments were granted as of November 14, 2006.

(2)	The threshold amount assumes that (i) the minimum level of budgetary performance was met for the cash incentive award, but the personal management objectives were not achieved, and (ii) the occurrence of a specified date for the management incentive plan.

(3)	The target amount assumes (i) that the targeted level of performance (both targeted budget and personal management objectives) was met for the cash incentive awards, and (ii) the achievement of the strategic milestone for the management incentive plan. The maximum amount is equal to the target amount because (a) with respect to the management incentive plan the target amount is the maximum amount, and (b) with respect to cash incentive awards, if level of performance exceeds the targeted budget, the named executive officers may receive a discretionary award, but the amount of any discretionary award above the target amount is subject to the discretion of the compensation committee. Actual amounts earned under these granted awards in fiscal year 2007 are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
     OPTION GRANTS. During the year ended June 30, 2007, no stock options were granted.
2007 Outstanding Equity Awards at Fiscal Year End Table
     The following table contains certain information regarding equity awards held by the named executive officers as of June 30, 2007:

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Option	Option
	Options (#)	Options (#)		Exercise	Expiration
Named Executive Officer	Exercisable	Unexercisable		Price ($)	Date (1)
Bret W. Jorgensen	37,235	211,011	(2)	$19.82	7/1/2015

Mitch C. Hill	8,000	32,000	(3)	$19.82	1/10/2015

Marilyn U. MacNiven-Young	10,500	19,500	(3)	$18.00	10/17/2011
	2,000	8,000	(3)	$19.82	1/10/2015

Louis E. Hallman, III	4,000	36,000	(3)	$19.82	8/10/2015

Patricia R. Blank	10,500	19,500	(3)	$18.00	10/17/2011
	6,000	24,000	(3)	$19.82	1/10/2015

(1)	The stock option plan was terminated and all outstanding options were cancelled on August 1, 2007 upon consummation of the plan of reorganization.

(2)	These options would have vested and become exercisable on the following vesting schedule: 15% upon each anniversary of the grant date on the second through sixth anniversary of the grant date, 25% upon the achievement of certain performance targets on an equity exit or a liquidity event.

(3)	These options would have vested and become exercisable on the following vesting schedule: 10% upon each anniversary of the grant date on the second through sixth anniversary of the grant date, 50% upon the achievement of certain performance targets on an equity exit or a liquidity event.
Potential Payments on Termination and Change of Control
     Under the terms of each executive’s employment agreement, each executive’s employment will immediately terminate upon his or her death and the executors or administrators of his or her estate or his or her heirs or legatees (as the case may be) will be entitled to all accrued and unpaid compensation up to the date of his or her death. Each executive’s employment agreement will terminate and each of them will be entitled to all accrued and unpaid compensation, as well as 12 months of compensation at the annual salary rate then in effect upon the occurrence of the following:

(1)	Upon the executive’s permanent and total disability, i.e., the executive is unable substantially to perform his or her services required by the employment agreement for three (3) consecutive months or shorter periods aggregating three (3) months during any twelve (12) month period; provided, however that our obligation to make payments of 12 months of compensation at the annual salary rate then in effect may be reduced by the amount which the executive is entitled to receive under the terms of our long-term disability insurance policy.

(2)	Upon InSight’s 30 days’ written notice to the executive of the termination of the executive’s employment without cause. The employment agreements generally define cause as the occurrence of one of the following:

•	the executive has been convicted or pled guilty or no contest to any crime or offense (other than any crime or offense relating to the operation of an automobile) which is likely to have a material adverse impact on the business operations or financial or other condition of our business, or any felony offense;

•	the executive has committed fraud or embezzlement;

•	the executive has breached any of his or her obligations under the employment agreement and failed to cure the breach within 30 business days following receipt of written notice of such breach;

•	we, after reasonable investigation, find that the executive has violated our material written policies and procedures, including but not necessarily limited to, policies and procedures pertaining to harassment and discrimination;

•	the executive has failed to obey a specific written direction from the board of directors (unless such specific written instruction represents an illegal act), provided that (i) such failure continues for a period of 30 business days after receipt of such specific written direction, and (ii) such specific written direction includes a statement that the failure to comply therewith will be a basis for termination hereunder; or

•	any willful act or omission on the executive’s part which is materially injurious to the financial condition or business reputation of InSight or any of its subsidiaries.

(3)	If the executive terminates his or her employment with InSight for good reason. The employment agreements generally define good reason as:

•	the relocation by InSight, without the executive’s consent, of the executive’s principal place of employment to a site that is more than a specified number of miles from executive’s principal residence;

•	a reduction by InSight, without the executive’s consent, in the executive’s annual salary, duties and responsibilities, and title, as they may exist from time to time; or

•	a failure by InSight to comply with any material provision of the employment agreement which is not cured within 30 days after notice of such noncompliance has been given by the executive, or if such failure is not capable of being cured in such time, for which a cure shall not have been diligently initiated by InSight within the 30 day period.

(4)	If the executive’s employment is terminated by InSight without cause or he or she terminates his or her employment for good reason within 12 months of a change in control. The consummation of the exchange offer (Holdings’ common stock for senior subordinated notes) and the plan of reorganization did not constitute a change in control under the employment agreements with the named executive officers. A change in control shall generally be deemed to have occurred if:

•	any person, or any two or more persons acting as a group, and all affiliates of such person or persons (a “Group”), who prior to such time beneficially owned less than 50% of the then outstanding capital stock of InSight or Holdings, shall acquire shares of InSight’s or Holdings’ capital stock in one or more transactions or series of transactions, including by merger, and after such transaction or transactions such person or group and affiliates beneficially own 50% or more of InSight’s or Holdings’ outstanding capital stock, or

•	InSight or Holdings shall sell all or substantially all of its assets to any Group which, immediately prior to the time of such transaction, beneficially owned less than 50% of the then outstanding capital stock of InSight or Holdings.

     In addition, if any employment agreement is terminated pursuant to the foregoing (1) — (4), InSight will maintain at its expense until the earlier of 12 months after the date of termination or commencement of the executive’s benefits pursuant to full-time employment with a new employer under such employer’s standard benefits program, all life insurance, medical, health and accident and disability plans or programs, in which the executive was entitled to participate immediately prior to the date of termination. If an employment agreement is terminated with a named executive officer pursuant to the foregoing (1) — (4), we estimate that the value of the payments and benefits would be as follows:

Named Executive Officer	Salary	Benefits (1)	Total

Bret W. Jorgensen	$409,000	$28,265	$437,265

Mitch C. Hill	281,187	32,125	313,312

Marilyn U. MacNiven-Young	281,187	8,257	289,444

Louis E. Hallman, III	281,187	15,514	296,701

Patricia R. Blank	281,187	18,220	299,407

(1)	For purposes of this table we have assumed that (i) the terminated executive would not commence receiving benefits with a new employer until 12 months after the date of termination, and (ii) cost of benefits for the 12 month period following termination would be consistent with the actual costs incurred during fiscal 2007. Benefits include all life insurance, medical, health and accident and disability plans or programs, in which the executive was entitled to participate immediately prior to the date of termination. We have not included in this table the value of outstanding stock options as of June 30, 2007 because such stock options were out of the money as of that date and were cancelled on August 1, 2007 upon consummation of the plan of reorganization.
Compensation Committee Interlocks and Insider Participation
     During fiscal year 2007, InSight’s compensation committee consisted of Michael N. Cannizzaro (Chairman), David W. Dupree and Messrs. Jorgensen and Segal. Mr. Cannizzaro served as our President and Chief Executive Officer from August 9, 2004 to July 1, 2005. Mr. Jorgensen did not participate in decisions relating to his own compensation. During fiscal year 2007, Messrs. Cannizzaro and Segal were affiliated with J.W. Childs Advisors, II, L.P. and Mr. Dupree was affiliated with Halifax Genpar, L.P.
     Management Agreement. We entered into a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P. and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. Pursuant to the management agreement, J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. provided business, management and financial advisory services to us in consideration of (i) an annual fee of $240,000 paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 paid to Halifax Genpar, L.P. We were required to reimburse such entities for all travel and other out-of-pocket expenses incurred by such entities in connection with their performance of the advisory services under the agreement. Furthermore, we and InSight agreed to indemnify and hold harmless J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and their affiliates, from and against any and all claims, losses, damages and expenses arising out of the Holdings’ 2001 acquisition of InSight or the performance by J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. of their obligations under the management agreement. This management agreement was terminated in connection with the consummation of Holdings’ and InSight’s plan of reorganization.
     Stockholders Agreement. We, J.W. Childs Equity Partners II, L.P., JWC-InSight Co-invest LLC, Halifax Capital Partners, L.P., Mr. Dupree, management of InSight and all other holders of our capital stock or stock options entered into a stockholders agreement. Under the stockholders agreement, we and each of our stockholders had a right of first refusal to purchase any stock proposed to be sold by all other stockholders, except J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. Additionally, the stockholders agreement afforded: (1) stockholders, other than J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC, so-called “tag-along rights,” which gave these stockholders the right to participate with respect to proposed sales of our capital stock by J.W. Childs Equity Partners II, L.P. and JWC — InSight Co-invest LLC; (2) J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC, so-called “drag-along rights,” which gave these stockholders the right to require other stockholders to participate in proposed sales of a majority of our capital stock; and (3) all stockholders certain registration rights with respect to our capital stock.

      Furthermore, the stockholders agreement contained put and call features on capital stock and stock options held by InSight management which were triggered upon termination of such individual’s employment with InSight; however, these put and call features were inapplicable to Mr. Jorgensen’s capital stock and stock options. The stockholders agreement also obligated us and our stockholders to take all necessary action to appoint, as our directors, up to eight nominees designated by J.W. Childs Equity Partners II, L.P. (as would constitute a majority of our entire board of directors) and two nominees designated by Halifax Capital Partners, L.P. This stockholders agreement was terminated in connection with the consummation of Holdings’ and InSight’s plan of reorganization.
Compensation of Directors
     We reimburse our non-employee directors for all out-of-pocket expenses incurred in the performance of their duties as directors. Prior to the consummation of Holdings’ and InSight’s plan of reorganization, we did not pay fees to directors for attendance at meetings or for their services as members of the board of directors or committees thereof. Accordingly, we did not make any compensation payments to our directors in fiscal 2007. As a result of the appointment of the new board members, the non-executive directors of Holdings will each receive an annual fee of $30,000, a fee of $2,000 for each in-person board of directors meeting and a fee of $1,000 for each telephonic board of directors meeting. In addition, the chairman of the board, the chairman of the audit committee and the chairman of the compensation committee will each receive an additional annual fee of $20,000, $10,000 and $5,000, respectively. Also, each audit and compensation committee member will receive a fee of $1,000 for each in-person committee meeting and a fee of $500 for each telephonic committee meeting. Finally, it is also contemplated that Holdings will establish an equity plan for the non-executive directors in an amount of approximately 2% of Holdings’ issued and outstanding common stock.

PRINCIPAL STOCKHOLDERS
     The following table sets forth certain information regarding beneficial ownership of our common stock as of August 31, 2007, by: (i) each person or entity known to us owning beneficially 5% or more of our common stock; (ii) each member of our board of directors; (iii) each of the named executive officers; and (iv) all directors and executive officers (as defined by Rule 3b-7), as a group. At August 31, 2007, our outstanding equity securities consisted of approximately 8,644,444 shares of common stock. Beneficial ownership of the securities listed in the table has been determined in accordance with the applicable rules and regulations promulgated under the Exchange Act.

	Amount and Nature	Percentage of
	of Beneficial	Common Stock
	Ownership of	Beneficially
Names and Addresses of Beneficial Owners	Common Stock (1)	Owned (1)
James D. Bennett(2)	2,040,000	23.6%
2 Stamford Plaza, Suite 1501 Stamford, Connecticut 06901

Bennett Restructuring Fund, L.P.(3)	1,206,000	14.0%
2 Stamford Plaza, Suite 1501 Stamford, Connecticut 06901

Bennett Offshore Restructuring Fund, Inc.(4)	730,000	8.4%
2 Stamford Plaza, Suite 1501 Stamford, Connecticut 06901

Blackport Capital Fund, Ltd.	690,000	8.0%
345 Park Avenue, 31st Floor New York, New York 10154

J.W. Childs Equity Partners II, L.P.(5)	687,641	8.0%
111 Huntington Avenue, Suite 2900 Boston, Massachusetts 02199

Morgan Asset Management, Inc.(6)	1,223,200	14.2%
1100 Ridgeway Loop Road, Suite 510 Memphis, Tennessee 38120

RMK Select High Income Fund, Inc.(7)	451,000	5.2%
1100 Ridgeway Loop Road, Suite 510 Memphis, Tennessee 38120

Wayne B. Lowell	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Eugene Linden(8)	—	—
2 Stamford Plaza, Suite 1501 Stamford, Connecticut 06901

Richard Nevins	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

	Amount and Nature	Percentage of
	of Beneficial	Common Stock
	Ownership of	Beneficially
Names and Addresses of Beneficial Owners	Common Stock (1)	Owned (1)
James A. Ovenden	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Keith E. Rechner	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Steven G. Segal(9)	—	—
111 Huntington Avenue, Suite 2900 Boston, Massachusetts 02199

Bret W. Jorgensen	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Mitch C. Hill	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Marilyn U. MacNiven-Young	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Louis E. Hallman, III	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

Patricia R. Blank	—	—
26250 Enterprise Court, Suite 100 Lake Forest, California 92630

All executive officers and directors, as a group (12 persons)	—	—

(1)	For purposes of this table, a person is deemed to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after August 31, 2007.

(2)	Includes 1,206,000 shares of common stock owned directly by Bennett Restructuring Fund, L.P., 104,000 shares of common stock owned directly by affiliate BRF High Value, L.P. and 730,000 shares of common stock owned directly by affiliate Bennett Offshore Restructuring Fund, Inc. The general partner of Bennett Restructuring Fund, L.P. and BRF High Value, L.P. is Restructuring Capital Associates, L.P., a Delaware limited partnership, and the general partner of Restructuring Capital Associates, L.P. is Bennett Capital Corporation, a Delaware corporation, of which James D. Bennett is President and sole stockholder. Mr. Bennett, Bennett Capital Corporation and Restructuring Capital Associates, L.P. may be deemed to beneficially own an aggregate of 1,310,000 shares of common stock held by Bennett Restructuring Fund, L.P. and BRF High Value, L.P. together. The investment manager of Bennett Offshore Restructuring Fund, Inc. is Bennett Offshore Investment Corporation, a Connecticut corporation, of which James D. Bennett is the President and, together with the BT Trust U/D 12/9/2004, the owner. Mr. Bennett, BT Trust U/D 12/9/2004 and Bennett Offshore Investment Corporation may be deemed to beneficially own the 730,000 shares of common stock held by Bennett Offshore Restructuring Fund, Inc. Each of Mr. Bennett, BT Trust, Restructuring Capital Associates, L.P., Bennett Capital Corporation and Bennett Offshore Investment Corporation specifically disclaim beneficial ownership of the shares of common stock deemed to be beneficially owned except to the extent of his or its pecuniary interest therein.

(3)	Includes 1,206,000 shares of common stock owned directly by Bennett Restructuring Fund, L.P. The general partner of Bennett Restructuring Fund, L.P. is Restructuring Capital Associates, L.P., a Delaware limited partnership, and the general partner of Restructuring Capital Associates, L.P. is Bennett Capital Corporation, a Delaware corporation, of which James D. Bennett is President and sole stockholder. Mr. Bennett, Bennett Capital Corporation and Restructuring Capital Associates, L.P. may be deemed to beneficially own an aggregate of 1,206,000 shares of common stock held by Bennett Restructuring Fund, L.P. Each of Mr. Bennett, Restructuring Capital Associates, L.P., and Bennett Capital Corporation specifically disclaim beneficial ownership of the shares of common stock deemed to be beneficially owned except to the extent of his or its pecuniary interest therein.

(4)	Includes 730,000 shares of common stock owned directly by Bennett Offshore Restructuring Fund, Inc. The investment manager of Bennett Offshore Restructuring Fund, Inc. is Bennett Offshore Investment Corporation, a Connecticut corporation, of which James D. Bennett is the President and, together with the BT Trust U/D 12/9/2004, the owner. Mr. Bennett, BT Trust U/D 12/9/2004 and Bennett Offshore Investment Corporation may be deemed to beneficially own the 730,000 shares of common stock held by Bennett Offshore Restructuring Fund, Inc. Each of Mr. Bennett, BT Trust U/D 12/9/2004 and Bennett Offshore Investment Corporation specifically disclaim beneficial ownership of the shares of common stock deemed to be beneficially owned except to the extent of his or its pecuniary interest therein.

(5)	Includes 634,130 shares of our common stock owned directly by J.W. Childs Equity Partners II, L.P. and 53,511 shares of our common stock owned directly by JWC-InSight Co-invest LLC, an affiliate of J.W. Childs Equity Partners II, L.P. The general partner of J.W. Childs Equity Partners II, L.P. is J.W. Childs Advisors II, L.P., a Delaware limited partnership. The general partner of J.W. Childs Advisors II, L.P. is J.W. Childs Associates, L.P., a Delaware limited partnership. The general partner of J.W. Childs Associates, L.P. is J.W. Childs Associates, Inc., a Delaware corporation. J.W. Childs Advisors II, L.P., J.W. Childs Associates, L.P. and J.W. Childs Associates, Inc. may be deemed to beneficially own the 687,641 shares of our common stock held by J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. John W. Childs, Glenn A. Hopkins, Adam L. Suttin, William E. Watts, and David Fiorentino, as well as Steven G. Segal (as indicated in footnote 9), share voting and investment control over, and therefore may be deemed to beneficially own, the shares of common stock held by these entities.

(6)	Includes 451,000 shares of common stock owned directly by RMK Select High Income Fund, Inc., 160,000 shares of common stock owned directly by RMK High Income Fund, Inc., 189,000 shares of common stock owned directly by RMK Strategic Income Fund, Inc., 202,200 shares of common stock owned directly by RMK Advantage Income Fund, Inc., and 221,000 shares of common stock held by RMK Multi-Sector High Income Fund, Inc. Morgan Asset Management, Inc. is the manager/investor of the foregoing fund entities.

(7)	Includes 451,000 shares of common stock owned directly by RMK Select High Income Fund, Inc. Morgan Asset Management, Inc. is the manager/investor of RMK Select High Income Fund, Inc.

(8)	As the Chief Investment Strategist of Bennett Management Corporation, an affiliate of James D. Bennett, Mr. Linden may be deemed to beneficially own the shares of common stock beneficially held by Mr. Bennett and his affiliated entities. Mr. Linden disclaims beneficial ownership of such shares.

(9)	As a Special Limited Partner of J.W. Childs Associates, L.P., which manages J.W. Childs Equity Partners II, L.P., and a member of JWC-InSight Co-invest LLC, Mr. Segal may be deemed to beneficially own the 634,130 shares of our common stock owned by J.W. Childs Equity Partners II, L.P. and the 53,511 shares of our common stock held directly by JWC-InSight Co-invest LLC. Mr. Segal disclaims beneficial ownership of such shares.
Equity Compensation Plan Information
     The following table provides information as of June 30, 2007, with respect to compensation plans under which our common stock is authorized for issuance. These compensation plans include: (i) the 2001 Stock Option Plan; and (ii) stock options granted pursuant to stock option agreements. Our stockholders approved the 2001 Stock Option Plan and the issuance of options to purchase up to 666,236 shares of our common stock, pursuant to individual stock option agreements.

Number of Shares
Remaining Available for
Future Issuance Under
	Number of Shares to be	Weighted Average	Equity Compensation
	Issued Upon Exercise of	Exercise Price of	Plans (Excluding Shares
Plan Category	Outstanding Options	Outstanding Options	Reflected in Column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	789,726	$17.68	175,500

(1)	The stock option plan was terminated and all outstanding options were cancelled on August 1, 2007 upon consummation of the plan of reorganization.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Management Agreement
     We entered into a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P. and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. Pursuant to the management agreement, J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. provided business, management and financial advisory services to us in consideration of (i) an annual fee of $240,000 paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 paid to Halifax Genpar, L.P. We were required to reimburse such entities for all travel and other out-of-pocket expenses incurred by such entities in connection with their performance of the advisory services under the agreement. Furthermore, we and InSight agreed to indemnify and hold harmless J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and their affiliates, from and against any and all claims, losses, damages and expenses arising out of Holdings’ 2001 acquisition of InSight or the performance by J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. of their obligations under the management agreement. This management agreement was terminated in connection with the consummation of Holdings’ and InSight’s plan of reorganization.
Stockholders Agreement
     We, J.W. Childs Equity Partners II, L.P., JWC-InSight Co-invest LLC, Halifax Capital Partners, L.P., Mr. Dupree, management of InSight and all other holders of our capital stock or stock options entered into a stockholders agreement. Under the stockholders agreement, we and each of our stockholders had a right of first refusal to purchase any stock proposed to be sold by all other stockholders, except J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC. Additionally, the stockholders agreement afforded: (1) stockholders, other than J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC, so-called “tag-along rights,” which gave these stockholders the right to participate with respect to proposed sales of our capital stock by J.W. Childs Equity Partners II, L.P. and JWC — InSight Co-invest LLC; (2) J.W. Childs Equity Partners II, L.P. and JWC-InSight Co-invest LLC, so-called “drag-along rights,” which gave these stockholders the right to require other stockholders to participate in proposed sales of a majority of our capital stock; and (3) all stockholders certain registration rights with respect to our capital stock. Furthermore, the stockholders agreement contained put and call features on capital stock and stock options held by InSight management which were triggered upon termination of such individual’s employment with InSight; however, these put and call features were inapplicable to Mr. Jorgensen’s capital stock and stock options. The stockholders agreement also obligated us and our stockholders to take all necessary action to appoint, as our directors, up to eight nominees designated by J.W. Childs Equity Partners II, L.P. (as would constitute a majority of our entire board of directors) and two nominees designated by Halifax Capital Partners, L.P. This stockholders agreement was terminated in connection with the consummation of Holdings’ and InSight’s plan of reorganization.
Family-Member Relationship
     Patricia K. Kincaid, M.D. is a sister-in-law of Donald F. Hankus, InSight’s Executive Vice President and Chief Information Officer, and a principal or partner of West Rad Medical Group, Inc. (“WRMG”), a professional radiology medical group. During the years ended June 30, 2007 and 2006, we paid WRMG approximately $0.4 million and $0.5 million, respectively, in connection with its provision of certain professional services to three fixed-site centers in California. In addition, an affiliated company of WRMG’s has economic interest in the joint venture that owns one of these fixed-site centers. WRMG’s provision of professional services to us began more than two years prior to our employment of Mr. Hankus.
Policies and Procedures Regarding Related Persons
     We have a written policy that requires all employees to avoid any activity that conflicts or appears to conflict with our interest. This policy extends to the family members of our employees. Each employee is instructed to report any actual or potential conflict of interest to their immediate supervisor. Conflicts of interest are only permitted upon the prior written consent of our general counsel. Conflicts of interest that would involve an employee taking for himself or herself an opportunity discovered in connection with their employment require the written consent of our board of directors. This policy is part of our Code of Ethical Conduct. Moreover, at least annually each director and executive officer completes a detailed questionnaire regarding relationships or arrangements that require disclosure under the SEC’s rules and regulations.

     The prior management and stockholders agreements that were terminated upon consummation of the plan of reorganization were not subject to this policy. The family relationship involving Mr. Hankus was disclosed in 2006 through our annual questionnaire process and our general counsel granted permission.
Director Independence
     For the fiscal year ended June 30, 2007, none of our directors was independent. Mr. Jorgensen was the President and Chief Executive Officer of Holdings and InSight, and the remaining six directors (Michael N. Cannizzaro, Kenneth M. Doyle, David W. Dupree, Steven G. Segal, Mark J. Tricolli and Edward D. Yun) were employees and or affiliates of two stockholders who beneficially owned substantially all of Holdings’ outstanding common stock.
     Pursuant to the plan of reorganization, the boards of directors of Holdings and InSight were reconfigured, and five of the directors of each board were designated by an ad hoc committee of holders of senior subordinated notes (Messrs. Linden, Lowell, Nevins, Ovenden and Rechner), one was designated by the holders of Holdings’ common stock prior to the effective date (Mr. Segal), and Mr. Jorgensen remained a director.
     Holdings’ common stock does not trade on any national securities exchange or any inter-dealer quotation system which has requirements as to the independence of directors. In accordance with the rules of the SEC, the following statements regarding director independence are based on the requirements of the NASDAQ Stock Market. Based on these independence requirements, we believe that our directors are independent, except for Mr. Jorgensen, our President and Chief Executive Officer, and Mr. Linden. Mr. Linden is the Chief Investment Strategist of Bennett Management Corporation, which is an affiliate of James D. Bennett, who through affiliates is the largest beneficial holder of Holdings’ common stock. See “Principal Stockholders.” As noted above, Mr. Segal would not have qualified as an independent director as of June 30, 2007 because he is a Special Limited Partner of J.W. Childs Associates, L.P. However, as a result of the consummation of the plan of reorganization, the management services agreement with J.W. Childs Advisors II, L.P. was terminated, and J.W. Childs Equity Partners II, L.P.’s beneficial ownership of Holdings’ common stock was reduced from approximately 79.5% to 8.0%.

DESCRIPTION OF NOTES
     You can find the definitions of certain terms used in this description under the caption “Certain Definitions.” In this description, references to the “Company” refer only to InSight Health Services Corp. (“InSight”) and not to any of the subsidiaries of InSight.
General
     On July 9, 2007, the Company issued $15 million in aggregate principal amount of senior secured floating rate notes due 2011, hereinafter referred to as the initial notes, under an indenture dated as of September 22, 2005 (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”) among itself, InSight’s Wholly Owned Restricted Subsidiaries, InSight Health Services Holdings Corp. (the “Parent”) and U.S. Bank National Association, as trustee (the “Trustee”) in a private transaction that was not subject to the registration requirements of the Securities Act. The initial notes, including, without limitation, the new notes, were issued to certain existing holders of the Company’s senior secured floating rate notes due 2011. All notes issued pursuant to the Indenture, including without limitation, the initial notes, and all notes issued prior to July 9, 2007, will be treated as a single class of securities under the Indenture, including, without limitation, with respect to waivers, amendments, redemptions and offers to purchase. Accordingly, unless the context otherwise requires, all references in this section to “Notes” shall refer to all notes issued pursuant to the Indenture as of the date hereof. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). We herein sometimes refer to the Subsidiary Guarantors and the Parent collectively as the “Guarantors.”
     The following description is a summary of the material provisions of the Indenture and the Security Documents. It does not restate those agreements in their entirety. We urge you to read the Indenture and the Security Documents in their entirety because they, and not this description, define your rights as a Holder. Certain defined terms used in this description but not defined below under “Certain Definitions” have the meanings assigned to them in the Indenture.
     The registered Holder of a Note will be treated as its owner for all purposes. Only registered Holders will have rights under the Indenture.
Brief Description of the Notes and the Guarantees
     The Notes:
•	are general senior secured obligations of the Company;

•	are secured by security interests in the Collateral on a first priority basis;

•	rank equally in right of payment with all existing and future Pari Passu Indebtedness of the Company; and

•	rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company.
     The Guarantees:
     The Notes are unconditionally guaranteed on a senior secured basis by the Parent and by all of the Wholly Owned Restricted Subsidiaries of the Company.
     Each Guarantee of the Notes:
•	is a senior secured obligation of the Guarantor;

•	is secured, on a first priority basis, by security interests in the Collateral owned by the Guarantor;

•	is senior in right of payment to all existing and future Subordinated Indebtedness of the Guarantor; and

•	ranks equally in right of payment with all existing and future Pari Passu Indebtedness of the Guarantor.
     The Notes are effectively subordinated to any debt and other liabilities, including trade payables, of any Subsidiaries of the Company that do not guarantee the Notes. As of June 30, 2007, such Subsidiaries had approximately $10.0 million of debt and other balance sheet liabilities, excluding intercompany liabilities.
     The assets of any Subsidiary that does not guarantee the Notes will not constitute Collateral and will be subject to the prior claims of all creditors of that Subsidiary, including trade creditors. Foreign Subsidiaries of the Company are not and will not be Guarantors and Domestic Subsidiaries of the Company that are not Wholly Owned Restricted Subsidiaries are not and will not be Guarantors. As of the Issue Date, there were no Foreign Subsidiaries of the Company. Under the Indenture, the Company is permitted to designate certain of its Subsidiaries as “Unrestricted Subsidiaries.” The Company’s Unrestricted Subsidiaries are not subject to the restrictive covenants in the Indenture and are not guarantors of the Notes. In the event of a bankruptcy, administrative receivership, composition, insolvency, liquidation or reorganization of any of the non-guarantor Subsidiaries, such Subsidiaries will pay the holders of their liabilities, including trade payables, before any of their assets would become available to pay creditors of the Company and its Subsidiaries that are Guarantors (including Holders of the Notes). See “Risk Factors — Not all of our subsidiaries guarantee our obligations under the notes, and the assets of our non-guarantor subsidiaries may not be available to make payments on the notes.”
Principal, Maturity and Interest
     The Notes will mature on November 1, 2011 and are senior secured obligations of the Company.
     Interest on the Notes accrues at the rate per annum, reset quarterly, equal to LIBOR plus 5.25%, as determined by the calculation agent (the “Calculation Agent”), which as of the date of issuance of the Notes offered hereby shall be the Trustee, and will be payable quarterly in cash on each February 1, May 1, August 1 and November 1, with the first scheduled interest payment date on November 1, 2007 with respect to the Notes offered hereby, to the Holders of record on the immediately preceding January 15, April 15, July 15 and October 15. Interest on such Note will accrue from the most recent date to which interest has been paid on such Note or, with respect to the Notes offered hereby, if no interest has been paid, from July 9, 2007.
     The amount of interest for each day that the Notes are outstanding (the “Daily Interest Amount”) will be calculated by dividing the interest rate in effect for such day by 365 (or 366, in the case of a calculation made with respect to a leap year) and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.
     All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or 0.09876545) being rounded to 9.87655% (or 0.0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).
     The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law.
     The Calculation Agent will, upon the request of the Holder of any Note, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on the Company, the Guarantors and the Holders of the Notes.
     The principal of and premium, if any, and interest on the Notes are payable and the Notes are exchangeable and transferable, at the office or agency of the Company in the City of New York maintained for such purposes (which as of the date of issuance of the Notes offered hereby shall be the office of the Trustee located at 100 Wall Street, Suite 1600, New York, New York 10005) or, at the option of the Company, payment of interest may be paid by check mailed to the address of the person entitled thereto as such address appears in the security register. The Notes are issued only in registered form without coupons and only in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but the Company may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

     The Notes issued hereby, together with all Notes issued on or prior to July 9, 2007, will be treated as a single class of securities under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.
     The Notes will not be entitled to the benefit of any sinking fund.
Guarantees
     Each of the Company’s Wholly Owned Restricted Subsidiaries is a Subsidiary Guarantor and payment of the principal of, premium, if any, and interest on the Notes, when and as the same become due and payable, are guaranteed, jointly and severally, on a senior secured basis (the “Guarantees”) by the Subsidiary Guarantors and by the Parent. In addition, if the Company or any of its Wholly Owned Restricted Subsidiaries shall acquire or create another Wholly Owned Subsidiary (other than any Foreign Subsidiary), then such Subsidiary shall be required to execute a Guarantee, in accordance with the terms of the Indenture. The obligations of the Guarantors under the Guarantees is limited so as not to constitute a fraudulent conveyance under applicable statutes. See “Risk Factors — Risks Relating to the Notes — Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.”
     The Indenture provides that upon a sale or other disposition to a Person not an Affiliate of the Company of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition to a Person not an Affiliate of the Company of all of the Capital Stock of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, which transaction is carried out in accordance with the covenants described below under the captions “— Repurchase at the Option of Holders — Asset Sales,” such Subsidiary Guarantor will be deemed automatically and unconditionally released and discharged from all of its obligations under its Guarantee without any further action on the part of the Trustee or any holder of the Notes; provided that any such termination shall occur only to the extent that all obligations of such Subsidiary Guarantor under all of its guarantees of, and under all of its pledges of assets or other security interests which secure any, Indebtedness of the Company shall also terminate upon such sale, disposition or release.
Collateral
     Overview
     Under the Security Documents, except as otherwise stated below, each of the Company and the Guarantors, as applicable, has granted in favor of U.S. Bank National Association, as Collateral Agent (and any successor thereto under the Collateral Agency Agreement) (the “Collateral Agent”) for the benefit of the Trustee and the Holders, a first priority security interest in substantially all of its tangible and intangible personal property, including, without limitation, equipment, contracts and intellectual property held by it and any Capital Stock (including, without limitation, any Capital Stock of its subsidiary) owned, directly or indirectly, by it, and the proceeds thereof, whether now owned or hereafter acquired, other than Excluded Assets (as defined below), (collectively, the “Collateral”). The Note Obligations will be secured on a first priority perfected basis by the Collateral. To the extent the provisions in the Indenture or the Security Documents conflict with the provisions of the Trust Indenture Act, the provisions of the Trust Indenture Act will control.
     Excluded Assets
     The Collateral securing the Notes does not and will not include, the following (collectively, the “Excluded Assets”):
1.	any interest in real property (other than the fee interest owned by InSight Health Corp. in the real property located at (x) 1199 Eighth Avenue, Fort Worth, Texas 76104 and (y) 1301 McCallie Avenue, Chattanooga, Tennessee 37404, in each case upon the granting of a mortgage and security interest by InSight Health Corp. in such real property in favor of the Collateral Agent);

2.	assets securing Capitalized Lease Obligations or Indebtedness under purchase money mortgages incurred pursuant to clause (8) of the third paragraph under the caption, “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock,” provided that such assets that are released from such security in connection with the incurrence of Indebtedness pursuant to clause (16) of the third paragraph under the caption, “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stocks” shall not be Excluded Assets;

3.	Excluded Contracts;

4.	any Voting Stock that is issued by a Foreign Subsidiary (that is a corporation for United States federal income tax purposes) and owned by the Company or any Guarantor, if and to the extent that the inclusion of such Voting Stock in the Collateral would cause the Collateral pledged by the Company or such Guarantor, as the case may be, to include in the aggregate more than 65% of the total combined voting power of all classes of Voting Stock of such Foreign Subsidiary;

5.	any Capital Stock owned by the Company or a Guarantor and issued by an entity that is not a Wholly Owned Subsidiary of the Company or a Guarantor to the extent (and only with respect to such portion of such Capital Stock that would be prohibited as referred to below) that any joint venture agreement, between or among the Company and/or any Guarantor and one or more third parties with respect to a Permitted Joint Venture, by the express terms of a valid and enforceable restriction in favor of such third parties prohibits, or requires any consent for, the granting of a security interest in such Capital Stock by the Company or such Guarantor;

6.	Receivables and Related Assets;

7.	any Capital Stock and other securities of the Company, any of its Subsidiaries or any of the Parent’s subsidiaries to the extent that the pledge of such Capital Stock or other securities to secure the Notes or the Guarantees would cause the Company, such Subsidiary or such subsidiary of the Parent, as the case may be, to be required to file separate financial statements with the Commission pursuant to Rule 3-16 of Regulation S-X (as in effect from time to time); and

8.	proceeds and products from any and all of the foregoing excluded collateral described in clauses (1) through (7), unless such proceeds or products would otherwise constitute Collateral securing the Notes.
     In addition, proceeds received by InSight from the issuance of the initial notes (to the extent not used to fund consent payments paid to certain existing holders of Notes) are excluded from the Collateral.
     After-Acquired Property
     The Indenture and the relevant Security Documents require that the Company and the Guarantors pledge all After-Acquired Property, except as otherwise indicated below, as Collateral on a first priority perfected Lien basis. In addition, any future Restricted Subsidiaries of the Company that guarantee the Notes will have to similarly provide security on behalf of the Holders of the Notes.
     Permitted Liens
     The Company and the Subsidiary Guarantors are permitted by the Indenture to create or incur Permitted Liens. The Notes may be effectively subordinated to existing and future secured Indebtedness and other liabilities to the extent the Collateral serves as collateral for such Permitted Liens. For example, the Notes will be effectively subordinated to security interests on acquired property or assets of acquired companies which are secured prior to (and not in connection with) such acquisition; such security interests generally constitute Permitted Liens. The Indenture also permits the Company and the Subsidiary Guarantors to create other Permitted Liens. See “Risk Factors — The imposition of certain permitted liens will cause the asset on which such liens are imposed to be excluded from the collateral securing the notes and the guarantees. There are also certain other categories of assets that are also excluded from the collateral.”

     Foreclosure
     The Collateral Agency Agreement provides that the Trustee, after receipt of instructions from a majority in aggregate principal amount of the outstanding Notes, may, after the obligations outstanding under the Notes have been accelerated, instruct the Collateral Agent generally to realize upon the Collateral. The Collateral Agent will only exercise remedies under the Security Documents, including, without limitation, the institution of foreclosure proceedings in accordance with the Security Documents and applicable law, after the Holders of the Notes have accelerated their Indebtedness.
     The Collateral Agent will apply the proceeds received by it from any foreclosure of the Collateral:
1.	first, to the payment of advances made and liabilities incurred by the Collateral Agent in order to protect the Liens granted by the Security Documents or the Collateral, with interest thereon at the rate specified in the Security Documents, and the payment of all reasonable out-of-pocket costs and expenses incurred by the Collateral Agent or the Trustee in connection with the preservation, collection, foreclosure or enforcement of the Liens granted by the Security Documents or any interest, right, power or remedy of the Collateral Agent or in connection with the collection or enforcement of any of the Notes or the Security Documents in any insolvency proceeding, including all reasonable out-of-pocket fees and disbursements of attorneys, accountants, consultants, appraisers and other professionals engaged by the Collateral Agent or the Trustee and reasonable compensation of the Collateral Agent or the Trustee for services in connection therewith;

2.	second, to the payment of accrued and unpaid interest on the Notes;

3.	third, to the payment of any due and unpaid premium, if any, in respect of the prepayment or payment of the Notes;

4.	fourth, to the payment of any due and unpaid principal of the Notes;

5.	fifth, to any remaining unpaid amounts of the Note Obligations; and

6.	sixth, to any other persons as their interests may appear or as instructed by a court of competent jurisdiction.
     The Collateral Agent will have limited, if any, rights with respect to assets included as Collateral but which are subject to a Permitted Lien. With respect to any of the Collateral, the Collateral Agent’s rights with respect to the Collateral are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral.
     The Indenture permits the release of Collateral without the substitution of additional Collateral under certain circumstances, such as those described under “Repurchase at the Option of Holders — Asset Sales” and “— Possession, Use and Release of Collateral.”
     The fact that other obligors may benefit from Permitted Liens could have a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. There can be no assurance that proceeds of any sale of the Collateral pursuant to the Indenture and the Security Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. In addition, the Collateral Agent will not have any Liens on Excluded Assets. See “Risk Factors — If there is a default, the value of the collateral may not be sufficient to repay the holders of the notes.” If the proceeds on any of the Collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets, if any, of the Company.

Perfection and Non-Perfection of Security in Collateral
     To the extent that the security interests created by the Security Documents with respect to any Collateral are not perfected, the Collateral Agent will be treated as a general unsecured creditor of the Company and the Guarantors in the event of a bankruptcy. The security interests of certain lien holders, such as judgment creditors and any creditors who obtain a perfected security interest in any items of Collateral in which the Collateral Agent’s security interest is unperfected, would take priority over the Collateral Agent’s interests in the Collateral. Accordingly, there can be no assurance that the assets in which the Collateral Agent’s security interest is unperfected will be available upon the occurrence of an event of default or a default under the other secured obligations to satisfy the obligations under the Notes. In addition, certain assets may be subject to Permitted Liens that would take priority over any liens granted in such assets under the Security Documents.
     The Company will cause InSight Health Corp. to execute and deliver to the Collateral Agent mortgages or deeds of trust, as the case may be, in form and substance reasonably satisfactory to the Trustee, as soon as reasonably practicable, but in no event later than November 29, 2007 with respect to InSight Health Corp.’s rights to and interests in the real property located at 1199 Eighth Avenue, Fort Worth, Texas 76104, and the real property located at 1301 McCallie Avenue, Chattanooga, Tennessee 37404, unless, in each case, such real property is sold, transferred or disposed of by InSight Health Corp. prior to such date. The Company will, contemporaneously with the delivery of each aforesaid mortgage or deed of trust, deliver to the Trustee the initial perfection opinion required by Section 314(b) of the Trust Indenture Act with respect to such mortgage or deed of trust and shall, at least annually thereafter, provide to the Trustee all of the perfection opinions required by Section 314(b) of the Trust Indenture Act for all of the Collateral including the foregoing real property. In determining that the form of any such mortgage or deed of trust is reasonably satisfactory, the Trustee shall be entitled to rely upon an Officer’s Certificate indicating that the terms of same are commercially reasonable and, subject to recordation in the appropriate governmental office and to payment of all required filing fees, taxes and other governmental charges required in connection with such recordation, will be sufficient to convey a perfected lien on the real property subject thereto. For clarity, any sale, transfer or other disposition of either such real property prior to the execution and delivery of the aforesaid mortgages or deeds of trust shall be subject to all applicable provisions described in the “Asset Sales” covenant.
Possession, Use and Release of Collateral
     Possession and Use of the Collateral
     Subject to and in accordance with the provisions of the Security Documents and the Indenture, so long as the Collateral Agent has not exercised its rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default, the Company and the Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income therefrom.
     Release of Collateral
     The Indenture and the Security Documents provide that the Liens securing the Notes will, upon compliance with the condition that the Company delivers to the Trustee all documents required by the Trust Indenture Act, automatically and without the need for any further action by any Person be released so long as such release is in compliance with the Trust Indenture Act:
1.	in whole, as to all property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

2.	in whole, as to all property subject to such Liens, upon:
a.	payment in full of the principal of, accrued and unpaid interest and premium on the Notes; or

b.	defeasance of the Notes or discharge of the Indenture as set forth under the caption, “— Legal Defeasance and Covenant Defeasance”; or

3.	in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Parent, the Company or any of their Subsidiaries in a transaction not prohibited by the Indenture, at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee.
     Notwithstanding anything to the contrary herein, the Company is not required to comply with all or any portion of Section 314(d) of the Trust Indenture Act if it determines, in good faith based on advice of counsel, that under the terms of that section and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no action” letters or exemptive orders, all or any portion of Section 314(d) of the Trust Indenture Act is inapplicable to the released Collateral. Without limiting the generality of the foregoing, certain no-action letters issued by the Commission have permitted an indenture qualified under the Trust Indenture Act to contain provisions permitting the release of collateral from liens under such indenture in the ordinary course of the issuer’s business without requiring the issuer to provide certificates and other documents under Section 314(d) of the Trust Indenture Act, as described below under the caption, “— Permitted Ordinary Course Activities with Respect to Collateral.”
     If any Collateral is released in accordance with any of the Security Documents and if the Company has delivered the certificates and documents required by the Security Documents, the Trustee will determine whether it has received all documentation required by Section 314(d) of the Trust Indenture Act in connection with such release and, based on such determination and the opinion of counsel delivered pursuant to the Indenture, will deliver a certificate to the Collateral Agent setting forth such determination.
     Permitted Ordinary Course Activities with Respect to Collateral
     Notwithstanding the foregoing, so long as the Collateral Agent has not exercised its rights with respect to the Collateral upon the occurrence and during the continuance of an Event of Default and such transaction would not violate the Trust Indenture Act or be prohibited by the Indenture or the Security Documents, the Company and the Guarantors may, among other things, without any release or consent by the Trustee or the Collateral Agent, conduct ordinary course activities with respect to Collateral, including, without limitation, (i) selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the Security Documents which has become worn out, defective or obsolete or not used or useful in the business; (ii) abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Security Documents; (iii) surrendering or modifying any franchise, license or permit subject to Lien pursuant to the Indenture or any of the Security Documents which it may own or under which it may be operating; altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances; (iv) granting a license of any intellectual property; (v) selling, transferring or otherwise disposing of inventory in the ordinary course of business; (vi) making cash payments (including for the scheduled repayment of Indebtedness) from cash that is at any time part of the Collateral in the ordinary course of business that are not otherwise prohibited by the Indenture and the Security Documents; and (vii) abandoning any intellectual property which is no longer used or useful in the Company’s business. The Company must deliver to the Collateral Agent, within 30 calendar days following the end of each six-month period beginning on January 1 and July 1 of any year, an officers’ certificate to the effect that all releases and withdrawals during the preceding six-month period (or since the Issue Date, in the case of the first such certificate) in which no release or consent of the Collateral Agent was obtained in the ordinary course of the Company’s and the Guarantors’ business were not prohibited by the Indenture or any of the Security Documents.
Sufficiency of Collateral
     In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy in full the Note Obligations. The amount to be received upon such a sale would be dependent on numerous factors, including but not limited to the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied on as a measure of realizable value for such assets. By its nature, portions of the Collateral, such as equipment, contracts and intellectual property, may be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time in an orderly manner. A significant portion of the Collateral includes assets that may only be usable, and thus retain value, as part of the existing operating business of the Company and its Subsidiaries. Accordingly, any such sale of the Collateral separate from the sale of certain of the operating businesses of the Company and its Subsidiaries may not be feasible or of significant value. See “Risk Factors — If there is a default, the value of the collateral may not be sufficient to repay holders of the notes.”

Certain Bankruptcy Limitations
     The right of the Collateral Agent to repossess and dispose of the Collateral upon the occurrence of an Event of Default would be significantly impaired by applicable bankruptcy law in the event that a bankruptcy case were to be commenced by or against the Company or any of the Guarantors prior to the Collateral Agent having repossessed and disposed of the Collateral. Upon the commencement of a case for relief under title 11 of the United States Code, as amended (the “Bankruptcy Code”), a secured creditor such as the Collateral Agent is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from the debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to retain and use collateral even though the debtor is in default under the applicable debt instruments provided that the secured creditor is given adequate protection. The meaning of the term “adequate protection” varies according to the circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay or repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court may determine that a secured creditor may not require compensation for a diminution in the value of the collateral if the value of the collateral exceeds the debt it secures.
     In view of the broad equitable powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, the value of the Collateral at the time of the bankruptcy petition or whether or to what extent Holders of the Notes would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.” Any disposition of the Collateral during a bankruptcy case would also require permission from the bankruptcy court. Furthermore, in the event a bankruptcy court determines the value of the Collateral is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral to which the Holders of the Notes are entitled, and unsecured claims with respect to such shortfall. The Bankruptcy Code only permits the payment and/or accrual of post-petition interest, costs and attorney’s fees to a secured creditor during a debtor’s bankruptcy case to the extent the value of the Collateral is determined by the bankruptcy court to exceed the aggregate outstanding principal amount of the obligations secured by the Collateral.
     In addition, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on the Collateral. In this regard, the Collateral Agent may decline to foreclose on the Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders of Notes. Finally, the Collateral Agent’s ability to foreclose on the Collateral on behalf of the Holders of Notes may be subject to lack of perfection, the consent of third parties, prior liens and practical problems associated with the realization of the Collateral Agent’s security interest in the Collateral.
Optional Redemption
     The Notes are not redeemable at the Company’s option prior to January 1, 2008. Thereafter, the Notes will be redeemable, at the option of the Company, as a whole or from time to time in part, on not less than 30 days’ (or, if all of the Notes are then held by an Initial Purchaser (as defined in the Indenture) and/or any of its affiliates, 15 days’) nor more than 60 days’ prior notice to the Holders at the following redemption prices (expressed as percentages of principal amount), together with accrued interest and unpaid interest and Liquidated Damages, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date), if redeemed during the 12-month period beginning on January 1 of the years indicated below.

Year	Redemption Price
2008	103.00%
2009 and thereafter	102.00%

     If less than all the Notes are to be redeemed, the particular Notes to be redeemed will be selected not more than 60 days prior to the redemption date by the Trustee by such method as the Trustee deems fair and appropriate, provided that no Note of $1,000 in principal amount at maturity or less shall be redeemed in part.
     The prepayment premium described herein is due upon any optional redemption and upon any other prepayment with respect to which a redemption price is not otherwise specified regardless of whether such prepayment is made voluntarily or mandatorily, as a result of acceleration upon the occurrence of an Event of Default or otherwise; provided that any Change of Control Offer shall be governed by the provisions described under the caption “— Repurchase at the Option of Holders — Change of Control.”
Mandatory Redemption
     Except as set forth below under “Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.
Repurchase at the Option of Holders
     Change of Control
     If a Change of Control occurs at any time, then each Holder will have the right to require that the Company purchase such Holder’s Notes in whole or in part in integral multiples of $1,000, at a purchase price in cash equal to 101% of the principal amount of such Notes, plus accrued and unpaid interest, if any, to the date of purchase, pursuant to the offer described below (the “Change of Control Offer”) and the other procedures set forth in the Indenture. Within 30 days following any Change of Control, the Company will notify the Trustee thereof and give written notice of such Change of Control to each Holder of Notes by first class mail, postage prepaid, at its address appearing in the security register, stating, among other things:
1.	the purchase price and the purchase date, which will be a Business Day no earlier than 30 days nor later than 60 days from the date such notice is mailed or such later date as is necessary to comply with the requirements under the Exchange Act;

2.	that any Note not tendered will continue to accrue interest;

3.	that, unless the Company defaults in the payment of the purchase price, any Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control purchase date; and

4.	certain other procedures that a Holder must follow to accept a Change of Control Offer or to withdraw such acceptance.
     If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the purchase price for all of the Notes that might be tendered by Holders seeking to accept the Change of Control Offer. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders the rights described under “Events of Default and Remedies.”
     The Revolving Credit Agreement provides that certain change of control events with respect to the Company and the Subsidiary Guarantors would constitute a default thereunder. Any future credit agreements or other agreements to which the Company becomes a party may contain similar restrictions and provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or refinance such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the Indenture, which would, in turn, constitute a default under the Revolving Credit Agreement.

     One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Company’s assets. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, if Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase in many circumstances.
     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third-party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all the Notes validly tendered and not withdrawn under such Change of Control Offer.
     The existence of a Holder’s right to require the Company to purchase such Holder’s Notes upon a Change of Control may deter a third-party from acquiring the Company in a transaction that constitutes a Change of Control.
     The definition of “Change of Control” in the Indenture is limited in scope. The provisions of the Indenture may not afford Holders the right to require the Company to repurchase such Notes in the event of a highly leveraged transaction or certain transactions with the Company’s management or its Affiliates, including a reorganization, restructuring, merger or similar transaction involving the Parent or the Company (including, in certain circumstances, an acquisition of the Parent or the Company by management or its Affiliates) that may adversely affect Holders, if such transaction is not a transaction defined as a Change of Control. See “Certain Definitions” below for the definition of “Change of Control.” A transaction involving the Company’s management or its Affiliates, or a transaction involving a recapitalization of the Parent or the Company, would result in a Change of Control if it is the type of transaction specified in such definition.
     The Company will comply with the applicable tender offer rules including Rule 14e-1 under the Exchange Act, and any other applicable securities laws and regulations in connection with a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.
     Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its or their property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. In certain circumstances, such restrictions and the restrictions on transactions with Affiliates may make more difficult or discourage any leveraged buyout of the Company or any of its Restricted Subsidiaries. While such restrictions cover a variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.
     Asset Sales
     The Company will not, and will not permit any Restricted Subsidiary to, engage in any Asset Sale unless:
1.	the consideration received by the Company or such Restricted Subsidiary for such Asset Sale is not less than the fair market value of the assets sold evidenced by a resolution of the board of directors of such entity set forth in an officers’ certificate delivered to the Trustee; provided that if the fair market value of the assets sold exceeds $5 million, such determination will at the option of the Company be based upon an opinion or appraisal issued by an accounting or investment banking or appraisal firm of national standing, a copy of which opinion or appraisal shall accompany the officers’ certificate;

2.	the consideration received by the Company or the relevant Restricted Subsidiary in respect of such Asset Sale consists of at least 75% cash or Cash Equivalents (for purposes of this clause (2), cash and Cash Equivalents includes (1) if such Asset Sale does not involve Collateral, any liabilities (as reflected in the Company’s consolidated balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee) that are assumed by any transferee of any such assets or other property in such Asset Sale, and where the Company or the relevant Restricted Subsidiary is released from any further liability in connection therewith with respect to such liabilities, (2) any securities, notes or other similar obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted within 180 days of the consummation of the related Asset Sale by the Company or such Restricted Subsidiary into cash and Cash Equivalents (to the extent of the net cash proceeds or the Cash Equivalents (net of related costs) received upon such conversion), (3) any Designated Noncash Consideration received by the Company or any such Restricted Subsidiary in the Asset Sale having an aggregate fair market value, as determined by the Board of the Company, taken together with all other Designated Noncash Consideration received pursuant to this clause that has not been converted into cash or Cash Equivalents, not to exceed $10 million; and

3.	if such Asset Sale involves the transfer of Collateral,
a.	all consideration received in such Asset Sale shall consist of assets that are not Excluded Assets; and

b.	all consideration (including cash and cash equivalents) received in such Asset Sale shall be expressly made subject to a first priority perfected Lien (subject to Permitted Liens) in favor of the Collateral Agent.
     If the Company or any Restricted Subsidiary engages in an Asset Sale, the Company may, at its option, within 12 months after such Asset Sale (i) apply all or a portion of the Net Cash Proceeds to repay or purchase Applicable Indebtedness (and, in the case of revolving loans and other similar obligations, permanently reduce the commitment thereunder), or (ii) invest (or enter into a legally binding agreement to invest) all or a portion of such Net Cash Proceeds in properties and assets to replace the properties and assets that were the subject of the Asset Sale or in properties and assets that will be used in businesses of the Company or its Restricted Subsidiaries, as the case may be, existing on the Issue Date or in businesses the same, similar or reasonably related thereto; provided, that, to the extent that such Net Cash Proceeds represent proceeds of Collateral, (A) none of such properties and assets obtained shall consist of Excluded Assets and (B) such properties and assets obtained shall be expressly made subject to a perfected first priority Lien (subject to Permitted Liens) with respect to the Notes. If any such legally binding agreement to invest such Net Cash Proceeds is terminated, the Company may, within 90 days of such termination or within 12 months of such Asset Sale, whichever is later, invest such Net Cash Proceeds as provided in clause (i) or (ii) (without regard to the parenthetical contained in such clause (ii)) above. Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in a manner that is not prohibited by the Indenture. The amount of such Net Cash Proceeds not so used as set forth above in this paragraph constitutes “Excess Proceeds.”
     When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will, within 30 days thereafter, make an offer to purchase (an “Excess Proceeds Offer”) from all Holders on a pro rata basis, in accordance with the procedures set forth in the Indenture, the maximum principal amount (expressed as a multiple of $1,000) of Notes that may be purchased with the Excess Proceeds, at a purchase price in cash equal to that percentage of the principal amount thereof that would be required to be paid pursuant to an optional redemption if such Excess Proceeds Offer were an optional redemption, plus accrued interest and Liquidated Damages, if any, to the date such offer to purchase is consummated. To the extent that the aggregate principal amount of Notes tendered pursuant to such offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes validly tendered and not withdrawn by holders thereof exceeds the Excess Proceeds, the Notes to be purchased will be selected on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset to zero.

Certain Covenants
     Restricted Payments
     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, take any of the following actions:
a.	declare or pay any dividend on, or make any distribution to holders of, any shares of the Capital Stock of the Company or any Restricted Subsidiary, other than (i) dividends or distributions payable solely in Qualified Equity Interests or (ii) dividends or distributions by a Restricted Subsidiary payable to the Company or a Wholly Owned Restricted Subsidiary or to all holders of Capital Stock of such Restricted Subsidiary on a pro rata basis;

b.	purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of Capital Stock, or any options, warrants or other rights to acquire such shares of Capital Stock, of the Company, any direct or indirect parent of the Company or any Subsidiary of the Company (other than a Wholly Owned Restricted Subsidiary);

c.	make any principal payment on, or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness; and

d.	make any Investment (other than a Permitted Investment) in any Person (such payments or other actions described in (but not excluded from) clauses (a) through (d) being referred to as “Restricted Payments”).
     Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may take the following actions, so long as no Default or Event of Default has occurred and is continuing or would occur:
(a)	the repurchase, redemption or other acquisition or retirement for value of any shares of Capital Stock of the Company, in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, Qualified Equity Interests of the Company or of the Parent, the proceeds of which are contributed to the Company as a capital contribution on a substantially concurrent basis;

(b)	the purchase, redemption, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance and sale (other than to a Subsidiary) of, shares of Qualified Equity Interests of the Company or of the Parent, the proceeds of which are contributed to the Company as a capital contribution on a substantially concurrent basis;

(c)	the purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness in exchange for, or out of the net cash proceeds of a substantially concurrent issuance or sale (other than to a Subsidiary) of, Subordinated Indebtedness, so long as the Company or a Restricted Subsidiary would be permitted to refinance such original Subordinated Indebtedness with such new Subordinated Indebtedness pursuant to clause (4) of the definition of Permitted Indebtedness set forth in the covenant entitled “Incurrence of Indebtedness and Issuance of Disqualified Stock”;

(d)	the repurchase of any Subordinated Indebtedness at a purchase price not greater than 101% of the principal amount of such Subordinated Indebtedness in the event of a Change of Control in accordance with provisions similar to the “Change of Control” covenant; provided that, prior to or simultaneously with such repurchase, the Company has made the Change of Control Offer as provided in such covenant with respect to the Notes and has repurchased all Notes validly tendered for payment in connection with such Change of Control Offer;

(e)	within 90 days after the completion of an Excess Proceeds Offer pursuant to the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales” (including the purchase of all Notes tendered), any purchase or redemption of Indebtedness of the Company that is subordinated in right of payment to the Notes and that is required to be repurchased or redeemed pursuant to the terms thereof as a result of the related Asset Sale, at a purchase price not greater than 100% of the outstanding principal amount thereof (plus accrued and unpaid interest);

(f)	the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Company, options on any such shares or related stock appreciation rights or similar securities, or any dividend, distribution or advance to the Parent for the purchase, redemption, acquisition, cancellation or other retirement for value of shares of Capital Stock of the Parent, options on any such shares or related stock appreciation rights or similar securities, in each case held by officers, directors or employees or former officers, directors or employees (or their estates or beneficiaries under their estates) of the Company, the Parent or any Subsidiary of the Company, as applicable, or by any employee benefit plan of the Company, the Parent or any Subsidiary of the Company, as applicable, upon death, disability, retirement or termination of employment or pursuant to the terms of any employee benefit plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of cash applied by the Company for such purchase, redemption, acquisition, cancellation or other retirement of such shares of Capital Stock of the Company or the Parent after the Reference Date does not exceed $3 million in the aggregate (excluding for purposes of calculating such amount the aggregate amount received by any Person in connection with such purchase, redemption, acquisition, cancellation or other retirement of such shares that is concurrently used to repay loans made to such Person by the Company pursuant to clause (f) of the definition of “Permitted Investment”);

(g)	the payment of dividends or other distributions or the making of loans or advances to the Parent in amounts required for the Parent to pay franchise taxes and other fees required to maintain its existence and provide for all other customary operating costs of the Parent to the extent attributable to the ownership and operation of the Company and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other customary costs and expenses including all costs and expenses with respect to filings with the Commission;

(h)	the payment of dividends or other distributions by the Company to the Parent in amounts required to pay the tax obligations of the Parent attributable to the Company and its Subsidiaries, determined as if the Company and its Subsidiaries had filed a separate consolidated, combined or unitary return for the relevant taxing jurisdiction; provided that (x) the amount of dividends paid pursuant to this clause (i) to enable the Parent to pay Federal and state income taxes (and franchise taxes based on income) at any time shall not exceed the amount of such Federal and state income taxes (and franchise taxes based on income) actually owing by the Parent at such time to the respective tax authorities for the respective period and (y) any refunds received by the Parent attributable to the Company or any of its Restricted Subsidiaries shall promptly be remitted by the Parent to the Company through a contribution or purchase of common stock (other than Disqualified Stock) of the Company; and

(i)	Restricted Payments deemed to have been made as a result of a Restricted Subsidiary being designated an Unrestricted Subsidiary in accordance with the “Unrestricted Subsidiaries” covenant in an amount not to exceed $10 million at any one time outstanding.

     For the purpose of making any calculations under the Indenture (i) if a Restricted Subsidiary is designated an Unrestricted Subsidiary, the Company will be deemed to have made an Investment in an amount equal to the greater of the fair market value or net book value of the net assets of such Restricted Subsidiary at the time of such designation as determined by the Board of the Company, and (ii) any property transferred to or from an Unrestricted Subsidiary will be valued at fair market value at the time of such transfer, as determined by the Board of the Company. The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of the Company whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10 million.
     Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required under “Certain Covenants — Restricted Payments” were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.
     If the aggregate amount of all Restricted Payments calculated under the foregoing provision includes an Investment in an Unrestricted Subsidiary or other Person that thereafter becomes a Restricted Subsidiary, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the lesser of (x) the net asset value of such Subsidiary at the time it becomes a Restricted Subsidiary and (y) the initial amount of such Investment.
     If an Investment resulted in the making of a Restricted Payment, the aggregate amount of all Restricted Payments calculated under the foregoing provision will be reduced by the amount of any net reduction in such Investment (resulting from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, other than the redesignation of an Unrestricted Subsidiary or other Person as a Restricted Subsidiary), to the extent such net reduction is not included in the Company’s Consolidated Net Income; provided that the total amount by which the aggregate amount of all Restricted Payments may be reduced may not exceed the lesser of (x) the cash proceeds received by the Company and its Restricted Subsidiaries in connection with such net reduction and (y) the initial amount of such Investment.
     Incurrence of Indebtedness and Issuance of Disqualified Stock
     The Company will not, and will not permit any Restricted Subsidiary to, create, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of, or otherwise incur (collectively, “incur”), any Indebtedness (including Acquired Indebtedness and the issuance of Disqualified Stock), except that the Company and any Subsidiary Guarantors may incur Indebtedness if, at the time of such event, the Fixed Charge Coverage Ratio for the immediately preceding four full fiscal quarters for which internal financial statements are available, taken as one accounting period, would have been equal to at least 2.0 to 1.0.
     In making the foregoing calculation, pro forma effect will be given to: (i) the incurrence of such Indebtedness and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred and the application of such proceeds occurred at the beginning of such four-quarter period; (ii) the incurrence, repayment or retirement of any other Indebtedness by the Company or its Restricted Subsidiaries since the first day of such four-quarter period as if such Indebtedness was incurred, repaid or retired at the beginning of such four-quarter period; and (iii) the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business acquired or disposed of by the Company or its Restricted Subsidiaries, as the case may be, since the first day of such four-quarter period, as if such acquisition or disposition occurred at the beginning of such four-quarter period. In making a computation under the foregoing clause (i) or (ii), (A) the amount of Indebtedness under a revolving credit facility will be computed based on the average daily balance of such Indebtedness during such four-quarter period, (B) if such Indebtedness bears, at the option of the Company, a fixed or floating rate of interest, interest thereon will be computed by applying, at the option of the Company, either the fixed or floating rate, and (C) the amount of any indebtedness that bears interest at a floating rate will be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such

Indebtedness if such Hedging Obligations have a remaining term at the date of determination in excess of 12 months).
     Notwithstanding the foregoing, the Company may, and may permit its Restricted Subsidiaries to, incur the following Indebtedness (“Permitted Indebtedness”):
(1)	Indebtedness of the Company or any Subsidiary Guarantor under the Credit Agreement (and the incurrence by any Subsidiary Guarantor of guarantees thereof) in an aggregate principal amount at any one time outstanding not to exceed $125 million, less (A) any amounts applied to the permanent reduction of such credit facilities pursuant to the provisions of the covenant described under the caption “— Repurchase at the Option of Holders — Asset Sales” and (B) up to $50 million of cash (or the fair market value of any other assets) to the extent applied to repurchase Existing Notes on the Issue Date or within two Business Days from the Issue Date;

(2)	Indebtedness represented by the Notes (other than the Additional Notes) and the related Guarantees;

(3)	Existing Indebtedness;

(4)	the incurrence by the Company of Permitted Refinancing Indebtedness in exchange for, or the net cash proceeds of which are used to refund, refinance or replace, any Indebtedness that is permitted to be incurred under clause (2) or (3) above;

(5)	Indebtedness owed by the Company to any Restricted Subsidiary or owed by any Restricted Subsidiary to the Company or a Restricted Subsidiary (provided that such Indebtedness is held by the Company or such Restricted Subsidiary); provided, that:
a.	any Indebtedness of the Company or any Subsidiary Guarantor owing to any such Restricted Subsidiary is unsecured and subordinated in right of payment from and after such time as the Notes shall become due and payable (whether at Stated Maturity, acceleration, or otherwise) to the payment and performance of the Company’s obligations under the Notes or the Subsidiary Guarantor’s obligations under its Guarantee, as the case may be; and

b.	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);
(6)	Indebtedness of the Company or any Restricted Subsidiary under Hedging Obligations incurred in the ordinary course of business;

(7)	Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including, without limitation, shares of Capital Stock;

(8)	either (A) Capitalized Lease Obligations of the Company or any Restricted Subsidiary or (B) Indebtedness under purchase money mortgages or secured by purchase money security interests so long as (x) such Indebtedness is not secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired and (y) such Indebtedness is created within 90 days of the acquisition of the related property; provided that the aggregate amount of Indebtedness under clauses (A) and (B) does not exceed 15% of Consolidated Tangible Assets less the amount of any Indebtedness incurred under clause (16) below at any one time outstanding;

(9)	Guarantees by any Restricted Subsidiary made in accordance with the provisions of the covenant described under the caption “— Guarantees of Indebtedness by Restricted Subsidiaries”;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

(11)	Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(12)	the incurrence of Non-Recourse Indebtedness by Permitted Joint Ventures that are Restricted Subsidiaries;

(13)	Indebtedness incurred by a Receivables Subsidiary pursuant to a Receivables Program; provided that, after giving effect to any such incurrence of Indebtedness, the aggregate principal amount of all Indebtedness incurred under this clause (13) and then outstanding does not exceed $30 million;

(14)	unsecured subordinated Indebtedness not permitted by any other clause of this definition, in an aggregate principal amount not to exceed $30 million at any one time outstanding;

(15)	Indebtedness represented by Attributable Debt related to a Sale and Leaseback transaction involving tractors existing on the Issue Date; provided that (i) the aggregate amount of such Indebtedness does not exceed $7 million and (ii) such Indebtedness is incurred within 12 months from the Issue Date; and

(16)	the incurrence of Indebtedness represented by Additional Notes and the related Guarantees in an aggregate principal amount of $15 million.
     The Company will not incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of the Company unless it is subordinate in right of payment to the Notes to the same extent. The Company will not permit any Subsidiary Guarantor to incur any Indebtedness that is subordinate in right of payment to any other Indebtedness of such Subsidiary Guarantor unless it is subordinate in right of payment to such Subsidiary Guarantor’s Guarantee to the same extent. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Subsidiary Guarantor, as applicable, solely by reason of any Liens or Guarantees arising or created in respect thereof or by virtue of the fact that the holders of any secured Indebtedness have entered into intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.
     For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Disqualified Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under the Credit Agreement incurred on the Issue Date shall be deemed to have been incurred on the Issue Date in reliance on the exception provided by clause (1) above.
     Liens
     Parent will not, and will not permit any of its subsidiaries (other than Unrestricted Subsidiaries) to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, or any income or profits therefrom or any right to receive income therefrom, except Permitted Liens. The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind upon any of their property or assets, whether now owned or hereafter acquired, or any income or profits therefrom or any right to receive income therefrom, except Permitted Liens.
     Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries
     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:
1.	pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock;

2.	pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

3.	make loans or advances to the Company or any other Restricted Subsidiary; or

4.	transfer any of its properties or assets to the Company or any other Restricted Subsidiary.
     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:
1.	any agreement (including the Revolving Credit Agreement) in effect on the Issue Date;

2.	customary non-assignment provisions of any lease, license or other contract entered into in the ordinary course of business by the Company or any Restricted Subsidiary;

3.	the refinancing or successive refinancing of Indebtedness incurred under the agreements in effect on the Issue Date (including the Revolving Credit Agreement), so long as such encumbrances or restrictions are no more restrictive, taken as a whole, than those contained in such original agreement;

4.	any agreement or other instrument of a Person acquired by the Company or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

5.	purchase money obligations for acquired property permitted under the covenant entitled “— Incurrence of Indebtedness and Issuance of Disqualified Stock” that impose restrictions of the nature described in clause (4) of the preceding paragraph on the property so acquired;

6.	any agreement for the sale of a Restricted Subsidiary or an asset that restricts distributions by that Restricted Subsidiary or transfers of such asset pending its sale;

7.	secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption “— Liens” that limits the right of the debtor to dispose of the assets securing such Indebtedness;

8.	restrictions on cash or other deposits or net worth imposed by leases entered into in the ordinary course of business;

9.	Non-Recourse Indebtedness of any Permitted Joint Venture permitted to be incurred under the Indenture;

10.	applicable law or regulation;

11.	a Receivables Program with respect to a Receivables Subsidiary; and

12.	customary provisions in joint venture, limited liability company operating, partnership, shareholder and other similar agreements entered into in the ordinary course of business reasonably consistent with past practice by the Company or any Restricted Subsidiary.
     Merger, Consolidation or Sale of Assets
     Neither the Company nor the Parent will, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company or the Parent, as the case may be, is the surviving corporation), or directly and/or indirectly through its Subsidiaries, sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company or the Parent, as the case may be, and its Subsidiaries, taken as a whole) in one or more related transactions to, another corporation, Person or entity unless:
a.	either (i) the Company or the Parent, as the case may be, is the surviving corporation or (ii) the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (the “Surviving Entity”) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of the Company or the Parent, as the case may be, under the Notes, the Indenture, the Security Documents and the Registration Rights Agreement pursuant to agreements in form and substance reasonably satisfactory to the Trustee;

b.	immediately after giving effect to such transaction and treating any obligation of the Company in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Default or Event of Default has occurred and is continuing;

c.	if such transaction involves the Company, the Company (or the Surviving Entity if the Company is not the continuing obligor under the Indenture) could, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four quarter period, incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the first paragraph of “— Incurrence of Indebtedness and Issuance of Disqualified Stock”;

d.	each Guarantor, unless it is the other party to the transaction described above, has by supplemental indenture confirmed that its Guarantee applies to the Surviving Entity’s obligations under the Indenture and the Notes;

e.	if any of the property or assets of the Company or any of its Restricted Subsidiaries would thereupon become subject to any Lien, the provisions of the covenant described above under the caption “— Liens” are complied with; and

f.	the Company or the Parent, as the case may be, delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.
     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into any other Person or convey, sell, assign, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any other Person (other than the Company or another Subsidiary Guarantor) unless: (a) subject to the provisions of the following paragraph, the Person formed by or surviving such consolidation or merger (if other than such Subsidiary Guarantor) or to which such properties and assets are transferred assumes all of the obligations of such Subsidiary Guarantor under the Indenture, its Guarantee, the Security Documents and the Registration Rights Agreement, pursuant to agreements in form and substance reasonably satisfactory to the Trustee, (b) immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing and (c) the Subsidiary Guarantor delivers, or causes to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the requirements of the Indenture.

     For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.
     In the event of any transaction described in and complying with the conditions listed in the first paragraph of this covenant in which the Company is not the continuing obligor under the Indenture, the Surviving Entity will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the Company will, except in the case of a lease, be discharged from all of its obligations and covenants under the Indenture and Notes.
     Transactions with Affiliates
     The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction with, or for the benefit of, any Affiliate of the Company (“Interested Persons”), unless (a) such transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could have been obtained in an arm’s-length transaction with third parties who are not Interested Persons and (b) the Company delivers to the Trustee (i) with respect to any transaction or series of related transactions entered into after the Issue Date involving aggregate payments in excess of $5 million, a resolution of the Company’s Board set forth in an officers’ certificate certifying that such transaction or transactions complies with clause (a) above and that such transaction or transactions have been approved by the Board (including a majority of the Disinterested Directors) of the Company and (ii) with respect to a transaction or series of related transactions involving aggregate payments equal to or greater than $10 million, a written opinion as to the fairness to the Company or such Restricted Subsidiary of such transaction or series of transactions from a financial point of view issued by an accounting, appraisal or investment banking firm, in each case of national standing.
     The foregoing covenant will not restrict:
A.	transactions among the Company and/or its Restricted Subsidiaries;

B.	the Company from paying reasonable and customary regular compensation, indemnification, reimbursement and fees to officers of the Company or any Restricted Subsidiary and to directors of the Company or any Restricted Subsidiary who are not employees of the Company or any Restricted Subsidiary;

C.	transactions permitted by the provisions of the covenant described under the caption “Certain Covenants — Restricted Payments”;

D.	advances to employees for moving, entertainment and travel expenses and similar expenditures in the ordinary course of business and consistent with past practice;

E.	any Receivables Program of the Company or a Restricted Subsidiary;

F.	the agreements described herein under the caption “Certain Relationships and Related Transactions” and certain other agreements listed on a schedule to the Indenture, in each case as in effect as of the Issue Date or any amendment thereto (so long as the amended agreement is not more disadvantageous to the Holders in any material respect than such agreement immediately prior to such amendment) or any transaction contemplated thereby; and

G.	issuances of Equity Interests (other than Disqualified Stock) of the Parent or the Company to Affiliates.
     Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries
     The Company (a) will not permit any Restricted Subsidiary to issue any Capital Stock unless after giving effect thereto the Company’s percentage interest (direct and indirect) in the Capital Stock of such Restricted Subsidiary is at least equal to its percentage interest prior thereto, and (b) will not, and will not permit any Restricted Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Restricted Subsidiary); provided, however, that this covenant will not prohibit (i) the sale or other disposition of all, but not less than all, of the issued and outstanding Capital Stock of a Restricted Subsidiary owned by the Company and its Restricted Subsidiaries in compliance with the other provisions of the Indenture, (ii) the sale or other disposition of a portion of the issued and outstanding Capital Stock of a Restricted Subsidiary (other than a Subsidiary Guarantor), whether or not as a result of such sale or disposition such Restricted Subsidiary continues or ceases to be a Restricted Subsidiary, if (A) at the time of such sale or disposition, the Company could make an Investment in the remaining Capital Stock held by it or one of its Restricted Subsidiaries in an amount equal to the amount of its remaining Investment in such Person pursuant to the covenant entitled “Restricted Payments” and (B) such sale or disposition is permitted under, and the Company or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with, the “Asset Sales” covenant, or (iii) the ownership by directors of director’s qualifying shares or the ownership by foreign nationals of Capital Stock of any Restricted Subsidiary, to the extent mandated by applicable law.

     The Company will not permit any Restricted Subsidiary to issue any Preferred Stock other than to the Company or any Subsidiary Guarantor.
     Payments for Consent
     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.
     Guarantees of Indebtedness by Restricted Subsidiaries
     The Company will not permit any Restricted Subsidiary that is not a Subsidiary Guarantor, directly or indirectly, to guarantee, assume or in any other manner become liable for the payment of any Indebtedness of the Company or any Indebtedness of any other Restricted Subsidiary, unless (a) such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for a guarantee of payment of the Notes by such Restricted Subsidiary on a senior secured basis on the same terms as set forth in the Indenture and (b) with respect to any guarantee of Subordinated Indebtedness by a Restricted Subsidiary, any such guarantee is subordinated to such Restricted Subsidiary’s guarantee with respect to the Notes at least to the same extent as such Subordinated Indebtedness is subordinated to the Notes, provided that the foregoing provision will not be applicable to any guarantee by any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.
     Any guarantee by a Restricted Subsidiary of the Notes pursuant to the preceding paragraph may provide by its terms that it will be automatically and unconditionally released and discharged upon (i) any sale, exchange or transfer to any Person not an Affiliate of the Company of all of the Company’s and the Restricted Subsidiaries’ Capital Stock in, or all or substantially all the assets of, such Restricted Subsidiary (which sale, exchange or transfer is not prohibited by the Indenture) or (ii) the release or discharge of the guarantee that resulted in the creation of such guarantee of the Notes, except a discharge or release by or as a result of payment under such guarantee.
     Issuances of Guarantees by New Restricted Subsidiaries
     The Company will provide to the Trustee, on the date that any Person (other than a Foreign Subsidiary) becomes a Wholly Owned Restricted Subsidiary, a supplemental indenture to the Indenture, executed by such new Wholly Owned Restricted Subsidiary, providing for a full and unconditional guarantee on a senior secured basis by such new Wholly Owned Restricted Subsidiary of the Company’s obligations under the Notes and the Indenture to the same extent as that set forth in the Indenture.

     Unrestricted Subsidiaries
     The Board of the Company may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary so long as (i) such Subsidiary has no Indebtedness other than Non-Recourse Indebtedness, (ii) no default with respect to any Indebtedness of such Subsidiary would permit (upon notice, lapse of time or otherwise) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, (iii) any Investment in such Subsidiary made as a result of designating such Subsidiary an Unrestricted Subsidiary will not violate the provisions of the covenant described under the caption “— Restricted Payments,” (iv) neither the Company nor any Restricted Subsidiary has a contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, with such Subsidiary other than those that might be obtained at the time from Persons who are not Affiliates of the Company, (v) neither the Company nor any Restricted Subsidiary has any obligation to subscribe for additional shares of Capital Stock or other equity interests in such Subsidiary, or to maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve certain levels of operating results, and (vi) such Unrestricted Subsidiary has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Notwithstanding the foregoing, the Company may not designate any Subsidiary Guarantor (whether or not existing as of the Issue Date) as an Unrestricted Subsidiary.
     The Board of the Company may designate any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) no Default or Event of Default has occurred and is continuing following such designation and (ii) the Company would, at the time of making such designation and giving such pro forma effect as if such designation had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “Incurrence of Indebtedness and Issuance of Disqualified Stock” (treating any Indebtedness of such Unrestricted Subsidiary as the incurrence of Indebtedness by a Restricted Subsidiary).
     Sale and Leaseback Transactions
     The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction; provided that the Company or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:
1.	Company or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such Sale and Leaseback Transaction pursuant to the covenant described under the caption “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described under the caption “— Liens”;

2.	the gross cash proceeds of that Sale and Leaseback Transaction are at least equal to the fair market value of the property that is the subject of that Sale and Leaseback Transaction; and

3.	the transfer of assets in that Sale and Leaseback Transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales.”
     Reports
     Whether or not the Company is required to file reports with the Commission, the Company will file with the Commission all such annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13(a) or 15(d) under the Exchange Act. The Company will also be required (a) to supply to the Trustee and each Holder, or supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other documents within 15 days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company’s cost copies of such reports and documents to any prospective Holder promptly upon written request.

     Notwithstanding the foregoing, so long as the Parent guarantees the Notes, the reports, information and other documents required to be filed and provided as described above may be those of the Parent, rather than the Company, so long as such filings (i) would satisfy the requirements of the Exchange Act and regulations promulgated thereunder and (ii) disclose the Company’s results of operations and financial condition in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section in at least such detail as would be required if the Company were filing such report.
Events of Default and Remedies
     The following will be “Events of Default” under the Indenture:
(a)	default in the payment of any interest on any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(b)	default in the payment of the principal of (or premium, if any, on) any Note when due;

(c)	failure to perform or comply with the Indenture provisions described under the captions “— Repurchase at the Option of Holders — Change of Control,” “— Repurchase at the Option of Holders — Asset Sales,” “— Certain Covenants — Restricted Payments,” “Incurrence of Indebtedness and Issuance of Disqualified Stock” or “— Merger, Consolidation or Sale of Assets”;

(d)	default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor contained in the Indenture or in any Guarantee (other than a default in the performance, or breach, of a covenant or agreement that is specifically dealt with elsewhere herein), and continuance of such default or breach for a period of 60 days after written notice has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes then outstanding;

(e)	(i) an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of Indebtedness of the Company, the Parent or any Restricted Subsidiary, which issue individually or in the aggregate has an aggregate outstanding principal amount of not less than $10 million, and such default has resulted in such Indebtedness becoming, whether by declaration or otherwise, due and payable prior to the date on which it would otherwise become due and payable or (ii) a default in any payment when due at final maturity of any such Indebtedness;

(f)	failure by the Company, the Parent or any of its Restricted Subsidiaries to pay one or more final judgments the uninsured portion of which exceeds in the aggregate $10 million, which judgment or judgments are not paid, discharged or stayed for a period of 60 days;

(g)	any Guarantee ceases to be in full force and effect or is declared null and void or any such Guarantor denies that it has any further liability under any Guarantee, or gives notice to such effect (other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture);

(h)	the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company, the Parent or any Significant Subsidiary;

(i)	default by the Company or any Restricted Subsidiary in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of such Liens, the repudiation or disaffirmation by the Company or any Restricted

Subsidiary of its material obligations under the Security Documents or the determination in a judicial proceeding that the Security Documents are unenforceable or invalid against the Company or any Restricted Subsidiary party thereto for any reason with respect to the Collateral (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after the Company receives written notice thereof specifying such occurrence from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes and demanding that such default be remedied); or

(j)	failure by the Company to issue Additional Notes in an aggregate principal amount of $15 million as contemplated by the commitment letter dated May 29, 2007 among the Company, the Parent, J.P. Morgan Securities Inc. and Black Diamond Capital Management, L.L.C. (the “Commitment Parties”) relating to the issuance and purchase of Additional Notes (as amended, supplemented or otherwise modified, the “Commitment Letter”), by the earlier of (x) the 30th day following the effective date of any plan of reorganization or (y) the 16th day following approval of such issuance by any court having jurisdiction over any proceeding described in clause (h) above to which the Company is subject becoming a final order (unless, in either case, the failure of the Company to issue any such Additional Notes is caused solely by the failure of any Commitment Party to be ready, willing and able to consummate its purchase thereof as contemplated by the Commitment Letter) and continuance of such failure for a period of 30 days after written notice has been given to the Company by any Commitment Party that was not able to purchase Additional Notes notwithstanding that it was ready, willing and able to do so as contemplated under the Commitment Letter.
     If an Event of Default (other than as specified in clause (h) above) occurs and is continuing, the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then outstanding may, and the Trustee at the request of such Holders will, declare an amount equal to all principal, accrued and unpaid interest and premium on all outstanding Notes, including all premium and other amounts that may be due by reason of the last sentence of the section above entitled “Optional Redemption,” immediately due and payable and, upon any such declaration, such principal, interest and premium shall become due and payable immediately. The Trustee shall promptly notify the Company of any such acceleration of the Notes.
     If an Event of Default specified in clause (h) above occurs and is continuing, then an amount equal to all principal, accrued and unpaid interest and premium on all outstanding Notes, including all premium and other amounts that may be due by reason of the last sentence of the section above entitled “Optional Redemption,” immediately due and payable and, upon any such declaration, such principal, interest and premium shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.
     At any time after a declaration of acceleration under the Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration and its consequences if: (i) the Company has paid or deposited with the Trustee a sum sufficient to pay (A) all overdue interest on all Notes, (B) all unpaid principal of (and premium, if any, on) any outstanding Notes that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes, (C) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes and (D) all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel; and (ii) all Events of Default, other than the non-payment of amounts of principal of (or premium, if any, on) or interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived. No such rescission will affect any subsequent default or impair any right consequent thereon.
     No Holder has any right to institute any proceeding with respect to the Indenture or any remedy hereunder, unless the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding, the Trustee has failed to institute any such proceeding within 60 days after receipt of such notice, request and offer of indemnity and the Trustee, within such 60-day period, has not received directions inconsistent with such written request by Holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a Holder for the enforcement of the payment of the principal of, premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.
     The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may, on behalf of the Holders of all of the Notes waive any past defaults under the Indenture, except a default in the payment of the principal of (and premium, if any) or interest on any Note, or in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding.
     If a Default or an Event of Default occurs and is continuing and is known to the Trustee, the Trustee will mail to each Holder notice of the Default or Event of Default within 90 days after the occurrence hereof. Except in the case of a Default or an Event of Default in payment of principal of (and premium, if any, on) or interest on any Notes, the Trustee may withhold the notice to the Holders if a committee of its trust officers in good faith determines that withholding such notice is in the interests of the Holders.

     The Company is required to furnish to the Trustee annual statements as to the performance by the Company and the Guarantors of their obligations under the Indenture and as to any default in such performance. The Company is also required to notify the Trustee within five days of any Default.
No Personal Liability of Directors, Officers, Employees and Stockholders
     No past, present or future director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Indenture or the Guarantees, as applicable, or any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Legal Defeasance and Covenant Defeasance
     The Company may, at its option and at any time, terminate the obligations of the Company and the Guarantors with respect to the outstanding Notes (“legal defeasance”). Such legal defeasance means that the Company will be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of (and premium, if any, on) and interest on such Notes when such payments are due, (ii) the Company’s obligations to issue temporary Notes, register the transfer or exchange of any Notes, replace mutilated, destroyed, lost or stolen Notes, maintain an office or agency for payments in respect of the Notes and segregate and hold such payments in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee and (iv) the legal defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to terminate the obligations of the Company and any Guarantor with respect to certain covenants set forth in the Indenture and described under “Certain Covenants” above, and any omission to comply with such obligations would not constitute a Default or an Event of Default with respect to the Notes (“covenant defeasance”).
     In order to exercise either legal defeasance or covenant defeasance: (a) the Company must irrevocably deposit or cause to be deposited with the Trustee, as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders, money in an amount, or U.S. Government Obligations (as defined in the Indenture) that through the scheduled payment of principal and interest thereon will provide money in an amount, or a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge the principal of (and premium, if any, on) and interest on the outstanding Notes at maturity (or upon redemption, if applicable) of such principal or installment of interest; (b) no Default or Event of Default has occurred and is continuing on the date of such deposit or, insofar as an event of bankruptcy under clause (h) of “Events of Default” above is concerned, at any time during the period ending on the 91st day after the date of such deposit; (c) such legal defeasance or covenant defeasance may not result in a breach or violation of, or constitute a default under, the Indenture, the Security Documents, the Credit Agreement or any other material agreement or instrument to which the Company or any Guarantor is a party or by which it is bound; (d) in the case of legal defeasance, the Company must deliver to the Trustee an opinion of counsel stating that the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or since the date hereof, there has been a change in applicable federal income tax law, to the effect, and based thereon such opinion must confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as, would have been the case if such legal defeasance had not occurred; (e) in the case of covenant defeasance, the Company must have delivered to the Trustee an opinion of counsel to the effect that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and (f) the Company must have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

Transfer and Exchange
     A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer document and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.
     The registered Holder of a Note will be treated as the owner of it for all purposes.
Amendment, Supplement and Waiver
     Modifications and amendments of the Indenture and any Guarantee may be made by the Company, any affected Guarantor and the Trustee with the consent of the Holders of a majority in aggregate outstanding principal amount of the Notes; provided, however, that no such modification or amendment may, without the consent of the Holder of each outstanding Note affected thereby:
a.	change the Stated Maturity of the principal of, or any installment of interest on, any Note, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

b.	amend, change or modify the obligation of the Company to make and consummate an Excess Proceeds Offer with respect to any Asset Sale in accordance with the covenant described under the covenant entitled “Repurchase at the Option of Holders — Asset Sales” or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the covenant entitled “Repurchase at the Option of Holders — Change of Control,” including, in each case, amending, changing or modifying any definition relating thereto;

c.	reduce the percentage in principal amount of outstanding Notes, the consent of whose Holders is required for any waiver of compliance with certain provisions of, or certain defaults and their consequences provided for under, the Indenture;

d.	waive a default in the payment of principal of, or premium, if any, or interest on the Notes or reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

e.	modify the ranking or priority of the Notes or the Guarantee of any Guarantor; or

f.	release any Guarantor from any of its obligations under its Guarantee or the Indenture other than in accordance with the terms of the Indenture.
     The Holders of a majority in aggregate principal amount of the Notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.
     Without the consent of any Holders, the Company and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture for any of the following purposes: (1) to evidence the succession of another Person to the Company and the assumption by any such successor of the covenants of the Company in the Indenture and in the Notes; (2) to add to the covenants of the Company for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company; (3) to add additional Events of Default; (4) to provide for uncertificated Notes in addition to or in place of the certificated Notes; (5) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee; (6) to secure the Notes; (7) to cure any ambiguity, to correct or supplement any provision in the Indenture that may be defective or inconsistent with any other provision in the Indenture, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause do not adversely affect the interests of the Holders in any material respect; (8) to comply with any requirements of the Commission in order to effect and maintain the qualification of the Indenture under the Trust Indenture Act; (9) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture; (10) to allow any Guarantor to execute a supplemental indenture and a Guarantee with respect to the Notes; or (11) to release Collateral from the Liens created by the Indenture or the Security Documents when permitted by the Indenture and the Security Documents.

Concerning the Trustee
     U.S. Bank National Association, the Trustee under the Indenture, will be the initial paying agent and registrar for the Notes.
     The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. Under the Indenture, the Holders of a majority in outstanding principal amount of the Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default has occurred and is continuing, the Trustee will exercise such rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.
     The Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that, if it acquires any conflicting interest (as defined in the Trust Indenture Act), it must eliminate such conflict upon the occurrence of an Event of Default or else resign.
Book-Entry, Delivery and Form
     The notes are represented by one or more global Notes in registered, global form without interest coupons (the “Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC (such nominee being referred to herein as the “Global Note Holder”) for credit to an account of a direct or indirect participant in DTC, including the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”), unless transferred to a person that takes delivery through a Global Note in accordance with the certification requirements described below.
     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “— Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.
     Depositary Procedures
     The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or its participants directly to discuss these matters.
     DTC has advised the Company that DTC is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in 57 accounts of its Participants. The Participants include securities brokers and dealers (including the purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the “Indirect Participants”) that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants or Indirect Participants.
     DTC has also advised the Company that pursuant to procedures established by it (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants), or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).
     Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Clearstream and Euroclear will hold such interests in the Global Note on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which in turn will hold such interests in the Global Note in customers’ securities accounts in the depositories’ names on the books of DTC. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interest in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.
     Except as described below, owners of Interest in Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.
     Payments in respect of the principal of, and premium and Liquidated Damages, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.
     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.
     Transfers between Participants in DTC will be effected in accordance with DTC’s procedures and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.
     DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.
     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.
     Exchange of Global Notes for Certificated Notes
     A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:
1.	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fails to appoint a successor depositary within 90 days or (b) has ceased to be a clearing agency registered under the Exchange Act;

2.	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

3.	there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.
     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures.
     Exchange of Certificated Notes for Global Notes
     Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.
     Same-Day Settlement and Payment
     The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.
Additional Information
     Anyone who receives this prospectus may obtain a copy of the Indenture without charge by writing to InSight Health Services Corp., 26250 Enterprise Court, Suite 100, Lake Forest, CA 92630, Attention: General Counsel.
Certain Definitions
     “Acquired Indebtedness” means Indebtedness of a Person (a) existing at the time such Person is merged with or into the Company or a Subsidiary or becomes a Subsidiary or (b) assumed in connection with the acquisition of assets from such Person.
     “Additional Notes” means Notes (other than the Notes issued on September 22, 2005) issued under the Indenture in accordance with the provisions of the Indenture.
     “Affiliate” means, with respect to any specified person, (a) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person or (b) any other person that owns, directly or indirectly, 10% or more of such specified person’s Capital Stock or any executive officer or director of any such specified person or other person. For the purposes of this definition, “control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
     “After-Acquired Property” means any and all assets or property (other than Excluded Assets) acquired after the Issue Date, including, without limitation, any property or assets acquired by the Company or any Guarantor from a transfer from the Company or a Guarantor, which in each case constitutes Collateral as defined in the Indenture.
     “Applicable Indebtedness” means:
1.	in respect of Asset Sales involving Collateral, Indebtedness secured on a first priority basis by the Collateral; or

2.	in respect of Asset Sales not involving Collateral, Pari Passu Indebtedness.
     “Asset Sale” means (i) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of merger, consolidation or similar arrangement) (collectively, a “transfer”) by the Company or any Restricted Subsidiary other than in the ordinary course of business and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Shares of Capital Stock of any of the Company’s Restricted Subsidiaries (which shall be deemed to include the sale, grant or conveyance of any interest in the income, profits or proceeds therefrom). For the purposes of this definition, the term “Asset Sale” does not include (a) any transfer of properties or assets (i) that is governed by the provisions of the Indenture described under the captions “— Certain Covenants — Merger, Consolidation or Sale of Assets,” “— Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries” (to the extent of clause (a) thereof) or “— Restricted Payments,” (ii) between or among the Company and its Subsidiaries that are Guarantors pursuant to transactions that do not violate any other provision of the Indenture or (iii) representing obsolete or permanently retired equipment and facilities, (b) the sale or exchange of equipment in connection with the purchase or other acquisition of other equipment, in each case used in the business of the Company or its Restricted Subsidiaries as it was in existence on the Issue Date or any business determined by the Board of the Company in its good faith judgment to be reasonably related thereto; provided, that, to the extent such equipment sold or exchanged represents Collateral, such other equipment purchased or acquired (A) shall consist of assets that are not Excluded Assets and (B) shall be expressly made subject to a first priority perfected Lien with respect to the Notes or (c) any (1) single transaction or (2) series of related transactions, that involves assets having a fair market value of less than $2.0 million, provided that the aggregate fair market value of assets involved in all transactions consummated from and after the Issue Date under clause (1) or (2) does not exceed $10 million.

Notwithstanding anything to the contrary set forth above, a disposition of Receivables and Related Assets other than pursuant to a Receivables Program contemplated under the provisions described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” shall be deemed to be an Asset Sale.
     “Attributable Debt” in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value will be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such Sale and Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”
     “Board” means the Company’s Board of Directors or the Parent’s Board of Directors, as applicable.
     “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.
     “Capital Stock” of any Person means any and all shares, interests, partnership interests, participations, rights in or other equivalents (however designated) of such Person’s equity interest (however designated), whether now outstanding or issued after the Issue Date.
     “Capitalized Lease Obligation” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which, in accordance with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person.
     “Change of Control” means the occurrence of any of the following:
a.	the consummation of any transaction (including, without limitation, any merger or consolidation) (a) prior to a Public Equity Offering by the Company or the Parent, the result of which is that the Principals and their Related Parties become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of less than 50% of the Voting Stock of the Company or the Parent, as the case may be (measured by voting power rather than the number of shares), or (b) after a Public Equity Offering of the Company or the Parent, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than the Principals and their Related Parties, become the beneficial owner (as defined above), directly or indirectly, of 35% or more of the Voting Stock of the Company or the Parent, as the case may be, and such person is or becomes, directly or indirectly, the beneficial owner of a greater percentage of the voting power of the Voting Stock of the Company or the Parent, as the case may be, calculated on a fully diluted basis, than the percentage beneficially owned by the Principals and their Related Parties;

b.	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries or the Parent and its Subsidiaries, in each case, taken as a whole, to any “person” (as the term is defined in Section 13(d)(3) of the Exchange Act) other than the Principals or Related Parties of the Principals;

c.	the first day on which a majority of the members of the Board of the Company or the Parent are not Continuing Directors; or

d.	the Company or the Parent is liquidated or dissolved or adopts a plan of liquidation or dissolution, other than in a transaction that complies with the provisions described under “Certain Covenants — Consolidation, Merger or Sale of Assets.”
     “Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the Issue Date among the Company, the Guarantors, the Trustee and the Collateral Agent, as the same may be amended, restated, supplemented, replaced or modified from time to time.
     “Commission” means the United States Securities and Exchange Commission.
     “Consolidated EBITDA” means, for any period, the sum of, without duplication, Consolidated Net Income for such period, plus (or, in the case of clause (d) below, plus or minus) the following items to the extent included in computing Consolidated Net Income for such period (a) Fixed Charges for such period, plus (b) the provision for federal, state, local and foreign income taxes of the Company and its Restricted Subsidiaries for such period, plus (c) the aggregate depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period, plus (d) any other non-cash charges for such period, and minus non-cash items increasing Consolidated Net Income for such period, other than non-cash charges or items increasing Consolidated Net Income resulting from changes in prepaid assets or accrued liabilities in the ordinary course of business, plus (e) Minority Interest; provided that fixed charges, income tax expense, depreciation and amortization expense and non-cash charges of a Restricted Subsidiary will be included in Consolidated EBITDA only to the extent (and in the same proportion) that the net income of such Subsidiary was included in calculating Consolidated Net Income for such period.
     “Consolidated Net Income” means, for any period, the net income (or net loss) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding (a) any net after-tax extraordinary or nonrecurring gains or losses (less all fees and expenses relating thereto), (b) any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales or discontinued operations, (c) the portion of net income (or loss) of any Person (other than the Company or a Restricted Subsidiary), including Unrestricted Subsidiaries, in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any Restricted Subsidiary in cash during such period, (d) the net income (or loss) of any Person combined with the Company or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination, (e) the net income (but not the net loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is at the date of determination restricted, directly or indirectly, except to the extent that such net income is actually paid to the Company or a Restricted Subsidiary thereof by loans, advances, intercompany transfers, principal repayments or otherwise and (f) the cumulative effect of a change in accounting principles.
     “Consolidated Tangible Assets” means, as of the date of determination, the total assets, less goodwill and other intangibles, shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP.
     “Continuing Directors” means, as of any date of determination, any member of the Board of the Company or the Parent, as the case may be, who:
1.	was a member of such Board on the Reference Date;

2.	was nominated for election or elected to such Board with the approval of the majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

3.	was nominated by one or more of the Principals and the Related Parties.
     “Credit Agreement” means one or more debt facilities or commercial paper facilities (including the Revolving Credit Agreement) with banks or other institutional lenders providing for revolving credit loans, term loans, senior secured, senior unsecured or subordinated note financings, receivables financing or letters of credit, in each case together with agreements relating to the provision of cash and treasury management services and other bank products or services provided by a lender thereunder or an affiliate thereof and all other agreements, instruments, and documents (including, without limitation, any Guarantees and Security Documents) executed or delivered pursuant thereto or in connection therewith, in each case as such agreement, other agreements, instruments or documents may be amended, restated, supplemented, extended, renewed, replaced, refinanced or otherwise modified from time to time, including, without limitation, any agreement increasing or decreasing the amount of, extending the maturity of, refinancing or otherwise restructuring all or a portion of the Indebtedness under such agreements or any successor agreements.

     “Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.
     “Deposit Accounts Collateral” means each Deposit Account maintained by the Company or any Guarantor on the Issue Date and identified on a schedule to the Security Documents and each Deposit Account established by the Company or any Guarantor after the Issue Date into which collections on Accounts and proceeds of other Receivables and Related Assets are to be deposited. For purposes of this definition, “Deposit Account” and “Accounts” shall have the meanings provided for by the UCC.
     “Designated Noncash Consideration” means the fair market value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of the Company, less the amount of cash or cash equivalents received in connection with a sale of such Designated Noncash Consideration.
     “Determination Date” means, with respect to an Interest Period, the second London Banking Day preceding the first day of such Interest Period.
     “Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board is required to deliver a resolution of the Board, to make a finding or otherwise take action under the Indenture, a member of the Board who does not have any material direct or indirect financial interest in or with respect to such transaction or series of transactions.
     “Disqualified Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise (i) is or upon the happening of an event or passage of time would be, required to be redeemed prior to the final Stated Maturity of the Notes, (ii) is redeemable at the option of the Holder thereof, at any time prior to such final Stated Maturity or (iii) at the option of the Holder thereof is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity; provided that any Capital Stock that would constitute Disqualified Stock solely as a result of the provisions therein giving holders thereof the right to cause the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an “asset sale” or “change of control” occurring prior to the Stated Maturity of the Notes will not constitute Disqualified Stock if the “asset sale” or “change of control” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales” described herein and such Capital Stock specifically provides that the issuer will not repurchase or redeem any such stock pursuant to such provision prior to the Company’s repurchase of such Notes as are required to be repurchased pursuant to the provisions contained in the covenants described under the captions “Repurchase at the Option of Holders — Change of Control” and “— Asset Sales.”
     “Equity Interests” means Capital Stock and all warrants, options and other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
     “Equity Sponsors” means J.W. Childs Associates, L.P., J.W. Childs Equity Partners II, L.P., The Halifax Group, L.L.C. and Halifax Capital Partners L.P.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Contract” means at any date any rights or interest of the Company or any Guarantor in, to or under any agreement, contract, license, instrument, document or other general intangible (referred to solely for purposes of this definition as a “Contract” ) to the extent that such Contract by the express terms of a valid and enforceable restriction in favor of a Person who is not the Company or any Guarantor, or any requirement of law, prohibits, or requires any consent or establishes any other condition for, an assignment thereof or a grant of a security interest therein by the Company or a Guarantor; provided that: (1) rights to payment under any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent permitted thereby or by Section 9-406 or Section 9-408 of the UCC, (2) all proceeds paid or payable to any of the Company or any Guarantor from any sale, transfer or assignment of such Contract and all rights to receive such proceeds shall be included in the Collateral and (3) any such Contract otherwise constituting an Excluded Contract by virtue of this definition shall be included in the Collateral to the extent the Company or any Guarantor obtains such consent, or removes such condition specified above.

     “Existing Indebtedness” means the Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) outstanding on the Issue Date and listed on a schedule to the Indenture, until such amounts are repaid.
     “Existing Notes” means the 9 7/8% Senior Subordinated Notes due 2011 of the Company.
     “Fixed Charges” means, for any period, without duplication, the sum of (a) the amount that, in conformity with GAAP, would be set forth opposite the caption “interest expense” (or any like caption) on a consolidated statement of operations of the Company and its Restricted Subsidiaries for such period, including, without limitation, (i) amortization of original issue discount, (ii) the net cost of interest rate contracts (including, amortization of discounts), (iii) the interest portion of any deferred payment obligation, (iv) amortization of debt issuance costs, (v) the interest component of Capitalized Lease Obligations, and (vi) imputed interest with respect to Attributable Debt plus (b) all dividends and distributions paid (whether or not in cash) on Preferred Stock and Disqualified Stock by the Company or any Restricted Subsidiary (to any Person other than the Company or any of its Restricted Subsidiaries), other than dividends on Equity Interests payable solely in Qualified Equity Interests of the Company, computed on a tax effected basis, plus (c) all interest on any Indebtedness of any Person guaranteed by the Company or any of its Restricted Subsidiaries or secured by a lien on the assets of the Company or any of its Restricted Subsidiaries; provided, however, that Fixed Charges will not include (i) any gain or loss from extinguishment of debt, including the write-off of debt issuance costs, and (ii) the fixed charges of a Restricted Subsidiary to the extent (and in the same proportion) that the net income of such Subsidiary was excluded in calculating Consolidated Net Income pursuant to clause (e) of the definition thereof for such period.
     “Fixed Charge Coverage Ratio” means, for any period, the ratio of Consolidated EBITDA for such period to Fixed Charges for such period.
     “Foreign Subsidiary” means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States or a state thereof or the District of Columbia and that has no material operations or assets in the United States.
     “GAAP” means generally accepted accounting principles in the United States, consistently applied, that are in effect on the Issue Date.
     “Guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.
     “Hedging Obligations” means, with respect to any Person, the obligations of such Person entered into in the ordinary course of business under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in interest rates, and (ii) forward exchange agreements, currency swap, currency option and other similar financial agreements or arrangements designed to protect such Person against, or manage the exposure of such Person to, fluctuations in foreign currency exchange rates.
     “Holder” means the Person in whose name a Note is, at the time of determination, registered on the registrar’s books.

     “Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (a) every obligation of such Person for money borrowed, (b) every obligation of such Person evidenced by bonds, debentures, Notes or other similar instruments, (c) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (d) every obligation of such Person issued or assumed as the deferred purchase price of property or services, (e) the attributable value of every Capitalized Lease Obligation of such Person, (f) all Disqualified Stock of such Person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends thereon, (g) all obligations of such Person under or in respect of Hedging Obligations, (h) all Attributable Debt, and (i) every obligation of the type referred to in clauses (a) through (h) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed. For purposes of this definition, the “maximum fixed repurchase price” of any Disqualified Stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness is required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value will be determined in good faith by the board of directors of the issuer of such Disqualified Stock. Notwithstanding the foregoing, trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by such Person will not be considered Indebtedness for purposes of this definition.
     “Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include February 1, 2006.
     “Investment” in any Person means, (i) directly or indirectly, any advance, loan or other extension of credit (including, without limitation, by way of guarantee or similar arrangement) or capital contribution to such Person, the purchase or other acquisition of any stock, bonds, notes, debentures or other securities issued by such Person, the acquisition (by purchase or otherwise) of all or substantially all of the business or assets of such Person, or the making of any investment in such Person, (ii) the designation of any Restricted Subsidiary as an Unrestricted Subsidiary and (iii) the fair market value of the Capital Stock (or any other Investment), held by the Company or any of its Restricted Subsidiaries, of (or in) any Person that has ceased to be a Restricted Subsidiary. Investments exclude endorsements for deposit or collection in the ordinary course of business and extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.
     “Issue Date” means the date on which the Notes were first issued.
     “LIBOR” means, with respect to an Interest Period, the rate (expressed as a percentage per annum) for deposits in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in United States dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, LIBOR for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in United States dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, LIBOR for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then LIBOR for the Interest Period will be LIBOR in effect with respect to the immediately preceding Interest Period.
     “Lien” means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon, or with respect to, any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

     “London Banking Day” is any day in which dealings in United States dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.
     “Minority Interest” means, with respect to any Person, interests in income of such Person’s Subsidiaries held by Persons other than such Person or another Subsidiary of such Person, as reflected on such Person’s consolidated financial statements.
     “Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed for, cash or cash equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary), net of (a) brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment banks) related to such Asset Sale, (b) provisions for all taxes payable as a result of such Asset Sale, (c) payments made to retire Indebtedness where such Indebtedness is secured by the assets that are the subject of such Asset Sale, (d) amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets that are subject to the Asset Sale and (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the seller after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.
     “Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither the Company nor any of its Restricted Subsidiaries (other than such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise), and (ii) the obligees of which will have recourse for repayment of the principal of and interest on such Indebtedness and any fees, indemnities, expense reimbursements or other amount of whatsoever nature accrued or payable in connection with such Indebtedness solely against the assets of such Person and not against any of the assets of the Company or its Restricted Subsidiaries (other than such Person).
     “Note Obligations” means the Notes, the Guarantees and all other Obligations of any obligor under the Indenture, the Notes, the Guarantees and the Security Documents.
     “Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.
     “Pari Passu Indebtedness” means (a) with respect to the Notes, Indebtedness that ranks pari passu in right of payment to the Notes and (b) with respect to any Guarantee, Indebtedness that ranks pari passu in right of payment to such Guarantee.
     “Patient Receivables” means the patient accounts of the Company or any Guarantor existing or hereinafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including, without limitation, all insurance companies, Blue Cross/ Blue Shield, Medicare, Medicaid and health maintenance organizations), and all proceeds of, or in any way derived, whether directly or indirectly, from any of the foregoing (including, without limitation, all interest, finance charges and other amounts payable by an obligor in respect thereof).
     “Permitted Business” means the business conducted by the Company, its Restricted Subsidiaries and Permitted Joint Ventures as of the Issue Date and any and all diagnostic imaging and information businesses that in the good faith judgment of the Board of the Company are reasonably related thereto.
     “Permitted Investments” means any of the following:

(a)	Investments in (i) United States dollars (including such dollars as are held as overnight bank deposits and demand deposits with banks); (ii) securities with a maturity of one year or less issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof); (iii) certificates of deposit, Euro-dollar time deposits or acceptances with a maturity of one year or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus of not less than $500,000,000; (iv) any shares of money market mutual or similar funds having assets in excess of $500,000,000; (v) repurchase obligations with a term not exceeding seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; and (vi) commercial paper with a maturity of one year or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and having a rating (A) from Moody’s Investors Service, Inc. of at least P-1 or (B) from Standard & Poor’s Ratings Group of at least A-1;

(b)	Investments by the Company or any Restricted Subsidiary in another Person, if as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(c)	Investments by the Company or a Restricted Subsidiary in the Company or a Restricted Subsidiary;

(d)	Investments in existence on the Reference Date;

(e)	promissory notes or other evidence of Indebtedness received as a result of Asset Sales permitted under the covenant entitled “Repurchase at the Option of Holders — Asset Sales”;

(f)	loans or advances to officers, directors and employees of the Company or any of its Restricted Subsidiaries made (i) in the ordinary course of business in an amount not to exceed $5 million in the aggregate at any one time outstanding or (ii) in connection with the purchase by such Persons of Equity Interests of the Parent so long as the cash proceeds of such purchase received by the Parent are contemporaneously remitted by the Parent to the Company as a capital contribution;

(g)	any Investment by the Company or any Restricted Subsidiary of the Company in Permitted Joint Ventures made after the Reference Date having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (g) that are at the time outstanding, not exceeding the greater of (i) $30 million and (ii) 10% of the Consolidated Tangible Assets of the Company as of the last day of the most recent full fiscal quarter ending immediately prior to the date of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(h)	any Investment by the Company or any Restricted Subsidiary in a trust, limited liability company, special purpose entity or other similar entity in connection with a Receivables Program; provided that (A) such Investment is made by a Receivables Subsidiary and (B) the only assets transferred to such trust, limited liability company, special purpose entity or other similar entity consists of Receivables and Related Assets of such Receivables Subsidiary; and

(i)	other Investments (together with Restricted Payments made in reliance on clause (i) of the second paragraph of the covenant entitled “Restricted Payments”) that do not exceed $20 million in the aggregate.

     “Permitted Joint Venture” means any joint venture, partnership or other Person designated by the Board of the Company, (i) at least 20% of whose Capital Stock with voting power under ordinary circumstances to elect directors (or Persons having similar or corresponding powers and responsibilities) is at the time owned (beneficially or directly) by the Company and/or by one or more Restricted Subsidiaries of the Company and if the Company owns more than 50% of the Capital Stock of the Permitted Joint Venture, such Permitted Joint Venture is either a Restricted Subsidiary of the Company or has been designated as an Unrestricted Subsidiary of the Company in accordance with the provisions described under the caption “— Unrestricted Subsidiaries,” (ii) (x) if it is an Unrestricted Subsidiary, all Indebtedness of such Person is Non-Recourse Indebtedness or (y) if it is a Person other than an Unrestricted Subsidiary, either all Indebtedness of such Person is Non-Recourse Indebtedness or the only Indebtedness of such Person that is not Non-Recourse Indebtedness is Indebtedness as to which any guarantee provided by the Company or a Restricted Subsidiary complies with the covenants described under the captions “Certain Covenants — Restricted Payments” and “— Incurrence of Indebtedness and Issuance of Disqualified Stock” and (iii) which is engaged in a Permitted Business; provided that each of Berwyn Magnetic Resonance Center, LLC, Garfield Imaging Center, Ltd., Toms River Imaging Associates, L.P., St. John’s Regional Imaging Center, LLC, Dublin Diagnostic Imaging, LLC, Connecticut Lithotripsy, LLC, Northern Indiana Oncology Center of Porter Memorial Hospital, LLC, Lockport MRI, LLC, Wilkes-Barre Imaging, LLC, Sun Coast Imaging Center, LLC, Granada Hills Open MRI, LLC, Daniel Freeman MRI, LLC, InSight-Premier Health, LLC, Southern Connecticut Imaging Centers, LLC, Parkway Imaging Center, LLC, Metabolic Imaging of Kentucky, LLC, Maine Molecular Imaging, LLC, Greater Waterbury Imaging Center, L.P. and Central Maine Magnetic Imaging Associates, shall be deemed to be a Permitted Joint Venture. Any such designation (other than with respect to the Persons identified in the preceding sentence) shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officer’s certificate certifying that such designation complied with the foregoing provisions.
     “Permitted Liens” means:
1.	Liens on Receivables and Related Assets securing Indebtedness incurred under clause (1) of the covenant described under the caption “Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock” in an aggregate principal amount not to exceed $125 million less (A) up to $50 million of cash (or the fair market value of any other assets) to the extent applied to repurchase Existing Notes on the Issue Date or within two Business Days from the Issue Date and (B) the aggregate principal amount of any Additional Notes issued by the Company;

2.	Liens in favor of the Company or any Restricted Subsidiary that is a Guarantor;

3.	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

4.	Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

5.	Liens securing the Notes (other than Additional Notes) and the related Guarantees;

6.	Liens existing on the Issue Date;

7.	Liens securing Permitted Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

8.	Liens to secure Indebtedness (including Capitalized Lease Obligations) permitted by clause (8) of the third paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Disqualified Stock”; provided that any such Lien (i) covers only the assets acquired, constructed or improved with such Indebtedness and (ii) is created within 90 days of such acquisition, construction or improvement;

9.	Liens on cash or cash equivalents securing Hedging Obligations of the Company or any of its Restricted Subsidiaries (a) that are incurred for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, or (b) securing letters of credit that support such Hedging Obligations;

10.	Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other social security obligations;

11.	Liens, deposits or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of Indebtedness), leases, or other similar obligations arising in the ordinary course of business;

12.	Carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business in respect of obligations not overdue for a period in excess of 60 days or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted; provided, however, that any reserve or other appropriate provision as will be required to conform with GAAP will have been made for that reserve or provision;

13.	survey exceptions, encumbrances, easements or reservations of, or rights of others for, rights of way, zoning or other restrictions as to the use of properties, and defects in title which, in the case of any of the foregoing, were not incurred or created to secure the payment of Indebtedness, and which in the aggregate do not materially adversely affect the value of such properties or materially impair the use for the purposes of which such properties are held by the Company or any of its Restricted Subsidiaries;

14.	judgment and attachment Liens not giving rise to an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

15.	Liens, deposits or pledges to secure public or statutory obligations, surety, stay, appeal, indemnity, performance or other similar bonds or obligations; any encumbrance on rights of the Company or any Guarantor to pledge interest in, or grant control over, Patient Receivables to third parties pursuant to applicable statutes; Liens, deposits or pledges in lieu of such bonds or obligations, or to secure such bonds or obligations, or to secure letters of credit in lieu of or supporting the payment of such bonds or obligations; and Liens of sellers of goods to the Company and any of its Restricted Subsidiaries arising under Article 2 of the UCC in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

16.	Liens in favor of collecting or payor banks having a right of setoff, revocation, refund or chargeback with respect to money or instruments of the Company or any Subsidiary thereof on deposit with or in possession of such bank;

17.	any interest or title of a lessor, licensor or sublicensor in the property subject to any lease, license or sublicense (other than any property that is the subject of a Sale Leaseback Transaction);

18.	Liens for taxes, assessments and governmental charges not yet delinquent or being contested in good faith and for which adequate reserves have been established to the extent required by GAAP;

19.	Liens arising from precautionary UCC financing statements regarding operating leases or consignments;

20.	Liens or assets directly related to a Sale and Leaseback Transaction to secure related Attributable Debt;

21.	any interest of title of a buyer in connection with, and Liens arising from UCC financing statements relating to, a sale of Receivables and Related Assets pursuant to a Receivables Program; provided that such Liens do not extend to any assets other than Receivables and Related Assets;

22.	Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; provided that such insurance policies are purchased in the ordinary course of business;

23.	Liens securing Additional Notes and the related Guarantees incurred pursuant to clause (xvi) of the third paragraph of the covenant entitled “Incurrence of Indebtedness and Issuance of Disqualified Stock”; and

24.	Liens not otherwise permitted by the Indenture so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $1.5 million at any one time outstanding.
     “Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded plus accrued interest plus the lesser of the amount of any premium required to be paid in connection with such refinancings pursuant to the terms of such indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing (in each case plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date not earlier than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Permitted Refinancing Indebtedness shall not include Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company, or Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Indebtedness of a Subsidiary Guarantor.
     “Person” means any individual, corporation, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
     “Preferred Stock” means, with respect to any Person, any and all shares, interests, partnership interests, participation, rights in or other equivalents (however designated) of such Person’s preferred or preference stock, whether now outstanding or issued after the Issue Date, and including, without limitation, all classes and series of preferred or preference stock of such Person.
     “Principals” means the Equity Sponsors and their respective Affiliates.
     “Public Equity Offering” means an offer and sale of Capital Stock (other than Disqualified Stock) of the Company or the Parent pursuant to a registration statement that has been declared effective by the Commission pursuant to the Securities Act (other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of the Company).
     “Qualified Equity Interest” means any Qualified Stock and all warrants, options or other rights to acquire Qualified Stock (but excluding any debt security that is convertible into or exchangeable for Capital Stock).

          “Qualified Stock” of any Person means any and all Capital Stock of such Person, other than Disqualified Stock.
          “Receivables and Related Assets” means all of the following property and interests in property of the Company and each Guarantor, whether now owned or existing or hereafter created, acquired or arising and wheresoever located: (i) all Accounts; (ii) all Instruments, Chattel Paper (including, without limitation, Electronic Chattel Paper), Documents, Letter-of-Credit Rights and Supporting Obligations, in each case to the extent arising out of or relating to, or given in exchange or settlement for or to evidence the obligation to pay, any Account; (iii) all General Intangibles that arise out of or relate to any Account or from which any Account arises; (iv) all of the Deposit Accounts Collateral; (v) all monies now or at any time or times hereafter in the possession or under the control of the lenders under the Revolving Credit Agreement or a bailee of the lenders under the Revolving Credit Agreement, including, without limitation, any cash collateral in any cash collateral account, other than any proceeds from the sale or other disposition of any of the Collateral; (vi) all products and cash and non-cash proceeds of the foregoing, including, without limitation, proceeds of insurance in respect of any of the foregoing; and (vii) all books and records (including, without limitation, customer lists, files, correspondence, tapes, computer programs, print-outs and other computer materials and records) of the Company or any Guarantor pertaining to any of the foregoing. For purposes of this definition, “Accounts,” “Instruments,” “Chattel Paper,” “Electronic Chattel Paper,” “Documents,” “Letter-of-Credit Rights,” “Supporting Obligations” and “General Intangibles” shall have the meanings provided for by the UCC.
          “Receivables Program” means with respect to any Person, any securitization program pursuant to which such Person pledges, sells or otherwise transfers or encumbers its Receivables and Related Assets, including a trust, limited liability company, special purpose entity or other similar entity.
          “Receivables Subsidiary” means a Wholly Owned Subsidiary (i) created for the purpose of financing Receivables and Related Assets created in the ordinary course of business of the Company and its Subsidiaries and (ii) the sole assets of which consist of Receivables and Related Assets of the Company and its Subsidiaries and Permitted Investments.
          “Reference Date” means October 17, 2001.
          “Registration Rights Agreement” means (i) with respect to the Notes initially issued on the Issue Date, the Registration Rights Agreement, dated as of the Issue Date, by and among the Company, the Guarantors and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time and (ii) with respect to the Notes issued on the Second Issue Date, the Registration Rights Agreement, dated as of July 9, 2007, by and among the Company, the Guarantors party thereto and the other parties named on the signature pages thereof, as such agreement may be amended, modified or supplemented from time to time.
          “Related Party” means:
1.	any controlling stockholder, partner, member, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

2.	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause.
          “Representative Amount” means as at any date an amount equal to, or approximately equal to, the aggregate principal amount of the Notes then outstanding.
          “Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary. Notwithstanding anything to the contrary herein or in the Notes, Toms River Imaging Associates, L.P. will be deemed a Restricted Subsidiary of the Company so long as the Company, directly or indirectly, owns at least 50% of the Voting Stock thereof.

          “Revolving Credit Agreement” means the Amended and Restated Loan and Security Agreement, dated as of the Issue Date, among the Company, the Guarantors, the lenders party thereto and Bank of America, N.A., as collateral and administrative agent, providing for up to $30 million of revolving credit borrowings and/or letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith.
          “Sale and Leaseback Transaction” means any transaction or series of related transactions pursuant to which the Company or a Restricted Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.
          “Second Issue Date” means the date on which the $15,000,000 aggregate principal amount of Additional Notes were issued.
          “Securities Act” means the Securities Act of 1933, as amended.
          “Security Documents” means, collectively, the Collateral Agency Agreement, the Security Agreement (as defined in the Collateral Agency Agreement), the Pledge Agreement (as defined in the Collateral Agency Agreement), the Account Control Agreements (as defined in the Collateral Agency Agreement), and all other pledges, agreements, financing statements, filings or other documents that grant or evidence the Lien in the Collateral in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes, as they may be amended, restated, supplemented, replaced or modified from time to time.
          “Significant Subsidiary” means any Restricted Subsidiary of the Company that, together with its Subsidiaries, (a) for the most recent fiscal year of the Company, accounted for more than 10% of the consolidated net revenues of the Company and its Subsidiaries, (b) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of the Company and its Restricted Subsidiaries, in the case of either (a) or (b), as set forth on the most recently available consolidated financial statements of the Company for such fiscal year or (c) was organized or acquired after the beginning of such fiscal year and would have been a Significant Subsidiary if it had been owned during such entire fiscal year.
          “Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable and, when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness or any installment of interest thereon is due and payable.
          “Subordinated Indebtedness” means Indebtedness of the Company or a Guarantor that is subordinated in right of payment to the Notes or the Guarantee issued by such Guarantor, as the case may be.
          “Subsidiary” means any Person a majority of the equity ownership or Voting Stock of which is at the time owned, directly or indirectly, by the Company and/or one or more other Subsidiaries of the Company. Notwithstanding anything to the contrary herein or in the Notes, Toms River Imaging Associates, L.P. will be deemed a Subsidiary of the Company so long as the Company, directly or indirectly, owns at least 50% of the Voting Stock thereof.
          “Subsidiary Guarantors” means, collectively, all Wholly Owned Restricted Subsidiaries (including any Person that becomes a Wholly Owned Restricted Subsidiary after the Issue Date) that are incorporated in the United States or a state thereof or the District of Columbia.
          “Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).
          “UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any asset, the Uniform Commercial Code (or any successor statute) of such state.

          “Unrestricted Subsidiary” means (a) any Subsidiary that is designated by the Board of the Company as an Unrestricted Subsidiary in accordance with the “Unrestricted Subsidiaries” covenant and (b) any Subsidiary of an Unrestricted Subsidiary.
          “Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).
          “Weighted Average Life to Maturity” means, as of the date of determination with respect to any Indebtedness or Disqualified Stock, the quotient obtained by dividing (a) the sum of the products of (i) the number of years from the date of determination to the date or dates of each successive scheduled principal or liquidation value payment of such Indebtedness or Disqualified Stock, respectively, multiplied by (ii) the amount of each such principal or liquidation value payment by (b) the sum of all such principal or liquidation value payments.
          “Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Restricted Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.
          “Wholly Owned Subsidiary” means any Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares or shares of foreign Subsidiaries required to be owned by foreign nationals pursuant to applicable law) of which is owned, directly or indirectly, by the Company.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
     The following summary describes the material U.S. federal income tax considerations relevant to holders of the notes. The summary does not discuss all aspects of U.S. federal income taxation that may be relevant to holders of the senior secured floating rate notes in light of their individual circumstances and does not deal with taxpayers subject to special treatment under U.S. federal income tax law, such as S corporations, mutual funds, insurance companies, small business investment companies, foreign companies, nonresident alien individuals, regulated investment companies, tax-exempt organizations, brokers, dealers in securities or currencies, banks and other financial institutions, hybrid entities, certain former citizens or residents of the United States, individual retirement and other tax-deferred accounts, partnerships or other pass-through entities, persons holding the senior secured floating rate notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons that have a functional currency other than the U.S. dollar, and persons subject to the alternative minimum tax.
     This discussion is limited to investors who hold the senior secured floating rate notes as capital assets for U.S. federal income tax purposes. In addition, this summary does not discuss any foreign, state or local tax consequence. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, hereinafter referred to as the Code, and U.S. Treasury regulations, or the Treasury Regulation, rulings and judicial decisions, all of which are subject to change (possibly with retroactive effect). There can be no assurance that the Internal Revenue Service, hereinafter the IRS, will not take a contrary view, and no ruling from the IRS has been, or will be, sought on the issues discussed herein. Consequently, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of those summarized below.
     This summary of the material U.S. federal income tax consequences relevant to holders of the notes is for general information only and is not tax advice for any particular holder of senior secured floating rate notes. Holders should consult their own tax advisors concerning the U.S. federal income tax consequences in light of their particular situation, as well as any consequences arising under the U.S. federal estate or gift tax laws or the laws of any state, local, foreign or other taxing jurisdiction. No opinion of counsel will be requested with respect to any of the matters discussed herein.
     As used herein, a “U.S. Holder” means a beneficial owner of a senior secured floating rate note that is for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust if (a) a U.S. court can exercise primary supervision over the administration of such trust and (b) one or more U.S. fiduciaries has the authority to control all of the substantial decisions of such trust. A “Non-U.S. Holder” is a holder other than a U.S. Holder.
     If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds the senior secured floating rate notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership holding the senior secured floating rate notes, you should consult your tax advisors.
     IRS CIRCULAR 230 DISCLOSURE: TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT REGULATIONS, YOU ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES IN THIS PROSPECTUS IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER THE CODE; (B) SUCH DISCUSSION IS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED IN THIS DOCUMENT; AND (C) YOU SHOULD SEEK ADVICE BASED ON YOUR OWN PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
Federal Income Tax Consequences to U.S. Holders
     This section describes certain U.S. federal income tax considerations applicable to U.S. Holders. Non-U.S. Holders should see the discussion below under the heading “Federal Income Tax Consequences to Non-U.S. Holders” for a discussion of certain tax considerations applicable to them.
     Interest and OID on the Notes. Interest on the new notes generally will be taxable to a U.S. Holder as ordinary interest income at the time such amounts are accrued or received, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
     Because the issue price of the new notes was less than the “stated redemption price at maturity” of the new notes by more than a de minimis amount, the new notes are considered to have original issue discount (“OID”). The “stated redemption price at maturity” of a debt instrument is equal to the sum of all payments to be received other than payments of stated interest. The “issue price” of a debt instrument issued for cash is equal to the first price at which a substantial amount of such debt instruments are sold. Each U.S. Holder (including a cash basis holder) generally is required to include the OID on the notes in income for U.S. federal income tax purposes under the accrual method on a constant yield basis resulting in the inclusion of interest in income in advance of the receipt of cash attributable to that income.
     Amortizable Bond Premium. A U.S. Holder that purchases a note for an amount in excess of the stated redemption price at maturity will be considered to have purchased the note with “amortizable bond premium.” Such holder may elect to amortize such premium (as an offset to interest income), using a constant-yield method, over the remaining term of the note. Such election, once made, generally applies to all debt instruments held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS. A U.S. Holder that elects to amortize such premium must reduce its tax basis in the note by the amount of the premium amortized during its holding period. With respect to a U.S. Holder that does not elect to amortize bond premium, the amount of such premium will be included in the U.S. Holder’s tax basis for purposes of computing gain or loss in connection with taxable disposition of the note.
     Disposition of the Notes. Unless a nonrecognition provision applies, the sale, exchange, redemption including pursuant to an offer by InSight) or other disposition of a note will be a taxable event for U.S. federal income tax purposes. In such event, in general, a U.S. Holder will recognize gain or loss equal to the difference between (1) the amount of cash plus the fair market value of property received (except to the extent attributable to any accrued interest on the notes which will be taxable as such to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the notes (as increased by any OID previously included in income or decreased by any amortizable bond premium deducted). Certain U.S. Holders (including individuals) are eligible for preferential rates of U.S. federal income taxation in respect of long-term capital gains. The deductibility of capital losses is subject to limitations.
     Backup Withholding. Under section 3406 of the Code and applicable Treasury regulations, a noncorporate U.S. Holder may be subject to backup withholding at the rate of 28% (subject to change in future years) with respect to “reportable payments,” which include interest paid on, or in certain cases, the proceeds of a sale, exchange or redemption of, the notes. The payor will be required to deduct and withhold the prescribed amounts if (1) the payee fails to furnish a taxpayer identification number (TIN) to the payor in the manner required, (2) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (3) there has been a “notified payee underreporting” described in section 3406(c) of the Code or (4) there has been a failure of the payee to certify under penalty of perjury that the payee is not subject to withholding under section 3406(a)(1)(C) of the Code. Amounts paid as backup withholding do not constitute an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any) so long as the required information is provided to the IRS. We will report to the holders of the notes and to the IRS the amount of any “reportable payments” for each calendar year and the amount of tax withheld, if any, with respect to payment on those securities.
     Reportable Transactions. Treasury Regulations require taxpayers that participate in "reportable transactions" to disclose such transactions their tax returns by attaching IRS Form 8886 and to retain information related to such transactions. A transaction may be a "reportable transaction" based upon any of several indicia, one or more of which may be present with respect to this transaction. As a result, we may disclose this transaction on our tax return. You should consult your own tax advisors concerning any possible disclosure obligation with respect to your investment and should be aware that we and other participants in the transaction may be required to report this transaction and/or maintain an investor list.
Federal Income Tax Consequences to Non-U.S. Holders
     The following information describes the U.S. federal income tax treatment of “Non-U.S. Holders.”
     U.S. Trade or Business Income. If the interest or gain on the notes is “effectively connected with the conduct of a trade or business within the United States” by a Non-U.S. Holder and, if a tax treaty applies, the income or gain generally is attributable to a U.S. permanent establishment maintained by the Non-U.S. Holder (“U.S. trade or business income”), such interest or gain will be subject to U.S. federal income tax essentially in the same manner as if the notes were held by a U.S. Holder, as described above, and in the case of a Non-U.S. Holder that is a corporation, may also be subject to U.S. branch profits tax. Such Non-U.S. Holder will not be subject to withholding taxes, if it provides a properly executed IRS Form W-8ECI.
     Interest on the Notes. Interest on the notes held by other Non-U.S. Holders will be subject to withholding of 30% of each payment made to the holders or other payee unless the “portfolio interest exemption” applies or an applicable income tax treaty reduces the withholding rate. The interest paid on the notes generally will qualify for the portfolio interest exemption and, accordingly, interest paid on the notes to a Non-U.S. Holder will not be subject to withholding, if (1) the U.S. person who would otherwise be required to deduct and withhold the tax receives from the Non-U.S. Holder who is the beneficial owner of the notes a statement signed by such person under penalties of perjury, certifying such owner is not a U.S. person on IRS Form W-8BEN (or successor form); (2) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock; (3) such Non-U.S. Holder is not a “controlled foreign corporation” (within the meaning of section 957 of the Code) related to us (within the meaning of section 864(d)(4) of the Code); and (4)  the Non-U.S. Holder is not a bank receiving the interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business.
     If a Non-U.S. Holder does not claim, or does not qualify for, the benefit of the portfolio interest exemption, the Non-U.S. Holder may be subject to a 30% withholding tax on interest payments on the notes. However, the Non-U.S. Holder may be able to claim the benefit of a reduced withholding tax rate under an applicable income tax treaty. The required information for claiming treaty benefits is generally submitted, under current Treasury regulations, on IRS Form W-8BEN.

     Sale or Other Disposition of the Notes. A Non-U.S. Holder will generally not be subject to U.S. federal income tax or withholding tax on gain recognized on a sale, exchange, redemption, retirement, or other disposition of the notes. A Non-U.S. Holder may, however, be subject to tax on such gain if: (1) the Non-U.S. Holder is an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or (2) the gain is U.S. trade or business income.
     Backup Withholding and Information Reporting. Payments of interest or principal may be subject to both backup withholding at a rate 28% (subject to change in future years) and information reporting. Backup withholding and information reporting generally will not apply to payments on the notes if the Non-U.S. Holder certifies, on a Form W-8BEN, or successor form, that it is not a U.S. person, provided that the payor does not have actual knowledge that the Non-U.S. Holder is, in fact, a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
     The foregoing discussion is intended to provide only a general summary of certain U.S. federal income tax consequences relevant to holders of the notes and is not a complete analysis or description of all potential U.S. federal income tax consequences relevant to holders of the notes. This discussion does not address tax consequences that might vary with, or are contingent on, individual circumstances. In addition, it does not address any non-income tax or any foreign, state or local tax consequences relevant to holders of the notes. Accordingly, we urge each holder of the senior secured floating rate notes to consult its own tax advisors to determine the particular U.S. federal, state, local, foreign or other tax consequences relevant to holders of the notes.

PLAN OF DISTRIBUTION
          This prospectus is to be used by J.P. Morgan in connection with the offers and sales of the notes registered hereby in market-making transactions it effects from time to time. J.P. Morgan may act as a principal or agent in such transactions and may receive compensation in the form of discounts and commissions when it acts as agent. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.
          On July 9, 2007, InSight issued an additional $15 million in aggregate principal amount of notes, including $2.5 million in principal amount to J.P. Morgan, which notes are the subject of this prospectus, and $3 million in principal amount to an affiliate of J.P. Morgan, for a purchase price equal to 85% of the principal amount. That transaction increased the aggregate principal amount of outstanding notes to $315 million. We paid J.P. Morgan a commitment fee of $625,000 in connection with the issuance of the additional $15 million in principal amount of notes. Prior to July 9, 2007, J.P. Morgan and its affiliates held $58,559,000 in principal amount of notes. As holders of then outstanding notes, J.P. Morgan and its affiliates also received an aggregate consent fee of approximately $586,000 in connection with the issuance of the additional notes. After consummation of the transaction on July 9, 2007, J.P. Morgan and its affiliates held $64,059,000 in principal amount of notes, or 20.34% of outstanding notes. J.P. Morgan has not had any other material relationship within the past three years with Holdings or InSight or any of their subsidiaries.
          J.P. Morgan has no obligation to confirm sales of the notes registered hereby to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.
          J.P. Morgan may, subject to applicable laws and regulations, make a market in the notes registered hereby. However, J.P. Morgan is under no obligation to do so and may interrupt or discontinue any such market-making at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. We cannot assure you that an active trading market will be sustained. See “Risk Factors — There is no established trading market for the new notes and it may be difficult for you to sell or pledge your notes.” Your ability to sell the notes may be limited by the absence of an active trading market, and if one develops, it may not be liquid.

LEGAL MATTERS
          The validity of the notes registered hereby will be passed upon by our counsel, Kaye Scholer LLP.
EXPERTS
          The consolidated financial statements as of June 30, 2007 and 2006 and for each of the three years in the period ended June 30, 2007 included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph related to the Company’s plan of reorganization which became effective August 1, 2007, as described in Note 2 to the financial statements), of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.
COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.
WHERE YOU CAN FIND MORE INFORMATION
          This prospectus is part of a registration statement on Form S-1 that we have filed with the SEC pursuant to the Securities Act. In this prospectus, we refer to that registration statement, together with all amendments, exhibits, annexes and schedules thereto as the “registration statement.” This prospectus, which is part of the registration statement, does not contain all the information in the registration statement. For further information with respect to InSight, the guarantors and the registration of the notes, reference is made to the registration statement. Statements made in this prospectus as to the contents of any contract, agreement or other documents referred to are not necessarily complete. For a more complete understanding and description of each contract, agreement or other document filed as an exhibit to the registration statement, we encourage you to read the documents contained in the exhibits.
          Holdings files annual, quarterly and periodic reports, and other information with the SEC under the Exchange Act. You may read and copy these reports and other information at the Public Reference Section of the SEC, 100 F Street, NE, Washington DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
          The SEC also maintains a web site that contains reports, proxy statements and other information about issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) system. The address of this site is http://www.sec.gov.
          The information in this prospectus may not contain all the information that may be important to you. You should read the entire prospectus, the registration statement of which this prospectus is a part, and all exhibits and schedules thereto before making an investment decision.

INDEX TO FINANCIAL STATEMENTS
INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
Index to Consolidated Financial Statements
For the Years Ended June 30, 2007, 2006 and 2005
          Separate financial statements of InSight Health Services Corp., or InSight, the Company’s wholly owned subsidiary, and InSight’s subsidiary guarantors are not included. Condensed financial data for InSight and its subsidiary guarantors is included in Note 22 to the consolidated financial statements.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of InSight Health Services Holdings Corp.:
In our opinion, the consolidated financial statements appearing on pages F-3 through F-35 present fairly, in all material respects, the financial position of InSight Health Services Holdings Corp. (Debtor and Debtor-in-Possession) and its subsidiaries (the “Company”) at June 30, 2007 and 2006 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2007 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing on page F-36 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
As discussed in Note 2 to the consolidated financial statements, on July 10, 2007 the U.S. Bankruptcy Court for the District of Delaware entered an order confirming the Company’s plan of reorganization which became effective on August 1, 2007.
As discussed in Note 3 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in the year ended June 30, 2007.
/s/ PRICEWATERHOUSECOOPERS LLP
Orange County, California
September 21, 2007, except for the presentation of net loss per common share as disclosed in paragraphs h. and l. of Note 3 and in Note 15, as to which the date is September 28, 2007

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30, 2007 AND 2006
(Amounts in thousands, except share data)

	2007	2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,832	$28,208
Trade accounts receivables, net	42,683	43,690
Other current assets	8,335	8,389

Total current assets	71,850	80,287

PROPERTY AND EQUIPMENT, net	144,823	181,026
INVESTMENTS IN PARTNERSHIPS	3,413	3,051
OTHER ASSETS	7,881	17,904
OTHER INTANGIBLE ASSETS, net	30,216	31,473
GOODWILL	64,868	94,463

	$323,051	$408,204

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Current portion of notes payable	$5,737	$555
Current portion of capital lease obligations	2,927	5,105
Accounts payable and other accrued expenses	38,619	40,077

Total current liabilities	47,283	45,737

LONG-TERM LIABILITIES:
Notes payable, less current portion	299,890	494,203
Liabilities subject to compromise	205,704	—
Capital lease obligations, less current portion	3,302	3,519
Other long-term liabilities	4,832	3,166
Deferred income taxes	3,472	3,472

Total long-term liabilities	517,200	504,360

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS’ DEFICIT:
Common stock, $.001 par value, 10,000,000 shares authorized, 5,468,814 shares issued and outstanding at June 30, 2007 and 2006	5	5
Additional paid-in capital	87,081	87,081
Accumulated other comprehensive income	103	601
Accumulated deficit	(328,621)	(229,580)

Total stockholders’ deficit	(241,432)	(141,893)

	$323,051	$408,204

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005
(Amounts in thousands, except share data)

	Years Ended June 30,
	2007	2006	2005
REVENUES:
Contract services	$128,693	$134,406	$136,537
Patient services	158,221	171,892	180,336

Total revenues	286,914	306,298	316,873

COSTS OF OPERATIONS:
Costs of services	192,599	197,812	194,507
Provision for doubtful accounts	5,643	5,351	5,723
Equipment leases	6,144	3,257	2,326
Depreciation and amortization	57,040	64,852	65,601

Total costs of operations	261,426	271,272	268,157

Gross profit	25,488	35,026	48,716

CORPORATE OPERATING EXPENSES	(25,496)	(23,655)	(18,447)

LOSS ON SALES OF CENTERS	—	—	(170)

EQUITY IN EARNINGS OF UNCONSOLIDATED PARTNERSHIPS	3,030	3,072	2,613

INTEREST EXPENSE, net	(52,780)	(50,754)	(44,860)

GAIN ON REPURCHASE OF NOTES PAYABLE	—	3,076	—

LOSS ON DISSOLUTION OF PARTNERSHIP	—	(1,000)	—

IMPAIRMENT OF GOODWILL AND OTHER INTANGIBLE ASSETS	(29,595)	(190,807)	—

Loss before reorganization items and income taxes	(79,353)	(225,042)	(12,148)

REORGANIZATION ITEMS	(17,513)	—	—

Loss before income taxes	(96,866)	(225,042)	(12,148)

PROVISION (BENEFIT) FOR INCOME TAXES	2,175	(14,824)	15,069

Net loss	$(99,041)	$(210,218)	$(27,217)

Basic and diluted loss per common share	$(114.63)	$(243.31)	$(31.50)

Weighted average number of basic and diluted common shares outstanding	864	864	864
The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005
(Amounts in thousands, except share data)

				Accumulated
			Additional	Other	Retained
	Common Stock		Paid-In	Comprehensive	Earnings
	Shares	Amount	Capital	Gain (Loss)	(Deficit)	Total

BALANCE AT JUNE 30, 2004	5,468,814	$5	$87,081	$—	$7,855	$94,941

Net loss	—	—	—	—	(27,217)	(27,217)

BALANCE AT JUNE 30, 2005	5,468,814	5	87,081	—	(19,362)	67,724

Net loss	—	—	—	—	(210,218)	(210,218)

Other comprehensive income:
Unrealized gain attributable to change in fair value of derivative	—	—	—	601	—	601

Comprehensive loss						(209,617)

BALANCE AT JUNE 30, 2006	5,468,814	5	87,081	601	(229,580)	(141,893)

Net loss	—	—	—	—	(99,041)	(99,041)

Other comprehensive income:
Unrealized loss attributable to change in fair value of derivative	—	—	—	(498)	—	(498)

Comprehensive loss						(99,539)

BALANCE AT JUNE 30, 2007	5,468,814	$5	$87,081	$103	$(328,621)	$(241,432)

The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
(DEBTOR AND DEBTOR-IN-POSSESSION)
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2007, 2006 AND 2005
(Amounts in thousands)

	Years Ended June 30,
	2007	2006	2005
OPERATING ACTIVITIES:
Net loss	$(99,041)	$(210,218)	$(27,217)
Adjustments to reconcile net loss to net cash provided by operating activities:
Cash used for reorganization items	11,367	—	—
Write-off of deferred financing costs, included in reorganization items	6,146	—	—
Loss on sales of centers	—	—	170
Depreciation and amortization	57,040	64,852	65,601
Amortization of deferred financing costs	3,158	3,051	3,173
Equity in earnings of unconsolidated partnerships	(3,030)	(3,072)	(2,613)
Distributions from unconsolidated partnerships	3,008	3,387	2,621
Gain on repurchase of notes payable	—	(3,076)	—
Loss on dissolution of partnership	—	1,000	—
Impairment of goodwill and other intangible assets	29,595	190,807	—
Deferred income taxes	—	(15,224)	15,224
Changes in operating assets and liabilites:
Trade accounts receivables, net	1,007	3,016	8,096
Other current assets	81	(407)	(1,736)
Accounts payable, other accrued expenses and accrued interest subject to compromise	11,101	3,512	726

Net cash provided by operating activities before reorganization items	20,432	37,628	64,045
Cash used for reorganization items	(11,367)	—	—

Net cash provided by operating activities	9,065	37,628	64,045

INVESTING ACTIVITIES:
Acquisition of fixed-site center, net of cash acquired	—	(2,345)	—
Proceeds from sales of centers	—	—	2,810
Additions to property and equipment	(16,163)	(30,927)	(30,459)
Sale (purchase) of short-term investments	—	5,000	(5,000)
Other	118	(235)	(3,110)

Net cash used in investing activities	(16,045)	(28,507)	(35,759)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	(6,529)	(293,109)	(37,781)
Proceeds from issuance of notes payable	1,145	298,500	—
Borrowings on credit facility	5,000	—	—
Payments made in connection with refinancing notes payable	—	(6,836)	—
Payment for interest rate cap contract	—	(307)	—
Other	(12)	—	(78)

Net cash used in financing activities	(396)	(1,752)	(37,859)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS:	(7,376)	7,369	(9,573)
Cash, beginning of period	28,208	20,839	30,412

Cash, end of period	$20,832	$28,208	$20,839

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$42,116	$42,852	$42,461
Income taxes paid	318	422	202
Equipment additions under capital leases	3,358	737	—
The accompanying notes are an integral part of these consolidated financial statements.

INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2007
1.	NATURE OF BUSINESS
     All references to “we,” “us,” “our,” “our company” or “the Company” mean InSight Health Services Holdings Corp., a Delaware corporation, and all entities and subsidiaries owned or controlled by InSight Health Services Holdings Corp. All references to “Holdings” mean InSight Health Services Holdings Corp. by itself. All references to “InSight” mean InSight Health Services Corp., a Delaware corporation and a wholly owned subsidiary of Holdings by itself. Through InSight and its subsidiaries, we provide diagnostic imaging, and related management services in more than 30 states throughout the United States. Our operations are primarily concentrated in California, Arizona, New England, the Carolinas, Florida and the Mid-Atlantic states. We have two reportable segments: fixed operations and mobile operations. Our services are provided through a network of 86 mobile magnetic resonance imaging, or MRI, facilities, seven mobile positron emission tomography, or PET, facilities, 14 mobile PET/CT facilities, two mobile lithotripsy facilities, three mobile computed tomography, or CT, facilities (collectively, mobile facilities), 56 MRI fixed-site centers, 43 multi-modality fixed-site centers, one PET/CT fixed center and one PET fixed-site center (collectively, fixed-site centers).
     At our multi-modality fixed-site centers, we typically offer other services in addition to MRI, including PET, CT, x-ray, mammography, ultrasound, nuclear medicine and bone densitometry services.
2.	REORGANIZATION
     In November 2006, we engaged Lazard Frères & Co. LLC as our financial advisor to assist us in exploring strategic alternatives. In March 2007, we announced an offer to exchange shares of Holdings’ common stock for up to $194.5 million aggregate principal amount of InSight’s 9.875% senior subordinated notes due 2011, or senior subordinated notes. The exchange offer initially provided for consummation on an out-of-court basis or in connection with the filing of a prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code. On May 29, 2007, Holdings and InSight filed voluntary petitions to reorganize their business under chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware (Case No. 07-10700). The other subsidiaries of Holdings were not included in the bankruptcy filing and continued to operate their business. On July 10, 2007, the bankruptcy court confirmed Holdings’ and InSight’s Second Amended Joint Plan of Reorganization pursuant to chapter 11 of the Bankruptcy Code. The plan of reorganization became effective and Holdings and InSight emerged from bankruptcy protection on August 1, 2007, or the effective date.
     On August 1, 2007 pursuant to the exchange offer and plan of reorganization, all of Holdings’ common stock, all options for Holdings’ common stock and all of InSight’s senior subordinated notes were cancelled and the following distributions were made (after giving effect to a 1 for 6.326392 reverse stock split of Holdings’ common stock):
•	Holders of InSight’s senior subordinated notes received 7,780,000 shares of newly issued Holdings’ common stock, which represented 90% of all shares of Holdings’ common stock outstanding after consummation of the plan of reorganization.

•	Holders of Holdings’ common stock prior to the effective date received 864,444 shares of newly issued Holdings’ common stock, which represented 10% of all shares of Holdings’ common stock after consummation of the plan of reorganization.
     Holdings’ common stock is listed on the Over-The-Counter Bulletin Board under the symbol “ISGT.”
     The plan of reorganization provided for the assumption of substantially all executory contracts and unexpired leases; provided, however, we did terminate (i) the management agreement with J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. and (ii) the stockholders agreement with holders of Holdings’ common stock and stock options.

     On August 1, 2007, we implemented fresh-start reporting in accordance with American Institute of Certified Public Accountants’ Statement of Position 90-7 “Financial Reporting by Entities in Reorganization under the Bankruptcy Code,” or SOP 90-7. The provisions of fresh-start reporting require that we revalue our assets and liabilities to fair value, reestablish stockholders’ equity using the reorganized value established in connection with the plan of reorganization, and record any applicable reorganization value in excess of amounts allocable to identifiable assets as an intangible asset. As a result of the adoption of SOP 90-7, we are reviewing the fair value of our assets and liabilities and expect that we will be required to adjust the value of some of our assets and liabilities. We expect that the implementation of fresh-start reporting under SOP 90-7 will have a material effect on our consolidated financial statements. As a result, our consolidated financial statements published for periods following the effectiveness of our plan of reorganization on August 1, 2007, will not be comparable to our consolidated financial statements published before the effectiveness of the plan (Note 21).
     We have prepared the accompanying consolidated financial statements in accordance with SOP 90-7 and on a going-concern basis, which assumes continuity of operations, realization of assets and satisfaction of liabilities in the ordinary course of business.
     SOP 90-7 requires that the consolidated financial statements for periods subsequent to a Chapter 11 filing separate transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Accordingly, all transactions (including, but not limited to, all professional fees) directly associated with the reorganization of the business are reported separately in the financial statements. As of June 30, 2007, we had recognized the following reorganization items in our consolidated financial statements (amounts in thousands):

Year Ended
June 30, 2007

Professional fees	$7,559
Write-off of deferred financing costs	6,146
Consent fees	1,250
Management incentive	1,698
Other	860

$17,513

     Notwithstanding the consummation of our exchange offer and plan of reorganization, we still have a substantial amount of debt, which requires significant interest and principal payments. As of August 2, 2007, we had total indebtedness of approximately $321.4 million. In addition, as a result of the various factors that affect our industry generally and our business specifically, we have experienced significant declines in our operating results and cash flows as compared to prior year periods for the past three fiscal years. We believe, based on currently available information, that future net cash provided by operating activities and our credit facility will be adequate to meet our operating cash and debt service requirements for at least the next twelve months. Moreover, if our net cash provided by operating activities declines further than we have anticipated, we are prepared to take steps to conserve our cash, including delaying or restructuring our capital projects (entering into capital and operating leases rather than using cash). We believe these steps would still enable us to meet our liquidity needs even if net cash provided by operating activities falls below what we have anticipated. If our net cash provided by operating activities were to severely decline, we may be unable to service our indebtedness. However, we believe that we will be able to meet our liquidity needs to allow us to continue normal operations.
3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
a.	CONSOLIDATED FINANCIAL STATEMENTS
     Our consolidated financial statements include our accounts and those of all controlled subsidiaries. All significant intercompany transactions and balances have been eliminated. Equity investments in which the Company exercises significant influence, but does not control, and is not the primary beneficiary are accounted for using the equity method (Note 16). Investments in which the Company does not exercise significant influence over the investee are accounted for under the cost method.
b.	USE OF ESTIMATES
     The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements, disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c.	REVENUE RECOGNITION
     Revenues from contract services and from patient services are recognized when services are provided. Patient services revenues are presented net of (1) related contractual adjustments, which represent the difference between our charge for a procedure and what we will ultimately receive from private health insurance programs, Medicare, Medicaid and other federal healthcare programs, and (2) payments due to radiologists. We report payments made to radiologists on a net basis because (i) we are not the primary obligor for the provision of professional services, (ii) the radiologists receive contractually agreed upon amounts from collections and (iii) the radiologists bear the risk of non-collection; however, we have entered into arrangements with several radiologists pursuant to which we pay the radiologists directly for their professional services at an agreed upon contractual rate. With respect to these arrangements, the professional component is included in our revenues, and our payments to the radiologists are included in costs of services. Contract services revenues are recognized over the applicable contract period. Revenues collected in advance are recorded as unearned revenue.
d.	CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS
     Cash equivalents are generally composed of liquid investments with original maturities of three months or less, such as certificates of deposit and commercial paper.
e.	TRADE ACCOUNTS RECEIVABLES
     We review our trade accounts receivables and our estimates of the allowance for doubtful accounts and contractual adjustments each period. Contractual adjustments are manual estimates based upon an analysis of (i) historical experience of contractual payments from payors and (ii) the outstanding accounts receivables from payors. Contractual adjustments are written off against their corresponding asset account at the time a payment is received from a payor, with a reduction to the allowance for contractual adjustments to the extent such an allowance was previously recorded. Estimates of uncollectible amounts are revised each period, and changes are recorded in the period they become known. The provision for doubtful accounts includes amounts to be written off with respect to (1) specific accounts involving customers, which are financially unstable or materially fail to comply with the payment terms of their contract and (2) other accounts based on our historical collection experience, including payor mix and the aging of patient accounts receivables balances. Receivables deemed to be uncollectible, either through a customer default on payment terms or after reasonable collection efforts have been exhausted, are fully written off against their corresponding asset account, with a reduction to the allowance for doubtful accounts to the extent such an allowance was previously recorded.
f.	LONG-LIVED ASSETS
     Property and Equipment. Property and equipment are depreciated and amortized on the straight-line method using the following estimated useful lives:

Vehicles	3 to 8 years
Buildings	7 to 20 years
Leasehold improvements	Lesser of the useful life or term of lease
Computer and office equipment	3 to 5 years
Diagnostic and related equipment	5 to 8 years
Equipment and vehicles under capital leases	Lesser of the useful life or term of lease
     We capitalize expenditures for improvements and major equipment upgrades. Maintenance, repairs and minor replacements are charged to operations as incurred. When assets are sold or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations.

     Long-lived Asset Impairment. We review long-lived assets, including identified intangible assets, for impairment when events or changes in business conditions indicate that their full carrying value may not be recovered. We consider assets to be impaired and write them down to fair value if expected associated undiscounted cash flows are less than the carrying amounts. Fair value is determined based on the present value of the expected associated cash flows.
g.	DEFERRED FINANCING COSTS
     Costs incurred in connection with financing activities are deferred and amortized using the effective interest method over the terms of the related debt agreements ranging from seven to ten years. Amortization of these costs is charged to interest expense in the accompanying consolidated statements of operations. Total costs deferred and included in other assets in the accompanying consolidated balance sheets at June 30, 2007 and 2006 were approximately $7.5 million and $16.8 million, respectively. During the fourth quarter of fiscal 2007 we wrote-off approximately $6.1 million of deferred financing costs associated with our senior subordinated notes, which are included in reorganization items in the consolidated statements of operations (Note 2).
h.	SHARE-BASED COMPENSATION
     On July 1, 2006, we adopted SFAS No. 123R, “Share-Based Payment,” or SFAS 123R. SFAS 123R revises SFAS No. 123, “Accounting for Stock-Based Compensation,” or SFAS 123, and supersedes Accounting Principles Board (APB) No. 25, “Accounting for Stock Issued to Employees,” or APB 25. SFAS 123R focuses primarily on the accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires companies to recognize in the statement of operations the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Because we used the minimum value method of measuring share-based compensation expense under SFAS 123, and because we meet the definition of a nonpublic entity under SFAS 123R, we are required to adopt the provisions of SFAS 123R prospectively to new and modified awards on or after July 1, 2006. Accordingly, we will continue to account for any portion of awards outstanding prior to July 1, 2006 under the pro forma provisions of SFAS 123, and prior periods have not been restated to reflect the impact of SFAS 123R. There were no options or other forms of share-based payment granted during the year ended June 30, 2007. As a result, no amounts of compensation cost were recognized in the consolidated statements of operations.

	Years Ended June 30,
	2007	2006	2005
Net loss: As reported	$(99,041)	$(210,218)	$(27,217)
Expense	(259)	(291)	(245)

Pro forma	$(99,300)	$(210,509)	$(27,462)

	Years Ended June 30,
	2007	2006	2005
Basic and diluted net loss per common share:
As reported	$(114.63)	$(243.31)	$(31.50)
Pro forma	(114.93)	(243.64)	(31.78)
     The fair value of each option grant issued is estimated on the date of grant or issuance using the Black-Scholes pricing model under the minimum value method with the following assumptions used for the grants and issuances in the years ended June 30, 2006 and 2005, respectively.

	Years Ended June 30,
Assumptions	2006	2005
Weighted average estimated fair value per option granted	$6.65	$6.80
Risk-free interest rate	4.06-4.40%	4.13-4.50%
Volatility	0.00%	0.00%
Expected dividend yield	0.00%	0.00%
Estimated life	10.00 years	10.00 years
     SFAS 123R requires the use of a valuation model to calculate the fair value of share-based awards. We have elected to use the Black-Scholes option pricing model, which incorporates various assumptions including volatility, estimated life and interest rates. The estimated life of an award is based on historical experience and on the terms and conditions of the stock awards granted to employees. The average risk-free interest rate is based on the ten-year U.S. treasury security rate in effect as of the grant date.
i.	GOODWILL AND OTHER INTANGIBLE ASSETS
     Goodwill and Other Intangible Assets. Goodwill represents the excess purchase price we paid over the fair value of the tangible and intangible assets and liabilities acquired in acquisitions. In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” or SFAS 142, the goodwill and indefinite-lived intangible asset balances are not being amortized, but instead are subject to an annual assessment of impairment by applying a fair-value based test. Other intangible assets are amortized on a straight-line basis over the estimated lives of the assets ranging from five to thirty years.
     We evaluate the carrying value of goodwill and acquisition-related intangible assets, including the related amortization period, in the second quarter of each fiscal year. Additionally, we review the carrying amount of goodwill whenever events and circumstances indicate that the carrying amount of goodwill may not be recoverable. Impairment indicators include, among other conditions, cash flow deficits, historic or anticipated declines in revenue or operating profit and adverse legal or regulatory developments. In a business combination, goodwill is allocated to our two reporting units (mobile and fixed), which are the same as our reportable operating segments, based on relative fair value of the assets acquired and liabilities assumed. In evaluating goodwill and intangible assets not subject to amortization, we complete the two-step goodwill impairment test as required by SFAS 142. In the first of a two-step impairment test, we determine the fair value of these reporting units using a discounted cash flow valuation model, market multiple model or appraised values, as appropriate. SFAS 142 requires us to compare the fair value of the reporting unit to its carrying value on an annual basis to determine if there is potential impairment. If the fair value of a reporting unit exceeds its carrying value, goodwill of the reporting unit is considered not impaired and no further testing is required. If the fair value does not exceed the carrying value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit with the carrying amount of that goodwill. Impairment losses, if any, are reflected in the consolidated statements of operations.
     We assess the ongoing recoverability of our intangible assets subject to amortization in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” or SFAS 144, by determining whether the intangible asset balance can be recovered over the remaining amortization period through projected undiscounted future cash flows. If projected future cash flows indicate that the unamortized intangible asset balances will not be recovered, an adjustment is made to reduce the net intangible asset to an amount consistent with projected future cash flows discounted at our incremental borrowing rate. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management’s estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions.
     In connection with adoption of fresh-start reporting as of August 1, 2007, all of our goodwill and other intangible assets will be remeasured using current fair value (Note 21).
j.	INCOME TAXES
     We account for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recognized if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset will not be realized.
k.	COMPREHENSIVE INCOME (LOSS)
     Components of comprehensive income (loss) are changes in equity other than those resulting from investments by owners and distributions to owners. Net income (loss) is the primary component of comprehensive income (loss). Our only component of comprehensive income (loss) other than net income (loss) is the change in unrealized gain or loss on derivatives qualifying for hedge accounting, net of tax. The aggregate amount of such changes to equity that have not yet been recognized in net income (loss) are reported in the equity portion of the accompanying consolidated balance sheets as accumulated other comprehensive income.
l.	LOSS PER COMMON SHARE
     We report basic and diluted earnings per share, or EPS, for common stock. Basic EPS is computed by dividing reported earnings by weighted average number of common shares outstanding. Diluted EPS is computed by adding to the weighted average number of common shares the dilutive effect of stock options. Due to the net losses reported by us, the calculation of diluted EPS is the same as basic EPS for the years ended June 30, 2007, 2006 and 2005.
m.	FAIR VALUE OF FINANCIAL INSTRUMENTS
     The fair value of financial instruments is estimated using available market information and other valuation methodologies. The fair value of our financial instruments is estimated to approximate the related book value, unless otherwise indicated.
n.	NEW PRONOUNCEMENTS
     In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurement,” or SFAS 157. SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. SFAS 157 does not require any new fair value measurements. We will be required to adopt SFAS 157 as of August 1, 2007. We are currently assessing the effect of SFAS 157 on our financial condition and results of operations.
     In September 2006, the SEC issued Staff Accounting Bulletin (SAB) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”, or SAB 108, which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for companies with fiscal years ending after November 15, 2006 and we were required to adopt its provisions in our fiscal year ending June 30, 2007. The adoption of SAB 108 did not have a material effect on our financial condition and results of operations.
     In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”, or FIN 48. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in the tax return. We are required to adopt the provisions of FIN 48 beginning in fiscal 2008. The adoption of FIN 48 will not have a material effect on our financial condition and results of operations.

4.	TRADE ACCOUNTS RECEIVABLES
     Trade accounts receivables, net are comprised of the following (amounts in thousands):

	June 30,
	2007	2006
Trade accounts receivables	$87,246	$85,972
Less: Allowances for professional fees	10,461	9,782
Allowances for contractual adjustments	21,454	22,712
Allowances for doubtful accounts	12,648	9,788

Trade accounts receivables, net	$42,683	$43,690

     The allowances for doubtful accounts and contractual adjustments include management’s estimate of the amounts expected to be written off on specific accounts and for write-offs on other unidentified accounts included in accounts receivables. In estimating the write-offs and adjustments on specific accounts, management relies on a combination of in-house analysis and a review of contractual payment rates from private health insurance programs or under the federal Medicare program. In estimating the allowance for unidentified write-offs and adjustments, management relies on historical experience. The amounts we will ultimately realize could differ materially in the near term from the amounts assumed in arriving at the allowances for doubtful accounts and contractual adjustments in the accompanying consolidated financial statements at June 30, 2007.
     We reserve a contractually agreed upon percentage at several of our fixed-site centers, averaging 20 percent of the accounts receivables balance from patients and third-party payors for payments to radiologists representing professional fees for interpreting the results of the diagnostic imaging procedures. Payments to radiologists are only due when amounts are received. At that time, the balance is transferred from the allowance account to a professional fees payable account.
5.	OTHER CURRENT ASSETS
     Other current assets are comprised of the following (amounts in thousands):

	June 30,
	2007	2006
Prepaid expenses	$6,234	$7,405
Amounts due from our unconsolidated partnerships	2,101	984

	$8,335	$8,389

6.	PROPERTY AND EQUIPMENT
     Property and equipment, net are stated at cost and are comprised of the following (amounts in thousands):

	June 30,
	2007	2006
Vehicles	$5,066	$5,382
Land, building and leasehold improvements	35,045	30,706
Computer and office equipment	49,674	48,517
Diagnostic and related equipment	245,576	249,801
Equipment and vehicles under capital leases	66,068	71,499

	401,429	405,905
Less: Accumulated depreciation and amortization	256,606	224,879

Property and equipment, net	$144,823	$181,026

     Depreciation expense was approximately $55.7 million, $61.1 million and $61.6 million for the years ended June 30, 2007, 2006 and 2005, respectively.

7.	GOODWILL AND OTHER INTANGIBLE ASSETS
     During the second quarter of fiscal 2007, based on our continued declining financial performance and deteriorating market conditions, management determined that a goodwill impairment at our fixed reporting unit had occurred and we recorded a non-cash goodwill impairment charge of approximately $29.6 million related to our fixed reporting unit.
     During the fourth quarter of fiscal 2006, as a result of (1) our negative financial trends and (2) the enactment of the Deficit Reduction Act of 2005 and its corresponding anticipated impact on our revenues, we determined that an interim impairment analysis of the fair value of our two reporting units (mobile and fixed) should be performed in accordance with SFAS 142 using a discounted cash flow model and a market multiples model. We completed our analysis of the fair value of our reporting units utilizing the assistance of an independent valuation firm. We concluded that impairments had occurred and we recorded a non-cash goodwill impairment charge of approximately $189.4 million related to our reporting units (approximately $126.8 million for our fixed reporting unit and approximately $62.6 million for our mobile reporting unit). Additionally, in accordance with SFAS 144, we recorded a non-cash impairment charge related to our other intangible assets of approximately $1.4 million related to wholesale contracts in our mobile reporting unit.
     A reconciliation of goodwill for the years ended June 30, 2007 and 2006 is as follows (amounts in thousands):

	Mobile		Fixed		Consolidated
Goodwill, June 30, 2005	$104,264		$174,266		$278,530
Acquired in acquisitions	—		2,404	(1)	2,404
Goodwill impairment charge (2)	(62,564)		(126,869)		(189,433)
Adjustments to goodwill	2,472	(3)	490	(4)	2,962

Goodwill, June 30, 2006	44,172		50,291		94,463
Goodwill impairment charge (2)	—		(29,595)		(29,595)

Goodwill, June 30, 2007	$44,172		$20,696		$64,868

(1)	In March 2006, we purchased a majority ownership interest in a joint venture that operates an MRI fixed-site center in San Ramon, California. In connection with this purchase, we recorded a $2.4 million increase in goodwill.

(2)	We recorded goodwill impairment charges discussed above.

(3)	In December 2005, we dissolved a mobile lithotripsy partnership in Connecticut. In connection with this dissolution, we recorded a $1.0 million reduction in associated goodwill. In 2006, we increased the balance of goodwill by $3.5 million as a result of recording a deferred tax liability on the indefinite-lived intangible assets acquired in Holdings’ fiscal 2002 acquisition of InSight and its subsidiaries not previously recorded.

(4)	In October 2005, we purchased the remaining ownership interest in a joint venture in Buffalo, New York. In connection with this purchase, we recorded a $0.5 million increase in goodwill.

     The reconciliation of other intangible assets is as follows (amounts in thousands):

	June 30, 2007		June 30, 2006
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Value	Amortization	Value	Amortization
Amortized intangible assets:
Managed care contracts	$24,410	$4,202	$24,410	$3,388
Wholesale contracts	14,006	12,678	14,006	12,235

	38,416	16,880	38,416	15,623

Unamortized intangible assets:
Trademark	8,680	—	8,680	—

Other intangible assets	$47,096	$16,880	$47,096	$15,623

     Other intangible assets are amortized on a straight-line method using the following estimated useful lives:

Managed care contracts	30 years
Wholesale contracts	5 to 7 years
     Amortization of intangible assets was approximately $1.3 million, $3.6 million and $3.8 million for the years ended June 30, 2007, 2006 and 2005, respectively.
     Estimated amortization expense for the years ending June 30, are as follows (amounts in thousands):

2008	$1,257
2009	1,257
2010	1,257
2011	814
2012	814
8.	ACCOUNTS PAYABLE AND OTHER ACCRUED EXPENSES
     Accounts payable and other accrued expenses are comprised of the following (amounts in thousands):

	June 30,
	2007	2006
Accounts payable	$2,651	$3,723
Accrued equipment related costs	3,529	3,447
Accrued payroll and related costs	12,744	12,977
Accrued interest expense	5,289	8,444
Accrued professional fees	2,020	2,206
Accrued legal fees	3,309	1,489
Other accrued expenses	9,077	7,791

	$38,619	$40,077

9.	LIABILITIES SUBJECT TO COMPROMISE
     Liabilities subject to compromise refers to unsecured obligations which will be accounted for under Holdings’ and InSight’s plan of reorganization. They represent the amount expected to be allowed on known claims to be resolved through the chapter 11 process.
     At June 30, 2007, liabilities subject to compromise are comprised of the following (amounts in thousands):

	June 30,
	2007	2006
Unsecured senior subordinated notes payable	$194,500	$—
Accrued interest expense	11,204	—

	$205,704	$—

(1)	Includes accrued interest from November 1, 2006 to May 29, 2007.
10. NOTES PAYABLE
          Notes payable are comprised of the following (amounts in thousands):

	June 30,
	2007	2006

Senior secured floating rate notes payable (floating rate notes), bearing interest at LIBOR plus 5.25% (10.61% at June 30, 2007), interest payable quarterly, principal due in November 2011. At June 30, 2007, the fair value of the notes was approximately $292.5 million.	$300,000	$300,000

Unsecured senior subordinated notes payable (senior subordinated notes), bearing interest at 9.875%, interest payable semi-annually, principal due in November 2011. At June 30, 2007, the fair value of the notes was approximately $62.2 million.	194,500	194,500

Revolving credit facility, bearing interest at LIBOR plus 2.5% or prime rate (8.25% at June 30, 2007), interest payable monthly, principal due in November 2011.	5,000	—

Other notes payable	1,777	1,614

Total notes payable	501,277	496,114
Less: Unamortized discount on floating rate notes	1,150	1,356
Less: Amounts classified as liabilities subject to compromise	194,500	—
Less: Current portion	5,737	555

Long-term notes payable	$299,890	$494,203

          In September 2005, through InSight, we issued $300 million aggregate principal amount of senior secured floating rate notes, or floating rate notes. The proceeds from the issuance of the floating rate notes were used to (1) repay all borrowings under our then existing credit facility (approximately $237.6 million); (2) repurchase approximately $55.5 million aggregate principal amount of our unsecured senior subordinated notes, or senior subordinated notes, in privately negotiated transactions; and (3) pay certain related fees and expenses (approximately $6.8 million). This transaction is considered a debt modification under accounting principles generally accepted in the United States. In connection with the $55.5 million repurchase, we realized a gain of approximately $3.1 million, net of a write-off of deferred financing costs of approximately $2.5 million. Holdings’ and InSight’s wholly owned subsidiaries unconditionally guarantee all of InSight’s obligations under the indenture for the floating rate notes. The floating rate notes are secured by a first priority lien on substantially all of InSight’s and the guarantors’ existing and future tangible and intangible personal property including, without limitation, equipment, certain contracts and intellectual property, but are not secured by a lien on their accounts receivables and related assets, cash accounts related to receivables and certain other assets. In addition, the floating rate notes are secured by a portion of InSight’s stock and the stock or other equity interests of InSight’s subsidiaries. We are prohibited from redeeming the floating rate notes prior to January 1, 2008, and thereafter we are required to pay certain redemption premiums if the floating rate notes are redeemed prior to maturity. In July 2007, we issued an additional $15 million aggregate principal amount of floating rate notes. Such notes were issued at 85% of their principal amount, or $12.75 million in cash, and are entitled to customary registration rights and other terms consistent with our original issuance floating rate notes.
          In January 2006, through InSight, we purchased an interest rate cap contract. The contract is for a term of two years, with a notional amount of $100 million and a LIBOR cap of 5.0% (Note 20).

          Through InSight, we also had outstanding $194.5 million aggregate principal amount of senior subordinated notes. On August 1, 2007, the senior subordinated notes were cancelled and exchanged for Holdings’ common stock as part of Holdings’ and InSight’s plan of reorganization and exchange offer (Note 2).
          Through certain of InSight’s subsidiaries, we have an asset-based revolving credit facility of up to $30 million. Holdings and InSight unconditionally guarantee all obligations of InSight’s subsidiaries that are borrowers under the credit facility. All obligations under the credit facility and the obligations of Holdings and InSight under the guarantees are secured, subject to certain exceptions, by a first priority security interest in all of Holdings’, InSight’s and the borrowers’: (i) accounts; (ii) instruments, chattel paper (including, without limitation, electronic chattel paper), documents, letter-of-credit rights and supporting obligations relating to any account; (iii) general intangibles that relate to any account; (iv) monies in the possession or under the control of the lenders under the credit facility; (v) products and cash and non-cash proceeds of the foregoing; (vi) deposit accounts established for the collection of proceeds from the assets described above; and (vii) books and records pertaining to any of the foregoing. Borrowings under the revolving credit facility bear interest at LIBOR plus 2.5% per annum or, at our option, the prime rate (8.25% as of June 30, 2007). At June 30, 2007 there was $5.0 million in borrowings outstanding under the revolving credit facility. At June 30, 2007, there were letters of credit of approximately $2.6 million outstanding under the credit facility, of which approximately $0.6 million were cash collateralized.
          The agreements governing our credit facility and floating rate notes contain restrictions on, among other things, our ability to incur additional liens and indebtedness, engage in mergers, consolidations and asset sales, make dividend payments, prepay other indebtedness, make investments and engage in transactions with affiliates. On and prior to May 29, 2007, we entered into several amendments to our $30 million asset-based revolving credit facility with Bank of America, N.A., as collateral agent, administrative agent and lender thereunder. These amendments, among other things, permitted Holdings and InSight to file voluntary petitions for reorganization pursuant to chapter 11 of the Bankruptcy Code (the “Chapter 11 Petitions”) and consummate their plan of reorganization. On May 29, 2007, we entered into Waiver and Agreement No. 1 to our floating rate notes indenture (the “Indenture Waiver”) and a Second Supplemental Indenture to our floating rate notes indenture (the “Indenture Supplement”), in each case with U.S. Bank National Association, as indenture trustee, and the holders of a majority of our floating rate notes. The Indenture Waiver and Indenture Supplement provided for, among other things, (1) a waiver of compliance by Holdings and its subsidiaries with those provisions of the floating rate notes indenture that the majority noteholders could waive that would restrict the filing of the Chapter 11 Petitions and consummation of the plan of reorganization, (2) a prohibition on optional redemptions by InSight of the floating rate notes prior to January 1, 2008 and the payment of redemption premiums to the extent the floating rate notes are redeemed thereafter, and (3) various amendments to the negative covenants in the floating rate notes indenture, including removing the ability of Holdings and its subsidiaries (other than in certain limited circumstances) to pay dividends, redeem stock and make investments and further restricting the ability of Holdings and its subsidiaries to engage in asset sales and incur liens and additional indebtedness.
          Scheduled maturities of equipment and other notes payable at June 30, 2007, are as follows for the years ending (amounts in thousands):

2008	$5,737
2009	636
2010	167
2011	180
2012	300,057

$306,777

11. LEASE OBLIGATIONS, COMMITMENTS AND CONTINGENCIES
          We lease diagnostic equipment, certain other equipment and our office and imaging facilities under various capital and operating leases. Future minimum scheduled rental payments required under these noncancelable leases at June 30, 2007 are as follows for the years ending (amounts in thousands):

	Capital	Operating
2008	$3,265	$14,070
2009	1,359	12,139
2010	1,083	10,262
2011	884	8,263
2012	379	5,684
Thereafter	—	4,470

Total minimum lease payments	6,970	$54,888

Less: Amounts representing interest	741

Present value of capital lease obligations	6,229
Less: Current portion	2,927

Long-term capital lease obligations	$3,302

          Accumulated depreciation on assets under capital leases was $11.3 million and $13.1 million at June 30, 2007 and 2006, respectively.
          Rental expense for diagnostic equipment and other equipment for the years ended June 30, 2007, 2006 and 2005 was $6.1 million, $3.3 million and $2.3 million, respectively.
          We occupy facilities under lease agreements expiring through October 2017. Some of these lease agreements may include provisions for an increase in lease payments based on the Consumer Price Index or scheduled increases based on a guaranteed minimum percentage or dollar amount. Rental expense for these facilities for the years ended June 30, 2007, 2006 and 2005 was $8.8 million, $8.9 million and $9.2 million, respectively.
          We are engaged from time to time in the defense of lawsuits arising out of the ordinary course and conduct of our business and have insurance policies covering such potential insurable losses where such coverage is cost-effective. We believe that the outcome of any such lawsuits will not have a material adverse impact on our financial condition and results of operations.
          On February 3, 2004, Southwest Outpatient Radiology, P.C, or SWOR, filed a Summons and Complaint against InSight Health Corp., one of InSight’s subsidiaries, or IHC, in the Superior Court, Maricopa County, Arizona, for Declaratory Relief seeking a declaration as to the meaning and effect of a certain provision of the professional services agreement, or PSA, pursuant to which SWOR provided professional services at IHC’s facilities in Phoenix, Arizona. SWOR claimed the PSA provided a right of first refusal to provide professional services at any center IHC acquired in Maricopa County. IHC believes that the provision related only to “de novo” centers which IHC developed. In April 2004, IHC acquired the stock of Comprehensive Medical Imaging, Inc., which owned and operated 21 fixed-site centers, six of which were located in Maricopa County, pursuant to a stock purchase agreement.
          Prior to signing the stock purchase agreement, IHC gave SWOR 180 days notice to terminate the PSA in accordance with the PSA. SWOR claimed that the PSA had already terminated due to IHC’s breach of the right of first refusal provision. IHC answered the Summons and Complaint and was cooperating with SWOR in expediting discovery and an early trial when SWOR decided to abandon the Declaratory Relief action and on April 20, 2004, SWOR filed a First Amended Complaint claiming breach of contract, anticipatory breach of contract, negligent misrepresentation, breach of covenant of good faith and fair dealing, intentional interference with contract, breach of fiduciary duty, declaratory relief and unspecified compensatory and punitive damages, prejudgment interest, and attorneys’ fees. We have answered the First Amended Complaint and discovery has commenced and is ongoing. We are vigorously defending this lawsuit and believe that SWOR’s claims are without merit. We are unable to predict the outcome of this lawsuit.

          In August 2003, IHC entered into a series of agreements and acquired a joint venture interest through a limited liability company it formed called Kessler Imaging Associates, LLC, or KIA, in a CT fixed-site center in Hammonton, New Jersey. KIA is owned 55% by IHC and 45% by Bernard Neff, M.D., or Dr. Neff. KIA managed Kessler CAT Scan Associates, LLC, which provided CT, and mobile MRI and PET (using IHC mobile facilities) services to inpatients of William B. Kessler Memorial Hospital, or Hospital, and community outpatients.
          Dr. Neff provided radiology services at the Hospital and to the outpatients. IHC did not control billing and collections to the Hospital for inpatients or to third-party payors for outpatients. Dr. Neff performed that function.
          Management at the Hospital changed in 2005, and in late 2005 the Hospital notified the parties that it was “voiding” all the agreements because the prior management had no authority to execute the agreements and stopped paying for the inpatient services. Immediately after the agreements were allegedly “voided,” Dr. Neff filed an arbitration claim against the Hospital, for among other things, collection of outstanding amounts owed by the Hospital for services previously rendered. The Hospital has challenged Dr. Neff’s efforts to proceed with arbitration efforts in the New Jersey courts. The appellate division granted a stay motion, so the arbitration has been stayed pending oral argument, which has not yet been held and no decision has yet been rendered. Until the appellate court rules, matters in the arbitration cannot go forward.
          On March 8, 2006, IHC filed suit in the U.S. District Court for the District of New Jersey against the Hospital. By the Complaint, IHC has asserted claims for fraud and seeks in excess of $4 million in compensatory damages plus additional amounts for punitive damages. The Hospital has denied the substantive allegations against it.
          The Hospital in turn filed a Counterclaim against IHC. Initially, we moved to dismiss that Counterclaim for failure to state a claim and for failure to comply with pleading requirements. Before that Motion could be ruled upon, the Hospital filed an Amended Counterclaim. By the Amended Counterclaim, the Hospital asserts that IHC engaged in fraud as to the Hospital, allegedly concealing aspects of the overall transaction to the Hospital’s disadvantage, that IHC aided and abetted Dr. Neff and his associates so they could acquire certain allegedly valuable assets of the Hospital without fair, reasonable, and adequate consideration, and that IHC conspired with Dr. Neff and his associates to acquire certain allegedly valuable assets of the Hospital without fair, reasonable, and adequate consideration. By the Amended Counterclaim, the Hospital seeks compensatory damages of not less than $5 million and punitive damages of not less than $10 million. We have moved to dismiss, and the motion remains pending at the present time. We have also answered the Amended Counterclaim, denying all of the substantive allegations. IHC intends to vigorously prosecute its case against the Hospital and defend the Hospital’s claims.
          On September 13, 2006, the Hospital filed a voluntary bankruptcy petition under chapter 11 of Title 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court, District of New Jersey (Camden). As a result, this case and the arbitration have been stayed pursuant to 11 U.S.C. § 362. IHC and KIA have both filed proofs of claim in the Hospital’s bankruptcy case. IHC has asserted contingent unliquidated claims based upon the litigation currently stayed in the U.S. District Court for the District of New Jersey. KIA has filed a claim based upon the lease between KIA and the Hospital. The Hospital remains a debtor-in-possession and is attempting to reorganize. On August 16, 2007, the Hospital filed its first amended plan of reorganization and accompanying disclosure statement.
          IHC no longer provides any services to the Hospital and the lease has been terminated.
12. CAPITAL STOCK
          STOCK OPTIONS: We originally reserved 626,000 shares for the granting of nonstatutory stock options to key employees. Options are issued with an exercise price of at least the fair market value, as determined by the board of directors, of our common stock on the grant date. During fiscal 2006, we increased the number of shares reserved for such grants by 219,286 shares. Typically, 50% of the options vest cumulatively over various periods up to five years from the grant date, and 50% vest cumulatively upon the achievement of certain performance targets on an exit event. The options are exercisable in whole or in installments, and expire ten years from the grant date. As of June 30, 2007, we had 175,500 shares available for issuance.

          We had one stock option plan, which provided for the granting of nonstatutory stock options to four key employees (all of whom are no longer with the Company), all of which are fully vested. Holders of options for 175,990 shares of InSight common stock rolled over their options and received options for Holdings’ common stock with the same terms under our stock option plan. At June 30, 2007, options to purchase 123,490 shares of Holdings’ stock were outstanding under this plan.
          The stock option plan was terminated and all outstanding options were cancelled on August 1, 2007 upon consummation of the plan of reorganization (Note 2).
          A summary of the status of Holdings’ stock options at June 30, 2007, 2006 and 2005 and changes during the periods is presented below:

				Weighted
			Weighted	Average
		Weighted	Average	Remaining
	Number of	Average	Grant Date	Contractual
	Options	Exercise Price	Fair Value	Term (years)
Outstanding, June 30, 2004	602,990	$16.10	$6.57
Granted	209,500	19.82	6.80
Forfeited	(195,500)	18.07	6.57

Outstanding, June 30, 2005	616,990	16.74	6.65
Granted	338,236	19.82	6.65
Forfeited	(105,500)	19.43	6.58

Outstanding, June 30, 2006	849,726	17.74	6.66
Forfeited	(60,000)	18.58	6.63

Outstanding, June 30, 2007	789,726	$17.68	$6.66

Exercisable at June 30, 2007	291,075	$14.63	$6.65	6.55

Non-vested, June 30, 2006	608,311	$19.42	$6.66
Vested	(76,735)	19.36	6.64
Forfeited	(32,925)	18.92	6.66

Non-vested, June 30, 2007	498,651	$19.46	$6.66

Exercisable at:
June 30, 2005	204,565	$12.56
June 30, 2006	241,415	$13.50
June 30, 2007	291,075	$14.63
          Of the options outstanding at June 30, 2007, the characteristics are as follows:

Exercise Price	Weighted Average	Options	Total Options	Remaining Contractual
Range	Exercise Price	Exercisable	Outstanding	Life
$ 8.37	$8.37	123,490	123,490	4.33 years
18.00 - 19.82	19.40	167,585	666,236	6.71 years

		291,075	789,726

13. INCOME TAXES
          The provision for income taxes includes income taxes currently payable and those deferred because of temporary differences between the financial statements and tax bases of assets and liabilities. For the year ended June 30, 2007, we have provided approximately $1.7 million for tax exposure related to prior years. The provision for income taxes for the years ended June 30, 2007, 2006 and 2005 is as follows (amounts in thousands):

	Years Ended June 30,
	2007	2006	2005
Current provision:
Federal	$—	$—	$—
State	2,175	400	(155)

	2,175	400	(155)

Deferred taxes arising from temporary differences:
State income taxes	88	9	(9)
Accrued expenses	335	181	(741)
Reserves	(631)	103	(1,376)
Depreciation	(7,652)	(7,114)	3,604
Amortization	(1,249)	(38,625)	5,367
Creation/utilization of net operating losses	(14,758)	(6,143)	(11,758)
Section 481 adjustment	—	—	1,161
Changes in valuation allowance	23,811	39,855	20,694
Non-goodwill intangible amortization	(89)	(11)	(1,001)
(Loss) income from partnerships	124	(3,480)	(536)
Other	21	1	(181)

Total deferred taxes arising from temporary differences	—	(15,224)	15,224

Total provision (benefit) for income taxes	$2,175	$(14,824)	$15,069

          A reconciliation between the statutory federal income tax rate and our effective income tax rate is as follows:

	Years Ended June 30,
	2007	2006	2005
Federal statutory tax rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	(2.2)	0.6	(11.8)
Permanent items, including goodwill and non-deductible merger costs	(0.2)	(0.1)	(1.5)
Changes in valuation allowance	(29.7)	(15.7)	(138.9)
Impairment of goodwill and other intangible assets	(4.1)	(9.7)	—
Other, net	(0.1)	(2.5)	(5.8)

Net effective tax rate	(2.3)%	6.6%	(124.0)%

          The components of our net deferred tax liability (including current and non-current portions) as of June 30, 2007 and 2006, respectively, which arise due to timing differences between financial and tax reporting and net operating loss (NOL) carryforwards are as follows (amounts in thousands):

	June 30,
	2007	2006
Accrued expenses	$1,576	$1,911
Depreciation	(13,283)	(20,934)
Amortization	24,650	23,400
Reserves	2,718	2,087
Income (loss) from partnerships	3,348	3,472
State income taxes	(85)	3
Non-goodwill intangible amortization	(10,046)	(10,135)
NOL carryforwards	77,034	62,218
Other	57	78

Net deferred asset	85,969	62,100
Valuation allowance	(89,441)	(65,572)

	$(3,472)	$(3,472)

          As of June 30, 2007, we had federal NOL carryforwards of approximately $212.5 million and various state NOL carryforwards. These NOL carryforwards expire between 2007 and 2026. The charitable contribution carryforwards of approximately $0.1 million will begin to expire in 2009 if not utilized.
          A valuation allowance is provided against the net deferred tax asset when it is more likely than not that the net deferred tax asset will not be realized. Based upon (1) our losses in recent years, (2) the impairment charges recorded in 2007 and 2006 (Note 7) and (3) the available evidence, management determined that is more likely than not that the deferred tax assets related to certain NOL carryforwards and other assets as of June 30, 2007 will not be realized. Consequently, we have a valuation allowance in the amount of $89.4 million as of June 30, 2007. In determining the net asset subject to a valuation allowance, we excluded a deferred tax liability related to our indefinite-lived other intangible assets that is not expected to reverse in the foreseeable future resulting in a net deferred tax liability of approximately $3.5 million after application of the valuation allowance. The valuation allowance may be reduced in the future if we forecast and realize future taxable income or other tax planning strategies are implemented. Importantly, the subsequent event, as discussed below, cannot be anticipated for purposes of the valuation allowance calculation at June 30, 2007.
          On August 1, 2007, as discussed in Note 2, a plan of reorganization and cancellation of indebtedness became effective. The NOL carryforwards will be significantly reduced by the cancellation of indebtedness income. Furthermore, future utilization of any remaining NOL carryforwards will be limited by Internal Revenue Code section 382 and related provisions. We anticipate that the limitation will allow use of approximately $3.0 million of attributes per year.
14. RETIREMENT SAVINGS PLAN
          InSight has a 401(k) Savings Plan, or the Plan, which is available to all eligible employees, pursuant to which InSight matches a percentage of employee contributions to the Plan. InSight contributions of approximately $1.5 million, $1.4 million and $1.3 million were made for the years ended June 30, 2007, 2006 and 2005.
15. LOSS PER COMMON SHARE
     The number of shares used in computing EPS is equal to the weighted average number of common shares outstanding during the respective period. The historical number of shares outstanding has been adjusted to reflect the reverse stock split of one share for 6.326392 shares of common stock implemented prior to the consummation of the plan of reorganization. We use the if-converted method in computing EPS. There were no adjustments to net loss (the numerator) for purposes of computing EPS. Due to the net losses reported by us, the calculation of diluted EPS is the same as basic EPS for the years ended June 30, 2007, 2006 and 2005.

16. INVESTMENTS IN AND TRANSACTIONS WITH PARTNERSHIPS
          We have direct ownership in five limited liability companies or partnerships, or Partnerships, at June 30, 2007, four of which operate fixed-site centers and one of which operates a mobile PET/CT facility. We own between 24% and 50% of these Partnerships, and provide certain management services pursuant to contracts or as a managing general partner. These Partnerships are accounted for under the equity method.
          Set forth below is certain financial data of these Partnerships (amounts in thousands):

	June 30,
	2007	2006
Combined Financial Position:
Current assets:
Cash	$3,334	$3,275
Trade accounts receivables, net	3,499	2,958
Other	218	66
Property and equipment, net	3,550	3,073
Other assets	400	—
Intangible assets, net	2	34

Total assets	11,003	9,406
Current liabilities	(1,723)	(1,958)
Due to the Company	(1,797)	(873)
Long-term liabilities	(130)	(364)

Net assets	$7,353	$6,211

          Set forth below are the combined operating results of the Partnerships and our equity in earnings of the Partnerships (amounts in thousands):

	Years Ended June 30,
	2007	2006	2005
Operating Results:
Revenues	$28,505	$27,430	$25,935
Expenses	21,026	20,439	19,558

Net income	$7,479	$6,991	$6,377

Equity in earnings of unconsolidated partnerships	$3,030	$3,072	$2,613

17. RELATED PARTY TRANSACTIONS
          We had a management agreement with J.W. Childs Advisors II, L.P., the general partner of J.W. Childs Equity Partners II, L.P., and Halifax Genpar, L.P., the general partner of Halifax Capital Partners, L.P. J.W. Childs Advisors II, L.P. and Halifax Genpar, L.P. provided business, management and financial advisory services to InSight and the Company in consideration of (i) an annual fee of $240,000 to be paid to J.W. Childs Advisors II, L.P. and (ii) an annual fee of $60,000 to be paid to Halifax Genpar, L.P. This management agreement was terminated in connection with the consummation of Holdings’ and InSight’s plan of reorganization.
18. SEGMENT INFORMATION
          We have two reportable segments: mobile operations and fixed operations, which are business units defined primarily by the type of service provided. Mobile operations consist primarily of mobile facilities while fixed operations consist primarily of fixed-site centers, although each segment generates contract services and patient services revenues. We do not allocate corporate and billing related costs, depreciation related to our billing system and amortization related to other intangible assets to the two segments. We also do not allocate income taxes to the two segments. We manage cash flows and assets on a consolidated basis, and not by segment.

          The following tables summarize our operating results by segment (amounts in thousands):
Year ended June 30, 2007:

	Mobile	Fixed	Other	Consolidated
Contract services revenues	$106,799	$21,894	$—	$128,693
Patient services revenues	—	158,221	—	158,221

Total revenues	106,799	180,115	—	286,914
Depreciation and amortization	25,674	24,898	6,468	57,040
Total costs of operations	91,345	151,447	18,634	261,426
Corporate operating expenses	—	—	(25,496)	(25,496)
Equity in earnings of unconsolidated partnerships	—	3,030	—	3,030
Interest expense, net	(4,014)	(4,227)	(44,539)	(52,780)
Impairment of goodwill and other intangible assets	—	(29,595)	—	(29,595)
Income (loss) before reorganization items and income taxes	11,440	(2,124)	(88,669)	(79,353)

Additions to property and equipment	2,918	10,767	2,478	16,163
Year ended June 30, 2006:

	Mobile	Fixed	Other	Consolidated
Contract services revenues	$113,757	$20,649	$—	$134,406
Patient services revenues	904	170,988	—	171,892

Total revenues	114,661	191,637	—	306,298
Depreciation and amortization	30,565	25,280	9,007	64,852
Total costs of operations	97,586	154,377	19,309	271,272
Corporate operating expenses	—	—	(23,655)	(23,655)
Equity in earnings of unconsolidated partnerships	—	3,072	—	3,072
Interest expense, net	(6,131)	(5,748)	(38,875)	(50,754)
Gain on repurchase of notes payable	—	—	3,076	3,076
Loss on dissolution of partnership	(1,000)	—	—	(1,000)
Impairment of goodwill and other intangible assets	(63,938)	(126,869)	—	(190,807)
Loss before income taxes	(53,994)	(92,285)	(78,763)	(225,042)

Additions to property and equipment	12,517	12,798	5,612	30,927
Year ended June 30, 2005:

	Mobile	Fixed	Other	Consolidated
Contract services revenues	$118,891	$17,646	$—	$136,537
Patient services revenues	1,500	178,836	—	180,336

Total revenues	120,391	196,482	—	316,873
Depreciation and amortization	31,176	25,301	9,124	65,601
Total costs of operations	98,147	150,105	19,905	268,157
Corporate operating expenses	—	—	(18,447)	(18,447)
Loss on sales of centers	—	(170)	—	(170)
Equity in earnings of unconsolidated partnerships	—	2,613	—	2,613
Interest expense, net	(8,572)	(7,058)	(29,230)	(44,860)
Income (loss) before income taxes	13,672	41,762	(67,582)	(12,148)

Additions to property and equipment	14,361	14,974	1,124	30,459

19. RESULTS OF QUARTERLY OPERATIONS (Unaudited)

	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Total
	(amounts in thousands, except share data)

2007:
Revenues	$73,672	$71,966	$70,065	$71,211	$286,914
Gross profit	6,583	4,543	6,890	7,472	25,488
Net loss	(12,132)	(43,546)	(11,474)	(31,889)	(99,041)
Basic and diluted net loss per common share:	(14.04)	(50.40)	(13.28)	(36.91)	(114.63)

2006:
Revenues	$78,708	$75,639	$76,560	$75,391	$306,298
Gross profit	12,463	9,333	7,533	5,697	35,026
Net loss	(2,447)	(9,819)	(11,205)	(186,747)	(210,218)
Basic and diluted net loss per common share:	(2.83)	(11.36)	(12.97)	(216.14)	(243.31)
20. HEDGING ACTIVITIES
          We account for hedging activities under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” or SFAS 133. In accordance with SFAS 133, we formally document our hedge relationships, including identification of the hedging instruments and the hedged items, as well as our risk management objectives and strategies for undertaking the hedge. We also formally assess, both at inception and at least quarterly thereafter, whether the derivative instruments that are used in hedging transactions are highly effective in offsetting the changes in either the fair value or cash flows of the hedged item.
          In January 2006, through InSight, we purchased an interest rate cap contract for a cost of approximately $0.3 million. The contract is for a term of two years, with a notional amount of $100 million and a LIBOR cap of 5.0%. We have designated this interest cap contract as a highly effective cash flow hedge of our floating rate notes under SFAS 133. Accordingly, the value of the contract is marked-to-market quarterly, with changes in the fair value of the contract included as a separate component of other comprehensive income (loss). The premium paid for the contract will be amortized over the life of the contract as required under SFAS 133. The fair value of the interest rate cap contract was approximately $0.3 million as of June 30, 2007.
21. PRO FORMA FRESH-START BALANCE SHEET (Unaudited)
          In connection with Holdings’ and InSight’s emergence from chapter 11 protection, we adopted fresh-start reporting as of August 1, 2007 in accordance with SOP 90-7. Upon the adoption of fresh-start reporting our consolidated financial statements will not be comparable, in various material respects, to any of our previously issued consolidated financial statements.
          The consolidated financial statements as of August 1, 2007, and for periods subsequent to the fresh-start effective date, reflect that of a new reporting entity. Fresh-start reporting results in the creation of a new reporting entity having no retained earnings or accumulated deficit.
          Fresh-start reporting reflects our value as determined in the plan of reorganization. Under fresh-start reporting, our asset values are remeasured using fair value, and are allocated in conformity with Statement of Financial Accounting Standards No. 141, “Business Combinations,” or SFAS 141. Fresh-start reporting also requires that all liabilities, other than deferred taxes, should be stated at fair value or at the present values of the amounts to be paid using appropriate market interest rates. Deferred taxes are determined in conformity with Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes.”
          The following unaudited Pro Forma Fresh-Start Balance Sheet illustrates the presently-estimated financial effects of the implementation of the plan of reorganization and the adoption of fresh-start reporting. This Pro Forma Fresh-Start Balance Sheet reflects the assumed effect of the consummation of the transactions contemplated in the plan of reorganization, including the cancellation and exchange of InSight’s senior subordinated notes for Holdings’ common stock. This Pro Forma Fresh-Start Balance Sheet is presented as if the effectiveness of the plan of reorganization had occurred, and we had adopted fresh-start reporting, as of June 30, 2007.
          This pro forma data is unaudited. Asset appraisals for fresh-start reporting have not yet been entirely completed, and comparable interest rate and other data required for evaluation of liability values are still being compiled and finalized. Changes in the values of assets and liabilities and changes in assumptions from those reflected in the Pro Forma Fresh-Start Balance Sheet could significantly impact the reported value of goodwill. Accordingly, the amounts shown are not final, and are subject to changes and revisions, including differences between the estimates used to develop this Pro Forma Fresh-Start Balance Sheet and the actual amounts ultimately determined. Balances also will differ due to the results of operations and other transactions occurring between June 30, 2007 and August 1, 2007, which is the adoption date of fresh-start reporting.
          The pro forma effects of the plan of reorganization and fresh-start reporting on our Pro Forma Fresh-Start Balance Sheet as of June 30, 2007 are as follows (amounts in thousands):

		Fresh-Start Adjustments
			(b)
		(a)	Revaluation
		Settlement	of Assets	Pro Forma
	June 30,	of Unsecured	and	June 30,
	2007	Claims	Liabilities	2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$20,832	$—	$7,750	$28,582
Trade accounts receivables, net	42,683	—	—	42,683
Other current assets	8,335	—	—	8,335

Total current assets	71,850	—	7,750	79,600

Property and equipment, net	144,823	—	—	144,823
Investments in partnerships	3,413	—	2,607	6,020
Other assets	7,881	—	(7,881)	—
Reorganization value in excess of amounts allocable to identifiable assets	—	108,972	58,786	167,758
Other intangible assets, net	30,216		(4,208)	26,008
Goodwill	64,868	—	(64,868)	—

	$323,051	$108,972	$(7,814)	$424,209

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable and capital lease obligations	$8,664	$—	$(5,000)	$3,664
Accounts payable and other accrued expenses	38,619	—	7,286	45,905

Total current liabilities	47,283	—	2,286	49,569

Long-term liabilities:
Notes payable and capital lease obligations, less current portion	303,192	—	(10,100)	293,092
Liabilities subject to compromise	205,704	(205,704)	—	—
Other long-term liabilities	8,304	—	—	8,304

Total long-term liabilities	517,200	(205,704)	(10,100)	301,396

Stockholders’ equity (deficit)
Common stock	5	4	—	9
Additional paid-in capital	87,081	(13,846)	—	73,235
Accumulated other comprehensive income	103	(103)	—	—
Accumulated deficit	(328,621)	328,621	—	—

Total stockholders’ equity (deficit)	(241,432)	314,676	—	73,244

	$323,051	$108,972	$(7,814)	$424,209

(a)	Settlement of Unsecured Claims. This reflects the cancellation of approximately $205.7 million of liabilities subject to compromise pursuant to the terms of the plan of reorganization. The unsecured creditors received 7,780,000 shares of Holdings’ common stock in satisfaction of such claims.

(b)	Revaluation of Assets and Liabilities. Fresh-start adjustments are made to reflect asset values at their estimated fair value and liabilities at estimated fair value, based on an estimated total reorganization value of approximately $370.0 million:
•	Adjustments to cash and cash equivalents and notes payable to reflect the issuance of $15.0 million aggregate principal amount of floating rate notes in exchange for approximately $12.8 million of cash.

•	Adjustments to cash and cash equivalents and notes payable to reflect the repayment of approximately $5.0 million on the credit facility.

•	Adjustments of approximately $2.6 million to increase the fair value of investments in partnerships.

•	Adjustments of approximately $7.9 million to reduce the value of deferred loan fees.

•	Adjustments of approximately $4.2 million to reduce the value of other intangible assets.

•	Adjustments of approximately $64.9 million to reduce the value of goodwill.

•	Adjustment of approximately $7.3 million to accounts payable and other accrued expenses to reflect the remaining fees and expenses related to the chapter 11 proceedings.
•	Adjustments of approximately $22.9 million to reduce the value of floating rate notes.

•	The elimination of the Holdings’ existing equity accounts.

•	Additionally, goodwill of approximately $167.8 million is recorded to reflect the excess of the estimated fair value of identifiable assets over liabilities and equity.
22. SUPPLEMENTAL CONDENSED CONSOLIDATED FINANCIAL INFORMATION
          Holdings’ and all of InSight’s wholly owned subsidiaries, or guarantor subsidiaries, guarantee InSight’s payment obligations under the floating rate notes and senior subordinated notes (Note 10). These guarantees are full, unconditional and joint and several. The following condensed consolidating financial information has been prepared and presented pursuant to SEC Regulation S-X Rule 3-10, “Financial statements of guarantors and issuers of guaranteed securities registered or being registered.” We account for investment in InSight and its subsidiaries under the equity method of accounting. Dividends from InSight to Holdings are restricted under the agreements governing our material indebtedness. This information is not intended to present the financial position, results of operations and cash flows of the individual companies or groups of companies in accordance with accounting principles generally accepted in the United States.

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2007
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$17,960	$2,872	$—	$20,832
Trade accounts receivables, net	—	—	36,525	6,158	—	42,683
Other current assets	—	—	8,072	263	—	8,335
Intercompany accounts receivable	87,086	501,435	10,207	—	(598,728)	—

Total current assets	87,086	501,435	72,764	9,293	(598,728)	71,850
Property and equipment, net	—	—	125,737	19,086	—	144,823
Investments in partnerships	—	—	3,413	—	—	3,413
Investments in consolidated subsidiaries	(328,518)	(331,697)	13,984	—	646,231	—
Other assets	—	260	7,621	—	—	7,881
Goodwill and other intangible assets, net	—	—	89,224	5,860	—	95,084

	$(241,432)	$169,998	$312,743	$34,239	$47,503	$323,051

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$—	$6,861	$1,803	$—	$8,664
Accounts payable and other accrued expenses	—	—	37,406	1,213	—	38,619
Intercompany accounts payable	—	—	588,521	10,207	(598,728)	—

Total current liabilities	—	—	632,788	13,223	(598,728)	47,283
Notes payable and capital lease obligations, less current portion	—	303,850	(5,000)	4,342	—	303,192
Liabilities subject to compromise	—	194,500	11,204	—	—	205,704
Other long-term liabilities	—	166	5,448	2,690	—	8,304
Stockholders’ (deficit) equity	(241,432)	(328,518)	(331,697)	13,984	646,231	(241,432)

	$(241,432)	$169,998	$312,743	$34,239	$47,503	$323,051

SUPPLEMENTAL CONDENSED CONSOLIDATING BALANCE SHEET
JUNE 30, 2006
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED
ASSETS
Current assets:
Cash and cash equivalents	$—	$—	$25,944	$2,264	$—	$28,208
Trade accounts receivables, net	—	—	37,540	6,150	—	43,690
Other current assets	—	—	7,960	429	—	8,389
Intercompany accounts receivable	87,086	496,110	15,452	—	(598,648)	—

Total current assets	87,086	496,110	86,896	8,843	(598,648)	80,287
Property and equipment, net	—	—	164,637	16,389	—	181,026
Investments in partnerships	—	—	3,051	—	—	3,051
Investments in consolidated subsidiaries	(228,979)	(232,656)	7,046	—	454,589	—
Other assets	—	905	16,989	10	—	17,904
Goodwill and other intangible assets, net	—	—	121,433	4,503	—	125,936

	$(141,893)	$264,359	$400,052	$29,745	$(144,059)	$408,204

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current portion of notes payable and capital lease obligations	$—	$—	$4,730	$930	$—	$5,660
Accounts payable and other accrued expenses	—	—	38,613	1,464	—	40,077
Intercompany accounts payable	—	—	583,196	15,452	(598,648)	—

Total current liabilities	—	—	626,539	17,846	(598,648)	45,737
Notes payable and capital lease obligations, less current portion	—	493,143	2,479	2,100	—	497,722
Other long-term liabilities	—	195	3,690	2,753	—	6,638
Stockholders’ (deficit) equity	(141,893)	(228,979)	(232,656)	7,046	454,589	(141,893)

	$(141,893)	$264,359	$400,052	$29,745	$(144,059)	$408,204

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2007
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATION	CONSOLIDATED
Revenues:
Contract services	$—	$—	$120,765	$7,928	$—	$128,693
Patient services	—	—	132,391	25,830	—	158,221

Total revenues	—	—	253,156	33,758	—	286,914
Costs of operations	—	—	228,583	32,843	—	261,426

Gross profit	—	—	24,573	915	—	25,488
Corporate operating expenses	—	—	(25,496)	—	—	(25,496)
Equity in earnings of unconsolidated partnerships	—	—	3,030	—	—	3,030
Interest expense, net	—	—	(51,960)	(820)	—	(52,780)
Impairment of goodwill	—	—	(29,595)	—	—	(29,595)

(Loss) income before reorganization items and income taxes	—	—	(79,448)	95	—	(79,353)
Reorganization items	—	—	(17,513)	—	—	(17,513)

(Loss) income before income taxes	—	—	(96,961)	95	—	(96,866)
Provision for income taxes	—	—	2,175	—	—	2,175

(Loss) income before equity in (loss) income of consolidated subsidiaries	—	—	(99,136)	95	—	(99,041)
Equity in (loss) income of consolidated subsidiaries	(99,041)	(99,041)	95	—	197,987	—

Net (loss) income	$(99,041)	$(99,041)	$(99,041)	$95	$197,987	$(99,041)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2006
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATION	CONSOLIDATED
Revenues:
Contract services	$—	$—	$127,092	$7,314	$—	$134,406
Patient services	—	—	142,755	29,137	—	171,892

Total revenues	—	—	269,847	36,451	—	306,298
Costs of operations	—	—	237,060	34,212	—	271,272

Gross profit	—	—	32,787	2,239	—	35,026
Corporate operating expenses	—	—	(23,655)	—	—	(23,655)
Equity in earnings of unconsolidated partnerships	—	—	3,072	—	—	3,072
Interest expense, net	—	—	(49,756)	(998)	—	(50,754)
Gain on repurchase of notes payable	—	3,076	—	—	—	3,076
Loss on dissolution of partnership	—	—	(1,000)	—	—	(1,000)
Impairment of goodwill and other intangible assets	—	—	(190,807)	—	—	(190,807)

Income (loss) before income taxes	—	3,076	(229,359)	1,241	—	(225,042)
Benefit for income taxes	—	—	(14,824)	—	—	(14,824)

Income (loss) before equity in (loss) income of consolidated subsidiaries	—	3,076	(214,535)	1,241	—	(210,218)
Equity in (loss) income of consolidated subsidiaries	(210,218)	(213,294)	1,241	—	422,271	—

Net (loss) income	$(210,218)	$(210,218)	$(213,294)	$1,241	$422,271	$(210,218)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2005
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATION	CONSOLIDATED
Revenues:
Contract services	$—	$—	$128,619	$7,918	$—	$136,537
Patient services	—	—	146,953	33,383	—	180,336

Total revenues	—	—	275,572	41,301	—	316,873
Costs of operations	—	—	231,144	37,013	—	268,157

Gross profit	—	—	44,428	4,288	—	48,716
Corporate operating expenses	—	—	(18,447)	—	—	(18,447)
Loss on sales of centers	—	—	(170)	—	—	(170)
Equity in earnings of unconsolidated partnerships	—	—	2,613	—	—	2,613
Interest expense, net	—	—	(43,615)	(1,245)	—	(44,860)

(Loss) income before income taxes	—	—	(15,191)	3,043	—	(12,148)
Provision for income taxes	—	—	15,069	—	—	15,069

(Loss) income before equity in (loss) income of consolidated subsidiaries	—	—	(30,260)	3,043	—	(27,217)
Equity in (loss) income of consolidated subsidiaries	(27,217)	(27,217)	3,043	—	51,391	—

Net (loss) income	$(27,217)	$(27,217)	$(27,217)	$3,043	$51,391	$(27,217)

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2007
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED
OPERATING ACTIVITIES:
Net (loss) income	$(99,041)	$(99,041)	$(99,041)	$95	$197,987	$(99,041)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Cash used for reorganization items	—	—	11,367			11,367
Write-off of deferred financing costs, included in reorganization items	—	—	6,146			6,146
Depreciation and amortization	—	—	51,308	5,732	—	57,040
Amortization of deferred financing costs	—	—	3,158	—	—	3,158
Equity in earnings of unconsolidated partnerships	—	—	(3,030)	—	—	(3,030)
Distributions from unconsolidated partnerships	—	—	3,008	—	—	3,008
Impairment of goodwill	—	—	29,595	—	—	29,595
Equity in (loss) income of consolidated subsidiaries	99,041	99,041	(95)	—	(197,987)	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	1,015	(8)	—	1,007
Intercompany receivables, net	—	(5,325)	5,084	241	—	—
Other current assets	—	—	(112)	193	—	81
Accounts payable, other accrued expenses and accrued interest subject to compromise	—	—	11,352	(251)	—	11,101

Net cash (used in) provided by operating activities before reorganization items	—	(5,325)	19,755	6,002	—	20,432
Cash used for reorganization items	—	—	(11,367)	—	—	(11,367)

Net cash (used in) provided by operating activities	—	(5,325)	8,388	6,002	—	9,065

INVESTING ACTIVITIES:
Additions to property and equipment	—	—	(11,074)	(5,089)	—	(16,163)
Other	—	118	63	(63)	—	118

Net cash provided by (used in) investing activities	—	118	(11,011)	(5,152)	—	(16,045)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	207	(5,348)	(1,388)	—	(6,529)
Proceeds from issuance of notes payable	—	—	—	1,145	—	1,145
Borrowings on revolving credit facility	—	5,000	—	—	—	5,000
Other	—	—	(13)	1	—	(12)

Net cash provided by (used in) financing activities	—	5,207	(5,361)	(242)	—	(396)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	(7,984)	608	—	(7,376)
Cash, beginning of year	—	—	25,944	2,264	—	28,208

Cash, end of year	$—	$—	$17,960	$2,872	$—	$20,832

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2006
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED
OPERATING ACTIVITIES:
Net (loss) income	$(210,218)	$(210,218)	$(213,294)	$1,241	$422,271	$(210,218)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	—	—	59,716	5,136	—	64,852
Amortization of deferred financing costs	—	—	3,051	—	—	3,051
Equity in earnings of unconsolidated partnerships	—	—	(3,072)	—	—	(3,072)
Distributions from unconsolidated partnerships	—	—	3,387	—	—	3,387
Gain on repurchase of notes payable	—	(3,076)	—	—	—	(3,076)
Loss on dissolution of partnership	—	—	1,000	—	—	1,000
Impairment of goodwill and other intangible assets	—	—	190,807	—	—	190,807
Deferred income taxes	—	—	(15,224)	—	—	(15,224)
Equity in (loss) income of consolidated subsidiaries	210,218	213,294	(1,241)	—	(422,271)	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	2,731	285	—	3,016
Intercompany receivables, net	—	(3,920)	8,191	(4,271)	—	—
Other current assets	—	—	(473)	66	—	(407)
Accounts payable and other accrued expenses	—	—	3,698	(186)	—	3,512

Net cash (used in) provided by operating activities	—	(3,920)	39,277	2,271	—	37,628

INVESTING ACTIVITIES:
Acquisition of fixed-site center	—	—	(2,345)	—	—	(2,345)
Additions to property and equipment	—	—	(29,603)	(1,324)	—	(30,927)
Sale of short-term investments	—	—	5,000	—	—	5,000
Other	—	(22)	647	(860)	—	(235)

Net cash used in investing activities	—	(22)	(26,301)	(2,184)	—	(28,507)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(287,415)	(5,003)	(691)	—	(293,109)
Proceeds from issuance of notes payable	—	298,500	—	—	—	298,500
Payments made in connection with refinancing notes payable	—	(6,836)	—	—	—	(6,836)
Payment for interest rate cap contract	—	(307)	—	—	—	(307)

Net cash provided by (used in) financing activities	—	3,942	(5,003)	(691)	—	(1,752)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—	7,973	(604)	—	7,369
Cash, beginning of year	—	—	17,971	2,868	—	20,839

Cash, end of year	$—	$—	$25,944	$2,264	$—	$28,208

SUPPLEMENTAL CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED JUNE 30, 2005
(Amounts in thousands)

			GUARANTOR	NON-GUARANTOR
	HOLDINGS	INSIGHT	SUBSIDIARIES	SUBSIDIARIES	ELIMINATIONS	CONSOLIDATED
OPERATING ACTIVITIES:
Net (loss) income	$(27,217)	$(27,217)	$(27,217)	$3,043	$51,391	$(27,217)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss on sales of centers	—	—	170	—	—	170
Depreciation and amortization	—	—	60,261	5,340	—	65,601
Amortization of deferred financing costs	—	—	3,173	—	—	3,173
Equity in earnings of unconsolidated partnerships	—	—	(2,613)	—	—	(2,613)
Distributions from unconsolidated partnerships	—	—	2,621	—	—	2,621
Deferred income taxes	—	—	15,224	—	—	15,224
Equity in (loss) income of consolidated subsidiaries	27,217	27,217	(3,043)	—	(51,391)	—
Changes in operating assets and liabilities:
Trade accounts receivables, net	—	—	6,634	1,462	—	8,096
Intercompany receivables, net	—	32,219	(24,931)	(7,288)	—	—
Other current assets	—	—	(1,397)	(339)	—	(1,736)
Accounts payable and other accrued expenses	—	—	539	187	—	726

Net cash provided by operating activities	—	32,219	29,421	2,405	—	64,045

INVESTING ACTIVITIES:
Proceeds from sales of centers	—	—	2,810	—	—	2,810
Additions to property and equipment	—	—	(28,449)	(2,010)	—	(30,459)
Net purchases of short-term investments	—	—	(5,000)	—	—	(5,000)
Other	—	—	(1,627)	(1,483)	—	(3,110)

Net cash used in investing activities	—	—	(32,266)	(3,493)	—	(35,759)

FINANCING ACTIVITIES:
Principal payments of notes payable and capital lease obligations	—	(32,195)	(4,950)	(636)	—	(37,781)
Other	—	(24)	(54)	—	—	(78)

Net cash used in financing activities	—	(32,219)	(5,004)	(636)	—	(37,859)

DECREASE IN CASH AND CASH EQUIVALENTS	—	—	(7,849)	(1,724)	—	(9,573)
Cash, beginning of year	—	—	25,820	4,592	—	30,412

Cash, end of year	$—	$—	$17,971	$2,868	$—	$20,839

SCHEDULE II
INSIGHT HEALTH SERVICES HOLDINGS CORP. AND SUBSIDIARIES
VALUATION AND QUALIFYING ACCOUNTS
FOR THE YEARS ENDED JUNE 30, 2007, 2006, AND 2005
(amounts in thousands)

	Balance at					Balance at
	Beginning of	Charges to	Charges to			End of
	Year	Expenses	Revenues	Other		Year
June 30, 2005:
Allowance for doubtful accounts	$8,097	$5,723	$—	$(4,933	)(A)	$8,887
Allowance for contractual adjustments	37,209	—	194,928	(202,725	)(B)	29,412

	$45,306	$5,723	$194,928	$(207,658)		$38,299

June 30, 2006:
Allowance for doubtful accounts	$8,887	$5,351	$—	$(4,450	)(A)	$9,788
Allowance for contractual adjustments	29,412	—	183,751	(190,451	)(B)	22,712

	$38,299	$5,351	$183,751	$(194,901)		$32,500

June 30, 2007:
Allowance for doubtful accounts	$9,788	$5,643	$—	$(2,783	)(A)	$12,648
Allowance for contractual adjustments	22,712	—	175,085	(176,343	)(B)	21,454

	$32,500	$5,643	$175,085	$(179,126)		$34,102

(A)	Write-off of uncollectible accounts.

(B)	Write-off of contractual adjustments, representing the difference between our charge for a procedure and what we receive from payors.

InSight Health Services Corp.
SENIOR SECURED FLOATING RATE NOTES DUE 2011

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.
     The following table sets forth the estimated expenses incurred or expected to be incurred in connection with this registration statement and the transactions contemplated hereby:

ITEM	AMOUNT
SEC registration fee	$	*
Printing and engraving expenses	$	*
Legal fees and expenses	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*
* To be filed by amendment.
Item 14. Indemnification of Directors and Officers.
     The following is a summary of the statutes, charter and bylaw provisions, contracts or other arrangements under which our directors and officers are insured or indemnified against liability in their capacities as such. All of our directors and officers are covered by insurance policies maintained and held in effect by us against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.
     We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or complete action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     The liability of the directors and officers of each of Holdings and InSight are limited to the fullest extent permitted under the DGCL, by the respective amended and restated certificate of incorporation of each entity. Each such amended and restated certificate of incorporation specifies that the directors and officers will not be personally liable for monetary damages for breach of fiduciary duty as a director or officer. This limitation does not apply to actions by a director or officer that do not meet the standards of conduct which makes it permissible under the DGCL for us to indemnify such director or officer.
     InSight and Holdings have entered into indemnification agreements with each of their directors and executive officers that could require InSight and Holdings, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and executive officers of InSight and its affiliates and to advance expenses incurred by them as a result of any proceedings against them as to which they could be indemnified.

     The plan of reorganization also provided for the release, waiver and discharge by the holders of claims and interests of all claims, interests, suits, judgments, damages, demands, debts, rights, causes of action and liabilities in connection with the reorganization, the chapter 11 cases and the plan of reorganization against, among other people, the present and former directors, officers and employees of Holdings and InSight.
Item 15. Recent Sales of Unregistered Securities.
     On July 9, 2007, InSight issued $15,000,000 in aggregate principal amount of senior secured floating rate notes due 2011 for an aggregate purchase price of $12,750,000 to four purchasers in reliance upon the exemption provided by Regulation D under the Securities Act.
     In August 2007, pursuant to the terms of the plan of reorganization, (i) 1,122,640 shares of Holdings’ common stock were issued to holders of InSight’s senior subordinated notes that did not tender their senior subordinated notes into the exchange offer, and (ii) 864,444 shares of Holdings’ common stock were issued to holders of Holdings’ common stock prior to the consummation of the plan of reorganization. Holdings relied, based on the confirmation order it received from the U.S. Bankruptcy Court for the District of Delaware, on Section 1145(a)(1) of the U.S. Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of its common stock to the foregoing parties. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied.

Item 16. Exhibits.
EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION AND REFERENCES
*2.1	Second Amended Joint Prepackaged Plan of Reorganization of InSight Health Services Holdings Corp. (the “Company”), et al. dated May 29, 2007, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

*2.2	Amended Plan Supplement of the Company, et al. dated July 7, 2007, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

*3.1	Amended and Restated Certificate of Incorporation of the Company, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

*3.2	Second Amended and Restated Bylaws of the Company, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

*4.1	Indenture, dated September 22, 2005, by and among InSight Health Services Corp. (“InSight”), the Company, the subsidiary guarantors (named therein) and U.S. Bank National Association, (the “Trustee”), with respect to Senior Secured Floating Rate Notes due 2011, previously filed and incorporated herein by reference from InSight’s Registration Statement on Form S-4, filed on October 28, 2005.

*4.2	First Supplemental Indenture, dated as of May 18, 2006, to the Indenture dated September 22, 2005, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 27, 2006.

*4.3	Second Supplemental Indenture, dated as of May 29, 2007, to the Indenture dated September 22, 2005, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on June 4, 2007.

*4.4	Third Supplemental Indenture, dated as of July 9, 2007, to the Indenture dated September 22, 2005, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

*4.5	Security Agreement, dated September 22, 2005, by and among the Loan Parties (as defined therein) and U.S. Bank National Association, as Collateral Agent, previously filed and incorporated herein by reference from InSight’s Registration Statement on Form S-4, filed on October 28, 2005.

*4.6	Pledge Agreement, dated September 22, 2005, by and among the Loan Parties (as defined therein) and U.S. Bank National Association, as Collateral Agent, previously filed and incorporated herein by reference from InSight’s Registration Statement on Form S-4, filed on October 28, 2005.

EXHIBIT NUMBER	DESCRIPTION AND REFERENCES
*4.7	Collateral Agency Agreement, dated September 22, 2005, among the Loan Parties (as defined therein) and U.S. Bank National Association, as Trustee and Collateral Agent, previously filed and incorporated herein by reference from InSight’s Registration Statement on Form S-4, filed on October 28, 2005.

*4.8	Registration Rights Agreement, dated as of August 1, 2007, by and among the Company and certain holders of the Company’s common stock, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

*4.9	Registration Rights Agreement, dated as of July 9, 2007, by and among InSight, the Company, the Subsidiary Guarantors (named therein) and the Purchasers (named therein), previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

5.1	Opinion of Kaye Scholer LLP, to be filed by amendment.

*10.1	Second Amended and Restated Loan and Security Agreement, dated August 31, 2007, by and among InSight’s subsidiaries listed therein, the lenders named therein and Bank of America, N.A. as collateral and administrative agent, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on August 7, 2007.

*10.2	Executive Employment Agreement, dated July 1, 2005, among InSight, the Company and Bret W. Jorgensen, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on July 8, 2005.

*10.3	Executive Employment Agreement, dated October 22, 2004, among InSight, the Company and Patricia R. Blank, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on January 26, 2005.

*10.4	Executive Employment Agreement, dated January 10, 2005, among InSight, the Company and Mitch C. Hill, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on January 14, 2005.

*10.5	Executive Employment Agreement, dated August 10, 2005, among InSight, the Company and Louis E. Hallman, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on August 15, 2005.

*10.6	Executive Employment Agreement, dated December 27, 2001, between InSight and Marilyn U. MacNiven-Young, previously filed and incorporated herein by reference from InSight’s Registration Statement on Form S-4, filed on December 27, 2001.

*10.7	Executive Employment Agreement, dated August 10, 2005, among InSight, the Company and Donald F. Hankus, previously filed and incorporated herein by reference from the Company’s Current Report on Form 8-K, filed on September 30, 2005.

*10.8	Form of Amended and Restated Indemnification Agreement, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 22, 2005.

*10.9	Form of the Company’s and InSight’s Indemnification Agreement, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

EXHIBIT NUMBER	DESCRIPTION AND REFERENCES
12.1	Ratio of Earnings to Fixed Charges, filed herewith.

*21.1	Subsidiaries of the Company, previously filed and incorporated herein by reference from the Company’s Annual Report on Form 10-K, filed on September 21, 2007.

23.1	Consent of PricewaterhouseCoopers LLP, filed herewith.

23.4	Consent of Kaye Scholer LLP, included with Exhibit 5.1.

*25.1	Statement of Eligibility on Form T-1 of the Trustee under the Indenture dated September 22, 2005, between InSight and U.S. Bank National Association, previously filed and incorporated herein by reference from InSight’s Registration Statement on Form S-4, filed on September 28, 2007.

*	Previously filed

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(2)	That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

INSIGHT HEALTH SERVICES CORP. INSIGHT HEALTH SERVICES HOLDINGS CORP.

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer of each of the foregoing entities
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

Signature	Title	Date
/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and Director (Principal Executive Officer)	September 28, 2007
/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 28, 2007
/s/ Wayne B. Lowell Wayne B. Lowell	Chairman of the Board and Director	September 28, 2007
/s/ Eugene Linden Eugene Linden	Director	September 28, 2007
/s/ Richard Nevins Richard Nevins	Director	September 28, 2007
/s/ James A. Ovenden James A. Ovenden	Director	September 28, 2007
/s/ Keith E. Rechner Keith E. Rechner	Director	September 28, 2007
/s/ Steven G. Segal Steven G. Segal	Director	September 28, 2007

SIGNATURES
     Pursuant to the requirements of the Securities Act, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

INSIGHT HEALTH CORP.
SIGNAL MEDICAL SERVICES, INC.
OPEN MRI, INC.
MAXUM HEALTH CORP.
MAXUM HEALTH SERVICES CORP.
MAXUM HEALTH SERVICES OF NORTH TEXAS, INC.
MAXUM HEALTH SERVICES OF DALLAS, INC.
NDDC, INC.
COMPREHENSIVE MEDICAL IMAGING, INC.
COMPREHENSIVE MEDICAL IMAGING CENTERS, INC.
TME ARIZONA, INC.
COMPREHENSIVE MEDICAL IMAGING-FAIRFAX, INC.

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer of each of the foregoing entities
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE
/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and sole Director (principal executive officer) of each the foregoing entities

/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer (principal financial and accounting officer) of each the foregoing entities

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

MRI ASSOCIATES, L.P.

By:	InSight Health Corp., its general partner

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE
/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and sole Director of InSight Health Corp., its general partner (principal executive officer)

/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer of InSight Health Corp., its general partner (principal financial and accounting officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

WILKES-BARRE IMAGING, L.L.C.

By:	InSight Health Corp., its sole member and manager

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE
/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and sole Director of InSight Health Corp., its sole member and sole manager (principal executive officer)

/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer of InSight Health Corp., its sole member and sole manager (principal financial and accounting officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

ORANGE COUNTY REGIONAL PET CENTER-IRVINE, LLC SAN FERNANDO VALLEY REGIONAL PET CENTER, LLC
VALENCIA MRI, LLC

By:	InSight Health Corp., its sole member

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE
/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and sole Director of InSight Health Corp., its sole member (principal executive officer)

/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer of InSight Health Corp., its sole member (principal financial and accounting officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

PARKWAY IMAGING CENTER, LLC

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	Manager
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE
/s/ Bret W. Jorgensen Bret W. Jorgensen	Manager (principal executive officer)

/s/ Mitch C. Hill Mitch C. Hill	Manager (principal financial and accounting officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

COMPREHENSIVE OPEN MRI-CARMICHAEL/ FOLSOM, LLC
SYNCOR DIAGNOSTICS SACRAMENTO, LLC
SYNCOR DIAGNOSTICS BAKERSFIELD, LLC
MESA MRI
MOUNTAIN VIEW MRI
LOS GATOS IMAGING CENTER
WOODBRIDGE MRI
JEFFERSON MRI-BALA
JEFFERSON MRI

By:	Comprehensive Medical Imaging, Inc. and Comprehensive Medical Imaging Centers, Inc., its members

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE
/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and sole Director of Comprehensive Medical Imaging, Inc. and Comprehensive Medical Imaging Centers, Inc., its members (principal executive officer)

/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer of Comprehensive Medical Imaging, Inc. and Comprehensive Medical Imaging Centers, Inc., its members (principal financial and accounting officer)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Lake Forest, State of California, on September 28, 2007.

PHOENIX REGIONAL PET CENTER-THUNDERBIRD, LLC

By:	Comprehensive Medical Imaging Centers, Inc., its sole member

By:	/s/ Bret W. Jorgensen
Name:	Bret W. Jorgensen
Title:	President and Chief Executive Officer
     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on September 28, 2007.

SIGNATURE

/s/ Bret W. Jorgensen Bret W. Jorgensen	President and Chief Executive Officer and sole Director of Comprehensive Medical Imaging Centers, Inc., its sole member (principal executive officer)

/s/ Mitch C. Hill Mitch C. Hill	Executive Vice President and Chief Financial Officer of Comprehensive Medical Imaging Centers, Inc., its sole member (principal financial and accounting officer)